Exhibit 10.3

CREDIT AGREEMENT

dated as of

April 1, 2020

among

T-MOBILE USA, INC.,

THE LENDERS PARTY HERETO

and

DEUTSCHE BANK AG NEW YORK BRANCH,

as Administrative Agent,

and

DEUTSCHE BANK SECURITIES INC., CREDIT SUISSE LOAN FUNDING LLC, GOLDMAN SACHS

BANK USA, BARCLAYS BANK PLC, MORGAN STANLEY SENIOR FUNDING, INC. and RBC

CAPITAL MARKETS1,

as Joint Lead Arrangers, Joint Lead Bookrunners and Syndication Agents for the Revolving Credit Facility,

and

CREDIT SUISSE LOAN FUNDING LLC, DEUTSCHE BANK SECURITIES INC., GOLDMAN SACHS

BANK USA, BARCLAYS BANK PLC, MORGAN STANLEY SENIOR FUNDING, INC. and RBC

CAPITAL MARKETS,

as Joint Lead Arrangers, Joint Lead Bookrunners and Syndication Agents for the Term Loan Facility,

and

BNP PARIBAS SECURITIES CORP.,

COMMERZBANK AG, NEW YORK BRANCH,

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK,

TD SECURITIES (USA) LLC

and

WELLS FARGO SECURITIES, LLC,

as Bookrunners for the Revolving Credit Facility and

Co-Managers for the Term Loan Facility,

and

BANCO SANTANDER, S.A., NEW YORK BRANCH,

SOCIETE GENERALE,

SUNTRUST ROBINSON HUMPHREY, INC.

NATWEST MARKETS PLC

and

U.S. BANK NATIONAL ASSOCIATION,

as Co-Managers

[1]	RBC Capital Markets is a brand name for the capital markets activities of Royal Bank of Canada and its affiliates.

TABLE OF CONTENTS

SECTION 1.	DEFINITIONS	1
1.1	Defined Terms	1
1.2	Other Definitional Provisions	84
1.3	Classification of Loans and Borrowings	85
1.4	Accounting Terms; GAAP	85
1.5	Pro Forma Calculations; Certain Calculations and Tests	86
1.6	Classification of Permitted Items	87
1.7	Rounding	87
1.8	Timing of Payment or Performance	87
1.9	Currency Equivalents Generally	88
1.10	LIBOR Replacement	88

SECTION 2.	AMOUNT AND TERMS OF COMMITMENTS	89
2.1	Term Loan Commitments	89
2.2	Procedure for Borrowing Term Loans	89
2.3	Repayment of Term Loans	90
2.4	Revolving Credit Commitments	90
2.5	Loans and Borrowings	90
2.6	Request for Revolving Credit Borrowing	92
2.7	Letters of Credit	92
2.8	Funding of Borrowings	99
2.9	Interest Elections	100
2.10	Termination and Reduction of Commitments	101
2.11	Repayment of Revolving Credit Loans; Evidence of Debt	102
2.12	Prepayment of Loans	103
2.13	Fees	106
2.14	Mandatory Prepayments	107
2.15	Interest	110
2.16	Alternate Rate of Interest	110
2.17	Increased Costs	111
2.18	Break Funding Payments	113
2.19	Taxes	113
2.20	Payments Generally; Pro Rata Treatment; Sharing of Set-offs	117
2.21	Mitigation Obligations; Replacement of Lenders	119
2.22	Defaulting Lenders	121
2.23	Incremental Facilities; Incremental Equivalent Debt	123
2.24	Replacement Facilities	128
2.25	Extensions of Term Loans and Revolving Commitments	132

SECTION 3.	REPRESENTATIONS AND WARRANTIES	136
3.1	Financial Condition	136
3.2	No Change	137
3.3	Corporate Existence; Compliance with Law	137
3.4	Power; Authorization; Enforceable Obligations	137

- i -

3.5	No Legal Bar	138
3.6	Litigation	138
3.7	No Default	138
3.8	Ownership of Property; Liens	139
3.9	Intellectual Property	139
3.10	Taxes	139
3.11	Federal Regulations	139
3.12	Labor Matters	139
3.13	ERISA.	139
3.14	Investment Company Act	141
3.15	[Reserved]	141
3.16	Use of Proceeds	141
3.17	Environmental Matters	141
3.18	Accuracy of Information, Etc	141
3.19	Security Documents	141
3.20	Solvency	143
3.21	PATRIOT Act; FCPA; OFAC; Sanctions	143

SECTION 4.	CONDITIONS PRECEDENT	143
4.1	Conditions to Closing Date	143
4.2	Conditions to Each Borrowing Date	147

SECTION 5.	AFFIRMATIVE COVENANTS	148
5.1	Financial Statements	148
5.2	Certificates; Other Information	149
5.3	Payment of Obligations	150
5.4	Maintenance of Existence; Compliance	150
5.5	Maintenance of Property; Insurance	150
5.6	Inspection of Property; Books and Records; Discussions.	151
5.7	Notices	151
5.8	Environmental Laws	152
5.9	Additional Collateral, New Subsidiaries, Etc	152
5.10	Use of Proceeds	154
5.11	Further Assurances	154
5.12	Maintenance of Ratings	154
5.13	Designation of Subsidiaries.	154
5.14	Post-Closing Matters	155

SECTION 6.	NEGATIVE COVENANTS	155
6.1	Restricted Payments	155
6.2	Dividend and Other Payment Restrictions Affecting Subsidiaries	161
6.3	Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock	164
6.4	Asset Sales	170
6.5	Transactions with Affiliates	172
6.6	Liens	175
6.7	Merger, Consolidation, or Sale of Assets	175
6.8	Financial Covenant	177

- ii -

SECTION 7.	EVENTS OF DEFAULT	177
7.1	Events of Default	177
7.2	Action in Event of Default	180
7.3	Clean Up Period	181
7.4	Application of Proceeds.	182

SECTION 8.	THE AGENTS	183
8.1	Appointment	183
8.2	Delegation of Duties	184
8.3	Exculpatory Provisions	184
8.4	Reliance by Administrative Agent	185
8.5	Notice of Default	185
8.6	Non-Reliance on Agents and Other Lenders; Certain ERISA Matters	186
8.7	Indemnification	188
8.8	Agent in Its Individual Capacity	188
8.9	Successor Administrative Agent	188
8.10	[Reserved]	189
8.11	Withholding Tax	189
8.12	Proofs of Claim	189

SECTION 9.	MISCELLANEOUS	190
9.1	Notices	190
9.2	Waivers; Amendments	197
9.3	Expenses; Indemnity; Damage Waiver	199
9.4	Successors and Assigns	206
9.5	Survival	206
9.6	Counterparts; Integration; Effectiveness	206
9.7	Severability	206
9.8	Right of Setoff	207
9.9	Governing Law; Jurisdiction; Consent to Service of Process	208
9.10	WAIVER OF JURY TRIAL	208
9.11	Headings	208
9.12	Confidentiality	210
9.13	PATRIOT Act; “Know Your Customer” Checks	210
9.14	Acknowledgment and Consent to Bail-In of Affected Financial Institutions	210
9.15	Release of Liens and Guarantees; Secured Parties	213
9.16	No Fiduciary Duty	213
9.17	Interest Rate Limitation	213
9.18	Intercreditor Agreements	214
9.19	Conflicts.	214
9.20	Execution of Assignments and Certain Other Documents	215

- iii -

SCHEDULES:

1.1(a)	Closing Date Refinancing Indebtedness
1.1(b)	Existing Rollover Letters of Credit
1.1(c)	Unrestricted Subsidiaries
1.1(d)	Unsecured SPV Holdcos
1.1(e)	Existing Financing Subsidiaries
2.1	Lenders and Issuing Banks
3.3	Governmental Requirements
3.4	Consents, Approvals, Registrations and Filings
3.8	Title Exceptions
3.9	Intellectual Property Exceptions
4.1(j)	Local Counsel Opinions
5.14	Post-Closing Matters

EXHIBITS:

A	Form of Collateral Agreement
B	Form of Guarantee Agreement
C	Form of Compliance Certificate
D	Form of Closing Certificate
E-1	Form of Assignment and Assumption
E-2	Form of Affiliated Lender Assignment and Assumption
F	Form of Senior Pari Passu Intercreditor Agreement
G-1	Form of Term Note
G-2	Form of Revolving Note
H-1 – H-4	Forms of US Tax Compliance Certificates
I	Form of Borrowing Request
J	Form of Solvency Certificate

- iv -

CREDIT AGREEMENT (this “Agreement”), dated as of April 1, 2020, among T-MOBILE USA, INC., a Delaware corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time parties to this Agreement as lenders and issuing banks and DEUTSCHE BANK AG NEW YORK BRANCH, as administrative agent (together with its successors and permitted assigns in such capacity, the “Administrative Agent”).

PRELIMINARY STATEMENTS

WHEREAS, pursuant to that certain Business Combination Agreement, dated as of April 29, 2018 (such agreement, together with all schedules and exhibits thereto, as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Business Combination Agreement”) by and among T-Mobile US, Inc., Huron Merger Sub LLC, Superior Merger Sub Corporation, Sprint Corporation, Starburst I, Inc., Galaxy Investment Holdings, Inc., Deutsche Telekom AG, Deutsche Telekom Holding B.V. and Softbank Group Corp., Parent will acquire (the “Acquisition”), directly or indirectly, all of the outstanding equity interests of Sprint and its direct and indirect subsidiaries;

WHEREAS, in connection with the Acquisition and for other purposes described herein, the Lenders agreed to extend certain credit facilities consisting of (i) Term Loans made available to the Borrower in an aggregate principal amount of $4,000.0 million and (ii) Revolving Credit Commitments (which Revolving Credit Commitments include the subfacilities as set forth herein with respect to Letters of Credit) made available to the Borrower in an aggregate principal amount of $4,000.0 million.

WHEREAS, the Borrower has agreed to secure all of its Obligations by granting to the Collateral Trustee, for the benefit of the Secured Parties, a lien on substantially all of its assets (subject to certain limitations set forth in the Loan Documents); and

WHEREAS, each Guarantor has agreed to guarantee the Obligations of the Borrower and each Guarantor (other than the Unsecured Guarantors) has agreed to secure its respective Obligations by granting to the Collateral Trustee, for the benefit of the Secured Parties, a lien on substantially all of its assets (subject, in each case, to certain limitations set forth in the Loan Documents);

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

SECTION 1. DEFINITIONS

1.1 Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“ABR”: when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Acquired Debt” with respect to any specified Person:

(a) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and

(b) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

The term “Acquired Debt” does not include Indebtedness of a Person that is redeemed, defeased, retired or otherwise repaid at the time of, or immediately upon, consummation of the transactions by which such Person becomes a Restricted Subsidiary or acquires such asset, as the case may be.

“Acquisition”: as defined in the recitals hereto.

“Additional Agreement”: as defined in Section 9.18 hereof.

“Additional Lenders”: any Eligible Assignee that makes an Incremental Term Loan or Replacement Term Loan or extends Incremental Revolving Commitments or a Replacement Revolving Credit Facility pursuant to Section 2.23 or 2.24.

“Adjusted LIBO Rate”: with respect to any Eurodollar Borrowing, for any Interest Period, an interest rate per annum equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate; provided that the Adjusted LIBO Rate shall in no event be less than 0.00%.

“Administrative Agent”: as defined in the preamble hereto.

“Administrative Questionnaire”: an administrative questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution”: (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate”: as to any specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Affiliated Lender”: any Lender that is an Affiliate of the Borrower and any Affiliate of such Lender, other than (a) Parent, the Borrower or any Subsidiary of the Borrower or (b) any natural Person.

“Affiliated Lender Assignment and Assumption”: an assignment and assumption entered into by a Lender and an Affiliated Lender (with the consent of any party whose consent is required by Section 9.4), and accepted by the Administrative Agent, in the form of Exhibit E-2 or any other form approved by the Administrative Agent and the Borrower.

“Affiliate Transaction”: as defined in Section 6.5(a).

“Agent Indemnitee”: as defined in Section 8.7.

“Agents”: the collective reference to the Administrative Agent, the Collateral Trustee and the Syndication Agents.

“Aggregate Exposure”: with respect to any Lender at any time, an amount equal to (a) until the Closing Date (or, in the case of any Incremental Facility, the Incremental Facility Closing Date), the aggregate amount of such Lender’s Commitments at such time and (b) thereafter, the sum of (x) the aggregate then unpaid principal amount of such Lender’s Term Loans and (y) the aggregate amount of such Lender’s Revolving Credit Commitment then in effect or, if the Revolving Credit Commitments have been terminated or expired, the aggregate amount of such Lender’s Revolving Credit Exposure.

“Aggregate Exposure Percentage”: with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.

“Agreement”: as defined in the preamble hereto.

“Alternate Base Rate”: for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1.00% and (c) the Adjusted LIBO Rate that would be calculated as of such day (or, if such day is not a Business Day, as of the next preceding Business Day) in respect of a proposed Eurodollar Loan with a one-month Interest Period plus 1.00%; provided that for the purpose of clause (c), the Adjusted LIBO Rate for any day shall be based on the rate determined on such day at approximately 11:00 a.m. (London time) by reference to the ICE Benchmark Administration Limited (or such other Person that takes over the administration of such rate) LIBO Rate for deposits in US Dollars (as set forth by any service selected by the Administrative Agent that has been nominated by the ICE Benchmark Administration Limited (or such other Person that takes over the administration of such rate) as an authorized vendor for the purpose of displaying such rates). If the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition thereof, the Alternate Base Rate shall be determined without regard to clause (b) of the immediately preceding sentence until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or such Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or such Adjusted LIBO Rate, respectively.

“Applicable Discount”: as defined in Section 2.12(f)(iii).

“Applicable Margin”: with respect to:

(a) any Revolving Credit Loan, (i) initially, 0.25% per annum in the case of ABR Loans and 1.25% per annum in the case of Eurodollar Loans and (ii) from and after the first Business Day immediately following the delivery to the Administrative Agent of a Compliance Certificate (pursuant to Section 5.2(a)), with respect to the fiscal quarter of Parent ending September 30, 2020 and each fiscal quarter thereafter wherein the Total First Lien Net Leverage Ratio, determined on a Pro Forma Basis as of the last day of the most recently ended Test Period, is (A) greater than 0.75 to 1.00, 0.25% per annum in the case of ABR Loans and 1.25% per annum in the case of Eurodollar Loans or (B) less than or equal to 0.75 to 1.00, 0.00% per annum in the case of ABR Loans and 1.00% per annum in the case of Eurodollar Loans.

(b) any Initial Term Loan, 2.00% per annum in the case of ABR Loans and 3.00% per annum in the case of Eurodollar Loans;

(c) any Incremental Facility, the rate or rates per annum set forth in the applicable Incremental Facility Amendment;

(d) any Extended Revolving Credit Commitment or Extended Term Loan, the rate or rates per annum specified in the applicable Extension Offer; and

(e) any Replacement Facility, the rate or rates per annum specified in the applicable Replacement Facility Amendment.

Any increase or decrease in the Applicable Margin resulting from a change in the Total First Lien Net Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 5.2(a).

Notwithstanding the foregoing and only with respect to clauses (a) and (b) of this definition, (i) upon notice by the Administrative Agent to the Borrower or (ii) upon the direction of either the Required Revolving Lenders or the Required Initial Term Lenders with respect to the Revolving Credit Loans or the Initial Term Loans (as applicable), in each case, the Applicable Margin shall be based on the rates per annum set forth in either clause (a)(i) of this definition, in the case of Revolving Credit Loans, or clause (b)(i) of this definition, in the case of Initial Term Loans, if the Borrower fails to deliver the consolidated financial statements required to be delivered pursuant to Section 5.1(a) or 5.1(b) or any Compliance Certificate required to be delivered pursuant to Section 5.2(a), in each case within the time periods specified herein for such delivery, during the period commencing on and including the day of the occurrence of a Default resulting from such failure and until the delivery thereof.

“Applicable Percentage”: with respect to any Revolving Credit Lender, the percentage of the Total Revolving Credit Commitments represented by such Lender’s Revolving Credit Commitment. If the Revolving Credit Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Revolving Credit Commitments most recently in effect, after giving effect to any assignments. The Applicable Percentage shall be adjusted appropriately, as determined by the Administrative Agent, in accordance with Section 2.22(c) to disregard the Revolving Credit Commitment of Defaulting Lenders.

“Approved Fund”: any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit as its primary activity and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers”: the collective reference to (i) with respect to the Revolving Credit Facility, Deutsche Bank Securities Inc., Credit Suisse Loan Funding LLC, Goldman Sachs Bank USA, Barclays Bank PLC, Morgan Stanley Senior Funding, Inc., RBC Capital Markets, BNP Paribas Securities Corp., Commerzbank AG, New York Branch, Credit Agricole Corporate and Investment Bank, TD Securities (USA) LLC, Wells Fargo Securities, LLC, Banco Santander, S.A., New York Branch, SOCIETE GENERALE, SunTrust Robinson Humphrey, Inc., NatWest Markets Plc and U.S. Bank National Association and (ii) with respect to the Term Loan Facility, Credit Suisse Loan Funding LLC, Deutsche Bank Securities Inc., Goldman Sachs Bank USA, Barclays Bank PLC, Morgan Stanley Senior Funding, Inc., RBC Capital Markets, BNP Paribas Securities Corp., Commerzbank AG, New York Branch, Credit Agricole Corporate and Investment Bank, TD Securities (USA) LLC, Wells Fargo Securities, LLC, Banco Santander, S.A., New York Branch, SOCIETE GENERALE, SunTrust Robinson Humphrey, Inc., NatWest Markets Plc and U.S. Bank National Association.

“Asset Acquisition”:

(a) an Investment by the Borrower or any of its Restricted Subsidiaries in any other Person pursuant to which such Person shall become a Restricted Subsidiary or shall be merged into or consolidated with the Borrower or any of its Restricted Subsidiaries, or

(b) an acquisition by the Borrower or any of its Restricted Subsidiaries of the property and assets of any Person, other than the Borrower or any of its Restricted Subsidiaries, that constitute all or substantially all of a division, operating unit or line of business of such Person .

“Asset Disposition”: the sale or other disposition (including any disposition of property to a Delaware Divided LLC pursuant to a Delaware LLC Division) by the Borrower or any of its Restricted Subsidiaries other than to the Borrower or another Restricted Subsidiary of (1) all or substantially all of the Capital Stock owned by the Borrower or any of its Restricted Subsidiaries of any Restricted Subsidiary or any Person that is a Permitted Joint Venture Investment or (2) all or substantially all of the assets that constitute a division, operating unit or line of business of the Borrower or any of its Restricted Subsidiaries.

“Asset Sale”:

(a) the sale, lease, conveyance or other disposition of any assets or rights (including any disposition of property to a Delaware Divided LLC pursuant to a Delaware LLC Division); provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Borrower and its Restricted Subsidiaries taken as a whole will be governed by Section 6.7 hereof and not by the provisions of Section 6.4 hereof; and

(b) the issuance of Equity Interests in any of the Borrower’s Restricted Subsidiaries or the sale by the Borrower or any Restricted Subsidiary thereof of Equity Interests in any of its Restricted Subsidiaries (other than (x) directors’ qualifying shares or shares or interests required to be held by non-U.S. nationals or other third parties to the extent required by applicable law or (y) Preferred Stock or Disqualified Stock of a Restricted Subsidiary issued in compliance with Section 6.3):

Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(a) any single transaction or series of related transactions that involves assets having a Fair Market Value of less than the greater of $250.0 million and 1.00% of Consolidated Cash Flow determined on a Pro Forma Basis as of the most recently ended Test Period;

(b) a sale, lease, conveyance or other disposition of assets or Equity Interests between or among the Borrower and/or its Restricted Subsidiaries;

(c) an issuance or sale of Equity Interests by a Restricted Subsidiary of the Borrower to the Borrower or to a Restricted Subsidiary of the Borrower;

(d) the sale, lease, sublease, conveyance or other disposition of (a) assets, products, services or accounts receivable in the ordinary course of business, (b) equipment or other assets pursuant to a program for the maintenance or upgrading of such equipment or assets, or (c) damaged, worn-out, uneconomic or obsolete assets in the ordinary course of business;

(e) the sale, conveyance or other disposition of cash or Cash Equivalents;

(f) a surrender or waiver of contract rights or settlement, release or surrender of contract, tort or other claims in the ordinary course of business or a grant of a Lien not prohibited by this Agreement;

(g) a Restricted Payment that does not violate Section 6.1 hereof;

(h) arm’s-length sales, leases or subleases (as lessor or sublessor), sale and leasebacks, assignments, conveyances, transfers or other dispositions of assets or rights to a Person that is a Permitted Joint Venture Investment;

(i) licenses and sales of Intellectual Property or other general intangibles (other than FCC Licenses) in the ordinary course of business;

(j) a Permitted Investment;

(k) the Dish Transactions and the Consent Decree Transactions;

(l) one or more sales, conveyances, leases, subleases, licenses, contributions, or other dispositions, assignments or transfers made as part of, or in connection with, any Permitted Tower Financing or Permitted Spectrum Financing;

(m) dispositions of financial assets and related assets pursuant to securitization or factoring agreements or other similar agreements or arrangements including to a Permitted Receivables Financing Subsidiary in connection with a Permitted Receivables Financing, to a Permitted Tower Financing Subsidiary in connection with a Permitted Tower Financing, or to a Permitted Spectrum Financing Subsidiary in connection with a Permitted Spectrum Financing, in each case so long as the consideration for any such disposition is in the form of cash, retained Capital Stock or subordinated interests in such Permitted Receivables Financing Subsidiary, Permitted Tower Financing Subsidiary or Permitted Spectrum Financing Subsidiary, as applicable, or deferred purchase price paid from or collections on subordinated interests in the assets being sold;

(n) any Sale Leaseback Transactions;

(o) the settlement or early termination of any Permitted Bond Hedge Transaction or the unwinding of any other Hedging Obligations;

(p) any issuance, disposition or sale of Equity Interests in, or Indebtedness, assets or other securities of, an Unrestricted Subsidiary (other than any Unrestricted Subsidiary the primary assets of which consist of cash and Cash Equivalents);

(q) sales of assets received by the Borrower or any Restricted Subsidiary upon the foreclosure of a Lien;

(r) the sale, lease, assignment, license or sublease of inventory, equipment, accounts receivable, notes receivable or other current assets held for sale, lease, assignment, license or sublease and/or assets in connection with the lease of network assets such as mobile virtual network operator (MVNO) arrangements, in each case in the ordinary course of business, or the conversion of accounts receivable into a notes receivable;

(s) the lease, assignment or sublease of any real or personal property in the ordinary course of business and dispositions to landlords of improvements made to leased real property pursuant to customary terms of leases;

(t) any exchange of assets for assets (including a combination of assets and Cash Equivalents) related to a Permitted Business of comparable or greater market value, as determined in good faith by the Borrower;

(u) any sale or other disposition deemed to occur with creating, granting or perfecting a Lien not otherwise prohibited by this Agreement or the Loan Documents;

(v) foreclosures, condemnations, casualty events or any similar action on assets;

(w) sales of non-core assets to obtain the approval of Governmental Authorities in connection with the Acquisition;

(x) sales, transfers and other dispositions of Investments in joint ventures to the extent required by, or made pursuant to, customary or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(y) [reserved]; and

(z) the lapse, abandonment or other disposition of intellectual property rights in the ordinary course of business, which in the reasonable good faith determination of the Borrower are no longer commercially reasonable to maintain or are not material to the conduct of the business of the Borrower and the Restricted Subsidiaries, taken as a whole.

“Asset Sale Percentage”: 100%; provided that the Asset Sale Percentage shall be reduced to (i) 75% if the Total First Lien Net Leverage Ratio, determined on a Pro Forma Basis as of the most recently ended Test Period, is less than or equal to 0.75 to 1.00 but greater than 0.50 to 1.00 and (ii) 50% if the Total First Lien Net Leverage Ratio, determined on a Pro Forma Basis as of the most recently ended Test Period, is less than or equal to 0.50 to 1.00.

“Assignment and Assumption”: an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.4) and accepted by the Administrative Agent, in the form of Exhibit E-1 or any other form approved by the Administrative Agent and the Borrower.

“Auction”: as defined in Section 2.12(f).

“Auction Amount”: as defined in Section 2.12(f).

“Auction Notice”: as defined in Section 2.12(f).

“Auto Renewal Letter of Credit”: as defined in Section 2.7(c).

“Availability Period”: with respect to the Revolving Credit Facility, the period from and after the Closing Date to but excluding the earlier of the Revolving Credit Maturity Date and the date of termination in full of the Revolving Credit Commitments.

“Bail-In Action”: the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation”: (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, rule, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Event”: with respect to any Person, (i) any case, action or proceeding before any court or Governmental Authority relating to a bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or the appointment of a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar person charged with the reorganization or liquidation of its business, or, in the good faith determination of the Administrative Agent, the taking of any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, or (ii) any general assignment for the benefit of creditors, formal or informal moratorium, marshaling of assets for creditors or other, similar arrangement in respect of creditors generally or any substantial portion of its creditors, in each case undertaken under any Bankruptcy Law; provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof; provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Bankruptcy Law”: the United States Bankruptcy Code (11 U.S.C. Section 1.1 et seq.) or any similar federal or state law for the relief of debtors.

“Beneficial Owner”: has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that (a) in calculating the Beneficial Ownership of any particular “person” (as such term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have Beneficial Ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time and (b) in the case of a “group” (as such term is used in Rule 13d 5(b)(1) under the Exchange Act) which group includes one or more Permitted Holders (or one or more Permitted Holders is deemed to share Beneficial Ownership with one or more other persons of any shares of Capital Stock), (i) such “group” shall be deemed not to have beneficial ownership of any shares held by such Permitted Holder and (ii) any person (other than such Permitted Holder) that is a member of such group (or sharing such Beneficial Ownership) shall be deemed not to have Beneficial Ownership of any shares held by such Permitted Holder (or in which any such Person shares beneficial ownership). The term “Beneficial Ownership” has a corresponding meaning.

“Beneficial Ownership Regulation”: 31 C.F.R. § 1010.230.

“Beneficial Tax Owner”: as defined in the definition of “Excluded Taxes”.

“Benefit Plan”: any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor thereto).

“Board of Directors”:

(a) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(b) with respect to a partnership, the board of directors or managing member of the general partner of the partnership;

(c) with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

(d) with respect to any other Person, the board or committee of such Person serving a similar function.

“Boost Asset Purchase Agreement” means the Asset Purchase Agreement, dated as of July 26, 2019, among T-Mobile US, Inc., Sprint Corporation and DISH Network Corporation and any exhibits thereto, as amended, restated, amended and restated, supplemented or otherwise modified or replaced (including a replacement involving different counterparties) from time to time.

“Boost Assets” means all assets that were sold by the Borrower, Sprint or any of their Subsidiaries pursuant to the Boost Asset Purchase Agreement upon the effectiveness of their sale, other than Excluded Assets (as defined in the Boost Asset Purchase Agreement).

“Borrower”: as defined in the preamble hereto.

“Borrower Materials”: as defined in Section 9.1.

“Borrowing”: Loans of the same Class and Type, made, converted, or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Date”: any Business Day specified by the Borrower as a date on which the Borrower requests the relevant Lenders to make Loans hereunder.

“Borrowing Request”: a request by the Borrower for a Borrowing substantially in the form of Exhibit I.

“Bridge Credit Agreement ”: the Bridge Term Loan Credit Agreement, dated as of April 1, 2020, among the Borrower, the lenders party thereto and Goldman Sachs Bank USA, as Administrative Agent.

“Bridge Facility”: the senior secured term loan facility provided pursuant to the Bridge Credit Agreement in an aggregate principal amount of up to $19,000.0 million less the amount of any Permanent Financing.

“Business Combination Agreement”: as defined in the preliminary statements hereto.

“Business Combination Agreement Representations”: such of the representations made by Sprint in the Business Combination Agreement as are material to the interests of the Lenders, but only to the extent the Borrower (or its affiliates) has the right under the Business Combination Agreement to terminate its obligations under the Business Combination Agreement or not to consummate the Acquisition as a result of such representations in the Business Combination Agreement being inaccurate.

“Business Day”: any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in US Dollar deposits in the London interbank market.

“Capital Expenditures”: for any period, with respect to any Person, the aggregate of all expenditures by such Person for the acquisition or leasing (pursuant to a financing lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) that are required to be capitalized under GAAP on a balance sheet of such Person, it being understood that Capital Expenditures do not include amounts expended to purchase assets constituting an on-going business, including investments that constitute Permitted Acquisitions.

“Capital Stock”:

(a) in the case of a corporation, corporate stock;

(b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(c) in the case of an exempted company, shares;

(d) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests, respectively; and

(e) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Captive Insurance Subsidiary”: any direct or indirect Subsidiary of Borrower that bears financial risk or exposure relating to insurance or reinsurance activities and any segregated accounts associated with any such Person.

“Cash Equivalents”:

(a) United States dollars, pounds sterling, euros, Canadian dollars, Swiss francs, the national currency of any member state of the European Union or any other foreign currencies held by the Borrower and its Restricted Subsidiaries from time to time in the ordinary course of business;

(b) securities issued or directly and fully guaranteed or insured by the government of the United States of America, Canada, the United Kingdom, Switzerland or any country that is a member of the European Union or any agency or instrumentality thereof (provided that the full faith and credit of the United States, Canada, the United Kingdom, Switzerland or the relevant member state of the European Union, as the case may be, is pledged in support of those securities) having maturities of not more than two years from the date of acquisition;

(c) demand deposits, certificates of deposit and Eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $250.0 million, in the case of U.S. banks, and $100.0 million (or the foreign currency equivalent thereof), in the case of non-U.S. banks;

(d) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses (b) and (c) above entered into with any financial institution meeting the qualifications specified in clause (c) above;

(e) commercial paper having one of the two highest ratings obtainable from a Rating Agency at the date of acquisition and, in each case, maturing within one year after the date of acquisition;

(f) securities issued and fully guaranteed by any state, commonwealth or territory of the United States, Canada, any country that is a member of the European Union, the United Kingdom or Switzerland or by any political subdivision or agency or instrumentality of the foregoing, rated at least “A” (or the equivalent thereof) by a Rating Agency at the date of acquisition and having maturities of not more than two years after the date of acquisition;

(g) auction rate securities rated at least “AA-” or “Aa3” (or the equivalent thereof) by a Rating Agency at the time of purchase and with reset dates of one year or less from the time of purchase;

(h) investments, classified in accordance with GAAP as current assets of the Borrower or any of its Restricted Subsidiaries, in money market funds, mutual funds or investment programs registered under the Investment Company Act of 1940, at least 90% of the portfolios of which constitute investments of the character, quality and maturity described in clauses (a) through (g) of this definition;

(i) any substantially similar investment to the kinds described in clauses (a) through (g) of this definition rated at least “P-2” by Moody’s or “A-2” by S&P or the equivalent thereof; and

(j) deposits or payments made to the FCC in connection with the auction or licensing of Governmental Authorizations that are fully refundable.

“Cash Management Agreement”: any agreement in respect of Cash Management Obligations.

“Cash Management Obligations”: obligations owed by any Group Member to any Qualified Counterparty in respect of or in connection with Cash Management Services and designated by such Qualified Counterparty and the Borrower in writing to the Administrative Agent and the Collateral Trustee as a “Cash Management Obligation”, solely to the extent such obligations owed by any Group Member are primary obligations of a Loan Party or are guaranteed by a Loan Party.

“Cash Management Services”: any cash management facilities or services including treasury, depositary, disbursement, lockbox, funds transfer, pooling, netting, overdraft, stored value card, purchase card (including so-called “procurement cards” or “P-cards”), debit card, credit card, e-payable, cash management and similar services and any automated clearing house transfer of funds.

“CFC”: a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“Change in Law”: (a) the adoption of any law, rule, regulation or treaty after the date of this Agreement or, if later, the date on which the applicable Lender or Issuing Bank becomes a Lender or Issuing Bank hereunder, (b) any change in any law, rule, regulation or treaty or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or, if later, the date on which the applicable Lender or Issuing Bank becomes a Lender or Issuing Bank hereunder or (c) compliance by any Lender or Issuing Bank (or, for purposes of Section 2.17(b), by any lending office of such Lender or Issuing Bank or by such Lender’s or Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement or, if later, the date on which the applicable Lender or Issuing Bank becomes a Lender or Issuing Bank hereunder; provided that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives promulgated thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, in each case shall be deemed to be a “Change in Law”, regardless of the date enacted, adopted, promulgated or issued.

“Change of Control”: the occurrence of any of the following:

(a) the consummation of any transaction (including any merger or consolidation), the result of which is that any “person” (as defined above), other than a Permitted Holder, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of Parent (or its successor by merger, consolidation or purchase of all or substantially all of its assets or its equity), measured by voting power rather than number of shares; or

(b) the Borrower ceases to be a direct or indirect Wholly Owned Subsidiary of Parent;

provided that the Transactions, including the Acquisition, and the other transactions specifically contemplated by the Business Combination Agreement (including the changes to the Beneficial Ownership of the Voting Stock of Parent contemplated therein) shall not be a Change of Control.

“Change of Control Triggering Event”: the occurrence of a Change of Control (x) that is accompanied or followed by a downgrade by one or more gradations (including gradations within ratings categories as well as between ratings categories) or withdrawal of the corporate rating of the Borrower within the Ratings Decline Period by at least two out of the three Rating Agencies and (y) the corporate rating of the Borrower on any day during such Ratings Decline Period is below the rating by each such Rating Agency in effect immediately preceding the first public announcement of the Change of Control (or occurrence thereof if such Change of Control occurs prior to public announcement), provided that in making the relevant decision(s) referred to above to downgrade or withdraw such ratings, as applicable, the relevant Rating Agency announces publicly or confirms in writing during such Ratings Decline Period that such decision(s) resulted, in whole or in part, from the occurrence (or expected occurrence) of such Change of Control or the announcement of the intention to effect such Change of Control; provided, further, that no Change of Control Triggering Event shall be deemed to occur if at the time of the applicable downgrade the corporate rating of the Borrower by at least two out of the three Rating Agencies is investment grade.

“Class”: (a) when used with respect to Lenders, refers to whether such Lenders are Revolving Credit Lenders, Term Loan Lenders, Incremental Revolving Lenders (of the same tranche), Lenders in respect of Incremental Term Loans (of the same tranche), Extending Revolving Credit Lenders (of the same tranche), Lenders in respect of a Replacement Revolving Credit Facility, Extending Term Lenders (of the same tranche) or Lenders in respect of Replacement Term Loans (of the same tranche), (b) when used with respect to Commitments, refers to whether such Commitments are Revolving Credit Commitments, Term Loan Commitments, Incremental Revolving Commitments (of the same tranche), commitments in respect of Incremental Term Loans (of the same tranche), Extended Revolving Credit Commitments (of the same tranche), Replacement Revolving Credit Commitments, commitments in respect of Extended Term Loans (of the same tranche) or commitments in respect of Replacement Term Loans (of the same tranche) and (c) when used with respect to Loans or Borrowings, refers to whether such Loan or the Loans comprising such Borrowing, are Revolving Credit Loans, Term Loans, Incremental Term Loans (of the same tranche), Extended Term Loans (of the same tranche) or Replacement Term Loans (of the same tranche) or other loans in respect of the same Class of Commitments.

“Closing Date”: the date on which the conditions precedent set forth in Section 4.1 shall have been satisfied or waived in accordance with Section 9.2.

“Closing Date Refinancing”: the repayment, repurchase and retirement, redemption, discharge (including constructive discharge) and/or call for redemption (or causing the applicable borrower or issuer to do so) of the Indebtedness set forth on Schedule 1.1(a).

“Code”: the Internal Revenue Code of 1986, as amended.

“Collateral”: all Property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is created or purported to be created by any Security Document; provided, however that the Collateral shall not include any Excluded Assets.

“Collateral Agreement”: the Collateral Agreement executed by Parent, each Subsidiary of Parent that, directly or indirectly, owns Equity Interests of the Borrower, the Borrower and each Subsidiary Guarantor (other than the Unsecured Guarantors) party thereto from time to time in favor of the Collateral Trustee, substantially in the form of Exhibit A, as the same may be amended, restated, supplemented, replaced or otherwise modified from time to time.

“Collateral Trust Agreement”: the Collateral Trust and Intercreditor Agreement, dated as of the date hereof, among Parent, the Borrower, the grantors party thereto, Deutsche Bank AG New York Branch, as first priority agent, the Administrative Agent, as holder representative under the Facilities, Goldman Sachs Bank USA, as holder representative under the Bridge Facility, each other representative of the various secured parties described therein and the Collateral Trustee.

“Collateral Trustee” means Deutsche Bank Trust Company Americas, in its capacity as Collateral Trustee under the Collateral Trust Agreement (or any successor collateral trustee thereunder).

“Commitment”: with respect to any Lender, a Term Loan Commitment or a Revolving Credit Commitment of such Lender, as the context may require.

“Commitment Letter”: the Second Amended and Restated Commitment Letter, dated as of September 6, 2019, among the Arrangers, the Borrower and the other parties thereto.

“Commodity Exchange Act”: the Commodity Exchange Act (7 U.S.C. § 1, et seq.), as amended from time to time, and any successor statute.

“Commonly Controlled Entity”: an entity, whether or not incorporated, that is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group that includes the Borrower and that is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under subsection (b), (c), (m) or (o) of Section 414 of the Code.

“Communications”:    as defined in Section 9.1.

“Compliance Certificate”: a certificate duly executed by a Responsible Officer, substantially in the form of Exhibit C.

“Connection Income Taxes”: Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consent Decree Transactions”: all transactions entered into pursuant to the consent decree, originally filed by the U.S. Department of Justice (the “DOJ”) with the U.S. District Court for the District of Columbia on July 26, 2019, as agreed to by the DOJ, T-Mobile, Deutsche Telekom, Sprint, SoftBank Group Corp., and DISH Network Corporation, as it may be further amended or modified.

“Consolidated Cash Flow”: with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

(a) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(b) the Consolidated Interest Expense of such Person and its Restricted Subsidiaries for such period, to the extent that such Consolidated Interest Expense was deducted in computing such Consolidated Net Income; plus

(c) depreciation, amortization (including, non-cash impairment charges and any write-off or write-down or amortization of intangibles) and other non-cash expenses or charges (excluding any such non-cash expense to the extent that it represents an ordinary course accrual of or reserve for cash expense in any future period or amortization of any ordinary course prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses or charges were deducted in computing such Consolidated Net Income; plus

(d) any nonrecurring or unusual gains or losses or income, expenses or charges (including all fees and expenses relating thereto), including (i) any fees, expenses and costs relating to any Permitted Tower Financing or any Permitted Spectrum Financing, (ii) any fees, expenses (including legal and professional expenses) or charges (not covered under sub-clause (iv) below) related to any sale or offering of Equity Interests of such Person or Parent or any Investment, acquisition, disposition, dividend, distribution, return of capital, recapitalization or the incurrence of any Indebtedness permitted to be incurred hereunder, including refinancing thereof or the offering, amendment or modification of any debt instrument, including the offering, any amendment or other modification of the Senior Notes (in each case, whether or not successful and whether or not incurred prior to the Closing Date), (iii) any premium, penalty or fee paid in relation to any repayment, prepayment or repurchase of Indebtedness, (iv) any fees or expenses relating to the Transactions and the transactions contemplated in this Agreement, including any fees, expenses or charges related to any incurrence, issuance or offering of Incremental Facilities, Replacement Facilities, Extension Facilities or Incremental Equivalent Debt, or any amendment or modification of this Agreement, any other Loan Document or any documentation governing Incremental Equivalent Debt (in each case, whether or not successful) and (v) restructuring charges, integration costs (including retention, relocation and contract termination costs) and related costs and charges, and costs in connection with strategic initiatives, transition costs and information systems-related costs (including non-recurring employee bonuses in connection therewith and non-recurring product and Intellectual Property development costs); plus

(e) losses or discounts on sales of Permitted Receivables Financing Assets in connection with any Permitted Receivables Financing; plus

(f) [reserved]; plus

(g) the “run rate” expected cost savings, operating expense reductions, other operating improvements and initiatives, restructuring charges and expenses and synergies that are reasonably identifiable, factually supportable and expected in good faith to be realized as a result of actions with respect to which substantial steps have been taken, will be, or are expected in good faith to be, taken within 24 months after the date of any acquisition, disposition, divestiture, restructuring, other operational changes or the implementation of a cost savings or other similar initiative, as applicable (calculated on a pro forma basis as though such cost savings, operating expense reductions, other operating improvements and initiatives, restructuring charges and expenses and synergies had been realized on the first day of such period as if such cost savings, operating expense reductions, other operating improvements and initiatives, restructuring charges and expenses and synergies were realized during the entirety of such period), net of the amount of actual benefits realized during such period from such actions; provided that (A) such actions or substantial steps have been, will be or are expected to be taken within 24 months after (x) if such cost savings, expense reductions, charge, expense, acquisition, divestiture, restructuring or initiative is initiated on or prior to the Closing Date, the Closing Date or (y) if such cost savings, expense reductions, charge, expense, acquisition, divestiture, restructuring, other operational changes or initiative is initiated after the Closing Date, the date on which such cost savings, expense reductions, charge, expense, acquisition, divestiture, restructuring other operational changes or initiative is initiated and (B) no cost savings, operating expense reductions, restructuring charges and expense or synergies shall be added pursuant to this defined term to the extent duplicative of any expenses or charges otherwise added to Consolidated Cash Flow, whether through a pro forma adjustment or otherwise, for such period (which adjustments may be incremental to pro forma adjustments made pursuant to the definition of “Total Net Leverage Ratio”); provided, further that the aggregate amount added back pursuant to this clause (g) and clause (h) below (excluding addbacks for restructuring and other one-time costs) shall not cumulatively exceed 25% of Consolidated Cash Flow for any Test Period (with such calculation being made prior to giving effect to any increase pursuant to this clause (g) and clause (h) below); plus

(h) in addition to (but not in duplication of) clause (g) above, the “run rate” expected cost savings, operating expense reductions, other operating improvements and initiatives, restructuring charges and expenses and synergies related to the Transactions that are reasonably identifiable, factually supportable and expected in good faith to be realized as a result of actions with respect to which substantial steps have been taken, will be, or are expected in good faith to be, taken within 36 months after the Closing Date (calculated on a pro forma basis as though such cost savings, operating expense reductions, other operating improvements and initiatives, restructuring charges and expenses and synergies had been realized on the first day of such period as if such cost savings, operating expense reductions, other operating improvements and initiatives, restructuring charges and expenses and synergies were realized during the entirety of such period), net of the amount of actual benefits realized during such period from such actions (which actions may be incremental to pro forma adjustments made pursuant to the definition of “Total Net Leverage Ratio”); provided, further that the aggregate amount added back pursuant to this clause (h) and clause (g) above (excluding addbacks for restructuring and other one-time costs) shall not cumulatively exceed 25% of Consolidated Cash Flow for any Test Period (with such calculation being made prior to giving effect to any increase pursuant to this clause (h) and clause (g) above); minus

(i) non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business, in each case, on a consolidated basis and determined in accordance with GAAP.

Notwithstanding the preceding, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash expenses of, a Restricted Subsidiary of the Borrower that is not a Subsidiary Guarantor will be added to Consolidated Net Income to compute Consolidated Cash Flow of the Borrower only to the extent that a corresponding amount would be permitted at the date of determination to be dividended to the Borrower by such Restricted Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders.

For the avoidance of doubt, calculations of “Consolidated Cash Flow” of the Borrower for any period prior to the Closing Date for purposes of calculating the Total First Lien Net Leverage Ratio, Total Secured Net Leverage Ratio and/or Total Net Leverage Ratio shall be on a pro forma basis as described in the last paragraph of the definition of “Total Net Leverage Ratio”.

“Consolidated Current Assets”: of the Borrower at any date, all amounts (other than cash and Cash Equivalents) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of the Group Members at such date, excluding deferred tax assets, assets held for sale, loans permitted to third parties, pension assets, deferred bank fees and derivative financial instruments, and, furthermore, excluding the effects of adjustments pursuant to GAAP resulting from the application of recapitalization accounting or purchase accounting, as the case may be, in relation to the Transactions or any consummated acquisition, but adjusted to include (x) the net book value of devices being used by customers under operating leases and classified as property, plant and equipment as of such date, and (y) (i) the cash proceeds from the sale of accounts receivable in factoring and securitization transactions during the year ended on such date, net of (ii) the amount of cash collected in respect of such accounts receivable that have been sold in such transactions since the inception of such factoring and securitization arrangements, to the extent such cash has been remitted during the year ended on such date to the purchaser of such accounts receivable.

“Consolidated Current Liabilities”: of the Borrower at any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of the Group Members at such date, excluding, to the extent otherwise included therein, (a) the current portion of any Funded Debt or other long-term liabilities (including Financing Lease Obligations) or interest, (b) revolving loans and letter of credit obligations under the Revolving Credit Facility or any revolving credit facilities or revolving lines of credit, (c) deferred tax liabilities, and (d) non-cash compensation liabilities and, furthermore, excluding the effects of adjustments pursuant to GAAP resulting from the application of recapitalization accounting or purchase accounting, as the case may be, in relation to the Transactions or any consummated acquisition.

“Consolidated Indebtedness”: with respect to any Person as of any date of determination, the sum, without duplication, of (i) the total amount of Indebtedness of such Person and its Restricted Subsidiaries described in clauses (a)(1) and (2) (excluding, for the avoidance of doubt, surety bonds, performance bonds and similar instruments) of the definition of “Indebtedness”, determined on a consolidated basis, to the extent required to be recorded on a balance sheet in accordance with GAAP, including, without duplication, the outstanding principal amount of the Loans; provided that Consolidated Indebtedness shall not include (w) Indebtedness incurred in connection with any Permitted Tower Financing or other special purpose entity financing (other than Indebtedness incurred by a Permitted Spectrum Financing Subsidiary, including the Existing Sprint Spectrum Notes), (x) obligations in respect of letters of credit (including Letters of Credit), except to the extent of any unreimbursed amounts thereunder or (y) Indebtedness constituting Financing Lease Obligations, purchase money debt or other similar Indebtedness.

“Consolidated Interest Expense”: with respect to any Person for any period, the sum of, without duplication:

(a) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including amortization of debt issuance costs or original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Financing Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of payments (if any) pursuant to Hedging Obligations); plus

(b) [reserved]; plus

(c) any interest expense on that portion of Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries (whether or not such Guarantee or Lien is called upon); plus

(d) the product of (x) all dividend payments on any series of Preferred Stock of such Person or any of its Restricted Subsidiaries, times (y) a fraction, the numerator of which is one and the denominator of which is one minus the then-current combined federal, state and local statutory tax rate of such Person, expressed as a decimal;

in each case, on a consolidated basis and in accordance with GAAP; excluding, however, (i) any amount of such interest of any Restricted Subsidiary of the referent Person if the net income of such Restricted Subsidiary is excluded in the calculation of Consolidated Net Income pursuant to clause (b) of the definition thereof (but only in the same proportion as the net income of such Restricted Subsidiary is excluded from the calculation of Consolidated Net Income pursuant to clause (b) of the definition thereof), (ii) annual agency fees paid to the administrative agents and collateral agents or similar agents under this Agreement or other credit facilities, (iii) any additional interest with respect to failure to comply with any registration rights agreement owing with respect to any securities, (iv) costs associated with obtaining Swap Obligations, (v) any expense resulting from the discounting of any Indebtedness in connection with the application of recapitalization accounting or, if applicable, purchase accounting in connection with the Transactions or any acquisition, (vi) penalties and interest relating to taxes, (vii) any “additional interest” or “liquidated damages” with respect to other securities for failure to timely comply with registration rights obligations, (viii) amortization or expensing of deferred financing fees, amendment and consent fees, debt issuance costs, commissions, fees, expenses and discounted liabilities and any other amounts of non-cash interest, (ix) any expensing of bridge, commitment and other financing fees and any other fees related to the Transactions or any acquisitions after the Closing Date, (x) any accretion of accrued interest on discounted liabilities and any prepayment premium or penalty, (xi) interest expense attributable to a parent entity resulting from push-down accounting, and (xii) any lease, rental or other expense in connection with a non-financing lease.

“Consolidated Net Income”: with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(a) the positive Net Income of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;

(b) solely for the purpose of determining the amount available for Restricted Payments under clause (iii)(A) of Section 6.1(a) hereof, the Net Income of any Restricted Subsidiary that is not a Guarantor will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

(c) the effect of a change in accounting principles or in the application thereof (including any change to IFRS and any cumulative effect adjustment), in each case, will be excluded;

(d) unrealized losses and gains attributable to Hedging Obligations, including those resulting from the application of the Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 815, will be excluded;

(e) any non-cash compensation charge or expense realized from grants of stock, stock appreciation or similar rights, stock option or other rights to officers, directors and employees will be excluded;

(f) all extraordinary, unusual or non-recurring charges, gains and losses including, without limitation, all restructuring costs, severance costs, one-time compensation charges, transition costs, facilities consolidation, closing or relocation costs, costs incurred in connection with any acquisition (including the Acquisition) prior to or after the Closing Date (including integration costs), including all fees, commissions, expenses and other similar charges of accountants, attorneys, brokers and other financial advisors related thereto and cash severance payments made in connection with acquisitions, and any expense or charge related to the repurchase of Capital Stock or warrants or options to purchase Capital Stock), will be excluded;

(g) any fees and expenses, including prepayment premiums and similar amounts, incurred during such period, or any amortization thereof for such period, in connection with any equity issuance, acquisition, disposition, recapitalization, Investment, asset sale, issuance or repayment of Indebtedness (including any issuance of notes), financing transaction or amendment or modification of any debt instrument (including, in each case, any such transaction undertaken but not completed), will be excluded;

(h) any gains and losses from any early extinguishment of Indebtedness will be excluded;

(i) any gains and losses from any redemption or repurchase premiums paid with respect to Indebtedness will be excluded; and

(j) any write-off or amortization of deferred financing costs (including the amortization of original issue discount) associated with Indebtedness will be excluded.

“Consolidated Subsidiaries”: with respect to any Person, each other Person (whether now existing or hereafter created or acquired) the financial statements of which shall be (or should have been) consolidated with the financial statements of such first Person in accordance with GAAP.

“Consolidated Total Assets”: with respect to any Person, the consolidated total assets of such Person and its Restricted Subsidiaries as set forth on the most recent balance sheet of such Person prepared in accordance with GAAP, as determined on a Pro Forma Basis.

“Consolidated Working Capital”: at any date, the result (which may be negative) of (a) Consolidated Current Assets on such date less (b) Consolidated Current Liabilities on such date; provided that increases or decreases in Consolidated Working Capital shall be calculated without regard to any changes in Consolidated Current Assets or Consolidated Current Liabilities as a result of any reclassification in accordance with GAAP of assets or liabilities, as applicable, between current and noncurrent.

“Contractual Obligation”: with respect to any Person, (i) the Organizational Documents of such Person and (ii) any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its Property is bound.

“Contribution Indebtedness”: Indebtedness of the Borrower or any Restricted Subsidiary in an aggregate principal amount at any one time outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge such Indebtedness, not to exceed 200% of the aggregate amount of all Net Equity Proceeds, less the aggregate amount of any Net Equity Proceeds (x) used for making a Restricted Payment pursuant to clause (ii) of Section 6.1(b), (y) used for making a Restricted Investment pursuant to clause (x) of Section 6.1(b) or (z) taken into account for purposes of incurring Indebtedness pursuant to clause (xiv) of the definition of “Permitted Debt” set forth in Section 6.3(b) hereof or, after the Reference Notes Indenture Closing Date and prior to the Closing Date, clause (14) of the definition of “Permitted Debt” set forth in Section 4.09(b) of the Reference Notes Indenture.

“Convertible Debt”: Debt of the Borrower (which may be Guaranteed by the Guarantors) permitted to be incurred hereunder that is either (a) convertible or exchangeable into common stock of Parent (and cash in lieu of fractional shares) and/or cash (in an amount determined by reference to the price of such common stock) or (b) sold as units with call options, warrants or rights to purchase (or substantially equivalent derivative transactions) that are exercisable for common stock of Parent and/or cash (in an amount determined by reference to the price of such common stock).

“Credit Party”: the Administrative Agent or any other Lender.

“Crown Towers Transaction Agreements”: (i) the Master Agreement, dated as of September 28, 2012 (as the same may be amended, modified or supplemented from time to time) among the Borrower, Crown Castle International Corp., a Delaware corporation, and certain Subsidiaries of the Borrower; and (ii) each of the other transaction documents entered into in connection therewith or contemplated thereby, as they may be amended, modified or supplemented from time to time.

“Declined Proceeds”: as defined in Section 2.14(h).

“Default”: any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Defaulting Lender”: any Lender that (a) has refused (whether verbally or in writing) to fund (and has not retracted such refusal) or has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Term Loans, Revolving Credit Loans or participation in Letters of Credit required to be funded by it hereunder or (ii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or the Administrative Agent in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a Loan or participating in a Letter of Credit under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after written request by the Administrative Agent, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans or participate in a Letter of Credit (unless such Lender indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a Loan or participating in a Letter of Credit under this Agreement cannot be satisfied) (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon the Administrative Agent’s and the Borrower’s receipt of such certification in form and substance reasonably satisfactory to the Administrative Agent), (d) admits that it is insolvent or has (or has a direct or indirect parent company that has) become the subject of a Bankruptcy Event or (e) becomes the subject of a Bail-In Action. This definition is subject to the provisions of the second paragraph of Section 2.22.

“Delaware LLC”: any limited liability company organized or formed under the laws of the State of Delaware.

“Delaware Divided LLC”: any Delaware LLC which has been formed upon consummation of a Delaware LLC Division.

“Delaware LLC Division”: the statutory division of any Delaware LLC into two or more Delaware LLCs pursuant to Section 18-217 of the Delaware Limited Liability Company Act.

“Designated Entity”: (i) any Designated Tower Entity or (ii) any Permitted Receivables Financing Subsidiary.

“Designated Hedge Agreement” means any Hedge Agreement the obligations under which constitute Designated Hedging Obligations.

“Designated Hedging Obligations”: Hedging Obligations under any Hedge Agreement entered into or assumed by any Loan Party and any Qualified Counterparty and designated by such Qualified Counterparty and the Borrower in writing to the Administrative Agent and the Collateral Trustee as “Designated Hedging Obligations”.

“Designated L/C Facilities”: one or more letter of credit facilities entered into from time to time by the Borrower or a Restricted Subsidiary and designated by the Borrower in writing to the Administrative Agent and the Collateral Trustee as “Designated L/C Facilities” (in each case as may be amended, supplemented or otherwise modified from time to time).

“Designated L/C Facilities Obligations”: obligations owed by any Group Member to any Person in respect of or in connection with the Designated L/C Facilities.

“Designated Non-Cash Consideration”: the fair market value (as determined in good faith by the Borrower) of non-cash consideration received by a Group Member in connection with an Asset Sale pursuant to Section 6.4 that is designated as “Designated Non-Cash Consideration” by the Borrower, less the amount of cash and Cash Equivalents received in connection with a subsequent sale of such Designated Non-Cash Consideration.

“Designated Tower Entity”: any entity established solely or primarily for the limited purpose of holding wireless communications sites, towers, and related contracts, equipment, improvements, real estate, and other assets, and performing other activities incidental thereto or in connection with any Permitted Tower Financing. For the avoidance of doubt, T-Mobile USA Tower LLC and T-Mobile West Tower LLC are each Designated Tower Entities.

“Discount Range”: as defined in Section 2.12(f)(i).

“Dish Transactions”: all transactions contemplated by the Asset Purchase Agreement, dated as of July 26, 2019, among T- Mobile US, Inc., Sprint Corporation, and DISH Network Corporation, and any exhibits attached thereto, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Disqualified Lender”: (i) any bank, financial institution or other institutional lender that has been identified in writing to the Arrangers as a Disqualified Lender on or prior to April 29, 2018, (ii) any other Persons who are competitors of Parent or any Group Member that are separately identified in writing by the Borrower to the Arrangers (or, after the Closing Date, to the Administrative Agent) from time to time and (iii) in each case of the foregoing clauses (i) and (ii), any of such Person’s Affiliates (other than any bona-fide debt fund Affiliates of competitors identified pursuant to clause (ii)) that are either (x) identified in writing by the Borrower to the Administrative Agent from time to time or (y) clearly identifiable as an Affiliate on the basis of such Affiliate’s name; provided that any such designation shall not apply retroactively to disqualify any Lender that has previously acquired any Loans, Commitments or participation interest that is otherwise permitted pursuant to the terms of this Agreement; provided, further, that any such Lender shall not be permitted to acquire any further Loans, Commitments or participations from and after the date of such designation. Upon an inquiry by any Lender to the Administrative Agent, the Administrative Agent is permitted to disclose to such inquiring Lender the list of Disqualified Lenders.

“Disqualified Stock”: any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the Latest Maturity Date of the Term Loans outstanding at the date of issuance of such Disqualified Stock; provided that any class of Capital Stock of such Person that, by its terms, requires such Person to satisfy in full its obligations with respect to the payment of dividends or upon maturity, redemption (pursuant to a sinking fund or otherwise) or repurchase thereof or otherwise by the delivery of Capital Stock, and that is not convertible, puttable or exchangeable for cash, Disqualified Stock or Indebtedness, will not be deemed to be Disqualified Stock, so long as such Person satisfies its obligations with respect thereto solely by the delivery of Capital Stock. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Borrower to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Borrower may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with Section 6.1 hereof. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of this Agreement will be the maximum amount that the Borrower and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

“Domestic Subsidiary”: a Subsidiary of Parent that is not a Foreign Subsidiary.

“DT”: Deutsche Telekom AG, an Aktiengesellschaft organized and existing under the laws of the Federal Republic of Germany.

“Dutch Auction”: an auction of Term Loans conducted pursuant to Section 9.4(g) to allow a Purchasing Borrower Party to prepay Term Loans at a discount to par value and on a non-pro rata basis in accordance with the applicable Dutch Auction Procedures.

“Dutch Auction Procedures”: Dutch auction procedures as set forth in Section 2.12(f) and otherwise as reasonably agreed upon by the applicable Purchasing Borrower Party and the Administrative Agent.

“ECF Percentage”: with respect to any Excess Cash Flow Period, 50.0%; provided that (i) the ECF Percentage shall be 25.0% if the Total First Lien Net Leverage Ratio as of the last day of such Excess Cash Flow Period is less than or equal to 0.75 to 1.00 and greater than 0.50 to 1.00 and (ii) the ECF Percentage shall be 0.0% if the Total First Lien Net Leverage Ratio as of the last day of such Excess Cash Flow Period is less than or equal to 0.50 to 1.00.

“EEA Financial Institution”: (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country”: any of the member states of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority”: any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Electronic Signature”: any electronic symbol or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Eligible Assignee”: (i) any Lender, any Affiliate of a Lender and any Approved Fund, (ii) any commercial bank, insurance company, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act) and which extends credit or buys loans in the ordinary course and (iii) subject to the terms of Section 2.12(f) and Sections 9.4(e) through (h), Affiliated Lenders and Purchasing Borrower Parties; provided that “Eligible Assignee” shall not include (x) any Disqualified Lender, (y) any Lender that is, as of the date of the applicable assignment, a Defaulting Lender or (z) any natural Person (or a holding company, investment vehicle or trust for, or owned and operated by or for the primary benefit of a natural Person).

“Environmental Laws”: any and all Governmental Requirements pertaining in any way to health, safety, pollution, the environment or the preservation or reclamation of natural resources, in effect at any time, including those relating to the manufacture, generation, handling, transport, storage, treatment, Release or threat of Release of Hazardous Materials.

“Environmental Liability”: any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation or compliance with orders and directives, fines, penalties or indemnities), resulting from or based upon (a) compliance or non-compliance with any Environmental Law or any Environmental Permit, (b) the generation, use, handling, transportation, storage, or treatment of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permits”: any and all permits, licenses, approvals, registrations, and other authorizations of a Governmental Authority required under any Environmental Law.

“Equity Interests”: Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate”: each trade or business (whether or not incorporated) which, together with Borrower or any of its Subsidiaries, would (at any relevant time) be deemed to be a “single employer” within the meaning of section 4001(b)(1) of ERISA or subsections (b), (c), (m) or (o) of section 414 of the Code.

“ERISA Event”: (a) a Reportable Event, (b) the withdrawal of the Borrower, a Subsidiary or any ERISA Affiliate from a Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA, (c) the filing of a notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under section 4041 of ERISA, (d) the institution of proceedings to terminate a Plan by the PBGC, (e) receipt of a notice of withdrawal liability pursuant to Section 4202 of ERISA or (f) any other event or condition which would be reasonably likely to constitute grounds under section 4042 of ERISA for the termination of, or appointment of a trustee to administer, any Plan.

“EU Bail-In Legislation Schedule”: the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Euro” and “€”: the single currency of Participating Member States.

“Eurodollar”: when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default”: any of the events specified in Section 7; provided that any requirement for the giving of notice, the lapse of time, or both has been satisfied.

“Excess Cash Flow”: for any Excess Cash Flow Period, the excess, if any, of:

(a) the sum, without duplication, of:

(i) Consolidated Net Income of the Borrower for such period,

(ii) the amount of all non-cash charges (including depreciation, amortization and deferred compensation) deducted in arriving at such Consolidated Net Income for such period, but excluding any such non-cash charges representing an accrual or reserve for potential cash items in any future period and excluding amortization of a prepaid cash item that was paid and did not reduce Excess Cash Flow in a prior period,

(iii) the amount of the net decrease, if any, in Consolidated Working Capital for such period (other than any such decreases arising from Asset Acquisitions or Asset Dispositions by the Group Members completed during such period or the application of purchase or recapitalization accounting),

(iv) the aggregate net amount of non-cash loss on Asset Sales by the Group Members during such period (other than Asset Sales in the ordinary course of business), to the extent deducted in arriving at such Consolidated Net Income, and

(v) the amount by which the tax expenses deducted in determining Consolidated Net Income for such period exceed the amount of cash taxes paid or tax reserves set aside or payable (without duplication, and including any Permitted Payments to Parent in respect of taxes) in such period, minus

(b) the sum, without duplication, of:

(i) the amount of all non-cash credits and gains included in arriving at Consolidated Net Income for such period (excluding any such non-cash credits and gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced Consolidated Net Income in any prior period) and the amount of all cash expenses, charges and losses excluded from Consolidated Net Income for such period by virtue of the definition thereof,

(ii) the aggregate amount actually paid by the Group Members in cash during such fiscal year on account of Capital Expenditures, except to the extent funded with the proceeds of long-term Indebtedness (other than Indebtedness under any revolving facility),

(iii) the aggregate amount of all principal payments and prepayments of, payments on Guarantees of, and payments on account of the repurchase or retirement of, Indebtedness (other than payments of amounts constituting “Indebtedness” under the second sentence of the definition thereof), payments of earn-out obligations, and the principal component of payments in respect of Financing Lease Obligations (but (x) without duplication of payments included in the Optional Prepayment Amount, (y) excluding all prepayments of any revolving credit facility or revolving line of credit unless accompanied by a permanent reduction of commitments and (z) excluding mandatory prepayments of the Term Loans made pursuant to Section 2.14 of the Group Members made during such period, in each case, except to the extent funded with the proceeds of long-term Indebtedness (other than Indebtedness under any revolving facility),

(iv) the amount of the net increase, if any, in Consolidated Working Capital for such period (other than any such increases arising from Asset Acquisitions or Asset Dispositions by the Group Members completed during such period or the application of purchase or recapitalization accounting),

(v) the aggregate net amount of non-cash gain on Asset Sales by the Group Members during such period (other than Asset Sales in the ordinary course of business), to the extent included in arriving at such Consolidated Net Income,

(vi) cash payments made during such period in respect of long-term liabilities (other than amounts constituting “Indebtedness” under the second sentence of the definition thereof and amounts covered by clause (b)(iii) (above (without giving effect to the parenthetical in such clause))) of the Group Members to the extent such payments were not expensed during such period or are not deducted in determining Consolidated Net Income, except to the extent funded with the proceeds of long-term Indebtedness (other than Indebtedness under any revolving facility),

(vii) the aggregate amount actually paid by the Group Members in cash during such period on account of Permitted Acquisitions and other Permitted Investments (other than an Investment in any Group Member), in each case except to the extent funded with the proceeds of long-term Indebtedness (other than Indebtedness under any revolving facility),

(viii) the aggregate amount actually paid by the Group Members in cash during such period on account of permitted Restricted Payments (other than Restricted Payments to any Group Member) and transactions of the type described under, and permitted by, Section 6.7, in each case except to the extent funded with the proceeds of long-term Indebtedness (other than Indebtedness under any revolving facility),

(ix) the aggregate amount of mandatory prepayments made pursuant to Section 2.14 with the proceeds of Asset Sales during such year to the extent such proceeds are included in the calculation of such Consolidated Net Income for such period,

(x) the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by the Borrower and the Restricted Subsidiaries during such period that are made in connection with any prepayment of Indebtedness, to the extent not deducted in determining Consolidated Net Income,

(xi) the amount of cash taxes (including withholding taxes and any Permitted Payments to Parent in respect of taxes), fees, and public safety and related charges, including, in each case, interest and penalties, paid or payable and tax and fee reserve payments in such period to the extent such tax and fee payments charged to reserves exceed the amounts set aside for such reserves for such period in each case, to the extent they exceed the amount of tax expenses, fee expenses and public safety and related charges (including, in each case, interest and penalties) deducted in determining Consolidated Net Income for such period,

(xii) without duplication of amounts deducted from Excess Cash Flow in prior periods, the aggregate consideration required to be paid in cash by the Borrower or any of the Restricted Subsidiaries pursuant to binding contracts (the “Contract Consideration”) entered into prior to or during such period relating to Investments (including acquisitions) or Capital Expenditures to be consummated or made during the period of four consecutive fiscal quarters of the Borrower following the end of such period (such period, the “Next Excess Cash Flow Period”) to the extent not intended to be financed with the proceeds of long-term Indebtedness (other than Indebtedness under any revolving facility); provided that, to the extent the aggregate amount of funds (other than the proceeds of long-term Indebtedness (other than Indebtedness under any revolving facility)) actually utilized to finance such Investments or Capital Expenditures during such Next Excess Cash Flow Period is less than the Contract Consideration, or the amount actually paid during such Next Excess Cash Flow Period is less than the Contract Consideration, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of such Next Excess Cash Flow Period; provided, further, that no deduction shall be taken under any other clause of this definition of Excess Cash Flow for the Next Excess Cash Flow Period with respect to the aggregate amount of funds actually utilized or paid during such Next Excess Cash Flow Period in respect of Contract Consideration previously deducted pursuant to this clause (b)(xii),

(xiii) the aggregate amount of expenditures actually made by the Group Members in cash during such period (including expenditures for the payment of financing fees) to the extent that such expenditures are not expensed during such period or any previous period and are not financed with the proceeds of long-term Indebtedness (other than revolving Indebtedness); provided that, if Consolidated Net Income is reduced in any subsequent period by an expense or charge in respect of such cash expenditure, Excess Cash Flow shall be increased by the amount of such expense or charge in such subsequent period, and

(xiv) the aggregate amount of deferred compensation paid in cash during such period.

For purposes of clauses (a)(v) and (b)(xi) above, tax expenses shall be calculated net of applicable account credits, credit memoranda, and discounts that are cash tax equivalents for tax purposes.

“Excess Cash Flow Application Date”: as defined in Section 2.14(c).

“Excess Cash Flow Period”: each fiscal year of the Borrower, commencing with the fiscal year ending December 31, 2021.

“Excess Proceeds”: as defined in the last sentence of Section 6.4.

“Exchange Act”: the Securities Exchange Act of 1934.

“Excluded Assets”: the collective reference to:

(1) any owned or leased real property and any interest therein (including any fee or leasehold interests in real property) (it being agreed that no Loan Party shall be required to deliver landlord lien waivers, estoppels, bailee letters or collateral access letters);

(2) any motor vehicles and any other assets subject to a certificate of title, letter of credit rights or commercial tort claims (in each case except to the extent perfection of the security interest therein can be accomplished by the filing of a UCC financing statement) and aircraft and related assets;

(3) any “margin stock” within the meaning of such term under Regulation U as now and from time to time hereafter in effect;

(4) any asset (including any Governmental Authorization or any interest therein) if the granting of a security interest or pledge in such asset would be prohibited by any law, rule or regulation or agreements with any Governmental Authority, or by contractual requirement existing on the Closing Date or on the date of acquisition of the applicable Subsidiary or asset (in each case, not created in contemplation of the acquisition by the Borrower of such Subsidiary or asset) or would require the consent, approval, license or authorization of any Governmental Authority or other third party (pursuant to such contractual obligation and other than a Loan Party or a wholly-owned Restricted Subsidiary) unless such consent, approval, license or authorization has been received, in each case, after giving effect to the applicable anti-assignment provisions under applicable law (and, in the case of each of the foregoing, for so long as such restriction or any replacement or renewal thereof is in effect);

(5) Voting Stock of any CFC or FSHCO in excess of 65% of the outstanding Voting Stock of such CFC or FSHCO;

(6) Equity Interests in (i) any Unrestricted Subsidiary, (ii) Parent, (iii) any Immaterial Subsidiary, (iv) any Captive Insurance Subsidiary, (v) any not-for-profit subsidiaries, (vi) Designated Tower Entities, (vii) any special purpose entities that are Permitted Receivables Financing Subsidiaries, Permitted Tower Financing Subsidiaries or Permitted Spectrum Financing Subsidiaries (other than any Spectrum SPV Equity Interests), (viii)

any Person that is not a Wholly-Owned Subsidiary that is a Restricted Subsidiary to the extent the granting of a security interest therein would violate the terms of such Person’s organizational documents or any shareholders’ agreement, joint venture agreement or other applicable agreement relating to such Person and (ix) Rule 3-16 Capital Stock; provided that, if at any time any Spectrum SPV Equity Interests that otherwise constitute Excluded Assets have been pledged as security under any other Indebtedness, then such Spectrum SPV Equity Interests shall no longer be Excluded Assets hereunder;

(7) to the extent a security interest therein cannot be perfected automatically or by the filing of a UCC financing statement, deposit accounts, securities accounts or other similar accounts; provided that no proceeds of Collateral shall be excluded pursuant to this clause (7);

(8) any lease, license or other similar agreement (or any rights or interests thereunder), in each case, to the extent that a grant of a security interest therein under the Loan Documents or any other agreement governing First Priority Secured Obligations would violate or invalidate such lease, license or agreement or create a right of termination in favor of any other party thereto (other than a Loan Party or wholly-owned Restricted Subsidiary), in each case, after giving effect to the applicable anti-assignment provisions under applicable law, and other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under applicable law notwithstanding such restriction;

(9) any Property subject to purchase money security interests, financing leases, or similar arrangements permitted hereunder, to the extent that a grant of security interest therein would violate or invalidate such arrangement or create a right of termination in favor of the other party thereto (other than a Loan Party or wholly-owned Restricted Subsidiary), in each case, after giving effect to the applicable anti-assignment provisions under applicable law, and other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under applicable law notwithstanding such restriction;

(10) assets to the extent a security interest in such assets would result in material adverse tax consequences (including as a result of any law or regulation in any applicable jurisdiction similar to Section 956 of the Internal Revenue Code) as reasonably determined by the Borrower in consultation with the Administrative Agent;

(11) any intent-to-use United States trademark applications for which neither (i) an amendment to allege use to bring the application into conformity with 15 U.S.C. § 1051(a) has been filed with and accepted by the United States Patent and Trademark Office, nor (ii) a verified statement of use under 15 U.S.C. § 1051(d) has been filed with and accepted by the United States Patent and Trademark Office;

(12) any Intellectual Property or rights or licenses therein, in each case, other than US Patent Rights and US Trademark Rights, including any Intellectual Property, perfection of a Lien on which requires filing in a jurisdiction outside of the United States;

(13) all Permitted Receivables Financing Assets;

(14) any assets as to which the Administrative Agent reasonably determines in consultation with the Borrower that the costs of obtaining a security interest are excessive in relation to the value of the security afforded thereby;

(15) any assets (including equity interests) sold, conveyed or otherwise transferred to or held by a Permitted Spectrum Financing Subsidiary or a Permitted Tower Financing Subsidiary or otherwise pledged in connection with a Permitted Spectrum Financing or a Permitted Tower Financing;

(16) for the avoidance of doubt, any assets held by an Unsecured Guarantor, an Excluded Subsidiary or an Immaterial Subsidiary (except to the extent such Excluded Subsidiary or Immaterial Subsidiary is designated as a Subsidiary Guarantor pursuant to clause (i) of the proviso of the definition of “Excluded Subsidiary”);

(17) any assets of Sprint or any Subsidiary of Sprint, to the extent that the granting, or continuation, of any lien or security interest thereon would, in the reasonable determination of the Borrower, require the Senior Notes issued by any Unsecured Guarantor to be secured on an equal and ratable basis;

(18) FCC Licenses, but only to the extent that at any time the Collateral Trustee may not validly possess a security interest directly in the FCC Licenses pursuant to the Communications Act of 1934, as amended, and the regulations promulgated thereunder, as in effect at such time, provided that, to the maximum extent permitted by law, the economic value of the FCC Licenses, all rights incident or appurtenant to the FCC Licenses and the right to receive all monies, consideration and proceeds derived from or in connection with the sale, assignment or transfer of the FCC Licenses, shall not be excluded pursuant to this clause (18);

(19) (i) any governmental licenses or state or local franchises, license, permits, charters and authorizations, to the extent security interests therein are prohibited or restricted thereby and (ii) any equity in a regulated Subsidiary or any asset owned by a regulated Subsidiary to the extent prohibited by any law, rule or regulation or that would if pledged, in the good faith judgment of Parent, result in adverse regulatory consequences or impair the conduct of the business of Parent or such Subsidiaries, in each of clauses (i) and (ii) after giving effect to the applicable anti-assignment provisions of applicable law; and

(20) the Boost Assets;

provided that Excluded Assets shall not include any proceeds, substitutions or replacements of any Excluded Assets referred to in clauses (1) through (20) (unless such proceeds, substitutions or replacements would constitute Excluded Assets referred to in clauses (1) through (20)); provided, further, that assets described above that were deemed “Excluded Assets” as a result of a prohibition or restriction described above shall no longer be “Excluded Assets” upon termination of the applicable prohibition or restriction that caused such assets to be treated as “Excluded Assets”.

“Excluded Subsidiary”: any Subsidiary of Parent that is, at any time of determination, (i) not a Wholly Owned Subsidiary, (ii) an Immaterial Subsidiary, (iii) a Foreign Subsidiary, (iv) a Domestic Subsidiary that is (x) a FSHCO or (y) a direct or indirect Subsidiary of a Foreign Subsidiary that is a CFC, (v) an Unrestricted Subsidiary, (vi) a not-for-profit Subsidiary, (vii) a Captive Insurance Subsidiary, (viii) a special purpose securitization vehicle (or similar entity), including any Permitted Receivables Financing Subsidiary, any Permitted Spectrum Financing Subsidiary or any Permitted Tower Financing Subsidiary, or any of their respective Subsidiaries, (ix) prohibited from guaranteeing the Obligations by any applicable law (including financial assistance, fraudulent conveyance, preference, thin capitalization or other similar laws or regulations) or by any contractual requirement existing on the Closing Date or on the date of the acquisition of such Subsidiary or the date such Subsidiary became a Restricted Subsidiary (not created in contemplation of such acquisition or of such Restricted Subsidiary becoming a Restricted Subsidiary) (and for so long as such restriction or any replacement or renewal thereof is in effect), including any requirement to obtain the consent, approval, license or authorization of a Governmental Authority or third party (other than a Loan Party or wholly-owned Restricted Subsidiary)) (unless such consent, approval, license or authorization has been obtained), (x) [reserved], (xi) with respect to which the provision of a guarantee would, in the reasonable good faith determination of the Borrower in consultation with the Administrative Agent, be expected to result in materially adverse tax or regulatory consequences to the Borrower or any of its Subsidiaries or (xii) with respect to which the Borrower and the Administrative Agent reasonably agree that the cost or other consequences of providing a guarantee is likely to be excessive in relation to the value to be afforded thereby; provided that, notwithstanding the foregoing, (i) the Borrower may in its sole discretion designate any Excluded Subsidiary as a Subsidiary Guarantor and in connection therewith shall comply with the provisions of Section 5.9(b) and may, thereafter, re-designate such Subsidiary as an Excluded Subsidiary (so long as such Subsidiary otherwise then qualifies as an Excluded Subsidiary pursuant to any of clauses (ii) through (xii) above), upon which re-designation such Subsidiary shall automatically be released from its Guarantee in accordance with Section 9.15; provided that, in the case of any designation (or re-designation) of any Subsidiary that is not a Domestic Subsidiary as a Subsidiary Guarantor, (x) the jurisdiction of such Subsidiary shall be reasonably satisfactory to the Administrative Agent, (y) the Administrative Agent shall have received at least 3 Business Days prior to such Subsidiary becoming a Subsidiary Guarantor, all documentation and other information required by regulatory authorities with respect to such Subsidiary under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act, in each case as reasonably requested by the Administrative Agent at least 10 Business Days prior to such Subsidiary becoming a Subsidiary Guarantor and (z) the collateral documentation and other collateral arrangements with respect to such Subsidiary shall be on terms reasonably satisfactory to the Administrative Agent and (ii) no Subsidiary of Parent that provides a Guarantee of the Existing T-Mobile Notes shall constitute an Excluded Subsidiary.

“Excluded Swap Obligation”: with respect to any Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the guaranty of such Loan Party of, or the grant by such Loan Party of a security interest to secure, such Swap Obligation (or any guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guaranty of such Loan Party or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guaranty or security interest is or becomes illegal.

“Excluded Taxes”: any of the following Taxes imposed on or with respect to the Administrative Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder or under any other Loan Document, or required to be withheld or deducted from any payment to any such recipient (a) Taxes imposed on (or measured by) net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such recipient being organized under the laws of, or having its principal office or, in the case of any Lender or Issuing Bank, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender or Issuing Bank, US federal withholding Taxes that are in effect and would apply to amounts payable to or for the account of such Lender or Issuing Bank with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect (i) on the date on which such Lender or Issuing Bank acquires such interest in the applicable Commitment (or, to the extent a Loan is not funded pursuant to a prior Commitment, acquires such interest in the applicable

Loan) or, where the beneficial owner for purposes of such withholding Tax (the “Beneficial Tax Owner”) is a Person other than the Lender or Issuing Bank (such as a direct or indirect owner of such Lender or Issuing Bank ), on the date on which such Beneficial Tax Owner acquires its applicable direct or indirect interest in the applicable Commitment (or, to the extent a Loan is not funded pursuant to a prior Commitment, acquires such interest in the applicable Loan); provided that this clause (b)(i) shall not apply to an assignment pursuant to a request by the Borrower under Section 2.21(b) or (ii) on the date on which such Lender or Issuing Bank (or, as applicable, Beneficial Tax Owner) designates a new lending office, except in each case under clause (b)(i) and (b)(ii) to the extent that, pursuant to Section 2.19, additional amounts with respect to such Taxes were payable either to such Lender’s or Issuing Bank’s (or, as applicable, Beneficial Tax Owner’s) assignor (or, in the case of a Beneficial Tax Owner, the predecessor Beneficial Tax Owner(s)) immediately before such Lender or Issuing Bank (or Beneficial Tax Owner) acquired the applicable interest in such Loan or Commitment or to such Lender or Issuing Bank (or Beneficial Tax Owner) immediately before it changed its lending office, (c) Taxes attributable to such Lender’s or Issuing Bank’s failure to comply with Section 2.19(e) and (d) any Taxes imposed under FATCA.

“Exempt Accounts”: deposit accounts, securities accounts or other similar accounts (i) for the sole purpose of funding payroll obligations, employee benefit or health benefit obligations, tax obligations, escrow arrangements or holding funds owned by Persons other than the Loan Parties, (ii) that constitute or are linked to zero-balance accounts, or (iii) that are accounts held by any Non-Loan Party Subsidiary.

“Existing Debt”: all Indebtedness existing on the Closing Date (other than Indebtedness described in Sections 6.3(b)(i) and (iii)).

“Existing Receivables Financing Subsidiaries”: each Subsidiary designated as an “Existing Receivables Financing Subsidiary” on Schedule 1.1(e) hereof, together with their successors and assigns and any Subsidiary of the foregoing.

“Existing Rollover Letters of Credit”: those letters of credit or bank guarantees issued and outstanding as of the Closing Date and set forth on Schedule 1.1(b), which shall be deemed to constitute a Letter of Credit issued hereunder on the Closing Date.

“Existing Sprint Spectrum Financing Documents”: the Existing Sprint Spectrum Notes, the Existing Sprint Spectrum Indenture, the Initial Spectrum Performance Agreement, the Initial Intra-Company Spectrum Lease Agreement, dated as of October 27, 2016, among certain of the Existing Sprint Spectrum Subsidiaries, Sprint Communications, Inc., and the other parties thereto, each “Transaction Document” (as defined in the Existing Sprint Spectrum Indenture) and each other document related thereto, in each case as amended, supplemented or otherwise modified from time to time.

“Existing Sprint Spectrum Issuers”: Sprint Spectrum Co LLC, Sprint Spectrum Co II LLC, Sprint Spectrum Co III LLC and their successors and assigns.

“Existing Sprint Spectrum Indenture”: the Indenture, dated as of October 27, 2016, by and among Sprint Spectrum Co LLC, Sprint Spectrum Co II LLC, Sprint Spectrum Co III LLC and Deutsche Bank Trust Company Americas, as trustee, as amended, supplemented or otherwise modified from time to time, including as supplemented with respect to each series of Existing Sprint Spectrum Notes.

“Existing Sprint Spectrum Notes”: the Existing Sprint Spectrum Issuers’ Series 2018-1 4.738% Senior Secured Notes, Class A-1, Series 2018-1 5.152% Senior Secured Notes, Class A-2, Series 2016-1 3.360% Senior Secured Notes, Class A-1, and any other note or series of notes issued under the Existing Sprint Spectrum Indenture from time to time.

“Existing Sprint Spectrum Subsidiaries”: each Subsidiary designated as an “Existing Sprint Spectrum Subsidiary” on Schedule 1.1(e) hereof, together with their successors and assigns and any Subsidiary of the foregoing.

“Existing T-Mobile Notes”: the senior unsecured notes issued by the Borrower and outstanding as of April 29, 2018.

“Existing Tower Financing Subsidiaries”: each Subsidiary designated as an “Existing Tower Financing Subsidiary” on Schedule 1.1(e) hereof, together with their successors and assigns and any Subsidiary of the foregoing.

“Existing Sprint Spectrum Transaction”: the transactions contemplated by the Existing Sprint Spectrum Financing Documents, including the issuance of any Existing Sprint Spectrum Notes.

“Extended Revolving Credit Commitments”: as defined in Section 2.25(a).

“Extended Revolving Credit Loans”: as defined in Section 2.25(a).

“Extended Term Loans”: as defined in Section 2.25(a).

“Extending Revolving Credit Lender”: as defined in Section 2.25(a).

“Extending Term Lender”: as defined in Section 2.25(a).

“Extension”: as defined in Section 2.25(a).

“Extension Amendment”: as defined in Section 2.25(c).

“Extension Facility”: any Extended Revolving Credit Commitments, Extended Revolving Credit Loans or Extended Term Loans.

“Extension Offer”: as defined in Section 2.25(a).

“Facility”: (a) the Term Loan Commitments and any Term Loans made thereunder, together with any Incremental Facility of Term Loans added to the same tranche pursuant to Section 2.23 (the “Term Loan Facility”), (b) the Revolving Credit Commitments and the extensions of credit made thereunder (the “Revolving Credit Facility”), (c) any Incremental Facility of Other Term Loans and the Commitments and extensions of credit thereunder and (d) any Replacement Facility and the Commitments and extensions of credit thereunder, as the context may require.

“Fair Market Value”: the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Borrower’s Board of Directors or a senior officer of the Borrower, which determination shall be conclusive; provided that any sale, lease, license or other disposition of assets in connection with the Acquisition (including any required regulatory divestitures) shall be deemed to be for Fair Market Value regardless of whether such sale, lease, license or other disposition meets the requirements of this definition.

“FATCA”: Sections 1471 through 1474 of the Code, as in effect on the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any intergovernmental agreements with respect thereto, any law, regulations, or other official guidance enacted in a non-US jurisdiction implementing such intergovernmental agreements, and any agreements entered into pursuant to current Section 1471(b)(1) of the Code (or any amended or successor version described above).

“FCC”: the United States Federal Communications Commission and any successor agency that is responsible for regulating the United States telecommunications industry.

“FCC Licenses”: all licenses or permits now or hereafter issued by the FCC.

“FCPA”: United States Foreign Corrupt Practices Act of 1977.

“Federal Funds Effective Rate”: for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1.00%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1.00%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it; provided that if the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Fee Letter”: the Second Amended and Restated Fee Letter, dated as of September 6, 2019, among the Arrangers, the Borrower and the other parties thereto.

“Financial Covenant”: the financial covenant described in Section 6.8.

“Financial Covenant Event of Default”: as defined in Section 7.2(b).

“Financing Lease Obligation”: at the time any determination is to be made, the amount of the liability in respect of a financing lease that would at that time be required to be capitalized and reflected as a liability on a balance sheet prepared in accordance with GAAP.

“First Lien Obligations”: any Indebtedness that is secured by Liens on the Collateral on a pari passu basis with the Liens that secure the Initial Term Loans, the Revolving Credit Loans (if any) and the Revolving Credit Commitments (or any refinancing, extension or replacement of the Initial Term Loans, Revolving Credit Loans (if any) or Revolving Credit Commitments with loans or commitments or other Indebtedness having the same Lien priority as the Initial Term Loans, Revolving Credit Loans (if any) or Revolving Credit Commitments, as applicable, prior to such refinancing, extension or replacement). For the avoidance of doubt, “First Lien Obligations” shall include the Initial Term Loans, Revolving Credit Loans (if any) and Revolving Credit Commitments (or the loans or commitments that refinance, extend or replace the Initial Term Loans, Revolving Credit Loans (if any) or Revolving Credit Commitments with loans or commitments or other Indebtedness having the same Lien priority as the Initial Term Loans, Revolving Credit Loans (if any) or Revolving Credit Commitments, as applicable, prior to such refinancing, extension or replacement).

“First Priority Secured Obligations”: as defined in the Collateral Trust Agreement.

“Fixed Amounts”: as defined in Section 1.5(c).

“Fixed Incremental Amount”: an amount equal to the greater of (i) $11,000.0 million and (ii) 50% of Consolidated Cash Flow determined on a Pro Forma Basis as of the most recently ended Test Period.

“Fixed Incremental Facility”: as defined in Section 2.23(a).

“Foreign Currency”: an official national currency (including the Euro) of any nation other than the United States and which constitutes freely-transferable and lawful money under the laws of the country or countries of issuance.

“Foreign Lender”: any Lender that is not a “United States person” as defined in Section 7701(a)(30) of the Code.

“Foreign Subsidiary”: any Subsidiary of Parent other than a Subsidiary organized under the laws of the United States or any state of the United States or the District of Columbia.

“FSHCO”: any Subsidiary of Parent that owns no material assets (directly or through Subsidiaries) other than Equity Interests (or Equity Interests and Indebtedness) in one or more Foreign Subsidiaries that are CFCs.

“Funded Debt”: all Indebtedness of the Borrower and its Restricted Subsidiaries for borrowed money that matures more than one year from the date of its creation or matures within one year from such date and is renewable or extendable, at the option of such Person, to a date that is more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including Indebtedness in respect of the Loans.

“GAAP”: generally accepted accounting principles as in effect on the date of any calculation or determination required under this Agreement. Notwithstanding the foregoing, at any time, (i) the Borrower may elect to apply IFRS accounting principles in lieu of GAAP and, upon any such election, references herein to GAAP or parts of the Accounting Standards Codification or “ASC” shall thereafter be construed to mean IFRS (except as otherwise provided in this Agreement) and (ii) the Borrower, on any date may elect to establish that GAAP shall mean GAAP as in effect on such date; provided that any such election, once made, shall be irrevocable; provided, further, that any calculation or determination in this Agreement that requires the application of GAAP for periods that include fiscal quarters ended prior to the Borrower’s election to apply IFRS shall remain as previously calculated or determined in accordance with GAAP. The Borrower shall give notice of any such election made in accordance with this definition to the Administrative Agent.

“Governmental Authority”: any nation or government, any state, province, territory or other political subdivision thereof and any other agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Governmental Authorization”: any permit, license, authorization, plan, directive, consent, permission, consent order or consent decree of or from any Governmental Authority, including but not limited to FCC Licenses.

“Governmental Requirement”: any applicable law, treaty, statute, code, ordinance, order, determination, rule, regulation, common law, judgment, decree, injunction, franchise, Governmental Authorization, certificate, or other directive or requirement, whether now or hereinafter in effect.

“Group Member”: any of the Borrower or any of the Restricted Subsidiaries of the Borrower.

“Guarantee Agreement”: the Guarantee Agreement executed by Parent and each Subsidiary Guarantor in favor of the Administrative Agent, substantially in the form of Exhibit B.

“Guarantee”: a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise); provided, however, that the term Guarantee shall not include endorsements of instruments for deposit or collection in the ordinary course of business or customary indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation (or portion thereof) in respect of which such Guarantee is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Guarantor”: Parent and any other Person who has guaranteed the obligations of the Borrower under this Agreement pursuant to the Guarantee Agreement, until released from such guarantee pursuant to the provisions of this Agreement, the Guarantee Agreement or any Intercreditor Agreement, as applicable.

“Hazardous Materials”: (i) petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and explosive or radioactive substances or (ii) any chemical, material, waste, substance or pollutant that is prohibited, limited or regulated pursuant to any Environmental Law.

“Hedge Agreements”: all agreements governing Hedging Obligations.

“Hedging Obligations”: with respect to any specified Person, the obligations of such Person under:

(a) interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

(b) other agreements or arrangements designed to manage interest rates or interest rate risk; and

(c) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices,

and any guarantee in respect thereof.

“IFRS”: the international accounting standards promulgated by the International Accounting Standards Board and its predecessors, as adopted by the European Union, as in effect from time to time.

“Immaterial Subsidiary”: any Subsidiary of the Borrower that at any time has Consolidated Total Assets accounting for less than 2.50% of the Borrower’s Consolidated Total Assets; provided that the aggregate Consolidated Total Assets of all Immaterial Subsidiaries shall not at any time exceed 5.00% of the Borrower’s Consolidated Total Assets.

“Incremental Equivalent Debt”: Indebtedness consisting of (i) unsecured senior, senior subordinated or junior subordinated notes, or senior secured notes secured by the Collateral on an equal or junior priority basis with or to the Obligations, in each case issued in a public offering, Rule 144A or other private placement or (ii) senior unsecured loans or senior secured loans secured by the Collateral on an equal or junior priority basis with or to the Obligations, in each case of clauses (i) and (ii) subject to the terms set forth in Section 2.23(e).

“Incremental Facilities”: as defined in Section 2.23(a).

“Incremental Facility Amendment”: as defined in Section 2.23(d).

“Incremental Facility Closing Date”: as defined in Section 2.23(d).

“Incremental Loans”: as defined in Section 2.23(a).

“Incremental Revolving Commitments”: as defined in Section 2.23(a).

“Incremental Revolving Credit Loans”: as defined in Section 2.23(a).

“Incremental Revolving Increase”: as defined in Section 2.23(a).

“Incremental Revolving Lender”: as defined in Section 2.23(d).

“Incremental Term Facilities”: as defined in Section 2.23(a).

“Incremental Term Loans”: as defined in Section 2.23(a).

“Indebtedness”: with respect to any specified Person, without duplication,

(a) any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:

(1) in respect of borrowed money;

(2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3) in respect of banker’s acceptances;

(4) representing Financing Lease Obligations;

(5) representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed, except any such balance that constitutes an accrued expense or a trade payable or escrow for obligations, including indemnity obligations; or

(6) representing any Hedging Obligations; and

(b) any financial liabilities recorded in respect of the upfront proceeds received in connection with the Towers Transactions,

in each case, if and only to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person. Notwithstanding the foregoing, the following shall not constitute Indebtedness: (1) accrued expenses and trade accounts payable arising in the ordinary course of business; (2) any indebtedness that has been defeased in accordance with GAAP or defeased pursuant to the deposit of cash or Cash Equivalents (in an amount sufficient to satisfy all obligations relating thereto at maturity or redemption, as applicable, including all payments of interest and premium, if any) in a trust, escrow or account created or pledged for the sole benefit of the holders of such indebtedness, and in accordance with the other applicable terms of the instrument governing such indebtedness; (3) any obligation arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; (4) any obligation arising from any agreement providing for indemnities, Guarantees, escrows, purchase price adjustments, holdbacks, contingency payment obligations based on the performance of the acquired or disposed assets or similar obligations (other than Guarantees of Indebtedness) incurred by any Person in connection with the acquisition or disposition of assets; (5) Standard Securitization Undertakings and obligations incurred by a Permitted Receivables Financing Subsidiary in a Permitted Receivables Financing that is not recourse to Parent or any Group Member other than (A) one or more Permitted Receivables Financing Subsidiaries and (B) pursuant to Standard Securitization Undertakings; (6) accruals for payroll and other liabilities accrued in the ordinary course of business; (7) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the seller; (8) all intercompany liabilities among the Borrower and/or the Restricted Subsidiaries having a term not exceed 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business and (9) any operating lease that must be recognized on the balance sheet of such Person as a lease liability and right-of-use asset in accordance with the Financial Accounting Standards Board Update No. 2016-02, dated February 2016 (Leases (Topic 842)), which adopts Accounting Standards Codification 842. The amount of any Indebtedness shall be determined in accordance with the last paragraph of Section 6.3 hereof.

“Indemnified Taxes”: all (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee”: as defined in Section 9.3(b).

“Information”: as defined in Section 9.12(a).

“Initial Intra-Company Spectrum Lease Agreement”: the Intra-Company Spectrum Lease Agreement, dated as of October 27, 2016, by and among, inter alia, various SpectrumCo1 entities, as lessors, Sprint Communications, Inc., as lessee, Sprint Corporation and the other guarantors party thereto (as amended from time to time).

“Initial Spectrum Performance Agreement”: the SCI Payment and Performance Undertaking Agreement, dated as of October 27, 2016, between Sprint Communications, Inc., Sprint Corporation, the other grantors party thereto, and Deutsche Bank Trust Company Americas, as trustee (as amended from time to time).

“Initial Term Loans”: the Term Loans incurred on the Closing Date.

“Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, state, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, service marks, trade dress, domain names, technology, know-how and processes, recipes, formulas, trade secrets and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Intercreditor Agreements”: the collective reference to the Collateral Trust Agreement and any other any Senior/Junior Intercreditor Agreement or Senior Pari Passu Intercreditor Agreement.

“Interest Election Request”: a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.9.

“Interest Payment Date”: (a) with respect to any ABR Loan, the last Business Day of each March, June, September and December commencing with the last Business Day of June, 2020, and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period”: with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months (or, to the extent agreed to by all applicable Lenders, (i) twelve months or (ii) solely in respect of Revolving Credit Loans, one week) thereafter, as the Borrower may elect; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interpolated Screen Rate”: in relation to the LIBO Rate for any Loan, the rate which results from interpolating on a linear basis between: (a) the rate appearing on ICE Benchmark Administration page (or on any successor or substitute page of such service) for the longest period (for which that rate is available) which is less than the applicable Interest Period and (b) the rate appearing on the ICE Benchmark Administration page (or on any successor or substitute page of such service) for the shortest period (for which that rate is available) which exceeds the applicable Interest Period, each as of approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“Investments”: with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees), advances (excluding commission, travel, entertainment, drawing accounts and similar advances to directors, officers and employees made in the ordinary course of business and excluding the purchase of assets, equipment, property or accounts receivables created or acquired in the ordinary course of business) or capital contributions, and purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities. If the Borrower or any Restricted Subsidiary of the Borrower sells or otherwise disposes of any Capital Stock of any direct or indirect Restricted Subsidiary of the Borrower such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Borrower, the Borrower will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Borrower’s Investments in such Restricted Subsidiary that were not sold or disposed of in an amount determined as provided in the final paragraph of Section 6.1 hereof. Except as otherwise provided in this Agreement, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.

“IRS”: United States Internal Revenue Service.

“ISP” means the International Standby Practices, International Chamber of Commerce Publication No. 590 (or such later version thereof as may be in effect at the applicable time).

“Issuing Bank”: (i) Deutsche Bank AG New York Branch, Credit Suisse AG, Cayman Islands Branch, Goldman Sachs Bank USA, Barclays Bank PLC, Morgan Stanley Senior Funding, Inc., Royal Bank of Canada, BNP Paribas Corp., Commerzbank AG, New York Branch, Credit Agricole Corporate and Investment Bank, The Toronto-Dominion Bank, New York Branch, Wells Fargo Bank, National Association, Banco Santander, S.A., New York Branch, Societé Generale, Truist Bank, National Westminster Bank plc and U.S. Bank National Association, each in their capacity as issuer of any Letter of Credit and (ii) such other Revolving Credit Lenders or Affiliates of Revolving Credit Lenders that are reasonably acceptable to the Administrative Agent and the Borrower that agrees, pursuant to an agreement with and in form and substance reasonably satisfactory to the Administrative Agent and the Borrower, to be bound by the terms hereof applicable to such Issuing Bank. Any Issuing Bank may cause Letters of Credit to be issued by its designated Affiliates or financial institutions and such Letters of Credit shall be treated as issued by such Issuing Bank for all purposes under the Loan Documents. Notwithstanding anything herein to the contrary, no Issuing Bank shall be required to issue Letters of Credit other than standby Letters of Credit denominated in Dollars.

“Junior Lien Obligations”: any Indebtedness that is secured by Liens on the Collateral on a junior basis to the First Lien Obligations.

“Latest Maturity Date”: at any date of determination, the latest Maturity Date applicable to any Loan or Commitment hereunder at such time.

“LC Commitment”: as of any date of determination, with respect to any Issuing Bank, such Issuing Bank’s share of the LC Sublimit, (x) as the same may be adjusted from time to time as a result of an agreement by such Issuing Bank, with the Borrower’s consent, to assume the obligations of another such Issuing Bank with respect to any or all of the Letters of Credit issued by such other Issuing Bank or (y) as the same may be reduced from time to time as a result of the addition of a new Issuing Bank, with the Borrower’s consent, in accordance with the terms hereof. The LC Commitment of each Issuing Bank on the Closing Date shall be as set forth on Schedule 2.1.

“LC Disbursement”: a payment made by any Issuing Bank pursuant to a Letter of Credit.

“LC Exposure”: at any time, the sum of (i) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (ii) the aggregate amount of all LC Disbursements in respect of Letters of Credit that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Lender shall be its Applicable Percentage of the total LC Exposure at such time, in each case with respect to the Revolving Credit Facility. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, that with respect to any Letter of Credit that, by its terms or any document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the then applicable maximum stated amount of such Letter of Credit after giving effect to all prior increases, whether or not such maximum stated amount is in effect at such time.

“LC Sublimit”: $1,000.0 million, as such amount may be increased from time to time in accordance with Section 9.2(i).

“LCT Election”: as defined in Section 1.5(b).

“LCT Test Date”: as defined in Section 1.5(b).

“Lender Parties”: as defined in Section 9.16.

“Lenders”: the Persons listed on Schedule 2.1 and any other Person that shall have become a party hereto as a lender pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto as a lender pursuant to an Assignment and Assumption.

“Letter of Credit” any standby letter of credit, in a form acceptable to the Issuing Bank in its sole and absolute discretion, issued by the Issuing Bank pursuant to the provisions hereof and providing for the payment of cash upon the honoring of a presentation thereunder. Each Existing Roll-Over Letter of Credit shall be deemed to constitute a Letter of Credit issued hereunder on the Closing Date for all purposes of the Loan Documents.

“LIBO Rate”: with respect to any Interest Period when used in reference to any Eurodollar Borrowing, (a) the rate of interest appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page of such service, or any successor to such service as determined by Administrative Agent) as the London interbank offered rate administered by ICE Benchmark Administration Limited (or such other Person that takes over the administration of such rate) for deposits in US Dollars for a term comparable to such Interest Period, at approximately 11:00 a.m. (London time) on the date which is two Business Days prior to the commencement of such Interest Period, and (b) if any such rate is not available at such time for any reason, then the “LIBO Rate” for such Interest Period shall be the Interpolated Screen Rate.

“LIBO Successor Rate”: as defined in Section 1.10(a).

“LIBO Successor Rate Conforming Changes”: with respect to any proposed LIBO Successor Rate, any conforming changes to the definition of Alternate Base Rate, Interest Period, timing and frequency of determining rates and making payments of interest and other administrative matters as may be appropriate, in the reasonable discretion of the Administrative Agent and consented to by the Borrower, to reflect the adoption of such LIBO Successor Rate and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent determines that adoption of such market practice is not administratively feasible or that no market practice for the administration of such LIBO Successor Rate exists, in such other manner of administration as the Administrative Agent elects with the consent of the Borrower).

“Lien”: with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement and any lease in the nature thereof; provided that in no event shall an operating lease in and of itself constitute a Lien.

“Limited Condition Transaction”: any acquisition or other Investment (including an acquisition of Spectrum or other assets) or irrevocable debt repurchase or redemption by the Borrower or one or more of its Restricted Subsidiaries, whose consummation is not conditioned on the availability of, or on obtaining, third party financing.

“Loan”: any loan made by any Lender pursuant to this Agreement.

“Loan Documents”: this Agreement, the Security Documents, the Guarantee Agreement, any Notes, the Collateral Trust Agreement, any other Intercreditor Agreements, any Permitted Amendment and any other document executed and delivered in conjunction with this Agreement from time to time and designated as a “Loan Document”.

“Loan Parties”: the collective reference to the Borrower and the Guarantors; provided that to the extent such term is used in connection with an obligation to deliver collateral security, it shall not include any Unsecured Guarantor.

“Material Adverse Effect”: a material adverse effect on (a) the business, financial condition, assets or results of operations, in each case, of the Group Members, taken as a whole, (b) the ability of the Loan Parties, taken as a whole, to perform their payment obligations under the Loan Documents or (c) the rights and remedies of the Administrative Agent and the Lenders, taken as a whole, under any Loan Document.

“Material Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any material agreement, instrument or other undertaking to which such Person is a party or by which it or any of its Property is bound.

“Maturity Date”: with respect to (a) the Revolving Credit Facility, the applicable Revolving Credit Maturity Date and (b) the Term Loan Facility, the Term Loan Maturity Date; provided that the reference to Maturity Date with respect to any other Term Loans shall be the final maturity date as specified in the applicable Incremental Facility Amendment or Replacement Facility Amendment, and with respect to any Extended Term Loans in respect thereof, shall be the final maturity date as specified in the applicable Extension Offer.

“Maximum Rate”: as defined in Section 9.17.

“MNPI”: any material Nonpublic Information regarding Parent, the Borrower and their respective Subsidiaries or the Loans or securities of any of them that has not been disclosed to the Lenders generally (other than Lenders who elect not to receive such information). For purposes of this definition “material Nonpublic Information” shall mean Nonpublic Information with respect to the business of Parent, the Borrower and their respective Subsidiaries or that would reasonably be expected to be material to a decision by any Lender to participate in any Dutch Auction or assign or acquire any Term Loans or to enter into any of the transactions contemplated thereby or would otherwise be material for purposes of United States Federal and state securities laws.

“Moody’s”: Moody’s Investors Service, Inc. and its successors.

“Multiemployer Plan”: a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Equity Proceeds”: the net cash proceeds received by the Borrower since the Reference Notes Indenture Closing Date as a contribution to its common equity capital or from the issue or sale of Equity Interests of the Borrower (other than Disqualified Stock).

“Net Income”: with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock accretion or dividends, excluding however:

(a) any gain (or loss), together with any related provision for taxes on such gain (or loss) realized in connection with:

(i) dispositions of assets (other than in the ordinary course of business); or

(ii) the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

(b) any extraordinary gain (or loss), together with any related provision for taxes on such extraordinary gain (or loss).

“Net Proceeds”: (1) in connection with any Asset Sale, the aggregate cash proceeds received by the Borrower or any of its Restricted Subsidiaries in respect of such Asset Sale (including any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale, but excluding any items deemed to be cash pursuant to Section 6.4(b)(i) hereof), net of all costs relating to such Asset Sale, including (a) legal, accounting and investment banking fees, finder’s fees, sales commissions, employee severance costs, and any relocation expenses incurred as a result of the Asset Sale, (b) taxes paid or payable (including, for the avoidance of doubt, taxes paid or payable by Parent) as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, (c) amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets that were the subject of such Asset Sale, to the extent applied in accordance with the second paragraph of Section 6.4, (d) all distributions and other payments required to be made to minority interest holders in Restricted Subsidiaries as a result of such Asset Sale and (e) any amounts to be set aside in any reserve established in accordance with GAAP or any amount placed in escrow, in either case for adjustment in respect of the sale price of such properties or assets or for liabilities associated with such Asset Sale and retained by the Borrower or any of its Restricted Subsidiaries until such time as such reserve is reversed or such escrow arrangement is terminated, in which case Net Proceeds shall include only the amount of the reserve so reversed or the amount returned to the Borrower or its Restricted Subsidiaries from such escrow arrangement, as the case may be, and (2) in connection with any issuance or incurrence of any Indebtedness, the cash proceeds received by any Group Member from such issuance or incurrence, net of reasonable out-of-pocket attorneys’ fees, investment banking and advisory fees, accountants’ fees, underwriting discounts and commissions and other customary out-of-pocket fees, costs and expenses actually incurred in connection therewith (including, in the case of a Replacement Facility or Permitted Refinancing Indebtedness, any swap breakage costs and other termination costs related to Hedge Agreements and any other fees and expenses actually incurred in connection therewith), in each case as determined reasonably and in good faith by a Responsible Officer of the Borrower.

“Non-Consenting Lender”: as defined Section 2.21(c).

“Non-Loan Party Subsidiary”: any Restricted Subsidiary of the Borrower that is not a Loan Party.

“Non-Recourse Debt”: Indebtedness:

(1) as to which neither the Borrower nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), subject to customary “bad-boy” exceptions, (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

(2) no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness of the Borrower or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its stated maturity; and

(3) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Borrower or any of its Restricted Subsidiaries;

provided that Non-Recourse Debt incurred by a Permitted Receivables Financing Subsidiary, Permitted Spectrum Financing Subsidiary or Permitted Tower Financing Subsidiary may have recourse to the Borrower and the other Group Members pursuant to Standard Securitization Undertakings.

“Nonpublic Information”: information which has not been disseminated in a manner making it available to investors generally, within the meaning of Regulation FD.

“Note”: any promissory note evidencing any Loan substantially in the form of Exhibit G-1 or G-2.

“Obligations”: the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and Reimbursement Obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed or allowable in such proceeding) the Loans, the Reimbursement Obligations and all other obligations and liabilities of the Loan Parties to the Administrative Agent or to any Lender or any Qualified Counterparty, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement or any other Loan Document, the Letters of Credit or any Designated Hedge Agreement, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs or expenses (including all fees, charges and disbursements of counsel to the Arrangers, to the Agents or to any Lender that are required to be paid by the Borrower pursuant hereto and including fees, costs and expenses interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not allowed or allowable in such proceeding), any Designated L/C Facilities Obligations and any Cash Management Obligations; provided that (i) obligations of the Borrower or any other Loan Party in respect of any Designated L/C Facilities Obligations, Designated Hedging Obligations or Cash Management Obligations shall be secured and guaranteed pursuant to the Security Documents only to the extent that, and for so long as, the other Obligations are so secured and guaranteed and (ii) any release of Collateral or Guarantors effected in the manner permitted by this Agreement or any Security Document shall not require the consent of the holders of Designated L/C Facilities Obligations, holders of Designated Hedging Obligations or holders of any Cash Management Obligations. Notwithstanding the foregoing, “Obligations” of any Loan Party shall not include any Excluded Swap Obligation of such Loan Party.

“OFAC”: as defined in Section 3.21(b).

“Officers’ Certificate”: a certificate signed on behalf of the Borrower by a Responsible Officer of the Borrower.

“Optional Prepayment Amount”: for any Excess Cash Flow Period, the aggregate amount of all optional prepayments (including any premiums and penalties associated therewith) or purchases (including any “yanks” of non-consenting lenders thereunder) by any Purchasing Borrower Party or any Loan Party of the Term Loans, the Revolving Credit Loans (but only to the extent accompanied by a permanent reduction in commitments) and any other Indebtedness that constitutes First Lien Obligations (or, at the option of the Borrower, during such Excess Cash Flow Period and the period in the succeeding Excess Cash Flow Period prior to the applicable Excess Cash Flow Application Date), in each case except to the extent that such prepayments or repurchases are funded with the proceeds of incurrences of long-term Indebtedness (other than Indebtedness in respect of any revolving credit facility); provided, with respect to any prepayment of Term Loans, Incremental Term Loans, any Permitted Refinancing Indebtedness in respect of Term Loans, or any Incremental Equivalent Debt or any Permitted Refinancing Indebtedness in respect of Incremental Equivalent Debt, in each case by any Purchasing Borrower Party pursuant to Section 9.4 or the corresponding provision in the definitive agreement governing any Incremental Equivalent Debt or such Permitted Refinancing Indebtedness, and with respect to any repurchase thereof by a Loan Party (including without limitation pursuant to Auctions in accordance with Section 2.12(f)), the Optional Prepayment Amount shall include only the aggregate amount of cash actually paid by such Purchasing Borrower Party or Loan Party in respect of the principal amount of the Term Loans, Incremental Equivalent Debt or Permitted Refinancing Indebtedness, as the case may be, so prepaid or repaid; provided, further, that to the extent any such prepayments or repurchases made after the applicable Excess Cash Flow Period reduce Excess Cash Flow for such Excess Cash Flow Period, such prepayments or repurchases shall not also reduce Excess Cash Flow in the Excess Cash Flow Period in which they are made.

“Organizational Documents”: with respect to any Person and as applicable, the certificate of incorporation or formation, memorandum or articles of association, bylaws, limited liability company agreement, limited partnership agreement or other organizational documents of such Person.

“Other Applicable Indebtedness”: as defined in Section 2.14(g).

“Other Connection Taxes”: with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Loan Party under any Loan Document, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than a connection arising solely from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes”: all present or future stamp, court, documentary, intangible, recording, filing or similar Taxes imposed by any Governmental Authority arising from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any other Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.21(b)).

“Other Term Loans”: as defined in Section 2.23(a).

“Parent”: T-Mobile US, Inc., a Delaware corporation.

“Parent Only Subsidiary”: Any Subsidiary of Parent that is (x) not a Subsidiary of the Borrower or any other Loan Party (other than Parent) and (y) directly or indirectly owns Capital Stock of the Borrower.

“Participant”: as defined in Section 9.4(c).

“Participant Register”: as defined in Section 9.4(c).

“Participating Member State”: any member state of the European Community that adopts or has adopted the Euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union.

“PATRIOT Act”: Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT Act of 2001), as amended.

“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA and any successor entity performing similar functions.

“Permanent Financing”: one or more debt facilities or other Indebtedness, whether in the form of notes or loans and whether secured or unsecured, in each case the proceeds of which are used to refinance or replace the Bridge Facility or any other Permanent Financing in whole or in part.

“Permitted Acquisition”: Permitted Investments made under clause (c) of the definition thereof, and acquisitions of spectrum licenses.

“Permitted Amendment”: any Extension Amendment, Incremental Facility Amendment or Replacement Facility Amendment.

“Permitted Asset Swap”: the purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and Cash Equivalents between the Borrower or any of the Restricted Subsidiaries and another Person.

“Permitted Bond Hedge Transaction”: any call or capped call option (or substantively equivalent derivative transaction) on Parent’s common stock purchased by the Borrower in connection with the issuance of any Convertible Debt; provided that the purchase price for such Permitted Bond Hedge Transaction, does not exceed the net cash proceeds received by the Borrower from the sale of such Convertible Debt issued in connection with the Permitted Bond Hedge Transaction.

“Permitted Business”: any business, service or other activity in which the Borrower and its Subsidiaries or any direct or indirect parent of the Borrower were engaged on the Closing Date, or any business similar, related, complementary, incidental or ancillary thereto or that constitutes a reasonable extension, development or expansion thereof, or any business reasonably related to the telecommunications industry, and the acquisition, holding or exploitation of any license relating to the delivery of those services.

“Permitted Credit Agreement Refinancing Indebtedness”: in the case of any (a) Permitted Pari Passu Secured Refinancing Debt, (b) Permitted Junior Secured Refinancing Debt or (c) Permitted Unsecured Refinancing Debt, in each case, issued, incurred or otherwise obtained (including by means of the extension or renewal of existing Indebtedness) in exchange for, or to extend, renew, replace or refinance, in whole or part, existing Loans or Revolving Credit Commitments (including any successive Permitted Credit Agreement Refinancing Indebtedness) (“Refinanced Debt”), such exchanging, extending, renewing, replacing or refinancing Indebtedness that (i) is in an original aggregate principal amount not greater than the aggregate principal amount of the Refinanced Debt except by an amount equal to unpaid accrued or capitalized interest thereon, any make-whole payments or premium (including tender premium) applicable thereto or paid in connection therewith, plus upfront fees and original issue discount on such exchanging, extending, renewing, replacing or refinancing Indebtedness, plus other fees and expenses in connection with such exchange, modification, refinancing, refunding, renewal, replacement or extension, (ii) does not require any scheduled payment of principal (including pursuant to a sinking fund obligation) or mandatory redemption or redemption at the option of the holders thereof or similar prepayment prior to the maturity date of the applicable Refinanced Debt (other than customary offers to purchase upon an asset sale or change of control), the maturity date of such Indebtedness is not prior to the maturity date of the applicable Refinanced Debt and, in the case of a refinancing of Term Loans, the Weighted Average Life to Maturity of such Indebtedness is not shorter than the Weighted Average Life to Maturity of the applicable Refinanced Debt, (iii) has terms and conditions (other than (x) as provided in the foregoing clause (ii), (y) interest rate, fees, funding discounts and other pricing terms, liquidation preferences, call protection periods, prepayment or other premiums, optional prepayment terms and redemption terms (subject to the foregoing clause (ii)) and subordination terms and (z) covenants (including any financial maintenance covenants added for the benefit of any lenders or investors providing such Indebtedness) or other provisions to the extent (1) also added for the benefit of any existing Lenders or (2) applicable only to periods after the then Latest Maturity Date at the time of incurrence of such Indebtedness) that are, when taken as a whole, not materially more favorable (as determined by the Borrower in good faith) to the lenders or investors providing such Indebtedness than those set forth in the Loan Documents are to the Lenders holding such Refinanced Debt, (iv) is guaranteed only by such Person that is also a Guarantor and (v) the proceeds of which are used to repay (in the case of Refinanced Debt consisting of Loans), defease or satisfy and discharge such Refinanced Debt and pay all accrued interest, fees and premiums (if any) in connection therewith; provided that, in the case of Refinanced Debt consisting of Revolving Credit Loans, the Revolving Credit Commitments shall be permanently reduced on a dollar-for-dollar basis, in each case substantially concurrently with the issuance, incurrence or obtaining of such Permitted Credit Agreement Refinancing Indebtedness.

“Permitted Debt”: as defined in Section 6.3(b).

“Permitted Early Maturity Indebtedness”: (i) any Indebtedness in an aggregate principal amount at any one time outstanding not to exceed the greater of $5,000.0 million and 22.5% of Consolidated Cash Flow determined on a Pro Forma Basis as of the most recently ended Test Period, (ii) Indebtedness with amortization in excess of 1.00% a year that is marketed principally to commercial banks (as reasonably determined by the Borrower) and (iii) any “bridge loan” or bridge notes facilities that automatically convert or exchange, subject to customary conditions, into long-term “permanent” financing that otherwise satisfies any applicable requirements relating to maturity and weighted average life to maturity.

“Permitted Holder”: (i) DT and (ii) any direct or indirect Subsidiary of DT.

“Permitted Investments”:

(a) any Investment in the Borrower or in any Restricted Subsidiary of the Borrower;

(b) any Investment in Cash Equivalents;

(c) any Investment by the Borrower or any Restricted Subsidiary of the Borrower in a Person, if as a result of such Investment:

(i) such Person becomes a Restricted Subsidiary of the Borrower; or

(ii) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets or any division or business unit to, or is liquidated into, the Borrower or a Restricted Subsidiary of the Borrower;

(d) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with Section 6.4 hereof;

(e) any acquisition of assets or Capital Stock solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Borrower or Equity Interests of Parent;

(f) any Investments received in compromise or resolution of (i) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Borrower or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer or upon enforcement of any Lien in favor of the Borrower or any Restricted Subsidiary; or (ii) litigation, arbitration or other disputes with Persons who are not Affiliates;

(g) Investments represented by Hedging Obligations;

(h) loans or advances to, and guarantees of Indebtedness of, employees or directors made in the ordinary course of business of the Borrower (or any of its direct or indirect parent companies) or any Restricted Subsidiary of the Borrower in an aggregate principal amount not to exceed the greater of $125.0 million and 0.50% of Consolidated Cash Flow determined on a Pro Forma Basis as of the most recently ended Test Period at any one time outstanding;

(i) any payment on or with respect to, or purchase, redemption, defeasement or other acquisition or retirement for value of (i) any of the Term Loans or (ii) any other Indebtedness that is pari passu in right of payment with the foregoing, other than Subordinated Indebtedness;

(j) advances and prepayments for asset purchases in the ordinary course of business in a Permitted Business of the Borrower or any of its Restricted Subsidiaries;

(k) Investments (i) existing on the Closing Date, (ii) made pursuant to binding commitments in effect on the Closing Date and (iii) that replace, refinance, refund, renew or extend any Investment described under either of the immediately preceding clauses (i) and (ii); provided that any such Investment is in an amount that does not exceed the amount replaced, refinanced, refunded, renewed or extended except to the extent required by the terms of such Investment or commitment on the Closing Date and fees and expenses in connection therewith;

(l) Investments in connection with the Dish Transactions or the Consent Decree Transactions;

(m) Permitted Bond Hedge Transactions which constitute Investments;

(n) (i) Permitted Joint Venture Investments, and (ii) other Investments to the extent such Investment under (i) or (ii) has an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (n) that are at the time outstanding, not to exceed the greater of $6,600.0 million and 30.0% of Consolidated Cash Flow determined on a Pro Forma Basis as of the most recently ended Test Period; provided that if any Investment pursuant to this clause (n) is made in any Person that is not a Restricted Subsidiary at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (a) above and shall cease to have been made pursuant to this clause (n) for so long as such Person continues to be a Restricted Subsidiary ;

(o) Investments in a Person primarily engaged in a Permitted Business having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (o) since the Closing Date that are at that time outstanding, not to exceed the greater of $625.0 million and 2.75% of Consolidated Cash Flow determined on a Pro Forma Basis as of the most recently ended Test Period;

(p) guarantees permitted under Section 6.3 hereof;

(q) deposits or payments made with the FCC in connection with the auction or licensing of Governmental Authorizations;

(r) any Investment deemed made from time to time pursuant to Section 5.13 in connection with a Specified Unrestricted Subsidiary Designation, in an amount equal to the aggregate Fair Market Value of all outstanding Investments owned by the Borrower and its Restricted Subsidiaries in the Subsidiaries designated as Unrestricted Subsidiaries pursuant to such Specified Unrestricted Subsidiary Designation, but only to the extent not in excess of the aggregate Fair Market Value of all outstanding Investments owned by the Borrower and its Restricted Subsidiaries in such designated Subsidiaries as of the Reference Notes Indenture Closing Date (for this purpose, it shall be assumed, as regards to Investments in any Designated Tower Entity, that all wireless communications sites, towers, and related contracts, equipment, improvements, real estate, and other assets of the Borrower and its subsidiaries subject to the Towers Transactions that are contemplated to be transferred to the Designated Tower Entities in accordance with the terms of the Towers Transactions, as contemplated in the Towers Transactions Agreements as in effect as of the Closing Date or as amended in a manner that is not prohibited by this Agreement and is not materially adverse to the interests of the Lenders (in their capacity as such) had been transferred to the Designated Tower Entities, whether or not all such transfers have in fact then taken place, but disregarding any transfers of assets not part of the Towers Transactions as contemplated in the Towers Transactions Agreements as in effect on the Closing Date or as amended in a manner that is not prohibited by this Agreement and is not materially adverse to the interests of the Lenders (in their capacity as such);

(s) (i) Investments in a Permitted Receivables Financing Subsidiary, a Permitted Tower Financing Subsidiary or a Permitted Spectrum Financing Subsidiary and (ii) any Investment by a Permitted Receivables Financing Subsidiary, a Permitted Tower Financing Subsidiary or a Permitted Spectrum Financing Subsidiary in any other Person in connection with a Permitted Receivables Financing, a Permitted Tower Financing or a Permitted Spectrum Financing, as applicable;

(t) any other Investments made in connection with the Towers Transactions, as contemplated in the Towers Transactions Agreements as in effect on the Closing Date or as amended in a manner that is not prohibited by this Agreement and is not materially adverse to the interests of the Lenders (in their capacity as such);

(u) Investments consisting of any license or sublicense of intellectual property granted in the ordinary course of business or which do not materially interfere with the ordinary course of business of the Borrower or any Restricted Subsidiary;

(v) Investments consisting of purchases and acquisitions of inventory, supplies, licenses, materials and equipment (including prepayments to suppliers) or purchases of contract rights or licenses or leases of intellectual property, in each case in the ordinary course of business;

(w) Investments of a Restricted Subsidiary acquired after the Closing Date or of an entity merged into or consolidated with a Restricted Subsidiary in a transaction that is not prohibited by Section 6.7 after the Closing Date to the extent that such Investments were not made in contemplation of such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(x) Investments made in connection with obtaining, maintaining or renewing client contacts and advances, loans, rebates and extensions of credit (including the creation of receivables) to suppliers, distributors, customers and vendors and performance guarantees, in each case in the ordinary course of business;

(y) loans and advances to direct and indirect parent companies of the Borrower in lieu of, and not in excess of the amount of (after giving effect to any other loans, advances or Restricted Payments in respect thereof), Restricted Payments to the extent permitted to be made to such companies in accordance with Section 6.1 (and, for avoidance of doubt, the amount of Restricted Payments permitted to be made to such companies in accordance with Section 6.1 correspondingly reduced by such loans and advances made pursuant to this clause (y));

(z) any Investment in any Subsidiary or any joint venture in connection with intercompany cash management arrangements or related activities arising in the ordinary course of business; and

(aa) other Investments, provided that the Total Net Leverage Ratio calculated on a Pro Forma Basis after giving effect to such Investment would be equal to or less than 3.00 to 1.00.

Notwithstanding any other provision to the contrary, no Permitted Investment shall be deemed to be a Restricted Payment. To the extent any Investment in any person is made in compliance with Section 6.1(b) in reliance on a category above that is subject to a US Dollar-denominated restriction on the making of Investments and, subsequently, such Person returns to the Borrower, any other Loan Party or, to the extent applicable, any Restricted Subsidiary all or any portion of such Investment (in the form of a dividend, distribution, interest, payment, return of capital, repayment, liquidation or otherwise but excluding intercompany Indebtedness), such return shall be deemed to be credited to the US Dollar-denominated category against which the Investment is then charged (but in any event not in an amount that would result in the aggregate dollar amount able to be invested in reliance on such category to exceed such US Dollar-denominated restriction). To the extent the category subject to a US Dollar-denominated restriction is also subject to an equivalent percentage of such US Dollar amount which, at the date of determination, produces a numerical restriction that is greater than such US Dollar amount, then such US Dollar equivalent shall be deemed to be substituted in lieu of the corresponding US Dollar amount in the foregoing sentence for purposes of determining such credit.

“Permitted Joint Venture Investment”: with respect to any specified Person, Investments in any other Person engaged in a Permitted Business of which at least 40% of the outstanding Capital Stock of such other Person is at the time owned directly or indirectly by the specified Person.

“Permitted Junior Secured Refinancing Debt”: Indebtedness in the form of one or more series of secured notes or loans; provided that, (i) such Indebtedness is, in each case, secured by Collateral on a junior basis to the Liens securing the Obligations, (ii) such Indebtedness constitutes Permitted Credit Agreement Refinancing Indebtedness, (iii) the security agreements relating to such Indebtedness are not materially more favorable (as determined in good faith by Parent) to the lenders or investors thereunder than the Security Documents and (iv) a Senior Representative acting on behalf of the holders of such Indebtedness shall have become party to a Senior/Junior Intercreditor Agreement or such other customary intercreditor arrangements reasonably satisfactory to the Administrative Agent. Permitted Junior Secured Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Permitted Liens”:

(a) Liens securing Indebtedness and other obligations permitted by Section 6.3(b)(i), (viii) and (xix) hereof, provided that any secured Permitted Refinancing Indebtedness incurred in respect of Indebtedness or other obligations previously secured pursuant to this clause (a) will be treated as Indebtedness secured pursuant to this clause (a) in making any determination as to whether additional Indebtedness or other obligations may be secured pursuant to this clause (a);

(b) Liens in favor of the Borrower or the Guarantors;

(c) Liens on property of a Person existing at the time such Person becomes a Restricted Subsidiary or is merged with or into or consolidated with the Borrower or any Subsidiary of the Borrower; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets (other than improvements thereon, accessions thereto and proceeds thereof) other than those of the Person that becomes a Restricted Subsidiary or is merged into or consolidated with the Borrower or the Subsidiary;

(d) Liens on property (including Capital Stock) existing at the time of acquisition of the property by the Borrower or any Subsidiary of the Borrower; provided that such Liens were in existence prior to, and not incurred in contemplation of, such acquisition;

(e) (x) bankers’ Liens, rights of setoff or similar rights and remedies as to deposit accounts or other funds maintained with a depositary institution, and (y) Liens, deposits (including deposits with the FCC) or pledges to secure the performance of bids, tenders, trade or governmental contracts, leases, licenses, statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(f) Liens to secure Indebtedness (including Financing Lease Obligations) permitted by Section 6.3(b)(iv) covering only the assets (including the proceeds thereof, accessions thereto, lease and sublease interests related thereto and upgrades thereof) acquired with or financed by such Indebtedness;

(g) Liens existing on the Closing Date;

(h) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(i) Liens imposed by law or contract, such as carriers’, warehousemen’s, suppliers’, vendors’, construction, repairmen’s, landlord’s and mechanics’ Liens or other similar Liens, in each case, incurred in the ordinary course of business;

(j) survey exceptions, encumbrances, leases, subleases, encroachments, protrusions, easements or reservations of, or rights of others for, licenses, sub-licenses, rights-of-way, servitudes, sewers, electric lines, drains, telegraph and telephone lines and other similar purposes, or zoning, building codes or other restrictions (including defects or irregularities in title and similar encumbrances) as to the use of real property that were not incurred in connection with Indebtedness, or Liens incidental to the conduct of business of such Person or to the ownership of its properties that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(k) Liens arising by reason of a judgment, attachment, decree or court order, to the extent not otherwise resulting in an Event of Default, and any Liens that are required to protect or enforce any rights in any administrative, arbitration or other court proceedings in the ordinary course of business;

(l) Liens created for the benefit of (or to secure) (1) the Obligations under any Loan Document (including Indebtedness under any Incremental Facility, Replacement Facility and Extended Term Loans), (2) Incremental Equivalent Debt, (3) Designated Hedging Obligations, (4) Designated L/C Facilities Obligations and (5) Cash Management Obligations;

(m) Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under this Agreement; provided, however, that:

(1) the new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to such property and assets and proceeds or distributions of such property and assets and improvements and accessions thereto); and

(2) the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount, or, if greater, committed amount, of the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged and (y) an amount necessary to pay accrued and unpaid interest, any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge;

(n) (x) Liens contained in purchase and sale agreements or lease agreements limiting the transfer of assets pending the closing of the transactions contemplated thereby or the termination of the lease, respectively, (y) spectrum leases or other similar lease or licensing arrangements contained in, or entered into in connection with, purchase and sale agreements, and (z) Liens relating to deposits or escrows established in connection with purchase and sale agreements;

(o) Liens that may be deemed to exist by virtue of contractual provisions that restrict the ability of the Borrower or any of its Subsidiaries from granting or permitting to exist Liens on their respective assets;

(p) Liens on cash or Cash Equivalents securing obligations under any Indebtedness of any Group Member that have been called for redemption, defeasance or discharge;

(q) Liens on cash or Cash Equivalents securing (x) workers’ compensation claims, self-insurance obligations, unemployment insurance or other social security, old age pension, bankers’ acceptances, performance bonds, completion bonds, bid bonds, appeal bonds, indemnity bonds, specific performance or injunctive relief bonds, surety bonds, public liability obligations, or other similar bonds or obligations, or securing any Guarantees or letters of credit functioning as or supporting any of the foregoing, in each case incurred in the ordinary course of business or (y) letters of credit required to be issued for the benefit of any Person that controls a Permitted Joint Venture Investment to secure any put right for the benefit of the Person controlling the Permitted Joint Venture Investment;

(r) Liens arising from Uniform Commercial Code financing statement filings (or similar filings in any other jurisdiction) regarding operating leases or consignments or sales of receivables entered into in the ordinary course of business covering only the property under lease (plus improvements and accessions to such property and proceeds or distributions of such property and improvements and accessions thereto), consignment or sale and other Liens arising solely from precautionary UCC financing statements or similar filings;

(s) any interest or title of a lessor, licensor or sublicensor in the property subject to any lease, license or sublicense entered into in the ordinary course of business;

(t) Liens on cash or Cash Equivalents on deposit to secure reimbursement obligations under letters of credit incurred in the ordinary course of business;

(u) Liens on and pledges of the Equity Interests of any Unrestricted Subsidiary or any Person that is a Permitted Joint Venture Investment owned by the Borrower or any Restricted Subsidiary to the extent securing Non-Recourse Debt or other Indebtedness of such Unrestricted Subsidiary or Person;

(v) Liens arising under operating agreements, joint venture agreements, partnership agreements, contracts for sale and other agreements arising in the ordinary course of business that are customary in the Permitted Business, and applicable only to the assets that are the subject of such agreements or contracts;

(w) Liens securing Hedging Obligations;

(x) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(y) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(z) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(aa) Liens securing any arrangement for treasury, depositary or cash management services provided to the Borrower or any of its Restricted Subsidiaries in the ordinary course of business;

(bb) Liens with respect to obligations that do not exceed at any time the greater of (x) $1,250.0 million and (y) 5.75% of Consolidated Cash Flow determined on a Pro Forma Basis as of the most recently ended Test Period;

(cc) Liens on the Collateral securing obligations in respect of Permitted Pari Passu Secured Refinancing Debt or Permitted Junior Secured Refinancing Debt, or any secured Incremental Equivalent Debt, and any Permitted Refinancing Indebtedness thereof, and any obligations in respect of any Guarantee thereof; provided that a Senior Representative acting on behalf of the holders of any such Indebtedness shall become subject to the provisions of a Senior Pari Passu Intercreditor Agreement, a Senior/Junior Intercreditor Agreement or other intercreditor arrangements reasonably acceptable to the Administrative Agent, as applicable;

(dd) Liens on the Collateral securing obligations in respect of the Senior Secured Notes, subject to the Senior Pari Passu Intercreditor Agreement;

(ee) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements;

(ff) (i) Liens on Permitted Receivables Financing Assets (including liens on any deposit or other accounts primarily holding Permitted Receivables Financing Assets) supporting any Permitted Receivables Financing or any assets supporting any Permitted Tower Financing or Permitted Spectrum Financing, as applicable or (ii) to the extent deemed to constitute Liens, sales or transfers of assets (or interest therein) described in clause (m) of the exceptions to the definition of the term “Asset Sales”;

(gg) Liens, if any, incurred in connection with the Towers Transactions;

(hh) Liens securing Indebtedness so long as:

(i) in the case of Indebtedness that constitutes First Lien Obligations, the Total First Lien Net Leverage Ratio, determined on a Pro Forma Basis (after giving effect to any Pro Forma Transaction or other transaction consummated in connection with, or the consummation of which results in, the creation of such Liens, including any acquisition consummated with the proceeds of Indebtedness secured by such Liens), would not exceed 2.00 to 1.00 as of the time such Liens are incurred (or, if incurred in connection with a Permitted Acquisition or other Investment, the Total First Lien Net Leverage Ratio would not exceed the Total First Lien Net Leverage Ratio immediately prior to such Permitted Acquisition or other Investment); and

(ii) in the case of any other Indebtedness, the Total Secured Net Leverage Ratio, determined on a Pro Forma Basis (after giving effect to any Pro Forma Transaction or other transaction consummated in connection with, or the consummation of which results in, the creation of such Liens, including any acquisition consummated with the proceeds of Indebtedness secured by such Liens), would not exceed 2.50 to 1.00 as of the time such Liens are incurred (or, if incurred in connection with a Permitted Acquisition or other Investment, the Total Secured Net Leverage Ratio would not exceed the Total Secured Net Leverage Ratio immediately prior to such Permitted Acquisition or other Investment).

(ii) Liens on assets of Restricted Subsidiaries that are not Subsidiary Guarantors, securing obligations of Restricted Subsidiaries that are not Subsidiary Guarantors;

(jj) Liens securing obligations of the Borrower and the Guarantors in respect of the operating lease payments owed to SpectrumCo1 or in respect of any other secured spectrum leases to which the Borrower or any of its Restricted Subsidiaries are a party, and any related payment and performance undertaking, secured by the Collateral on a pari passu or junior basis with the Obligations;

(kk) Leases, licenses, subleases and sublicenses of, and the granting of an easement interest in and to, assets (including real property and intellectual property rights and other general intangibles) in the ordinary course of business;

(ll) pledges and deposits in the ordinary course of business to secure liability to insurance carriers, insurance companies and brokers;

(mm) grants of software and other technology licenses in the ordinary course of business;

(nn) Liens arising out of conditional sale, title retention, consignment or similar arrangement for the sale of goods in the ordinary course of business;

(oo) Liens on equipment of the Borrower or any Restricted Subsidiary granted in the ordinary course of business to the Borrower’s or such Restricted Subsidiary’s client at which such equipment is located;

(pp) Liens on receivables and related assets including proceeds thereof being sold in factoring arrangements in the ordinary course of business;

(qq) customary options, put and call arrangements, rights of first refusal and similar rights relating to Investments in joint ventures, partnerships and similar investment vehicles;

(rr) [reserved];

(ss) Liens arising out of or deemed to exist in connection with any financing transaction of the type described in clause (n) of the definition of “Asset Sale”;

(tt) Liens incurred in connection with the Dish Transactions or the Consent Decree Transactions; and

(uu) Liens on cash collateral securing obligations under letter of credit facilities otherwise permitted hereunder.

“Permitted Pari Passu Secured Refinancing Debt”: Indebtedness in the form of one or more series of senior secured loans or senior secured notes; provided that (i) such Indebtedness is secured by the Collateral on a pari passu basis (but without regard to the control of remedies) with the Obligations, (ii) such Indebtedness constitutes Permitted Credit Agreement Refinancing Indebtedness, and (iii) a Senior Representative acting on behalf of the holders of such Indebtedness shall have become party to a Senior Pari Passu Intercreditor Agreement or other customary intercreditor arrangements reasonably satisfactory to the Administrative Agent. Permitted Pari Passu Secured Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Permitted Payments to Parent”: without duplication as to amounts:

(a) payments to Parent to permit Parent to pay reasonable accounting, legal, investment banking fees and administrative expenses of Parent, and franchise, capital stock, minimum and other similar taxes required to maintain the corporate existence of Parent, when due; and

(b) for so long as the Borrower or any of its Subsidiaries is a member of a group filing a consolidated or combined tax return with Parent, payments to Parent in respect of an allocable portion of the tax liabilities of such group that is attributable to the Borrower and/or such Subsidiaries (the “Tax Payments”). The Tax Payments shall not exceed the lesser of (i) the amount of the relevant tax (including any penalties and interest) that the Borrower and/or such Subsidiaries would have owed for such taxable year if the Borrower and/or such Subsidiaries had filed a separate tax return (or a separate consolidated or combined return) for all relevant taxable years ending after the date hereof, taking into account any carryovers of tax attributes (such as net operating losses) of the Borrower and such Subsidiaries from prior taxable years and (ii) the net amount of the relevant tax that Parent actually owes to the appropriate taxing authority.

“Permitted Receivables Financing”: any Receivables Financing of a Permitted Receivables Financing Subsidiary the terms of which (including financing terms, covenants, termination events and other provisions) (a) have been negotiated at arm’s length and (b) are, in the good faith determination of the Borrower’s Board of Directors or a senior financial officer of the Borrower, which determination shall be conclusive, in the aggregate economically fair and reasonable to the Group Members.

“Permitted Receivables Financing Assets”: financial assets, including accounts receivable, chattel paper and other payment rights, and related assets (including contract rights and insurance payments), and the proceeds thereof.

“Permitted Receivables Financing Subsidiary”: collectively, (i) each Existing Receivables Financing Subsidiary, (ii) each other Wholly Owned Subsidiary of the Borrower that engages in no material activities other than in connection with Permitted Receivables Financings, and any business or activities incidental or related to such business and (iii) another Person formed for the purposes of engaging in a Permitted Receivables Financing in which the Borrower or any of its Restricted Subsidiaries makes an Investment and to which the Borrower or any of its Restricted Subsidiaries transfers Permitted Receivables Financing Assets that engages in no material activities other than in connection with Permitted Receivables Financings, and any business or activities incidental or related to such business, and in the case of clause (ii) or (iii) above which is designated by the Board of Directors of the Borrower (as provided below) as a Permitted Receivables Financing Subsidiary and in each case (a) no portion of the Indebtedness or similar obligations (contingent or otherwise) of which (i) is guaranteed by Parent or any Group Member, other than another Permitted Receivables Financing Subsidiary or (to the extent that it might be deemed a guaranty) pursuant to Standard Securitization Undertakings, or (ii) is recourse to or obligates Parent or any Group Member, other than another Permitted Receivables Financing Subsidiary, in any way other than pursuant to Standard Securitization Undertakings, (b) to which none of Parent or any Group Member, other than another Permitted Receivables Financing Subsidiary, has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results. Any such designation by the Board of Directors of the Borrower shall be evidenced to the Administrative Agent by delivery to the Administrative Agent of a certified copy of the resolution of the Board of Directors of the Borrower giving effect to such designation and a certificate executed by a Responsible Officer certifying that such designation complied with the foregoing conditions.

“Permitted Refinancing Indebtedness”: any Indebtedness of the Borrower or any of its Restricted Subsidiaries, any Disqualified Stock of the Borrower or any Preferred Stock of any Restricted Subsidiary issued (a) in exchange for, or the net proceeds of which are used to, extend the maturity, renew, refund, refinance, replace, defease, discharge or otherwise retire for value, in whole or in part, or (b) constituting an amendment, modification or supplement to or a deferral or renewal of ((a) and (b) above, collectively, a “Refinancing”), any other Indebtedness of the Borrower or any of its Restricted Subsidiaries, any Disqualified Stock of the Borrower or any Preferred Stock of a Restricted Subsidiary in a principal amount or, in the case of Disqualified Stock of the Borrower or Preferred Stock of a Restricted Subsidiary, liquidation preference, not to exceed (after deduction of reasonable and customary fees and expenses incurred in connection with the Refinancing) the lesser of:

(a) the principal amount or, in the case of Disqualified Stock or Preferred Stock, liquidation preference, of the Indebtedness, Disqualified Stock or Preferred Stock so Refinanced (plus, in the case of Indebtedness, the amount of accrued interest and premium, if any paid in connection therewith, and any swap breakage costs and other termination costs related to Hedge Agreements plus upfront fees and original issue discount on such refinancing indebtedness, and other customary fees and expenses in connection therewith); and

(b) if the Indebtedness being Refinanced was issued with any original issue discount, the accreted value of such Indebtedness (as determined in accordance with GAAP) at the time of such Refinancing (plus the amount of accrued interest and premium, if any paid in connection therewith, and any swap breakage costs and other termination costs related to Hedge Agreements plus upfront fees and original issue discount on such refinancing indebtedness, and other customary fees and expenses in connection therewith);

in each case, except to the extent that any such excess principal amount (or accreted value, as applicable) would be then permitted to be incurred by other provisions of Section 6.3 hereof; provided that such excess principal amount of Indebtedness shall be deemed to be incurred under such other provision.

Notwithstanding the preceding, no Indebtedness, Disqualified Stock or Preferred Stock will be deemed to be Permitted Refinancing Indebtedness, unless:

(a) other than in the case of a refinancing of purchase money Indebtedness and Financing Lease Obligations, such Indebtedness, Disqualified Stock or Preferred Stock has a final maturity date or redemption date, as applicable, equal to or later than the final maturity date or redemption date, as applicable, of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness, Disqualified Stock or Preferred Stock being Refinanced (determined, solely, for the purposes of this clause (a), in the case of any Indebtedness being Refinanced, without giving effect to prepayments that reduced amortization of such Indebtedness);

(b) if the Indebtedness, Disqualified Stock or Preferred Stock being Refinanced is (i) contractually subordinated in right of payment to the Obligations, such Indebtedness, Disqualified Stock or Preferred Stock is contractually subordinated in right of payment to the Obligations, on terms at least as favorable to the Lenders holding such Loans as those contained in the documentation governing the Indebtedness, Disqualified Stock or Preferred Stock being Refinanced at the time of the Refinancing or (ii) secured by a junior permitted lien on the Collateral (or portion thereof) and/or subject to intercreditor arrangements for the benefit of the Lenders, in the case of this clause (ii) such refinancing shall be unsecured or secured by a junior permitted lien on the Collateral (or portion thereof), and subject to intercreditor arrangements on substantially the same terms (as determined by the Borrower in good faith) as those in effect prior to such refinancing or on terms not materially less favorable, taken as a whole, to the Secured Parties than those in respect of the Indebtedness being so refinanced or on such other terms reasonably acceptable to the Administrative Agent; and

(c) such Indebtedness or Disqualified Stock is incurred or issued by the Borrower or such Indebtedness, Disqualified Stock or Preferred Stock is incurred or issued by the Restricted Subsidiary who is the obligor on the Indebtedness being Refinanced or the issuer of the Disqualified Stock or Preferred Stock being Refinanced, or a Restricted Subsidiary of such obligor or issuer.

“Permitted Spectrum Financing”: the Existing Sprint Spectrum Transaction.

“Permitted Spectrum Financing Subsidiary”: collectively, (i) the Existing Sprint Spectrum Subsidiaries and (ii) any future special purpose vehicle Subsidiaries of Borrower (including any “Depositors” and “Intermediate HoldCos”) formed as part of and for the purpose of consummating a future sale and leaseback transaction similar to the Existing Sprint Spectrum Transaction and that engages in no material activities other than in connection with Permitted Spectrum Financings, and any business or activities incidental or related to such business, and which is designated by the Board of Directors of the Borrower (as provided below) as a Permitted Spectrum Financing Subsidiary and (a) no portion of the Indebtedness or similar obligations (contingent or otherwise) of which (i) is guaranteed by Parent or any Group Member, other than another Permitted Spectrum Financing Subsidiary or (to the extent that it might be deemed a guaranty) pursuant to Standard Securitization Undertakings, or (ii) is recourse to or obligates Parent or any Group Member, other than another Permitted Spectrum Financing Subsidiary, in any way other than pursuant to Standard Securitization Undertakings, (b) to which none of Parent or any Group Member, other than another Permitted Spectrum Financing Subsidiary, has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results. Any such designation by the Board of Directors of the Borrower shall be evidenced to the Administrative Agent by delivery to the Administrative Agent of a certified copy of the resolution of the Board of Directors of the Borrower giving effect to such designation and a certificate executed by a Responsible Officer certifying that such designation complied with the foregoing conditions.

“Permitted Term Loan Refinancing Indebtedness”: (a) Permitted Pari Passu Secured Refinancing Debt, (b) Permitted Junior Secured Refinancing Debt and (c) Permitted Unsecured Refinancing Debt and, in each case, any Permitted Refinancing Indebtedness.

“Permitted Tower Financing”: the Towers Transactions.

“Permitted Tower Financing Subsidiary”: collectively, (i) each Existing Tower Financing Subsidiary and (ii) any other financing subsidiary formed in connection with a Permitted Tower Financing and that engages in no material activities other than in connection with Permitted Tower Financings, and any business or activities incidental or related to such business, and which is designated by the Board of Directors of the Borrower (as provided below) as a Permitted Tower Financing Subsidiary and (a) no portion of the Indebtedness or similar obligations (contingent or otherwise) of which (i) is guaranteed by Parent or any Group Member, other than another Permitted Tower Financing Subsidiary or (to the extent that it might be deemed a guaranty) pursuant to Standard Securitization Undertakings, or (ii) is recourse to or obligates Parent or any Group Member, other than another Permitted Tower Financing Subsidiary, in any way other than pursuant to Standard Securitization Undertakings, (b) to which none of Parent or any Group Member, other than another Permitted Tower Financing Subsidiary, has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results. Any such designation by the Board of Directors of the Borrower shall be evidenced to the Administrative Agent by delivery to the Administrative Agent of a certified copy of the resolution of the Board of Directors of the Borrower giving effect to such designation and a certificate executed by a Responsible Officer certifying that such designation complied with the foregoing conditions.

“Permitted Unsecured Refinancing Debt”: Indebtedness in the form of one or more series of unsecured notes or loans; provided that (i) such Indebtedness is not secured by any property or assets of any Group Member and (ii) such Indebtedness constitutes Permitted Credit Agreement Refinancing Indebtedness. Permitted Unsecured Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Person”: any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Phoenix Towers Transaction Agreements”: (i) the Purchase and Sale Agreement, dated as of July 30, 2015 (as the same may be amended, modified, or supplemented from time to time), among the Borrower, certain Subsidiaries of the Borrower, PTI US Acquisitions, LLC, and each sale site subsidiary party thereto; (ii) the Purchase and Sale Agreement (PR Sale Sites), dated as of October 28, 2015 (as the same may be amended, modified, or supplemented from time to time), among the Borrower, certain Subsidiaries of the Borrower, PTI US Acquisitions, LLC, and each sale site subsidiary party thereto; and (iii) each of the other transaction documents entered into in connection therewith or contemplated thereby, as they may be amended, modified or supplemented from time to time.

“Plan”: any employee pension benefit plan that is subject to Title IV of ERISA and in respect of which the Borrower or a Commonly Controlled Entity is or, if such plan were terminated, would under Section 4062 or Section 4069 of ERISA be deemed to be an “employer” as defined in Section 3(5) of ERISA.

“Platform”: as defined in Section 9.1.

“Pledged Capital Stock”: as defined in the Collateral Agreement.

“Preferred Stock”: with respect to any Person, any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or payments upon liquidation.

“Prepayment-Based Incremental Amount”: an amount equal to the amount of all voluntary prepayments, the amount of cash actually paid in connection with all below-par term loan buybacks (to the extent such term loans are cancelled) and undrawn commitment reductions of Term Loans, Revolving Credit Loans, Incremental Term Loans, Incremental Revolving Credit Loans and Incremental Equivalent Debt, in each case (x) with respect to any Revolving Credit Loans, to the extent accompanied by a permanent reduction in such Revolving Credit Commitments, (y) to the extent not funded with the proceeds of Indebtedness constituting “long-term indebtedness” (other than Indebtedness in respect of any revolving credit facility).

“Prepayment-Based Incremental Facility”: as defined in Section 2.23.

“Prime Rate”: the rate of interest per annum determined from time to time published in the “Money Rates” section of The Wall Street Journal as being the “Prime Lending Rate” or, if more than one rate is published as the Prime Lending Rate, then the higher of the such rates (each change in the Prime Rate to be effective as of the date of publication in The Wall Street Journal of a “Prime Lending Rate” that is different from that published on the preceding domestic business day); provided that in the event that The Wall Street Journal shall, for any reason, fail or cease to publish the Prime Lending Rate, the Administrative Agent shall choose a reasonably comparable index or source to use as the basis for the Prime Lending Rate.

“Private Lender Information”: as defined in Section 9.1.

“Pro Forma Basis”: with respect to compliance with any test or covenant or calculation of any ratio hereunder, the determination or calculation of such test, covenant or ratio (including in connection with Pro Forma Transactions) in accordance with Section 1.5 and the provisions of the second paragraph and third paragraph of the definition of “Total Net Leverage Ratio”.

“Pro Forma Transaction”: (a) the Transactions, (b) any incurrence or repayment of Indebtedness (other than for working capital purposes or in the ordinary course of business), the making of any Restricted Payment pursuant to Section 6.1(a), 6.1(b)(xvi) or 6.1(b)(xvii), any Investment that results in a Person becoming a Restricted Subsidiary or an Unrestricted Subsidiary, any Permitted Acquisition or any disposition that results in a Restricted Subsidiary ceasing to be a Subsidiary or any Investment constituting an acquisition of assets constituting a business unit, line of business or division of another Person or any Asset Disposition of a business unit, line of business or division of a Group Member, in each case whether by merger, consolidation, amalgamation or otherwise and in each case under this clause (b) with a Fair Market Value in excess of $25,000,000 and (c) any restructuring or cost saving, operational change or business rationalization initiative or other initiative.

“Property”: any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including Capital Stock.

“PTE”: a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender”: as defined in Section 9.1.

“Public Lender Information”: as defined in Section 9.1.

“Purchasing Borrower Party”: Parent, the Borrower or any Subsidiary of the Borrower that becomes an Eligible Assignee pursuant to Section 9.4.

“Qualified Counterparty”: with respect to any Designated Hedge Agreement or Cash Management Obligations, any counterparty thereto that, at the time such Designated Hedge Agreement or Cash Management Obligations were entered into or, in the case of a Designated Hedge Agreement or Cash Management Obligations, as the case may be, existing on the Closing Date, on the Closing Date, was an Agent, an Arranger, a Lender or an Affiliate of any of the foregoing, regardless of whether any such Person shall thereafter cease to be an Agent, an Arranger, a Lender or an Affiliate of any of the foregoing.

“Qualifying Bids”: as defined in Section 2.12(f)(iii).

“Qualifying Lender”: as defined in Section 2.12(f)(iv).

“Rating Agency”: each of Moody’s, S&P, Fitch and, if any of Moody’s, S&P or Fitch ceases to exist or ceases to rate the Senior Notes (other than the Bridge Facility or any Permanent Financing that is not customarily rated) for reasons outside of the control of the Borrower, any other nationally recognized statistical rating organization selected by the Borrower as a replacement agency.

“Ratings Decline Period”: the period that (i) begins on the earlier of (a) the date of the first public announcement of the occurrence of a Change of Control or of the intention by the Borrower or a shareholder of the Borrower, as applicable, to effect a Change of Control or (b) the occurrence thereof and (ii) ends 90 days following consummation of such Change of Control; provided that such period shall be extended for so long as the rating of the Senior Unsecured Notes of the applicable series, as noted by the applicable Rating Agency, is under publicly announced consideration for downgrade by the applicable Rating Agency.

“Ratio-Based Incremental Amount”:

(a) with respect to any Indebtedness that is constitutes First Lien Obligations, an unlimited amount so long as, upon the effectiveness of the applicable Incremental Facility Amendment, the Total First Lien Net Leverage Ratio would not exceed 2.00 to 1.00 (or, if incurred in connection with a Permitted Acquisition or other Investment, the Total First Lien Net Leverage Ratio would not exceed the Total First Lien Net Leverage Ratio immediately prior to such Permitted Acquisition or other Investment),

(b) with respect to any Indebtedness that constitutes Junior Lien Obligation, an unlimited amount so long as, upon the effectiveness of the applicable Incremental Facility Amendment, the Total Secured Net Leverage Ratio would not exceed 2.50 to 1.00 (or, if incurred in connection with a Permitted Acquisition or other Investment, the Total Secured Net Leverage Ratio would not exceed the Total Secured Net Leverage Ratio immediately prior to such Permitted Acquisition or other Investment),

(c) with respect to any Indebtedness that is unsecured, an unlimited amount so long as, upon the effectiveness of the applicable Incremental Facility Amendment, the Total Net Leverage Ratio would not exceed 6.00 to 1.00 (or, if incurred in connection with a Permitted Acquisition or other Investment, the Total Net Leverage Ratio would not exceed the Total Net Leverage Ratio immediately prior to such Permitted Acquisition or other Investment), in each case where such Total First Lien Net Leverage Ratio, Total Secured Net Leverage Ratio and/or Total Net Leverage Ratio, as applicable, is calculated on a Pro Forma Basis (after giving effect to any Pro Forma Transaction, including any acquisition consummated with the proceeds of such Ratio-Based Incremental Facility, but without giving effect to the cash proceeds received from such Indebtedness that remain on the balance sheet, and assuming that the commitments under any applicable Incremental Revolving Facility were fully drawn as of the effective date) as of the most recently completed Test Period;

provided that, for the avoidance of doubt, if, as part of the same transaction or series of related transactions, the Borrower incurs Indebtedness pursuant to the Ratio-Based Incremental Amount and substantially concurrently also incurs Indebtedness (x) pursuant to the Prepayment-Based Incremental Amount or the Fixed Incremental Amount or (y) otherwise constituting a Fixed Amount, then the Total First Lien Net Leverage Ratio, Total Secured Net Leverage Ratio and/or Total Net Leverage Ratio, as applicable, will be calculated with respect to such incurrence pursuant to the Ratio-Based Incremental Amount without regard to any such substantially concurrent incurrence of Indebtedness under the Prepayment-Based Incremental Facility, the Fixed Incremental Facility or any other Fixed Amount.

“Ratio-Based Incremental Facility”: as defined in Section 2.23(a).

“Receivables Financing”: any transaction or series of transactions that may be entered into by Parent, the Borrower or any Restricted Subsidiary pursuant to which Parent or any Group Member may sell, convey or otherwise transfer to (a) a Permitted Receivables Financing Subsidiary (in the case of a transfer by Parent or any Group Member) or (b) any other Person (in the case of a transfer by a Permitted Receivables Financing Subsidiary), or a Permitted Receivables Financing Subsidiary may grant a security interest in, any Permitted Receivables Financing Assets of Parent or any Group Member.

“Reference Notes Indenture”: the Senior Unsecured Notes Base Indenture, as supplemented by that certain Thirty-Third Supplemental Indenture, dated as of January 25, 2018, among the Borrower, each of the guarantors party thereto and Deutsche Bank Trust Company Americas, as Trustee.

“Reference Notes Indenture Closing Date”: the “Closing Date” as defined in the Reference Notes Indenture.

“Reference Rate”: (a) with respect to the Loans comprising each Eurodollar Borrowing for each day during each Interest Period with respect thereto, a rate per annum equal to the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing and (b) with respect to any ABR Loan, the Alternate Base Rate.

“Register”: as defined in Section 9.4(b)(v).

“Registered Equivalent Notes”: with respect to any notes originally issued in a Rule 144A or other private placement transaction under the Securities Act, substantially identical notes (having the same guarantees) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC (or any securities regulator outside the United States).

“Regulation”: The Council of the European Union Regulation No. 1346/2000 on Insolvency Proceedings.

“Regulation FD”: Regulation FD as promulgated by the SEC under the Exchange Act, as in effect from time to time.

“Regulation U”: Regulation U of the Board as in effect from time to time.

“Reimbursement Obligation”: the obligations of the Borrower to reimburse each Issuing Bank pursuant to Section 2.7(e) for amounts drawn under Letters of Credit issued by such Issuing Bank.

“Related Business Assets”: assets (other than Cash Equivalents) used or useful in a Permitted Business.

“Related Parties”: with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, partners, members, trustees, managers, controlling persons, agents, advisors and other representatives of such Person and such Person’s Affiliates and the respective successors and permitted assigns of each of the foregoing.

“Release”: any actual or threatened release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment or within any building, structure or facility.

“Remedial Work”: any assessment, evaluation, investigation, monitoring, containment, cleanup, removal, repair, restoration, remediation or other remedial obligations required by any Environmental Law.

“Replacement Assets”: (i) capital expenditures with respect to any assets, (ii) other assets that will be used or useful in a Permitted Business, (iii) all or substantially all of the assets of a Permitted Business, (iv) Voting Stock of any Person engaged in a Permitted Business that, when taken together with all other Voting Stock of such Person owned by the Borrower and its Restricted Subsidiaries, constitutes a majority of the Voting Stock of such Person and such Person will become a Restricted Subsidiary on the date of the acquisition thereof or (v) deposits or payments to acquire FCC Licenses.

“Replacement Facility”: as defined in Section 2.24(a).

“Replacement Facility Amendment”: as defined in Section 2.24(c).

“Replacement Facility Closing Date”: as defined in Section 2.24(c).

“Replacement Notes”: as defined in Section 2.24(a).

“Replacement Revolving Credit Commitments”: as defined in Section 2.24(d).

“Replacement Revolving Credit Facility”: as defined in Section 2.24(a).

“Replacement Term Loans”: as defined in Section 2.24(a).

“Reply Amount”: as defined in Section 2.12(f)(ii).

“Reply Discount Price”: as defined in Section 2.12(f)(ii).

“Reportable Event”: any of the “reportable events” set forth in Section 4043(c) of ERISA or the regulations issued thereunder, with respect to a Plan, other than those events as to which notice is waived pursuant to DOL Reg. Part 4043.

“Repricing Event”: (a) any repayment, prepayment or repurchase of all or a portion of the Initial Term Loans with the proceeds of, or any conversion of Initial Term Loans into, any new or replacement debt financing (including new Term Loans under this Agreement) bearing interest with an all-in yield (as reasonably determined by the Administrative Agent in consultation with the Borrower and taking into account interest rate margin and benchmark floors, recurring fees and all upfront or similar fees or original issue discount (amortized over the shorter of (A) the Weighted Average Life to Maturity of such term loans and (B) four years), but excluding any bona fide arrangement, underwriting, structuring, syndication or other fees payable in connection therewith that are not shared ratably with all lenders or holders of such debt financing in their capacities as lenders or holders of such debt financing) less than the all-in yield applicable to the Initial Term Loans (determined on the same basis as provided in the preceding parenthetical) and (b) any amendment (including pursuant to a replacement term loan as contemplated by Section 9.2) to the Initial Term Loans or any tranche thereof, in each case of clauses (a) and (b) above, if the primary purpose of such prepayment, repayment, refinancing, substitution, replacement or amendment (as reasonably determined by the Administrative Agent in consultation with the Borrower) is to lower the all-in yield applicable to such Initial Term Loans (as determined on the same basis as provided in clause (a)). It is understood that “Repricing Events” shall not include any repayment, prepayment or refinancing of all or a portion of Initial Term Loans in connection with a Change of Control or a Specified Acquisition.

“Required Lender Consent Items”: as defined in Section 9.4(f).

“Required Lenders”: at any time, the holders of more than 50.0% of (a) until the Closing Date, the Commitments and (b) thereafter, the sum of (i) the aggregate unpaid principal amount of the Term Loans then outstanding and (ii) the Total Revolving Credit Commitments then in effect or, if the Revolving Credit Commitments have been terminated, the Total Revolving Credit Exposure; provided that the Aggregate Exposure and Commitments of any Defaulting Lender shall be disregarded in making any determination under this definition.

“Required Prepayment Amount”: as defined in Section 2.14(g).

“Required Revolving Lenders”: at any time, the holders of more than 50% of the sum of the Total Revolving Credit Commitments then in effect or, if the Revolving Credit Commitments have been terminated, the Total Revolving Credit Exposure; provided that the Revolving Credit Exposure and Revolving Credit Commitment of any Defaulting Lender shall be disregarded in making any determination under this definition.

“Required Initial Term Lenders”: at any time, the holders of more than 50% of the sum of the aggregate unpaid principal amount of the Initial Term Loans then outstanding; provided that the portion of the Initial Term Loans held by any Defaulting Lender shall be disregarded in making any determination under this definition.

“Requirement of Law”: as to any Person, any law, treaty, rule or regulation, official administrative pronouncement, or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer”: as to any Person, the chief executive officer, president, chief financial officer, chief accounting officer, treasurer or director of such Person, but in any event, with respect to financial matters, the chief financial officer, chief accounting officer, treasurer or director of such Person. Unless otherwise qualified, all references to a “Responsible Officer” shall refer to a Responsible Officer of the Borrower.

“Restricted Amount”: as defined in Section 2.14(i).

“Restricted Investment”: an Investment other than a Permitted Investment.

“Restricted Payments”: as defined in Section 6.1.

“Restricted Subsidiary”: of a Person means any Subsidiary of the referenced Person that is not an Unrestricted Subsidiary.

“Return Bid”: as defined in Section 2.12(f)(ii).

“Revolving Commitment Fee Rate”: initially, 0.375% per annum and, from and after the first Business Day immediately following the delivery to the Administrative Agent of a Compliance Certificate (pursuant to Section 5.2(a)), with respect to the fiscal quarter of Parent ending September 30, 2020 and each fiscal quarter thereafter, if the Total First Lien Net Leverage Ratio determined on a Pro Forma Basis as of the most recent Test Period, is (x) less than or equal to 0.75 to 1.00, 0.25% per annum, (y) greater than 0.75 to 1.00 but less than or equal to 1.25 to 1.00, 0.375% per annum and (z) greater than 1.25 to 1.00, 0.50% per annum.

Any increase or decrease in the Revolving Commitment Fee Rate resulting from a change in the Total First Lien Net Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is first delivered pursuant to Section 5.2(a).

Notwithstanding the foregoing, (i) upon notice by the Administrative Agent to the Borrower or (ii) upon the direction of the Required Revolving Lenders, the Revolving Commitment Fee Rate shall equal the rate per annum set forth in clause (z) of this definition if the Borrower fails to deliver the consolidated financial statements required to be delivered pursuant to Section 5.1(a) or 5.1(b) or any Compliance Certificate required to be delivered pursuant to Section 5.2(a), in each case within time periods specified herein for such delivery, during the period commencing on and including the day of the occurrence of a Default resulting from such failure and until the delivery thereof.

“Revolving Credit Borrowing”: a Borrowing comprised of Revolving Credit Loans.

“Revolving Credit Commitments”: as to any Revolving Credit Lender, the obligation of such Revolving Credit Lender, if any, to make Revolving Credit Loans pursuant to Section 2.4, and to participate in Letters of Credit pursuant to Section 2.7, expressed as an amount representing the maximum aggregate permitted amount of such Revolving Credit Lender’s Revolving Credit Exposure hereunder, in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “Revolving Credit Commitment” opposite such Revolving Credit Lender’s name on Schedule 2.1, or, as the case may be, in the Assignment and Assumption pursuant to which such Revolving Credit Lender became a party hereto, in each case as the same may be changed from time to time pursuant to the terms hereof. The original aggregate amount of the total Revolving Credit Commitments on the Closing Date is $4,000.0 million.

“Revolving Credit Exposure”: at any time, with respect to any Lender, the sum of such Lender’s Revolving Credit Loans and its LC Exposure at such time.

“Revolving Credit Facility”: as defined in the definition of “Facility” and including, as appropriate, any Extensions thereof and any Replacement Revolving Credit Facility.

“Revolving Credit Lender”: each Lender that has a Revolving Credit Commitment or that is the holder of Revolving Credit Loans.

“Revolving Credit Loan”: a Loan made by a Revolving Credit Lender pursuant to Section 2.4. Each Revolving Credit Loan shall be a Eurodollar Loan or an ABR Loan.

“Revolving Credit Maturity Date”: (a) with respect to any Revolving Credit Commitments (including, for the avoidance of doubt, any Incremental Revolving Increases) that have not been extended pursuant to Section 2.25, the fifth anniversary of the Closing Date and (b) with respect to Extended Revolving Credit Commitments, the final maturity date therefor as specified in the applicable Extension Offer accepted by the respective Revolving Credit Lender or Revolving Credit Lenders and (c) with respect to any commitments under a Replacement Revolving Credit Facility, the final maturity date therefor specified in the applicable Replacement Facility Amendment.

“Rule 3-16 Capital Stock”: any Equity Interests of any Subsidiary, in the event that Rule 3-16 or 13-02 of Regulation S-X require or are amended, modified or interpreted by the SEC to require (or is replaced with another rule or regulation, or any other law, rule or regulation is adopted, which would require) the filing with the SEC (or any other governmental agency) of separate financial statements or summarized financial information of any such Subsidiary individually or on a combined basis due to the fact that such Subsidiary’s Equity Interests secure any registered debt securities (including any related note guarantees); provided that such Equity Interests shall automatically be deemed (in accordance with the terms of the applicable Security Document) not to be part of the Collateral securing the Obligations and such registered debt securities and related note guarantees only to the extent necessary to not be subject to such requirement.

“S&P”: Standard & Poor’s Financial Services LLC, a subsidiary of S&P Global Inc., and its successors.

“Sale Leaseback Transaction”: any arrangement with any Person or Persons, whereby in contemporaneous or substantially contemporaneous transactions the Borrower or any Restricted Subsidiary sells substantially all of its right, title and interest in any property and, in connection therewith, the Borrower or a Restricted Subsidiary acquires, leases or licenses back the right to use all or material portion of such property.

“Sanctions”: as defined in Section 3.21(b).

“SEC”: the Securities and Exchange Commission (or successors thereto or an analogous Governmental Authority).

“Secured Parties”: collectively, the Administrative Agent, the Collateral Trustee, the Arrangers, the Lenders, the Issuing Banks, each issuing bank under a Designated L/C Facility, each provider of Cash Management Services under a Cash Management Agreement, each counterparty to any Hedge Agreement the obligations under which constitute Designated Hedging Obligations, and the Indemnitees.

“Securities Act”: the Securities Act of 1933, as amended.

“Security Documents”: the collective reference to the Collateral Agreement, any US IP Security Agreements and all other security documents hereafter delivered to the Administrative Agent or the Collateral Trustee granting (or purporting to grant) a Lien on any Property of any Loan Party to secure any Obligations.

“Senior/Junior Intercreditor Agreement”: a senior lien priority / junior lien priority intercreditor agreement between or among the Administrative Agent, the Collateral Trustee and one or more Senior Representatives for holders of Indebtedness secured by any of the Collateral, as shall be reasonably satisfactory to the Administrative Agent and the Borrower.

“Senior Notes”: the collective reference to the Senior Unsecured Notes, the Senior Sprint Notes and the Senior Secured Notes.

“Senior Officer”: any individual holding the position of chief executive officer, president, chief financial officer or chief operating officer of any Group Member. Unless otherwise specified, all references herein to a Senior Officer mean a Senior Officer of the Borrower.

“Senior Pari Passu Intercreditor Agreement”: the Collateral Trust Agreement or another Senior Pari Passu Intercreditor Agreement, dated as of the Closing Date, substantially in the form of Exhibit F hereto or otherwise in form and substance reasonably satisfactory to the Administrative Agent.

“Senior Representative”: with respect to any series of Permitted Pari Passu Secured Refinancing Debt or Permitted Junior Secured Refinancing Debt, Incremental Equivalent Debt or other Indebtedness permitted to be secured by the Collateral under this Agreement, the trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or agreement pursuant to which such Indebtedness is issued, incurred or otherwise obtained, as the case may be, and each of their successors in such capacities.

“Senior Secured Notes”: the Bridge Facility and any Permanent Financing, in an aggregate principal amount not to exceed $19,000.0 million.

“Senior Sprint Notes”: the (i) 7.250% Senior Notes due 2021 of Sprint, (ii) 7.875% Senior Notes due 2023 of Sprint, (iii) 7.125% Senior Notes due 2024 of Sprint, (iv) 7.625% Senior Notes due 2025 of Sprint, (v) 7.625% Senior Notes due 2026 of Sprint, (vi) 7.000% Senior Notes due 2020 of Sprint Communications, Inc., (vii) 11.500% Senior Notes due 2021 of Sprint Communications, Inc., (viii) 6.000% Senior Notes due 2022 of Sprint Communications, Inc., (ix) 6.875% Senior Notes due 2028 of Sprint Capital Corporation and (x) 8.750% Senior Notes due 2032 of Sprint Capital Corporation.

“Senior Unsecured Notes”: the senior unsecured notes issued pursuant to the Senior Unsecured Notes Base Indenture on or after April 28, 2013 (and any Registered Equivalent Notes in respect thereof).

“Senior Unsecured Notes Base Indenture”: the Base Indenture, dated as of April 28, 2013, among the Borrower, each of the guarantors party thereto and Deutsche Bank Trust Company Americas, as Trustee.

“Significant Subsidiary”: any Restricted Subsidiary that as of the end of the most recent fiscal quarter for which financial statements are available, would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the Closing Date.

“Solvent”: with respect to any Person, as of any date of determination, (a) the fair value of the assets of such Person exceeds the amount of all debts and liabilities of such Person, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of such Person is greater than the amount that will be required to pay the probable liability of the debts and other liabilities of such Person, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) such Person is able to pay its debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured; and (d) such Person is not engaged in, and is not about to be engaged in, business for which it has unreasonably small capital. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability.

“Specified Acquisition”: any acquisition that is either (a) not permitted by this Agreement immediately prior to the consummation of such acquisition or (b) if permitted by this Agreement immediately prior to the consummation of such acquisition, would not provide Parent and its Subsidiaries with adequate flexibility under this Agreement for the continuation and/or expansion of their combined operations following such consummation, as determined by the Borrower acting in good faith.

“Specified Event of Default”: any Event of Default under Section 7.1(a), 7.1(g) or 7.1(h).

“Specified Representations”: the representations and warranties with respect to the Borrower and the Guarantors set forth in this Agreement under:

(i) Section 3.3(a) (solely as it relates to the due organization or incorporation and valid existence of the Loan Parties);

(ii) the first two sentences of Section 3.4;

(iii) Section 3.5(b) (solely in respect of the execution, delivery and performance by each Loan Party of this Agreement and the other Loan Documents to which such Person is a party);

(iv) Section 3.7 (solely in respect of an Event of Default of the Borrower or Parent (but not, for the avoidance of doubt, any Restricted Subsidiary) under Section 7.1(g) or (h));

(v) Section 3.11;

(vi) Section 3.14;

(vii) the first sentence of Section 3.19 (subject to the last paragraph of Section 4.1);

(viii) Section 3.20;

(ix) Section 3.21(a)(ii);

(x) the last sentence of Section 3.21(a); and

(xi) the last sentence of Section 3.21(b).

“Specified Unrestricted Subsidiary Designation”: as defined in Section 5.13.

“Spectrum”: frequencies of electromagnetic spectrum used to provide fixed or mobile communications services as licensed or authorized by the FCC.

“Spectrum SPV Equity Interests” means 100% of the Equity Interests in Sprint Spectrum Depositor LLC, Sprint Spectrum Depositor II LLC, Sprint Spectrum Depositor III LLC and any other SPV Holdco.

“Spot Rate”: on any day, with respect to any currency (the “Initial Currency”), the rate at which such currency may be exchanged into another currency (the “Exchange Currency”), as set forth at approximately 11:00 a.m. (London time) on such day on the Reuters World Currency Page for the Initial Currency; in the event that such rate does not appear on any Reuters World Currency Page, the Spot Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be reasonably selected by the Administrative Agent (in consultation with the Borrower), or, in the absence of such available service, such Spot Rate shall instead be the arithmetic average of the exchange rates of the Administrative Agent in the market where its foreign currency exchange operations in respect of the Initial Currency are then being conducted, at or about 10:00 a.m. (New York City time) on such date for the purchase of the Exchange Currency for delivery two Business Days later; provided that if at the time of any such determination, no such exchange rate can reasonably be quoted, the Administrative Agent may use any reasonable method as it deems applicable to determine such rate, and such determination shall be conclusive absent manifest error.

“Sprint”: Sprint Corporation, a Delaware corporation.

“Sprint Towers Transaction Agreements”: (i) the towers transactions agreements entered into prior to the Closing Date by Sprint Corporation or its affiliates and (ii) each of the other transaction documents entered into in connection therewith or contemplated thereby, as they may be amended, modified or supplemented from time to time.

“SPV Holdco”: a Subsidiary of the Borrower that owns no material assets other than Equity Interests in one or more Permitted Spectrum Financing Subsidiaries, or in any holding company that owns no material assets other than Equity Interests in one or more Permitted Spectrum Financing Subsidiaries but excluding, if otherwise deemed to be a SPV Holdco, any Existing Sprint Spectrum Subsidiary.

“Standard Securitization Undertakings”: representations, warranties, covenants and indemnities (including repurchase obligations in the event of a breach of representation and warranty) made or provided, and limited recourse guarantees, performance guarantees and servicing obligations undertaken, by any Group Member in connection with a Permitted Receivables Financing, a Permitted Spectrum Financing or a Permitted Tower Financing of a character appropriate for the assets being securitized and which have been negotiated at arm’s length with an unaffiliated third party. For the avoidance of doubt, the undertakings included in the Existing Sprint Spectrum Financing Documents (and substantially similar undertakings to the foregoing in any similar arrangements) constitute Standard Securitization Undertakings.

“Stated Maturity”: with respect to any tranche or series of Indebtedness, the date specified in the documents governing such Indebtedness as the fixed date on which the final payment of principal of such Indebtedness is due and payable under the documentation governing such Indebtedness, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency).

“Statutory Reserve Rate”: a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurodollar Liabilities” in Regulation D of the Board). Such reserve percentage shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subject Class”: as defined in Section 2.12(f)(i).

“Subordinated Indebtedness”:

(a) with respect to the Borrower, any Indebtedness of the Borrower which is by its terms contractually subordinated in right of payment to any of the Loans; and

(b) with respect to any Guarantor, any Indebtedness of such Guarantor which is by its terms contractually subordinated in right of payment to such Guarantor’s Guarantee of any of the Loans.

“Subsidiary”: with respect to any specified Person:

(a) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person (or a combination thereof); and

(b) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of such Person (or any combination thereof).

“Subsidiary Guarantors”: collectively, the Guarantors that are Subsidiaries of the Borrower.

“Swap Obligation”: with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Syndication Agents”: Barclays Bank PLC, Credit Suisse Loan Funding LLC, Deutsche Bank Securities Inc., Goldman Sachs Bank USA, Morgan Stanley Senior Funding, Inc. and RBC Capital Markets.

“Tax Payments” shall have the meaning provided for in the definition of “Permitted Payments to Parent”.

“Taxes”: all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholdings), assessments, fees or charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Borrowing”: any Borrowing of Term Loans.

“Term Lender”: each Lender that has a Term Loan Commitment or that holds Term Loans.

“Term Loan”: an Initial Term Loan along with any other term loans made pursuant to this agreement (including, for the avoidance of doubt, any Incremental Term Loans, Replacement Term Loans and Extended Term Loans, if any).

“Term Loan Commitment”: as to any Lender, (i) the obligation of such Lender, if any, to make a Term Loan to the Borrower in a principal amount not to exceed the amount set forth under the heading “Term Loan Commitment” opposite such Lender’s name on Schedule 2.1, (ii) the commitments in respect of any Incremental Term Facility, if any, issued after the Closing Date pursuant to Section 2.23 or (iii) other Term Loan Commitments, if any, issued after the Closing Date pursuant to a Permitted Amendment. The original aggregate principal amount of the Term Loan Commitments on the Closing Date is $4,000.0 million.

“Term Loan Facility”: as defined in the definition of “Facility”.

“Term Loan Lender”: any Lender that is a holder of Term Loans.

“Term Loan Maturity Date”: with respect to the Initial Term Loans, the date that is seven years following the Closing Date.

“Test Period”: on any date of determination, the period of four consecutive fiscal quarters of Borrower (taken as one accounting period) then most recently ended for which internal financial statements are available immediately preceding the date on which the action for which such calculation is being made shall occur.

“Total First Lien Net Leverage Ratio”: as of the last day of any period, the ratio of (a) (i) the Consolidated Indebtedness of such Person as of such date that constitutes First Lien Obligations (including, in any event, the aggregate amount of all Consolidated Indebtedness constituting Permitted Spectrum Financings) less (ii) the aggregate amount of unrestricted cash and Cash Equivalents of the Borrower and its Restricted Subsidiaries as of such date (it being agreed that cash and Cash Equivalents restricted in favor of the Administrative Agent or Collateral Trustee (which may also include cash and Cash Equivalents securing other Indebtedness that is secured on a pari passu or junior basis with the Obligations and subject to the terms of an Intercreditor Agreement, so long as the holders of such other Indebtedness do not have the benefit of a control agreement or other equivalent method of perfection (unless the Administrative Agent or Collateral Trustee also has the benefit of a control agreement or other equivalent method of perfection)) shall not be deemed to be restricted by virtue of such restriction) to (b) the Consolidated Cash Flow of such Person for such period, calculated on a Pro Forma Basis for such period, and with such pro forma adjustments to Consolidated Indebtedness and Consolidated Cash Flow as are appropriate and consistent with the pro forma adjustment provisions set out in Section 1.5 and the provisions of the second and third paragraph of the definition of “Total Net Leverage Ratio”.

“Total Net Leverage Ratio”: as of the last day of any period, the ratio of (a) the Consolidated Indebtedness of such Person (including, in any event, the aggregate amount of all Consolidated Indebtedness constituting Permitted Spectrum Financings) as of such date, less the aggregate amount of unrestricted cash and Cash Equivalents of the Borrower and its Restricted Subsidiaries as of such date (it being agreed that cash and Cash Equivalents restricted in favor of the Administrative Agent or Collateral Trustee (which may also include cash and Cash Equivalents securing other Indebtedness that is secured on a pari passu or junior basis with the Obligations and subject to the terms of an Intercreditor Agreement, so long as the holders of such other Indebtedness do not have the benefit of a control agreement or other equivalent method of perfection (unless the Administrative Agent or Collateral Trustee also has the benefit of a control agreement or other equivalent method of perfection) shall not be deemed to be restricted by virtue of such restriction) to (b) the Consolidated Cash Flow of such Person for such period, calculated on a Pro Forma Basis for such period.

For purposes of making the computation referred to above:

(a) pro forma effect shall be given to Pro Forma Transactions (including giving pro forma effect to any related financing transactions and the application of proceeds of any Pro Forma Transaction) that occur during such four-quarter period or subsequent to such four-quarter period but on or prior to the date on which the Total Net Leverage Ratio is to be calculated as if they had occurred and such proceeds had been applied on the first day of such four-quarter period;

(b) pro forma effect shall be given to any transaction (including the application of proceeds thereof) that has been made by any Person that has become a Restricted Subsidiary of the Borrower or has been merged with or into the Borrower or any Restricted Subsidiary during such four-quarter period or subsequent to such four-quarter period but on or prior to the date on which the Total Net Leverage Ratio is to be calculated and that would have constituted a Pro Forma Transaction had such transactions occurred when such Person was a Restricted Subsidiary, as if such transaction was a Pro Forma Transaction that occurred on the first day of such four-quarter period;

(c) to the extent that the pro forma effect of any transaction is to be made pursuant to clause (a) or (b) above, such pro forma effect shall be determined in good faith on a reasonable basis by a responsible financial or accounting officer of the specified Person, whose determination shall be conclusive, as if the subject transaction(s) had occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated without giving effect to clause (c) of the proviso set forth in the definition of Consolidated Net Income;

(d) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of (without duplication of clauses (a) and (b) above), which disposition or discontinuation, as applicable, has been completed prior to the date on which the Total Net Leverage Ratio is to be calculated, shall be excluded;

(e) any Person that is a Restricted Subsidiary on the date on which the Total Net Leverage Ratio is to be calculated will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period; and

(f) any Person that is not a Restricted Subsidiary on the date on which the Total Net Leverage Ratio is to be calculated will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period.

For the avoidance of doubt, if the Total Net Leverage Ratio is determined for any period commencing prior to the date that is four fiscal quarters after the fiscal quarter during which the Closing Date occurs, the Total Net Leverage Ratio shall be calculated giving pro forma effect to the Transactions as if the Transactions had occurred on the first day of the four-quarter reference period.

“Total Revolving Credit Commitments”: at any time, the aggregate amount of the Revolving Credit Commitments then in effect.

“Total Revolving Credit Exposure”: at any time, the aggregate amount of the Revolving Credit Exposure of all Revolving Credit Lenders outstanding at such time.

“Total Secured Net Leverage Ratio”: as of the last day of any period, the ratio of (a) (i) the Consolidated Indebtedness of such Person that is secured by a Lien (including, in any event, the aggregate amount of all Consolidated Indebtedness constituting Permitted Spectrum Financings) less (ii) the aggregate amount of unrestricted cash and Cash Equivalents of the Borrower and its Restricted Subsidiaries as of such date (it being agreed that cash and Cash Equivalents restricted in favor of the Administrative Agent or Collateral Trustee (which may also include cash and Cash Equivalents securing other Indebtedness that is secured on a pari passu or junior basis with the Obligations and subject to the terms of an Intercreditor Agreement, so long as the holders of such other Indebtedness do not have the benefit of a control agreement or other equivalent method of perfection (unless the Administrative Agent or Collateral Trustee also has the benefit of a control agreement or other equivalent method of perfection) shall not be deemed to be restricted by virtue of such restriction) to (b) the Consolidated Cash Flow of such Person for the such period, calculated on a Pro Forma Basis for such period, and with such pro forma adjustments to Consolidated Indebtedness and Consolidated Cash Flow as are appropriate and consistent with the pro forma adjustment provisions set out in Section 1.5 and the provisions of the second and third paragraph of the definition of “Total Net Leverage Ratio”.

“Towers Transactions”: the transactions contemplated by the Towers Transactions Agreements.

“Towers Transactions Agreements”: the Crown Towers Transaction Agreements, the Phoenix Towers Transaction Agreements and the Sprint Towers Transaction Agreements.

“Transaction Costs”: all fees (including original issue discount), costs and expenses incurred by Parent or any Group Member in connection with the Transactions.

“Transactions”: the collective reference to (a) the consummation of the Acquisition, (b) the execution, delivery and performance by the Borrower and each other Loan Party of this Agreement and each other Loan Document required to be delivered hereunder, the borrowing of Loans and the use of proceeds thereof and the issuance of Letters of Credit hereunder, (c) the incurrence of indebtedness pursuant to the Bridge Facility and the use of proceeds thereof, (d) the consummation of the Closing Date Refinancing and (e) the payment of the Transaction Costs.

“Type”: when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“UCC” or “Uniform Commercial Code”: the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“UCP”: with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce (“ICC”) Publication No. 600 (or such later version thereof as may be in effect at the time of issuance”.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“United States” and “US”: the United States of America.

“Unrestricted Subsidiary”: (i) the Subsidiaries existing on the Closing Date and listed on Schedule 1.1(c), (ii) any Subsidiary of the Borrower that is designated by the Borrower as such pursuant to Section 5.13 and (iii) any Subsidiary of an Unrestricted Subsidiary.

“Unsecured Guarantor”: (i) each of Sprint, Sprint Communications, Inc. and Sprint Capital Corporation and (ii) each Unsecured SPV Holdco.

“Unsecured SPV Holdco”: any SPV Holdco listed on Schedule 1.1(d) as of the Closing Date or any other SPV Holdco with respect to which the Borrower has made an Unsecured SPV Holdco Election; provided that such Unsecured SPV Holdco does not Guarantee (other than a Guarantee that is subordinated in right of payment to such SPV Holdco’s Guarantee of the Obligations) the Existing T-Mobile Notes or any other Indebtedness other than (i) the Senior Secured Notes or any other secured notes, (ii) any other Indebtedness that constitutes First Lien Obligations or (iii) any Indebtedness of Subsidiaries of such SPV Holdco.

“Unsecured SPV Holdco Election”: an election of the Borrower, by written notice to the Administrative Agent, to cause the Guarantee by any SPV Holdco to become unsecured.

“US Dollar Equivalent”: on any date of determination, (a) with respect to any amount in US Dollars, such amount, and (b) with respect to any amount in a Foreign Currency, the equivalent in US Dollars of such amount, determined by the Administrative Agent using the Spot Rate with respect to such Foreign Currency at the time in effect for such amount.

“US Dollars” and “$”: lawful currency of the United States.

“US IP Security Agreements”: the collective reference to each Intellectual Property Security Agreement required to be entered into and delivered pursuant to the terms of this Agreement and the Security Documents, in each case, in substantially the form of Exhibit A to the Collateral Agreement.

“US Patent Rights”: (i) all patents of the United States, all reexaminations, reissues and extensions thereof, (ii) all applications for patents of the United States and all divisions, continuations and continuations-in-part thereof, (iii) all rights to obtain any reissues or extensions of the foregoing and (iv) all agreements, whether written or oral, providing for the grant for the grant by or to the Borrower or any Subsidiary Guarantor of any right to manufacture, use or sell any invention or design covered in whole or in part by any of the foregoing.

“US Tax Compliance Certificate”: as defined in Section 2.19(e)(B)(3).

“US Trademark Rights”: (i) all trademarks, trade names, service marks or logos, and all goodwill associated therewith, now existing or hereafter adopted or acquired, that have been registered or are the subject of an application to register filed in the United States Patent and Trademark Office or in any similar office or agency of the United States or any State thereof, including all registrations and recordings thereof, and all applications in connection therewith, (ii) the right to obtain all renewals of any of the foregoing, and (iii) any agreement, whether written or oral, providing for the grant by or to the Borrower or any Subsidiary Guarantor of any right to use any of the foregoing.

“Voting Stock”: of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity”: when applied to any Indebtedness at any date, the number of years obtained by dividing:

(a) the sum of the products obtained by multiplying (a) the amount of each then-remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(b) the then outstanding principal amount of such Indebtedness.

“Wholly Owned Subsidiary”: as to any Person, any other Person all of the Capital Stock of which (other than (a) directors’ qualifying shares and (b) nominal shares issued to foreign nationals to the extent required by applicable Requirements of Law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.

“Withholding Agent”: any Loan Party, the Administrative Agent and any other applicable withholding agent.

“Write-Down and Conversion Powers”: (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.2 Other Definitional Provisions

(a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b) As used herein and in the other Loan Documents, unless otherwise specified herein or in such other Loan Document:

(i) the words “hereof”, “herein” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Documents as a whole and not to any particular provision of thereof;

(ii) Section, Schedule and Exhibit references refer to (A) the appropriate Section, Schedule or Exhibit in this Agreement or (B) to the extent such references are not present in this Agreement, to the Loan Document in which such reference appears;

(iii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”;

(iv) the word “will” shall be construed to have the same meaning and effect as the word “shall”;

(v) [reserved];

(vi) unless the context requires otherwise, the word “or” shall be construed to mean “and/or”;

(vii) unless the context requires otherwise, (A) any reference to any Person shall be construed to include such Person’s legal successors and permitted assigns, (B) any reference to any law or regulation shall refer to such law or regulation as amended, modified or supplemented from time to time, and any successor law or regulation, (C) the words “asset” and “property” shall be construed to have the same meaning and effect, and (D) references to agreements (including this Agreement) or other Contractual Obligations shall be deemed to refer to such agreements or Contractual Obligations as amended, restated, amended and restated, supplemented or otherwise modified from time to time (in each case, to the extent not otherwise prohibited hereunder); and

(viii) capitalized terms not otherwise defined herein and that are defined in the UCC shall have the meanings therein described.

(c) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including”.

(d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(e) The expressions “payment in full”, “paid in full” and any other similar terms or phrases when used herein with respect to the Obligations shall mean the discharge or payment in full in cash of all of the Obligations (excluding contingent reimbursement and indemnification obligations, Designated L/C Facilities Obligations, Cash Management Obligations and Designated Hedging Obligations, in each case, that are not then due and payable).

1.3 Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Credit Loan” or “Extended Term Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Initial Term Loan”). Borrowings also may be classified and referred to by Class (e.g., an “Initial Term Loan Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Initial Term Loan Borrowing”).

1.4 Accounting Terms; GAAP.

(a) Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP.

(b) [reserved].

(c) If at any time a change in GAAP would affect the computation of any financial ratio, standard of term set forth in any Loan Document, and the Borrower or the Required Lenders shall so request, the Administrative Agent and the Borrower shall negotiate in good faith to amend such ratio, standard or term to preserve the original intent thereof in light of such change in GAAP (subject to approval by the Borrower); provided that, until so amended, such ratio, standard or term shall continue to be computed in accordance with GAAP immediately prior to such change therein, and the Borrower shall provide to the Administrative Agent and the Lenders within fifteen (15) days after delivery of each certificate or financial report required hereunder that is affected thereby a written statement of the Borrower setting forth in reasonable detail the differences (including any differences that would affect any calculations relating to the Financial Covenant) that would have resulted if such financial statements had been prepared giving effect to such change; provided, further, that, to the extent any such change would have a negative impact on the Borrower with respect to any ratio, financial calculation, financial reporting item or requirement computation, the Borrower may (in its sole discretion) elect to compute or report such ratio, financial calculation, financial reporting item or requirement in accordance with GAAP as changed and accordingly, if such an election is made, the Borrower shall not be required to deliver the written statement described in the immediately preceding proviso with respect thereto. Notwithstanding any other provision contained herein, (i) all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Statement of Financial Accounting Standards 159 or FASB ASC 825 (or any other financial accounting standard having a similar result or effect) to value any Indebtedness or other liabilities of Parent, the Borrower or any of the Restricted Subsidiaries at “fair value”, as defined therein and (ii) the financial ratios and related definitions set forth in the Loan Documents shall be computed to exclude the application of Financial Accounting Standards No. 133, 150 or 123(R) or any other financial accounting standard having a similar result or effect (to the extent that the pronouncements in Financial Accounting Standards No. 123(R) result in recording an equity award as a liability on a consolidated balance sheet of Parent, the Borrower and the Restricted Subsidiaries in the circumstance where, but for the application of the pronouncements, such award would have been classified as equity).

1.5 Pro Forma Calculations; Certain Calculations and Tests. (a) Notwithstanding anything to the contrary herein, the Consolidated Cash Flow (except for purposes of clause (iii)(A) of the second paragraph of Section 6.1(a)), the Total First Lien Net Leverage Ratio, the Total Secured Net Leverage Ratio and the Total Net Leverage Ratio shall be calculated in the manner prescribed by this Section 1.5.

(b) In the case of the incurrence of any Indebtedness (including without limitation any Incremental Facilities or Incremental Equivalent Debt) or Liens or the making or effectuation of any Investments, Restricted Payments or Asset Sales, or any transaction of the types contemplated in Section 6.7, or the designation of any Restricted Subsidiaries or Unrestricted Subsidiaries, in each case in connection with a Limited Condition Transaction, at the Borrower’s option (an “LCT Election”), the relevant ratios and baskets (including without limitation ratios and baskets applicable to the incurrence of Incremental Facilities or Incremental Equivalent Debt) shall be determined, accuracy of representations and warranties (other than Specified Representations) shall be determined, and any Default or Event of Default blocker (other than any Specified Event of Default) shall be tested, as of the date the definitive acquisition agreements for such Limited Condition Transaction are entered into or the notice of redemption in connection therewith is given (the “LCT Test Date”), and calculated as if the acquisition or other transaction, and other pro forma events in connection therewith, were consummated on such date. If the Borrower has made such an LCT Election, then in connection with any subsequent calculation of any ratio or basket with respect to the incurrence of any Indebtedness or Liens or the making or effectuation of any Investments, Restricted Payments or Asset Sales, or any transaction of the types contemplated in Section 6.7, or the designation of any Restricted Subsidiaries or Unrestricted Subsidiaries, or any calculation of any ratio or basket for any other purpose, on or following the relevant LCT Test Date and prior to the earlier of the date on which such transaction is consummated or the definitive agreement therefor is terminated, any such ratio shall be calculated on a pro forma basis assuming such Limited Condition Transaction, and other pro forma events in connection therewith (including any incurrence of Indebtedness), have been consummated; provided that, solely for purposes of calculating the amount of the Borrower’s Consolidated Cash Flow in clause (iii)(A) of the second paragraph of Section 6.1(a), the Consolidated Net Income of the Borrower shall not include any Consolidated Net Income of or attributable to any target company or assets associated with, and intended to be acquired pursuant to, any such Limited Condition Transaction for usages other than in connection with the applicable transactions pertaining to such Limited Condition Transaction unless and until the closing of such Limited Condition Transaction shall have actually occurred.

(c) Notwithstanding anything to the contrary herein, with respect to any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement that does not require compliance with a financial ratio (any such amounts, the “Fixed Amounts”) substantially concurrently with any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement that requires compliance with a financial ratio (including any Total First Lien Net Leverage Ratio test, any Total Secured Net Leverage Ratio, any Total Net Leverage Ratio or the amount of Consolidated Cash Flow) (any such amounts, the “Incurrence-Based Amounts”), it is understood and agreed that (a) the Fixed Amounts shall be disregarded in the calculation of the financial ratio or test applicable to any substantially concurrent utilization of the Incurrence-Based Amounts and (b) the entire transaction shall be calculated on a Pro Forma Basis. In addition, for the avoidance of doubt, any Indebtedness (and associated Liens), Investments, liquidations, dissolutions, mergers, consolidations, dividends or any prepayments of Indebtedness incurred or otherwise effected in reliance on Fixed Amounts shall be automatically reclassified under the applicable Incurrence-Based Amounts at any time if the applicable ratio for such Incurrence-Based Amounts is satisfied on a Pro Forma Basis.

1.6 Classification of Permitted Items. For purposes of determining compliance at any time with Sections 6.1, 6.2, 6.3, 6.4 or 6.6, in the event that any Lien, Investment, Indebtedness, Asset Sale, Restricted Payment, Contractual Obligation, encumbrance or restriction or payment, prepayment, repurchase, redemption, defeasance or amendment, modification or other change in respect of Indebtedness meets the criteria of more than one of the categories of transactions permitted pursuant to any clause of such Sections 6.1, 6.2, 6.3, 6.4 or 6.6, such transaction (or portion thereof) at any time shall be permitted under one or more of such clauses as determined by the Borrower in its sole discretion at such time of determination, and may be reclassified from time to time to be permitted under any one or more of such clauses to the extent meeting the criteria thereunder as of the time of reclassification.

1.7 Rounding. Any financial ratios required to be satisfied in order for a specific action to be permitted under this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.8 Timing of Payment or Performance. Except as otherwise expressly provided herein, when the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment or performance shall extend to the immediately succeeding Business Day (except as specifically provided in the definition of “Interest Period”).

1.9 Currency Equivalents Generally

(a) For purposes of determining compliance with Sections 6.1, 6.3 and 6.6 with respect to any amount of Indebtedness or Investment in a currency other than US Dollars, no Default shall be deemed to have occurred solely as a result of changes in rates of currency exchange occurring after the time such Indebtedness or Investment is incurred, made or acquired (so long as such Indebtedness or Investment, at the time incurred, made or acquired, was permitted hereunder).

(b) For purposes of determining the Total First Lien Net Leverage Ratio, Total Secured Net Leverage Ratio and the Total Net Leverage Ratio, amounts denominated in a currency other than US Dollars will be converted to US Dollars at the currency exchange rates used in preparing the Borrower’s financial statements corresponding to the Test Period with respect to the applicable date of determination and will, in the case of Indebtedness, reflect the currency translation effects, determined in accordance with GAAP, of Hedge Agreements permitted hereunder for currency exchange risks with respect to the applicable currency in effect on the date of determination of the US Dollar Equivalent of such Indebtedness.

1.10 LIBOR Replacement.

(a) (a) Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Borrower notifies the Administrative Agent that, in its determination:

(i) adequate and reasonable means do not exist for ascertaining the LIBO Rate for any requested Interest Period, including, without limitation, because the Interpolated Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary, or

(ii) the administrator of the Interpolated Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the LIBO Rate or the Interpolated Screen Rate shall no longer be made available, or used for determining the interest rate of loans, or

(iii) syndicated loans currently being executed, or that include language similar to that contained in this Section, are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace LIBOR, then, reasonably promptly after receipt by the Administrative Agent of such notice, the Borrower and the Administrative Agent may amend this Agreement to replace the LIBO Rate with an alternative benchmark rate (including any mathematical or other adjustments to the benchmark (if any) incorporated therein), giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated credit facilities for such alternative benchmarks (any such rate, a “LIBO Successor Rate”), together with any LIBO Successor Rate Conforming Changes, and any such amendment shall become effective at 5:00 p.m. (New York City time) on the fifth Business day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Borrower, unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that the Required Lenders do not accept such amendment.

Notwithstanding anything else herein, in no event shall such LIBO Successor Rate be less than zero for purposes of this Agreement.

(b) The interest rate on Eurodollar Loans is determined by reference to the LIBO Rate, which is derived from the London interbank offered rate. The London interbank offered rate is intended to represent the rate at which contributing banks may obtain short-term borrowings from each other in the London interbank market. In July 2017, the U.K. Financial Conduct Authority announced that, after the end of 2021, it would no longer persuade or compel contributing banks to make rate submissions to the ICE Benchmark Administration (together with any successor to the ICE Benchmark Administrator, the “IBA”) for purposes of the IBA setting the London interbank offered rate. As a result, it is possible that commencing in 2022, the London interbank offered rate may no longer be available or may no longer be deemed an appropriate reference rate upon which to determine the interest rate on Eurodollar Loans. In light of this eventuality, public and private sector industry initiatives are currently underway to identify new or alternative reference rates to be used in place of the London interbank offered rate. In the event that the London interbank offered rate is no longer available or in certain other circumstances as set forth in Section 1.10(a) of this Agreement, such Section 1.10(a) provides a mechanism for determining an alternative rate of interest. The Administrative Agent may amend this Agreement together with the Borrower, pursuant to Section 1.10(a), in advance of or after any change to the reference rate upon which the interest rate on Eurodollar Loans is based. However, the Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the London interbank offered rate or other rates in the definition of “LIBO Rate” or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate, as it may or may not be adjusted pursuant to Section 1.10(a), will be similar to, or produce the same value or economic equivalence of, the LIBO Rate or have the same volume or liquidity as did the London interbank offered rate prior to its discontinuance or unavailability

SECTION 2. AMOUNT AND TERMS OF COMMITMENTS

2.1 Term Loan Commitments. Subject to the terms and conditions hereof, each Term Lender severally agrees to make a Term Loan to the Borrower on the Closing Date in US Dollars in an amount for each such Term Loan Lender not to exceed the amount of the Term Loan Commitment of such Lender on the Closing Date. The Term Loans may from time to time be Eurodollar Loans or ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 2.9. The Term Loan Commitments in effect on the Closing Date shall terminate upon the making of the Term Loans on the Closing Date or as otherwise set forth in Section 2.10(a).

2.2 Procedure for Borrowing Term Loans. The Borrower shall deliver to the Administrative Agent a Borrowing Request, not later than 11:00 a.m., New York City time, one Business Day before the anticipated Closing Date requesting that the Term Lenders make the Term Loans on the Closing Date. Such Borrowing Request may state that it is conditioned upon one or more conditions precedent, including the closing of the Acquisition, in which case such Borrowing Request may be revoked or automatically terminated if such conditions are not satisfied. The Borrowing Request must specify (i) the principal amount of the Term Loans to be borrowed, (ii) the requested date of the Borrowing (which shall be a Business Day), (iii) the Type of Term Loans to be borrowed, (iv) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period” and (v) the location and number of the account(s) to which funds are to be disbursed, which shall comply with the requirements of Section 2.8. If no election as to the Type of Term Loan Borrowing is specified, then the requested Term Loan Borrowing shall be a Eurodollar Borrowing with an Interest Period of one month’s duration. If no Interest Period is specified with respect to any requested Eurodollar Term Loan Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Upon receipt of such Borrowing Request, the Administrative Agent shall promptly notify each Term Lender thereof. Not later than 9:00 a.m., New York City time (or, if later, promptly following the satisfaction of the conditions precedent to the initial extension of credit hereunder set forth in Section 4.1), on the Closing Date each Term Lender shall make available to the Administrative Agent an amount in immediately available funds equal to the Term Loans to be made by such Lender. The Administrative Agent shall make available to the Borrower the aggregate of the amounts made available to the Administrative Agent by the Term Lenders, in like funds as received by the Administrative Agent.

2.3 Repayment of Term Loans. The principal amount of the Initial Term Loans shall be repaid in consecutive quarterly installments on the last day of each fiscal quarter of the Borrower or, if such date is not a Business Day, on the last Business Day of such fiscal quarter, commencing on September 30, 2020, each of which shall be in an amount equal to 0.25% of the sum of the aggregate outstanding amount of the Term Loans of each Lender on the Closing Date; provided that the final principal repayment installment of the Initial Term Loans repaid on the Term Loan Maturity Date shall be, in any event, in an amount equal to the aggregate principal amount of all Term Loans outstanding on such date. Any Term Loans paid or prepaid may not be reborrowed.

2.4 Revolving Credit Commitments. Subject to the terms and conditions hereof, each Revolving Lender severally agrees to make revolving credit loans (“Revolving Credit Loans”) to the Borrower in Dollars from time to time during the Availability Period in an aggregate principal amount that will not (after giving effect to any concurrent use of the proceeds thereof to repay LC Disbursements) result in (i) such Revolving Credit Lender’s Revolving Credit Exposure exceeding such Revolving Credit Lender’s Revolving Credit Commitment or (ii) the Total Revolving Credit Exposure exceeding the total Revolving Credit Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Credit Loans during the Availability Period. Revolving Credit Loans may be ABR Loans or Eurodollar Loans, as further provided herein.

2.5 Loans and Borrowings .

(a) Each Revolving Credit Loan shall be made as part of a Borrowing consisting of Revolving Credit Loans made by the Revolving Credit Lenders ratably in accordance with their respective Revolving Credit Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder.

(b) Subject to Section 2.16, (i) each Term Borrowing shall be comprised entirely of (A) ABR Loans or (B) Eurodollar Loans as the Borrower may request in accordance herewith and (ii) each Revolving Credit Borrowing shall be comprised entirely of (A) ABR Loans or (B) Eurodollar Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the applicable Lender to make such Loan and the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $1.0 million. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $500,000; provided that a Revolving Credit Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Revolving Credit Commitments under the applicable Revolving Credit Facility or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.7(e). Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not, at any time, be more than a total of (x) thirty Eurodollar Borrowings with respect to each Term Loan Facility outstanding and (y) thirty Eurodollar Borrowings with respect to the Revolving Credit Facility outstanding.

(d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the applicable Maturity Date for such Borrowing.

2.6 Request for Revolving Credit Borrowing. To request a Revolving Credit Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone or email (a) in the case of a Eurodollar Borrowing, not later than 1:00 p.m., New York City time, two (2) Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 12:00 p.m., New York City time, on the date of the proposed Borrowing. Each such email Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery, facsimile or other electronic transmission as agreed to by the Administrative Agent, to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower. Each such Borrowing Request shall specify the following information in compliance with Section 2.5:

(i) the aggregate amount of the requested Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(iv) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v) the location and number of the account to which funds are to be disbursed, which shall comply with the requirements of Section 2.8.

If no election as to the Type of Revolving Credit Borrowing is specified, then the requested Revolving Credit Borrowing shall be a Eurodollar Borrowing with an Interest Period of one month’s duration. If no Interest Period is specified with respect to any requested Eurodollar Revolving Credit Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Revolving Credit Lender of the relevant Facility or Facilities of the details thereof and of the amount of such Revolving Credit Lender’s Loan to be made as part of the requested Revolving Credit Borrowing. The Administrative Agent shall make available to the Borrower the aggregate of the amounts made available to the Administrative Agent by the Revolving Credit Lenders, in like funds as received by the Administrative Agent.

2.7 Letters of Credit

(a) General.

(i) Subject to the terms and conditions set forth herein, each Issuing Bank, in reliance on the agreements of the Revolving Credit Lenders set forth in Section 2.7(d), agrees to issue standby Letters of Credit (denominated in US Dollars) on a ratable basis among the Issuing Banks (calculated based on their respective Revolving Credit Commitments) for the account of the Borrower or for the benefit of any Restricted Subsidiary, in each case on any Business Day during the applicable Availability Period in such form as may be approved from time to time by such Issuing Bank; provided that no Issuing Bank shall have any obligation to issue any Letter of Credit if:

(A) after giving effect to such issuance (i) the LC Exposure with respect to Letters of Credit would exceed the LC Sublimit, (ii) the Total Revolving Credit Exposure would exceed the total Revolving Credit Commitments, (iii) the LC Exposure of such Issuing Bank would exceed the LC Commitment of such Issuing Bank or (iv) solely to the extent of the Issuing Banks on the Closing Date, the amount of the LC Exposure attributable to the Letters of Credit issued by such Issuing Banks would exceed their Revolving Credit Commitment on the Closing Date;

(B) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Bank from issuing such Letter of Credit, or any law applicable to such Issuing Bank or any directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Bank shall prohibit, or direct that such Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Bank is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Closing Date (for which such Issuing Bank is not otherwise compensated hereunder);

(C) the expiry date of such requested Letter of Credit would occur after the date that is five (5) Business Days prior to the Revolving Credit Maturity Date, unless all the Issuing Banks have approved such expiry date; or

(D) the issuance of such Letter of Credit would violate any policies of the applicable Issuing Bank applicable to letters of credit generally.

(ii) An Issuing Bank shall be under no obligation to amend any Letter of Credit if (A) such Issuing Bank would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit

Additionally, no Issuing Bank shall be under any obligation to issue or renew any Letter of Credit if the Letter of Credit is to be denominated in a currency other than US Dollars. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit for its own account or for its own account for the benefit of any Restricted Subsidiary, in a form reasonably acceptable to the Administrative Agent and the applicable Issuing Bank, at any time and from time to time during the Availability Period (but not later than the date that is 30 days prior to the Revolving Credit Maturity Date). In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the applicable Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b) Notice of Issuance, Amendment, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or facsimile (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Issuing Bank) to the applicable Issuing Bank and the Administrative Agent (at least three (3) Business Days (or such shorter period as may be agreed by the applicable Issuing Bank and the Administrative Agent) in advance of the requested date of issuance, amendment or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by an Issuing Bank, the Borrower also shall submit a letter of credit application and other documentation customarily required by such Issuing Bank on such Issuing Bank’s standard forms in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment or extension, (x) the LC Exposure shall not exceed the LC Sublimit and (y) the Total Revolving Credit Exposure shall not exceed the total Revolving Credit Commitments.

(c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date that is one (1) year after the date of issuance of such Letter of Credit (or, in the case of any extension thereof, the date that is one (1) year after the then current expiration date at the time of such extension) and (ii) the date that is five (5) Business Days prior to the Revolving Credit Maturity Date (unless other provisions or arrangements reasonably satisfactory to the applicable Issuing Bank and Administrative Agent shall have been made with respect to such Letter of Credit, but which shall include the release by the relevant Issuing Bank of each applicable Revolving Credit Lender from its participation obligations hereunder with respect to such Letter of Credit). If the Borrower so requests in any notice requesting the issuance of a Letter of Credit, the applicable Issuing Bank shall issue a Letter of Credit that has automatic extension provisions (each, an “Auto Extension Letter of Credit”) (it being understood that, unless otherwise directed by the applicable Issuing Bank, the Borrower shall not be required to make a specific request to the applicable Issuing Bank for any such extension). Once an Auto Extension Letter of Credit has been issued, the applicable Revolving Credit Lenders shall be deemed to have authorized the extension of such Letter of Credit at any time to an expiry date not later than the earlier of (i) the date that is one (1) year from the then current expiration date at the time of such extension and (ii) the date that is five (5) Business Days prior to the Revolving Credit Maturity Date (unless such Letter of Credit has been cash collateralized or backstopped pursuant to provisions or arrangements reasonably satisfactory to the applicable Issuing Bank, and shall include the release by the relevant Issuing Bank and the Administrative Agent of each applicable Revolving Credit Lender from its participation obligations hereunder with respect to such Letter of Credit); provided that the applicable Issuing Bank shall not permit any such extension if such Issuing Bank has determined that it would have no obligation or not be permitted at such time to issue such Letter of Credit in its renewed form under the terms hereof (by reason of the provisions of Section 4.2 or otherwise).

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of any Issuing Bank or the Lenders, the applicable Issuing Bank hereby grants to each Revolving Credit Lender, and each Revolving Credit Lender hereby acquires from the applicable Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Credit Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the applicable Issuing Bank, such Revolving Credit Lender’s Applicable Percentage of each LC Disbursement with respect to a Letter of Credit made by such Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason in respect thereof. Each Revolving Credit Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit, and such Revolving Credit Lender’s obligations under Section 2.7(e) are absolute and unconditional and shall not be affected by any circumstance including (i) any setoff, counterclaim, recoupment, defense or other right that such Lender may have against the Issuing Bank, the Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or Event of Default or the failure to satisfy any of the other conditions specified in Section 4, (iii) any adverse change in the condition (financial or otherwise) of any Borrower, (iv) any breach of this Agreement or any other Loan Document by any Borrower, any other Loan Party or any other Lender or any reduction in or termination of the Revolving Credit Commitments or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(e) Reimbursement. If any Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount and currency equal to such LC Disbursement not later than 2:00 p.m., New York City time, on the first Business Day immediately following the day that the Borrower receives notice that such LC Disbursement is made (or, if the Borrower receives such notice after 2:00 p.m., New York City time, on the second Business Day immediately following the day that the Borrower receives such notice); provided that (if the conditions of Section 4.2 are satisfied) the Borrower shall have the absolute and unconditional right to require that such payment be financed with an ABR Revolving Credit Borrowing by the Borrower under the applicable Revolving Credit Facility under which the applicable Letter of Credit was issued, in each case in an equivalent amount and currency (subject to the requirements of set forth in Sections 2.4 through 2.6, as applicable) and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Revolving Credit Borrowing. If the Borrower fails to make such payment when due, or finance such payment in accordance with the proviso to the preceding sentence, the applicable Issuing Bank shall promptly notify the Administrative Agent of the applicable LC Disbursement and the Administrative Agent shall promptly notify each Revolving Credit Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Revolving Credit Lender shall pay to the Administrative Agent its Applicable Percentage of the applicable Revolving Credit Facility of the payment then due from the Borrower by wire transfer of immediately available funds to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders not later than 2:00 p.m., New York City time, on the date such notice is received (or, if such Revolving Credit Lender shall have received such notice later than 12:00 noon, New York City time on such day, not later than 2:00 p.m., New York City time, on the immediately following Business Day), and the Administrative Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Revolving Credit Lenders and such Issuing Bank as their interests may appear. Any payment made by a Revolving Credit Lender pursuant to this paragraph to reimburse any Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Credit Loans or Eurodollar Revolving Credit Loans as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement. If any Revolving Credit Lender shall not have made its Applicable Percentage of an LC Disbursement available to the Administrative Agent as provided above, such Revolving Credit Lender and the Borrower severally agree to pay interest on such amount, for each day from and including the date such amount is required to be paid in accordance with this Section 2.7(e) to but excluding the date such amount is paid, to the Administrative Agent for the account of the applicable Issuing Bank.

(f) Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the applicable Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, (iv) any adverse change in the exchange rate to the Borrower or any of the Restricted Subsidiaries or in the relevant currency markets generally (v) any payment made by the Issuing Bank in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under such Letter of Credit if presentation after such date is authorized by the ISP or UCP, as applicable, or (vi) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. None of the Agents, the Lenders or the Issuing Banks, or any of their respective Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the applicable Issuing Bank; provided that the provisions of this Section 2.7(f) shall not be construed to excuse the applicable Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to indirect, consequential, special and punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence, bad faith or willful misconduct on the part of any Issuing Bank, the applicable Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the applicable Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. Each Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit issued by such Issuing Bank. Each Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by email) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Bank and the Lenders with respect to any such LC Disbursement.

(h) Interim Interest. If any Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Credit Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.15(b) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i) Replacement of Issuing Bank. An Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank (provided that no consent of the replaced Issuing Bank will be required if it has no Letters of Credit or Reimbursement Obligations with respect thereto outstanding) and the successor Issuing Bank. The Administrative Agent shall notify the Revolving Credit Lenders of any such replacement of such Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank with respect to the Borrower pursuant to Section 2.13(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to renew existing Letters of Credit or issue additional Letters of Credit.

(j) Applicability of ISP; Limitation of Liability. Unless otherwise expressly agreed by the Issuing Bank and the Borrower when a Letter of Credit is issued or when it is amended with the consent of the beneficiary thereof, the rules of the ISP shall apply to each standby Letter of Credit. Notwithstanding the foregoing, the Issuing Bank shall not be responsible to such Borrower for, and the Issuing Bank’s rights and remedies against the Borrower shall not be impaired by, any action or inaction of the Issuing Bank required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the Law or any order of any governmental authority in a jurisdiction where the Issuing Bank or the beneficiary is located, the practice stated in the ISP or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade—International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.

(k) Cash Collateralization. If any Event of Default under Section 7.1(g) or (h) with respect to Parent or the Borrower shall occur and be continuing or if the Loans have been accelerated pursuant to Section 7 as a result of any Event of Default, on the Business Day that the receives notice from the Administrative Agent or the Required Revolving Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposure representing greater than 50% of the total LC Exposure), in each case, demanding (which demand, in the case of any Event of Default under Section 7.1(g) or (h) with respect to Parent or the Borrower, shall be deemed to have been given automatically) the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to the applicable LC Exposure with respect to the Borrower as of such date plus any accrued and unpaid interest thereon. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the Letter of Credit obligations of the Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made in Cash Equivalents at the option and reasonable discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the applicable Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the applicable LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other obligations of the Borrower under this Agreement. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default specified above, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within two (2) Business Days after such Event of Default has been cured or waived (unless the Commitments have been terminated and the Obligations have been accelerated, in each case in accordance with Section 7).

(l) Provisions Related to Extended Revolving Credit Commitments. If the Maturity Date in respect of any tranche of Revolving Credit Commitments occurs prior to the expiration of any Letter of Credit, then (i) if one or more other tranches of Revolving Credit Commitments in respect of which the Maturity Date shall not have occurred are then in effect and such Letter of Credit would otherwise be available under such tranche of Revolving Credit Commitments, such Letters of Credit shall automatically be deemed to have been issued (including for purposes of the obligations of the Revolving Credit Lenders to purchase participations therein and to make payments in respect thereof pursuant to Section 2.7(d) and (e)) under (and ratably participated in by Lenders pursuant to) the Revolving Credit Commitments in respect of such non-maturing tranches up to an aggregate amount not to exceed the aggregate amount of the unutilized Revolving Credit Commitments thereunder at such time (it being understood that no partial face amount of any Letter of Credit may be so reallocated) and (ii) to the extent not reallocated pursuant to immediately preceding clause (i), the Borrower shall cash collateralize any such Letter of Credit in accordance with Section 2.7(j). For the avoidance of doubt, commencing with the Maturity Date of any tranche of Revolving Credit Commitments, the sublimit for Letters of Credit under any tranche of Revolving Credit Commitments that has not so then matured shall be as agreed in the relevant Permitted Amendment with the applicable Revolving Credit Lenders.

(m) Existing Letters of Credit. The parties hereto acknowledge and agree that all Existing Rollover Letters of Credit are deemed to be issued under this Agreement by the Issuing Banks at the request of the Borrower and shall constitute Letters of Credit hereunder for all purposes, and no notice requesting issuance thereunder shall be required hereunder. Each reference herein to the issuance of a Letter of Credit shall include any such deemed issuance. All fees accruing on the Existing Rollover Letters of Credit on and after the date hereof shall be for the account of the Issuing Banks and the Lenders as provided herein.

(n) Resignation. Any Issuing Bank may resign as an “Issuing Bank” hereunder upon 30 days’ prior written notice to the Administrative Agent, the Lenders and the Borrower; provided that on or prior to the expiration of such 30-day period with respect to such resignation, the relevant Issuing Bank shall have identified a successor Issuing Bank with an LC Commitment in the same amount reasonably acceptable to the Borrower willing to accept its appointment as successor Issuing Bank, and the effectiveness of such resignation shall be conditioned upon such successor assuming the rights and duties of the resigning Issuing Bank. In the event of any such resignation as Issuing Bank, the Borrower shall be entitled to appoint from among the Lenders a successor Issuing Bank hereunder. The Borrower may terminate the appointment of any Issuing Bank as an “Issuing Bank” hereunder by providing a written notice thereof to such Issuing Bank, with a copy to the Administrative Agent. Any such termination shall become effective upon the earlier of (i) such Issuing Bank acknowledging receipt of such notice and (ii) the third Business Day following the date of the delivery thereof; provided that no such termination shall become effective until and unless the LC Exposure attributable to Letters of Credit issued by such Issuing Bank (or its Affiliates) shall have been reduced to zero. At the time any such resignation or termination shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the resigning or terminated Issuing Bank pursuant to Section 2.13(b). Notwithstanding the effectiveness of any such resignation or termination, the resigning or terminated Issuing Bank shall remain a party hereto and shall continue to have all the rights of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such resignation or termination (including, for the avoidance of doubt, Section 9.5), but shall not be required to issue any additional Letters of Credit.

2.8 Funding of Borrowings.

(a) Except as expressly set forth in Section 2.2 and Section 2.8(c), each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds in US Dollars of such Loan by 10:00 a.m., New York City time, or, in the case of an ABR Borrowing for which notice was provided on the date of the proposed Borrowing, by 2:00 p.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent in New York City or such other account reasonably approved by the Administrative Agent, in each case, as is designated by the Borrower in the applicable Borrowing Request; provided that ABR Revolving Credit Loans or Eurodollar Revolving Credit Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.7(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, such Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section 2.8 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans of the applicable Class. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

(c) Each Lender shall make each Initial Term Loan to be made by it hereunder on the Closing Date by wire transfer of immediately available funds in US Dollars of such Loan by 9:00 a.m., New York City time (or, if later, promptly following the satisfaction of the conditions precedent to the initial extension of credit hereunder set forth in Section 4.1), to the account of the Credit Suisse AG, Cayman Islands Branch most recently designated by it for such purpose by notice (which may be in the form of an e-mail) to the Lenders. Credit Suisse AG, Cayman Islands Branch will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower designated by the Borrower in the applicable Borrowing Request.

2.9 Interest Elections. (a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.9. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b) To make an election pursuant to this Section 2.9, the Borrower shall notify the Administrative Agent of such election by telephone or email by (i) in the case of a Eurodollar Borrowing, not later than 2:00 p.m., New York City time, three Business Days before the proposed effective date of the proposed election (or such later time and/or date as may be agreed by the Administrative Agent in its reasonable discretion) or (ii) in the case of an ABR Borrowing, not later than 2:00 p.m., New York City time, on the proposed effective date of the proposed election (or such later time and/or date as may be agreed by the Administrative Agent in its reasonable discretion). Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery, facsimile or other electronic transmission to the Administrative Agent of a written Interest Election Request signed by the Borrower.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.5:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period (x) of one month’s duration, in the case of a conversion of an ABR Borrowing to a Eurodollar Borrowing, and (y) of the same duration as the Interest Period then ending, in the case of a continuation of a Eurodollar Borrowing.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period, such Borrowing shall be continued as a Eurodollar Borrowing having the same Interest Period. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (x) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (y) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

2.10 Termination and Reduction of Commitments.

(a) The Term Loan Commitments in respect of the Initial Term Loans shall automatically terminate upon the making of the Initial Term Loans on the Closing Date and, in any event, not later than 11:59 p.m., New York City time, on the Closing Date.

(b) Unless previously terminated, the Revolving Credit Commitments shall terminate on the applicable Revolving Credit Maturity Date. The commitments of each Issuing Bank to issue, amend, renew or extend any Letters of Credit shall automatically terminate on the earliest to occur of (i) the termination of the Revolving Credit Commitments, (ii) the date that is five (5) Business days prior to the latest Revolving Credit Maturity Date and (iii) such Issuing Bank ceasing to be a Revolving Credit Lender hereunder.

(c) The Borrower may at any time terminate, without premium or penalty, or from time to time reduce, the Revolving Credit Commitments under any Revolving Credit Facility (or under any tranche of the Revolving Credit Commitments); provided that (i) each reduction of the Revolving Credit Commitments shall be in an amount that is an integral multiple of $10.0 million and not less than $50.0 million and (ii) in any event, the Borrower shall not terminate or reduce the Revolving Credit Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.12, the Total Revolving Credit Exposure under any tranche would exceed the total Revolving Credit Commitments under such tranche.

(d) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Revolving Credit Commitments under any Revolving Credit Facility (or any tranche thereof) pursuant to paragraph (b) of this Section 2.10 at least two (2) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any such notice, the Administrative Agent shall advise the applicable Revolving Credit Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Revolving Credit Commitments delivered by the Borrower may state that such notice is conditioned upon one or more conditions precedent, in which case such notice of termination may be revoked or automatically terminated if such conditions precedent are not satisfied. Any termination or reduction of the Revolving Credit Commitments shall be permanent (but subject to any increase pursuant to Section 2.23). Each reduction of the Revolving Credit Commitments under any Revolving Credit Facility (other than any such reduction resulting from the termination of the Revolving Credit Commitment of any Lender as provided in Section 2.21) shall be made ratably among the Revolving Credit Lenders holding Revolving Credit Commitments under such Revolving Credit Facility

2.11 Repayment of Revolving Credit Loans; Evidence of Debt.

(a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Revolving Credit Lender the then unpaid principal amount of each Revolving Credit Loan of such Lender made to such Borrower on the applicable Revolving Credit Maturity Date.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and, if applicable, the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (a) or (b) of this Section 2.11 shall be conclusive, absent manifest error, of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement; provided, further, that in the event of any conflict between the entries in the accounts maintained pursuant to paragraph (a) or (b) of this Section 2.11 and the entries in the Register maintained pursuant to Section 9.4(b)(v), the entries in the Register shall prevail.

(e) Any Lender may request through the Administrative Agent that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender or its registered assigns and in the form of Exhibit G-1 or G-2, as applicable. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.4) be represented by one or more promissory notes in such form payable to the payee named therein and its registered assigns.

2.12 Prepayment of Loans. (a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing made by it in whole or in part, without premium or penalty (but subject to Sections 2.12(e) and 2.18), subject to prior notice in accordance with paragraph (c) of this Section 2.12.

(b) Prior to any optional or mandatory prepayment of Borrowings hereunder, the Borrower shall select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to paragraph (c) of this Section 2.12. Each optional or mandatory prepayment of Loans shall be applied ratably to the Loans so prepaid (based on the respective outstanding principal amounts thereof unless, in the case of Extended Term Loans, Extended Revolving Credit Loans, Incremental Term Loans, Replacement Term Loans or Loans under any Replacement Revolving Credit Facility, the applicable Permitted Amendment specifies a less favorable treatment); provided that prepayments of Term Loans made with the proceeds of any Replacement Term Loans and Permitted Term Loan Refinancing Indebtedness shall be applied in accordance with Section 2.14(e). Prepayments of Term Loans shall be applied to the remaining scheduled installments as follows:

(i) any mandatory prepayments of Term Loans pursuant to Section 2.14 shall be applied to the remaining scheduled principal installments (a) in the case of the Initial Term Loans, as directed by the Borrower (or, if no such direction is given, in direct order of maturity thereof) and (b) in the case of any other Term Loans, in the order specified in the applicable Permitted Amendment, and

(ii) any optional prepayments of Term Loans pursuant to Section 2.12(a) shall be applied to the remaining scheduled installments thereof as directed by the Borrower (or, if no such direction is given, in direct order of maturity thereof).

(c) The Borrower shall notify the Administrative Agent by telephone (confirmed by facsimile or, in accordance with the second paragraph of Section 9.1, e-mail) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 2:00 p.m., New York City time, three Business Days before the date of prepayment (or such later time and/or date as may be agreed by the Administrative Agent in its reasonable discretion), or (ii) in the case of prepayment of an ABR Borrowing, not later than 2:00 p.m., New York City time, on the date of prepayment (or such later time and/or date as may be agreed by the Administrative Agent in its reasonable discretion). Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that any notice of prepayment may be conditioned upon one or more conditions precedent, in which case such notice of prepayment may be revoked or automatically terminated if such conditions precedent are not satisfied. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an integral multiple of $10.0 million and not less than $50.0 million. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.15. Other than a repayment pursuant to Section 2.21(c), each repayment of a Borrowing (x) in the case of a Revolving Credit Facility, shall be applied to the Loans included in the repaid Borrowing such that each Revolving Credit Lender holding Loans included in such repaid Borrowing receives its ratable share of such repayment (based upon the respective Revolving Credit Exposures of the Revolving Credit Lenders holding Loans included in such repaid Borrowing at the time of such repayment) and (y) in all other cases, shall be applied ratably to the Loans included in the repaid Borrowing. In the event the Borrower fails to specify the Borrowings to which any such voluntary prepayment shall be applied, such prepayment shall be applied first, to repay outstanding Revolving Credit Borrowings to the full extent thereof (ratably among Revolving Credit Facilities); and second, to prepay the Term Borrowings ratably in accordance with paragraph (b) of this Section 2.12 (unless, with respect to a Class of Term Loans, the applicable Permitted Amendment specifies a less favorable treatment).

(d) Notwithstanding anything to the contrary set forth in this Agreement (including the penultimate sentence of Section 2.12(c) or Section 2.20(c)) or any other Loan Document, the Purchasing Borrower Parties shall have the right at any time and from time to time to purchase Term Loans by way of assignment in accordance with Section 9.4(g), including pursuant to a Dutch Auction in accordance with Section 2.12(f).

(e) In the event that, prior to the date that is six months after the Closing Date, the Borrower (i) makes any repayment, prepayment, or purchase of Initial Term Loans in connection with any Repricing Event or (ii) effects any amendment of this Agreement resulting in a Repricing Event, the Borrower shall pay to the Administrative Agent on the date of effectiveness of such Repricing Event, for the ratable account of each applicable Term Loan Lender (x) in the case of clause (i), a prepayment premium of 1.00% of the aggregate principal amount of the Initial Term Loans, so being prepaid, repaid or purchased and (y) in the case of clause (ii), an amount equal to 1.00% of the aggregate principal amount of the Initial Term Loans that are the subject of such Repricing Event and outstanding immediately prior to such amendment.

(f) Notwithstanding anything to the contrary contained in this Section 2.12 or any other provision of this Agreement and without otherwise limiting the rights in respect of prepayments of the Term Loans, so long as no Default or Event of Default has occurred and is continuing, any Purchasing Borrower Party may repurchase outstanding Term Loans in negotiated open market purchases pursuant to Section 9.4(g) or pursuant to this Section 2.12(f) (without prejudice to such Purchasing Borrower Party’s rights to repurchase outstanding Term Loans in accordance with Section 9.4(g)) on the following basis:

(i) Any Purchasing Borrower Party may conduct one or more auctions (each, an “Auction”) to repurchase all or any portion of the Term Loans of a Class (the “Subject Class”) by providing written notice to the Administrative Agent (for distribution to the Lenders) of the Term Loans that will be the subject of the Auction (an “Auction Notice”). Each Auction Notice shall be in a form reasonably acceptable to the Administrative Agent and shall contain (w) the total cash value of the bid, in a minimum amount of $5.0 million with minimum increments of $1.0 million (the “Auction Amount”), (x) the discount to par, which shall be a range (the “Discount Range”) of percentages of the par principal amount of the Term Loans at issue that represents the range of purchase prices that could be paid in the Auction, (y) the time when the bid expires and (z) any other conditions to which the bid is to be subject;

(ii) In connection with any Auction, each Term Loan Lender may, in its sole discretion, participate in such Auction and may provide the Administrative Agent with a notice of participation (the “Return Bid”), which shall be in a form reasonably acceptable to the Administrative Agent and shall specify (x) a discount to par expressed as a percentage (the “Reply Discount Price”), which must be within the Discount Range, and (y) a principal amount of Term Loans which must be in increments of $1.0 million or in an amount equal to the Term Loan Lender’s entire remaining amount of such Loans (the “Reply Amount”). Term Loan Lenders may only submit one Return Bid per Auction. In addition to the Return Bid, the participating Term Loan Lender must execute and deliver, to be held in escrow by the Administrative Agent, an Assignment and Assumption in a form reasonably acceptable to the Administrative Agent;

(iii) Based on the Reply Discount Prices and Reply Amounts received by the Administrative Agent, the Administrative Agent, in consultation with the Borrower, will determine the applicable discount (the “Applicable Discount”) for the Auction, which will be the lowest Reply Discount Price for which a Purchasing Borrower Party can complete the Auction at the Auction Amount; provided that, in the event that the Reply Amounts are insufficient to allow such Purchasing Borrower Party to complete a purchase of the entire Auction Amount, such Purchasing Borrower Party shall either, at its election, (x) withdraw the Auction or (y) complete the Auction at an Applicable Discount equal to the highest Reply Discount Price. Any Purchasing Borrower Party shall purchase

Term Loans (or the respective portions thereof) from each Term Loan Lender with a Reply Discount Price that is equal to or less than the Applicable Discount (“Qualifying Bids”) at the Applicable Discount; provided, further, that if the aggregate proceeds required to purchase all Term Loans subject to Qualifying Bids would exceed the Auction Amount for such Auction, the Borrower shall purchase such Term Loans at the Applicable Discount ratably based on the principal amounts of such Qualifying Bids (subject to rounding requirements specified by the Administrative Agent). Each participating Term Loan Lender will receive notice of a Qualifying Bid as soon as reasonably practicable but in no case later than five Business Days from the date the Return Bid was due;

(iv) In connection with any Auction, upon submission by a Term Loan Lender of a Qualifying Bid, such Lender (each, a “Qualifying Lender”) will be obligated to sell the entirety or its allocable portion of the Reply Amount, as the case may be, at the Applicable Discount. Each purchase of Term Loans in an Auction shall be consummated pursuant to procedures (including as to response deadlines, rounding amounts, type and Interest Period of accepted Term Loans, and calculation of the Applicable Discount referred to above) established by the Administrative Agent and agreed to by the Borrower; and

(v) The repurchases by any Purchasing Borrower Party of Term Loans pursuant to this Section 2.12(f) shall be subject to the following conditions: (A) the Auction is open to all Term Loan Lenders of the Subject Class on a pro rata basis, (B) no Default or Event of Default has occurred or is continuing or would result therefrom, (C) the applicable Assignment and Assumption shall include a customary “big boy” representation from each of the Purchasing Borrower Party and the Qualifying Lender (it being agreed that no Purchasing Borrower Party shall be required to make a representation that, as of the date of any such purchase or assignment, it is not in possession of any MNPI with respect to Parent, the Borrower, their respective Subsidiaries or their respective securities) and (D) any Term Loans repurchased pursuant to this Section 2.12(f) shall be automatically and permanently canceled upon acquisition thereof by the Purchasing Borrower Party.

2.13 Fees.

(a) The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Credit Lender (other than any Defaulting Lender) a commitment fee, which shall accrue at a rate equal to the Revolving Commitment Fee Rate per annum applicable to the Revolving Credit Commitments on the actual daily unused amount of the Revolving Credit Commitment of such Revolving Credit Lender during the period from and including the Closing Date to but excluding the date on which such Lender’s Revolving Credit Commitment terminates. The foregoing notwithstanding, the applicable lenders may consent to a different commitment fee to be paid pursuant to the terms of any applicable Incremental Facility Amendment, Replacement Facility Amendment or Extension Offer. Accrued commitment fees shall be payable in arrears on the last Business Day of March, June, September and December of each year and on the date on which the Revolving Credit Commitments terminate, commencing in June 2020. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For purposes of calculating the commitment fee only, the Revolving Credit Commitment of any Revolving Credit Lender shall be deemed to be used to the extent of Revolving Credit Loans of such Revolving Credit Lender and the LC Exposure of such Revolving Credit Lender.

(b) The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Credit Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Margin used to determine the interest rate applicable to Eurodollar Revolving Credit Loans, on the daily amount of such Lender’s LC Exposure in respect of Letters of Credit (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Closing Date to but excluding the later of the date on which such Lender’s Revolving Credit Commitment terminates and the date on which such Lender ceases to have any LC Exposure with respect to any Letters of Credit. The Borrower agrees to pay to each Issuing Bank a fronting fee, which shall accrue at the rate to be agreed with of 0.125% per annum (or such other percentage not to exceed 0.125% per annum as may be separately agreed to by the Borrower and the applicable Issuing Bank) on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) attributable to the Letters of Credit issued by such Issuing Bank during the period from and including the Closing Date to but excluding the later of the date of termination of the Revolving Credit Commitments and the date on which there ceases to be any LC Exposure attributable to the Letters of Credit issued by such Issuing Bank, as well as such Issuing Bank’s standard fees with respect to the issuance, amendment or extension of any Letter of Credit or processing of drawings thereunder. Accrued participation fees and fronting fees shall be payable on the last Business Day of March, June, September and December of each year and on the date on which the Revolving Credit Commitments terminate, commencing in June, 2020; provided that any such fees accruing after the date on which the Commitments terminate shall be payable on demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) The Borrower agrees to pay to the Administrative Agent and the Arrangers (and their respective affiliates) the fees in the amounts and on the dates set forth in any fee letter with such Persons and to perform and other obligations contained therein.

2.14 Mandatory Prepayments. (a) If Indebtedness is incurred by any Group Member (other than Indebtedness permitted under Section 6.3), then on the date of such issuance or incurrence, an amount equal to 100% of the Net Proceeds thereof shall be applied to the prepayment of the Initial Term Loans (together with accrued and unpaid interest thereon) as set forth in Sections 2.14(f) and (g). The provisions of this Section 2.14 do not constitute a consent to the incurrence of any Indebtedness by any Group Member.

(b) If on any date there shall be any Excess Proceeds, and the aggregate amount of such Excess Proceeds shall exceed $250.0 million, then no later than 20 days thereafter and subject to Section 2.14(i), an amount equal to the Asset Sale Percentage of all such Excess Proceeds (not only the amount in excess of $250.0 million) shall be applied to the prepayment of the Initial Term Loans (together with accrued and unpaid interest thereon) as set forth in Section 2.14(f) and (g).

(c) If, for any Excess Cash Flow Period, there shall be Excess Cash Flow, then, on the relevant Excess Cash Flow Application Date and subject to Section 2.14(i), the Borrower shall apply an amount equal to (i) the ECF Percentage of such Excess Cash Flow minus (ii) the Optional Prepayment Amount (if any) for such Excess Cash Flow Period to the prepayment of the Initial Term Loans (together with accrued interest thereon), as set forth in Section 2.14(f) and (g). Each such prepayment shall be made on a date (an “Excess Cash Flow Application Date”) no later than ten Business Days after the earlier of (x) the date on which the financial statements of the Borrower referred to in Section 5.1(a), for the fiscal year with respect to which such prepayment is to be made, are required to be delivered to the Lenders and (y) the date such financial statements are actually delivered.

(d) In the event the aggregate Total Revolving Credit Exposure exceeds the Total Revolving Credit Commitments then in effect, the Borrower shall immediately prepay Revolving Credit Loans and/or cash collateralize the Letters of Credit (in accordance with Section 2.7(j)) in an aggregate amount equal to such excess.

(e) The Borrower shall apply, on a dollar-for-dollar basis, all of the Net Proceeds of any Replacement Term Loans and the Net Proceeds of any Permitted Term Loan Refinancing Indebtedness (that is incurred to refinance Term Loans) to the repayment of Term Loans to be repaid from such Net Proceeds on the date such Net Proceeds are received. Any such prepayment of Term Loans of a Class shall be paid ratably to the holders of such Class and shall be applied to the remaining scheduled amortization installments of the Term Loans of such Class in the order specified in Section 2.12(b)(ii).

(f) Amounts to be applied pursuant to this Section 2.14 shall be applied first to reduce outstanding ABR Loans of the applicable Class. Any amounts remaining after each such application shall be applied to prepay Eurodollar Loans of such Class; provided, however, that the Borrower may elect (except in the case of a prepayment pursuant to Section 2.14(e)) that the remainder of such prepayments not applied to prepay ABR Loans be held by the Borrower and applied to prepay the Eurodollar Loans on the last day of the next expiring Interest Period for Eurodollar Loans; provided that (A) interest shall continue to accrue thereon at the rate otherwise applicable under this Agreement to the Eurodollar Loan in respect of which such deposit was made, until such amounts are applied to prepay such Eurodollar Loan, and (B) at any time while an Event of Default has occurred and is continuing, upon written direction from the Required Lenders, the Administrative Agent shall, apply any or all of such amounts to the payment of Eurodollar Loans.

(g) Notwithstanding anything in this Section 2.14 to the contrary, if any amount shall be required to be applied to prepay Term Loans pursuant to clauses (a), (b) or (c) above (such amount, the “Required Prepayment Amount”), and at the time that any such prepayment would be required, the Borrower is required to, or required to offer to, repurchase or redeem or repay or prepay any other Indebtedness secured on a pari passu basis with the Obligations pursuant to the terms of the documentation governing such Indebtedness (such other Indebtedness, “Other Applicable Indebtedness”), then the Borrower may apply such Required

Prepayment Amount on a pro rata basis (determined on the basis of the aggregate outstanding principal amount of the Term Loans and Other Applicable Indebtedness at such time; provided that the portion of such net proceeds allocated to the Other Applicable Indebtedness shall not exceed the amount of such net proceeds required to be allocated to the Other Applicable Indebtedness pursuant to the terms thereof, and the remaining amount, if any, of such net proceeds shall be allocated to the Term Loans in accordance with the terms hereof) to the prepayment of the Term Loans and to the repurchase or repayment of Other Applicable Indebtedness, and the amount of the prepayment of the Term Loans that would have otherwise been required pursuant to this Section 2.14 shall be reduced accordingly; provided, further, that to the extent the holders of Other Applicable Indebtedness decline to have such indebtedness so repurchased or repaid, the declined amount shall promptly (and in any event within five Business Days after the date of such rejection, or, if later, the date on which the portion of the Required Prepayment Amount allocated to the Term Loans are applied to prepayment of the Term Loans) be applied to prepay the Term Loans in accordance with the terms hereof (to the extent such amount would otherwise have been required to be so applied if such Other Applicable Indebtedness was not then outstanding).

(h) Notwithstanding anything in this Section 2.14 to the contrary, any Term Lender (and, to the extent provided in the applicable Permitted Amendment, any other Term Loan Lender) may elect, by notice to the Administrative Agent by telephone (confirmed by hand delivery, facsimile or, in accordance with the second paragraph of Section 9.1, e-mail) at least one Business Day prior to the required prepayment date, to decline all of any mandatory prepayment of its Term Loans pursuant to clauses (b) and (c) of this Section 2.14, in which case the aggregate amount of the prepayment that would have been applied to prepay Term Loans but was so declined may be retained by the Group Members (such declined amounts to the extent retained by the Group Members and used for any purpose not prohibited by this Agreement, the “Declined Proceeds”).

(i) Notwithstanding the foregoing, all prepayments referred to in clauses (b) and (c) above are subject to permissibility of upstreaming the applicable cash flow or cash proceeds under (i) local law (e.g. financial assistance, corporate benefit, thin capitalization, capital maintenance, liquidity maintenance and similar legal principles, restrictions on upstreaming of cash intra-group and the fiduciary and statutory duties of the directors of the relevant subsidiaries) and (ii) material organizational document restrictions as a result of minority ownership. Further, if the Borrower determines in good faith that any Group Member would incur a material adverse tax liability (taking into account, for the avoidance of doubt, any applicable withholding taxes), if all or a portion of the cash flow or cash proceeds referred to above attributable to a Foreign Subsidiary (or any direct or indirect Subsidiary thereof) were repatriated (a “Restricted Amount”), the amount that the Borrower will be required to mandatorily prepay shall be reduced by the Restricted Amount until such time as the relevant Restricted Subsidiary may upstream or transfer such Restricted Amount without incurring such tax liability.

(j) The Borrower shall have the option to repay any loans outstanding under the Bridge Facility in lieu of any amount otherwise required to be applied to prepay Loans pursuant to clause (a), (b) or (c) above.

2.15 Interest. (a) Subject to Section 9.17, each Loan shall bear interest at the Reference Rate plus the Applicable Margin.

(b) Following the occurrence and during the continuation of a Specified Event of Default, the Borrower shall pay interest on overdue amounts hereunder at a rate per annum equal to (i) in the case of overdue principal of, or interest on, any Loan, 2.00% plus the rate otherwise applicable to such Loan as provided in paragraph (a) of this Section 2.15 or (ii) in the case of any other overdue amount, 2.00% plus the rate applicable to ABR Loans under the Revolving Credit Facility as provided in paragraph (a) of this Section 2.15.

(c) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Credit Loans, upon termination in full of the Revolving Credit Commitments; provided that (i) interest accrued pursuant to paragraph (b) of this Section 2.15 shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Credit Loan that is not made in connection with the termination or permanent reduction of Revolving Credit Commitments), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(d) All interest hereunder shall be computed on the basis of a year of 360 days (or a 365- or 366-day year, as the case may be, in the case of ABR Loans based on the Prime Rate). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

(e) Notwithstanding anything to the contrary in the foregoing clauses (a) and (b), and to the extent in compliance with Section 2.23, 2.24 or 2.25, as applicable, Loans made pursuant to an Incremental Facility or Replacement Facility or extended in connection with an Extension Offer shall bear interest at the rate set forth in the applicable Permitted Amendment to the extent a different interest rate is specified therein.

2.16 Alternate Rate of Interest. Subject to Section 1.10 (which shall apply solely in the circumstances set forth therein), if prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period; or

(b) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone, facsimile or other electronic transmission as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be deemed to be converted into a request for a Borrowing of ABR Loans in the amount specified therein and (ii) if any Borrowing Request requests a Eurodollar Revolving Credit Borrowing, such Borrowing shall be made as, or converted to, an ABR Borrowing.

2.17 Increased Costs. (a) If any Change in Law shall:

(i) subject the Administrative Agent, any Lender or any Issuing Bank to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes or (C) Connection Income Taxes) in respect of its loans, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

(ii) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or any Issuing Bank; or

(iii) impose on any Lender or any Issuing Bank or the London interbank market any other condition, cost or expense (excluding any condition relating to Taxes) affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender (or in the case of clause (i) above, to the Administrative Agent, such Lender or such Issuing Bank, as the case may be) of making or maintaining any Eurodollar Loan (or in the case of clause (i) above, any Loan) (or of maintaining its obligation to make any such Loan) or to increase the cost to the Administrative Agent, such Lender or such Issuing Bank, as the case may be, of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by the Administrative Agent, such Lender or such Issuing Bank, as the case may be, hereunder (whether of principal, interest or otherwise), then the Borrower will pay to the Administrative Agent or such Lender, as the case may be, such additional amount or amounts as will compensate the Administrative Agent, such Lender or such Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered; provided, in each case, that the Administrative Agent, such Lender or such Issuing Bank certifies that it has requested such payments from similarly situated borrowers.

(b) If any Lender or any Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy or liquidity), then from time to time the Borrower will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction; provided, in each case, that the Administrative Agent or such Lender or such Issuing Bank certifies that it has requested such payments from similarly situated borrowers.

(c) A certificate of a Lender or an Issuing Bank setting forth in reasonable detail the matters giving rise to a claim under this Section 2.17 by such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company, as the case may be, as specified in paragraph (a) or (b) of this Section 2.17 shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or such Issuing Bank, as the case may be, the amount shown as due on any such certificate within ten Business Days after receipt thereof.

(d) Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section 2.17 shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or Issuing Bank pursuant to this Section 2.17 for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or such Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor; provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(e) If any Lender reasonably determines that any Requirement of Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable lending office to make, maintain or fund Eurodollar Loans, or to determine or charge interest rates based upon the Adjusted LIBO Rate, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar Loans or to convert ABR Loans to Eurodollar Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower may at its option revoke any pending request for a borrowing of, conversion to or continuation of Eurodollar Loans and shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Loans of such Lender to ABR Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted. Each Lender agrees to designate a different lending office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise cause economic, legal or regulatory disadvantage to such Lender.

2.18 Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice is conditional as contemplated by Section 2.12(c) and such condition is not satisfied) or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.21(c), then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. Such loss, cost or expense to any Lender shall consist of an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate (determined without regard to the proviso in the definition thereof) that would have been applicable to such Loan for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits of a comparable amount and in the same currency and period from other banks in the eurocurrency market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.18 shall be delivered to the Borrower and shall be conclusive absent manifest error. Absent manifest error in the determination of such amount, the Borrower shall pay such Lender the amount shown as due on any such certificate within ten Business Days after receipt thereof.

2.19 Taxes. (a) All payments by or on account of any obligation of any Loan Party hereunder or under any other Loan Document shall be made free and clear of and without deduction or withholding for any Taxes, except as required by any Requirement of Law. If any applicable Withholding Agent shall be required (as determined by such Withholding Agent in its good faith discretion) by any Requirement of Law to deduct or withhold any Taxes from such payments, then (i) in the case of deduction or withholding for Indemnified Taxes the sum payable shall be increased by the applicable Loan Party as necessary so that after all required deductions have been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.19(a)) the Lender (or, in the case of payments made to the Administrative Agent for its own account, the Administrative Agent) receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) the applicable Withholding Agent shall make or cause to be made such deductions or withholdings and (iii) the applicable Withholding Agent shall pay or cause to be paid the full amount deducted to the relevant Governmental Authority in accordance with applicable Requirements of Law.

(b) In addition, the Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable Requirements of Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c) The Borrower shall indemnify the Administrative Agent and each Lender, within 30 days after written demand therefor, for the full amount of any Indemnified Taxes payable or paid by the Administrative Agent or such Lender or required to be withheld or deducted from any payment to such Administrative Agent or Lender, as the case may be (including any Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.19) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate setting forth in reasonable detail the basis for such claim and the calculation of the amount of any such payment or liability shall be delivered to the Borrower by a Lender or by the Administrative Agent on its own behalf or on behalf of a Lender, and shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Taxes by a Loan Party to a Governmental Authority, the Borrower or such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Any Lender that is entitled to an exemption from or reduction of any applicable withholding Tax with respect to any payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Requirements of Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

Without limiting the generality of the foregoing,

(A) any Lender that is a “United States person” as defined in Section 7701(a)(30) of the Code shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), two executed copies of IRS Form W-9 certifying that such Lender is exempt from US Federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally eligible to do so, deliver to the Borrower and the Administrative Agent on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party with respect to payments of interest under any Loan Document, two executed copies of IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, US Federal withholding Tax;

(2) two executed copies of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit H-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and that no interest payments under any Loan Documents are effectively connected with such Foreign Lender’s conduct of a United States trade or business (a “US Tax Compliance Certificate”) and (y) two executed copies of IRS Form W-8BEN or W-8BEN-E, as applicable; or

(4) to the extent a Foreign Lender is not the beneficial owner (e.g., where the Lender is a partnership or a participating Lender), two executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, as applicable, a US Tax Compliance Certificate substantially in the form of Exhibit H-2 or Exhibit H-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership (and not a participating Lender) and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a US Tax Compliance Certificate substantially in the form of Exhibit H-4 on behalf of such direct and indirect partner(s);

(C) any Foreign Lender shall, to the extent it is legally eligible to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form or other documentation prescribed by applicable Requirements of Law as a basis for claiming exemption from or a reduction in US Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Requirements of Law to permit the Borrower or the Administrative Agent to determine any withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to US Federal withholding Tax imposed pursuant to FATCA if such Lender fails to comply with any requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent, on or before the date it becomes a party to this Agreement and from time to time thereafter upon the request of the Borrower or the Administrative Agent, such documentation prescribed by any applicable Requirement of Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower or the Administrative Agent to comply with its obligations under FATCA, to determine whether such Lender has or has not complied with such Lender’s obligations under FATCA and to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or other documentation it previously delivered pursuant to this Section 2.19(e) expires or becomes obsolete or inaccurate in any respect, it shall update such form or other documentation or promptly notify the Borrower and the Administrative Agent in writing of its legal ineligibility to do so. Each Lender hereby authorizes the Administrative Agent to deliver to the Loan Parties and to any successor Administrative Agent any documentation provided by such Lender pursuant to this Section 2.19(e). Notwithstanding anything to the contrary in this Section 2.19(e), no Lender shall be required to deliver any documentation pursuant to this Section 2.19(e) that such Lender is not legally eligible to deliver.

(f) On or prior to the date on which it becomes a party to this Agreement, the Administrative Agent shall deliver to the Borrower either (1) a duly completed IRS Form W-9 certifying that it is exempt from US Federal backup withholding tax or (2) (x) with respect to payments received for the account of a Lender, a duly completed IRS Form W-8IMY evidencing the Administrative Agent’s agreement to be treated as a United States person for U.S. federal withholding tax purposes and assuming primary responsibility for U.S. federal income tax withholding and (y) a duly completed IRS Form W-8ECI (with respect to payments for which the Administrative Agent is the beneficial owner). The Administrative Agent shall, whenever any documentation described in the preceding sentence expires or becomes obsolete or inaccurate in any respect, deliver promptly to the Borrower updated or other appropriate documentation (including any new documentation reasonably requested by the Borrower) or promptly notify the Borrower of its legal ineligibility to do so. Notwithstanding anything to the contrary in this Section 2.19(f), no Administrative Agent shall be required to deliver any documentation that such Administrative Agent is not legally eligible to deliver as a result of any Change in Law after the Closing Date.

(g) If the Administrative Agent or any Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by a Loan Party or with respect to which a Loan Party has paid additional amounts pursuant to this Section 2.19, it shall pay over such refund to the applicable Loan Party within a reasonable period (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section 2.19 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that such Loan Party, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to such Loan Party pursuant to this Section 2.19(g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.19(g), in no event will the Administrative Agent or such Lender be required to pay any amount to a Loan Party pursuant to this Section 2.19(g) the payment of which would place the Administrative Agent or such Lender in a less favorable net after-Tax position than the Administrative Agent or such Lender would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 2.19(g) shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its Taxes which it deems confidential) to any Loan Party or any other Person.

(h) Each party’s obligations under this Section 2.19 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(i) For purposes of this Section 2.19, the term “Lender” shall include any Issuing Bank.

2.20 Payments Generally; Pro Rata Treatment; Sharing of Set-offs. (a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees, reimbursement of LC Disbursements or of amounts payable under Section 2.17, 2.18, and 2.19 or otherwise) prior to the time expressly required hereunder or under such other Loan Document for such payment (or if no such time is expressly required, prior to 1:00 p.m. New York City time), on the date when due, in immediately available funds, without set off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 60 Wall Street, New York, New York 10005, except payments made directly to an Issuing Bank as expressly provided herein and except that payments pursuant to Section 2.17, 2.18, 2.19, 9.3 or pursuant to the Dutch Auction Procedures shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient recorded in the Register promptly following receipt thereof. If any payment under any Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day and, in the case of any payment accruing interest, interest thereon shall be not payable for the period of such extension. All payments under each Loan Document of principal or interest in respect of any Loan (or of any breakage indemnity in respect of any Loan) shall be made in US Dollars and, except as otherwise set forth in any Loan Document, all other payments under each Loan Document shall be made in US Dollars.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal and unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c) If any Lender shall, by exercising any right of set off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements ; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including Sections 2.21(b) or (c), 2.23, 2.24, 2.25 and 9.4(g) or pursuant to the terms of any Permitted Amendment) or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant permitted under this Agreement. The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation. For purposes of clause (b) of the definition of “Excluded Taxes”, a Lender that acquires a participation pursuant to this Section 2.20(c) shall be treated as having acquired such participation on the date(s) on which such Lender acquired the applicable interest(s) in the Loan(s) to which such participation relates.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or any Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the applicable Lenders or Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or Issuing Banks, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.7(d) or (e), 2.8(b), 2.20(d) or 8.7, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

2.21 Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.17, or if the Borrower is required to pay any Indemnified Taxes, Other Taxes or additional amount to any Lender or Issuing Bank or any Governmental Authority for the account of any Lender or Issuing Bank pursuant to Section 2.19, or issues any notice under Section 2.26, then such Lender or Issuing Bank shall use reasonable efforts to designate a different lending office for funding or booking its Loans or Letters of Credit hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender or Issuing Bank, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.17 or 2.19 or eliminate the need for the notice pursuant to Section 2.26, as the case may be, in the future and (ii) would not subject such Lender or Issuing Bank to any unreimbursed cost or expense and would not otherwise cause material economic, legal or regulatory disadvantage to such Lender or Issuing Bank. The Borrower hereby agrees to pay all reasonable and documented out-of-pocket costs and expenses incurred by any Lender or Issuing Bank in connection with any such designation or assignment.

(b) If any Lender (or any Participant in the Loans held by such Lender) requests compensation under Section 2.17, or if the Borrower is required to pay any Indemnified Taxes, Other Taxes or additional amount to any Lender (or its Participant) or any Governmental Authority for the account of any Lender pursuant to Section 2.19 or if any Lender becomes a Defaulting Lender, or delivers a notice pursuant to Section 2.26, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, either (i) require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.4), all its interests, rights and obligations under this Agreement (other than surviving rights to payments pursuant to Section 2.17 or 2.19) and the related Loan Documents to an assignee (other than a Disqualified Lender) that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (A) the Borrower shall have received the prior written consent of the Administrative Agent and any applicable Issuing Bank, to the extent consent for an Assignment and Assumption would be required by such Person pursuant to Section 9.4, which consent, in each case, shall not be unreasonably withheld, conditioned or delayed, (B) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and funded participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (C) in the case of any such assignment resulting from a claim for compensation under Section 2.17 or payments required to be made pursuant to Section 2.18, such assignment will result in a reduction in such compensation or payments, or (ii) so long as no Default or Event of Default shall have occurred and be continuing, terminate the Commitment of such Lender and repay all obligations of the Borrower owing to such Lender relating to the Loans and participations held by such Lender as of such termination date. A Lender shall not be required to make any such assignment and delegation, or to have its Commitments terminated and its obligations hereunder repaid, if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation, or to terminate such Commitments and repay such obligations, cease to apply.

(c) If any Lender (such Lender, a “Non-Consenting Lender”) has failed to consent to a proposed amendment, waiver, discharge or termination which pursuant to the terms of Section 9.2 requires the consent of all of the Lenders or all affected Lenders or all Lenders or all affected Lenders of a certain Class or Classes or with respect to a certain Class or Classes of the Loans and with respect to which the Required Lenders or Required Revolving Lenders, as applicable, with respect to the applicable Class or Classes shall have granted their consent, then the Borrower shall have the right (unless such Non-Consenting Lender grants such consent) to either (i) replace such Non-Consenting Lender by requiring such Non-Consenting Lender to assign all or the affected portion of its Loans and its Commitments hereunder to one or more assignees reasonably acceptable to the Administrative Agent (other than a Disqualified Lender); provided that (A) all Obligations (other than Designated Hedging Obligations, Designated L/C Facilities Obligations, Cash Management Obligations, contingent reimbursement and indemnification obligations, in each case, which are not due and payable) of the Borrower owing to such Non-Consenting Lender being replaced shall be paid in full to such Non-Consenting Lender concurrently with such assignment (including any amount owed pursuant to Section 2.12(e), if applicable), (B) the replacement Lender shall purchase the foregoing by paying to such Non-Consenting Lender a price equal to the principal amount thereof plus accrued and unpaid interest thereon, (C) in connection with any such assignment the Borrower, such Non-Consenting Lender and the replacement Lender shall otherwise comply with Section 9.4 (including obtaining the consent of the Administrative Agent and each Issuing Bank if so required thereunder); provided that, if the required Assignment and Assumption is not executed and delivered by such Non-Consenting Lender, such Non-Consenting Lender will be unconditionally and irrevocably deemed to have executed and delivered such Assignment and Assumption as of the date such Non-Consenting Lender receives payment in full of the Obligations (other than Designated Hedging Obligations, Designated L/C Facilities Obligations, Cash Management Obligations, contingent reimbursement and indemnification obligations, in each case, which are not due and payable) of the Borrower owing to such Non-Consenting Lender, (D) the replacement Lender shall pay any processing and recordation fee referred to in Section 9.4(b)(ii)(C), if applicable, in accordance with the terms of such Section and (E) the replacement Lender shall grant its consent with respect to the applicable proposed amendment, waiver, discharge or termination, or (ii) so long as no Default or Event of Default shall have occurred and be continuing, terminate (on a non-pro rata basis) the Commitment of such Non-Consenting Lender and repay all obligations of the Borrower owing to such Lender relating to the Loans held by such Non-Consenting Lender as of such termination date; provided that such termination shall be sufficient (together with all other consenting Lenders and all other assignments or terminations under this Section 2.21(c)) to cause the adoption of the applicable waiver or amendment of the applicable Loan Document or Loan Documents.

(d) Each Lender agrees that if it is replaced pursuant to this Section 2.21, it shall execute and deliver to the Administrative Agent an Assignment and Assumption to evidence such sale and purchase and shall deliver to the Administrative Agent any Note (if the assigning Lender’s Loans are evidenced by Notes) subject to such Assignment and Assumption; provided that the failure of any Lender replaced pursuant to this Section 2.21 to execute an Assignment and Assumption or deliver such Notes shall not render such sale and purchase (and the corresponding assignment) invalid and such assignment shall be recorded in the Register and the Notes shall be deemed cancelled upon such failure. Each Lender hereby irrevocably appoints the Administrative Agent (such appointment being coupled with an interest) as such Lender’s attorney-in-fact, with full authority in the place and stead of such Lender and in the name of such Lender, from time to time in the Administrative Agent’s discretion, with prior written notice to such Lender, to take any action and to execute any such Assignment and Assumption or other instrument that the Administrative Agent may deem reasonably necessary to carry out the provisions of clause (b) or (c) of this Section 2.21.

2.22 Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then, so long as such Lender is a Defaulting Lender:

(a) commitment fees shall cease to accrue on the unused portion of the Revolving Credit Commitment of such Defaulting Lender pursuant to Section 2.13(a);

(b) the Commitments and Aggregate Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders, the Required Revolving Lenders or other requisite Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.2); provided that this paragraph shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender affected thereby if such amendment, waiver or modification would adversely affect such Defaulting Lender compared to other similarly affected Lenders; provided, further, that no amendment, waiver or modification that would require the consent of a Defaulting Lender under clause (1), (2), (3) or (4) of Section 9.2(b) may be made without the consent of such Defaulting Lender;

(c) if any LC Exposure exists at the time such Lender becomes a Defaulting Lender, then:

(i) all or any part of the LC Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages in respect of the Revolving Credit Facility but only to the extent (A) the sum of all non-Defaulting Lenders’ Revolving Credit Exposure plus such Defaulting Lender’s LC Exposure attributable to Letters of Credit does not exceed the total of all non-Defaulting Lenders’ Revolving Credit Commitments and (B) the Revolving Credit Exposure of each non-Defaulting Lender after giving effect to such reallocation does not exceed the Revolving Credit Commitment of such non-Defaulting Lender;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any other right or remedy available to it hereunder or under applicable Requirements of Law, within three (3) Business Days following notice by the Administrative Agent, cash collateralize for the benefit of each applicable Issuing Bank only the Borrower’s obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.7(j) for so long as such LC Exposure is outstanding or make other arrangements reasonably satisfactory to the Administrative Agent and to the applicable Issuing Bank with respect to such LC Exposure and obligations to fund participations;

(iii) if the Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.13(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized except to the extent of such fees that became due and payable by the Borrower prior to the date such Lender became a Defaulting Lender (it being understood that any cash collateral provided pursuant to this Section 2.22(c) shall be released promptly following the termination of the Defaulting Lender status of the applicable Lender);

(iv) if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.13(a) and Section 2.13(b) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages; and

(v) if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then no fees shall be payable under Section 2.13(b) with respect to such Defaulting Lender’s LC Exposure to the extent that such LC Exposure has not been reallocated and/or cash collateralized;

(d) so long as such Lender is a Defaulting Lender, no Issuing Bank shall be required to issue, amend or increase any Letter of Credit, unless it is reasonably satisfied that the related exposure and the Defaulting Lender’s then outstanding LC Exposure will be 100% covered by the Revolving Credit Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.22(c), and participating interests in any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.22(c)(i) (and such Defaulting Lender shall not participate therein); and

(e) if a Defaulting Lender has Revolving Credit Commitments, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit, the Applicable Percentage of each non-Defaulting Lender with a Revolving Credit Commitment, shall be computed without giving effect to the Revolving Credit Commitment of the Defaulting Lender.

In the event that the Administrative Agent, the Borrower and each Issuing Bank each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Credit Commitment and on such date such Lender shall purchase at par (plus such amount, if any, that would otherwise be reimbursable by the Borrower pursuant to Section 2.18 as a result of such purchase on such date) such of the Loans of the other Lenders, if any, as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage, and such Lender shall then cease to be a Defaulting Lender with respect to subsequent periods unless such Lender shall thereafter become a Defaulting Lender. Notwithstanding the fact that any Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, (x) no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender and (y) except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

2.23 Incremental Facilities; Incremental Equivalent Debt. (a) At any time and from time to time, subject to the terms and conditions set forth herein, the Borrower may, by notice to the Administrative Agent (whereupon the Administrative Agent shall promptly deliver a copy of such notice to each of the Lenders), request (i) to increase the amount under any then-existing Term Loan Facility or add one or more additional tranches of term loans (such term loans under such additional tranches, the “Other Term Loans” and, together with any additional Term Loans incurred pursuant to this Section 2.23, the “Incremental Term Facilities”; the loans thereunder, the “Incremental Term Loans”) or (ii) to increase the aggregate amount of the Revolving Credit Commitments of any Class, including an increase in the LC Commitment to the extent consented to by each affected Issuing Bank (each such increase, a “Incremental Revolving Increase”; the commitments thereunder, the “Incremental Revolving Commitments”, the Loans thereunder, the “Incremental Revolving Credit Loans” and together with the Incremental Term Loans, the “Incremental Loans”; such increased Facility, the “Incremental Revolving Facility” and together with the Incremental Term Facilities, the “Incremental Facilities”). Notwithstanding anything to the contrary herein, without the consent of the Required Lenders, the aggregate amount of the Incremental Facilities (and all Incremental Equivalent Debt incurred under Section 2.23(e)) shall not exceed, at any time of incurrence thereof, an amount equal to the sum of (x) the Fixed Incremental Amount (any incurrence under this clause (x), a “Fixed Incremental Facility”) plus (y) the Prepayment-Based Incremental Amount (any incurrence under this clause (y), a “Prepayment-Based Incremental Facility”) plus (z) the Ratio-Based Incremental Amount (any incurrence under this clause (z), a “Ratio-Based Incremental Facility”); provided that, for the avoidance of doubt, the amount available to the Borrower pursuant to the Prepayment-Based Incremental Facility and the Fixed Incremental Facility shall be available at all times and shall not be subject to the ratio test in the Ratio-Based Incremental Facility. Unless the Borrower elects otherwise, all Incremental Facilities shall be deemed incurred first under the Ratio-Based Incremental Facility, with the balance incurred next under the Prepayment-Based Incremental Facility and then under the Fixed Incremental Facility. Incremental Facilities may be incurred contemporaneously in reliance on the Ratio-Based Incremental Facility and in reliance on the Fixed Incremental Facility, and proceeds from any such incurrence may be utilized in a single transaction, by first calculating the amount available to be incurred in reliance on the Ratio-Based Incremental Facility and disregarding any concurrent utilization of the Fixed Incremental Facility. Any utilization of the Fixed Incremental Facility may be reclassified at any time, as the

Borrower may elect from time to time, as incurred under the Ratio-Based Incremental Facility if the Borrower satisfies, on a Pro Forma Basis, the applicable leverage or coverage ratio at such time. All Incremental Term Loans shall be in an integral multiple of $1.0 million and in an aggregate principal amount that is not less than $20.0 million (or in such lesser minimum amount agreed by the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed)); provided that such amount may be less than the applicable minimum amount if such amount represents all the remaining availability at such time in respect of the Incremental Facilities.

(b) Any Incremental Term Facility (other than an Incremental Revolving Increase or an Incremental Term Loan that is an increase to the Term Loan Facility) (i) shall rank pari passu in right of payment (or be subordinated if agreed by the Lenders providing such Incremental Term Facility) and of security (or on a junior lien or unsecured basis, to the extent agreed by the Lenders providing such Incremental Term Facility), (ii) shall not be secured by assets other than the Collateral or guaranteed by any Person other than the Loan Parties, (iii) may provide for the ability to participate on a pro rata or less than pro rata basis (but not a greater than pro rata basis) in any mandatory prepayments of Term Loans and (iv) other than amortization, maturity date, conditions precedent and pricing (including interest rate, fees, funding discounts, prepayment premiums and sharing in mandatory prepayments) (as set forth in the relevant Incremental Facility Amendment) and, to the extent permitted pursuant to clause (i) above, ranking of right and payment and/or security, shall have and be issued on the same terms as the Initial Term Loans or such terms that are (x) when taken as a whole, not materially more favorable (as reasonably determined by the Borrower in good faith) to the investors or lenders providing such Incremental Term Facility than the terms and conditions, taken as a whole, applicable to the Initial Term Loans or (y) otherwise reasonably satisfactory to the Administrative Agent (except with respect to covenants (including any financial maintenance covenant added for the benefit of lenders providing such Incremental Term Facility) and other provisions so long as such covenants or other provisions (1) are also added for the benefit of the Lenders of the Initial Term Loans or (2) only become applicable after the Latest Maturity Date of the then outstanding Term Loans at the time of such incurrence of such Other Term Loans); provided that (A) in respect of any Other Term Loans incurred on or prior to the date that is twenty-four (24) months after the Closing Date and which are secured on a pari passu basis with the Initial Term Loans, if the effective yield (which, for such purpose only, shall be deemed to take account of interest rate margin and any then applicable benchmark floors (provided, that such differential between interest rate floors shall be equated to the applicable effective yield only to the extent an increase in the interest rate floor under the Initial Term Loans would cause an increase in the interest rate then in effect thereunder) and including any amendment to the applicable interest rate margin on the Initial Term Loans that became effective subsequent to the Closing Date but prior to the time of the addition of such Incremental Facilities, recurring fees and all upfront or similar fees or original issue discount (amortized over four years) payable to all Lenders providing such Other Term Loans (but excluding any bona fide arrangement, underwriting, structuring, syndication or other fees payable in connection therewith that are not shared with all Lenders (in their capacity as such) providing such Other Term Loans)) on such Other Term Loans determined as of the initial funding date for such Other Term Loans exceeds the effective yield (determined on same basis as the preceding parenthetical) on the Initial Term Loans immediately prior to the effectiveness of the applicable Incremental Facility Amendment by more than 0.50%, the Applicable Margin relating to the Initial Term Loans shall be adjusted and/or the Borrower will pay additional fees to Lenders holding Initial Term Loans in order that such effective yield on such Other Term Loans shall not exceed such effective yield on the Initial Term Loans by more than 0.50% (provided, that to the extent such adjustment is required due to the application of a higher interest rate benchmark floor on such Other Term Loans, such adjustment shall be effected (to such extent) solely through an increase in the interest rate benchmark floor of the Initial Term Loans (or if no interest rate benchmark floor applies to the Initial Term Loans at such time, an interest rate benchmark floor shall be added)), (B) any Incremental Term Facility shall not have a final maturity date earlier than the Maturity Date of the Initial Term Loans and (C) any Incremental Term Facility shall not have a Weighted Average Life to Maturity that is shorter than the Weighted Average Life to Maturity of the Initial Term Loans (determined, solely for the purposes of this clause (C), without giving effect to prepayments that reduced amortization of the then remaining Term Loans) (in each case, other than Permitted Early Maturity Indebtedness).

(c) Any Incremental Revolving Increase shall be on terms identical to the Revolving Credit Commitments under the Revolving Credit Facility proposed to be increased thereby and, for the avoidance of doubt, such Incremental Revolving Increase shall be deemed a Revolving Credit Commitment of the applicable Revolving Credit Facility pursuant to the applicable Incremental Facility Amendment (it being understood that an Incremental Facility establishing an Incremental Revolving Increase will not create a separate Revolving Credit Facility and such Incremental revolving Increase shall be deemed a part of the applicable Revolving Credit Facility); provided that the Applicable Margin or the Revolving Commitment Fee Rate, in each case applicable to the Revolving Credit Commitments and Revolving Credit Loans of such Revolving Credit Facility, may be increased, without the consent of any Lender, in connection with the incurrence of any Incremental Revolving Increase such that the Applicable Margin or the Revolving Commitment Fee Rate, as applicable, of such Revolving Credit Commitments are identical to those of the Incremental Revolving Increase, but additional upfront or similar fees may be payable to the lenders participating in the Incremental Revolving Increase without any requirement to pay such amounts to any existing Revolving Credit Lenders. Any Incremental Term Loan that is an increase to the Term Loan Facility shall be on terms identical to such Term Loan Facility proposed to be increased thereby and, for the avoidance of doubt, such Incremental Term Loan shall be deemed a Term Loan of the applicable Term Loan Facility pursuant to the applicable Incremental Facility Amendment (it being understood that an Incremental Facility establishing such Incremental Term will not create a separate Term Loan Facility and such Incremental Term Loan shall be deemed a part of the applicable Term Loan Facility); provided that the Applicable Margin applicable to the applicable Term Loan Facility may be increased, without the consent of any Lender, in connection with the incurrence of any such Incremental Term Facility, as applicable such that the Applicable Margin of such Term Loan Facility are identical to those of such Incremental Term Loans, but additional upfront or similar fees may be payable to the lenders participating in such Incremental Term Loans, without any requirement to pay such amounts to any existing Term Loan Lenders

(d) Each notice from the Borrower pursuant to this Section 2.23 shall set forth the requested amount and proposed terms of the relevant Incremental Facilities (including whether they will rank pari passu with, or junior in right of payment to, and pari passu with, or junior in priority of security to, the Obligations in respect of the other outstanding Facilities, or will be unsecured). Incremental Facilities may be provided by any existing Lender or any Additional Lender (provided that each Lender shall be entitled to agree or decline to participate in its sole discretion). Any Additional Lenders that elect to extend an Incremental Facility, if not already a Lender, shall become a Lender under this Agreement pursuant to an Incremental Facility Amendment; provided that such Additional Lender shall be subject to the consent of the Administrative Agent and each Issuing Bank to the extent that such consent would otherwise be required in connection with an assignment to such Person under Section 9.4. Each Incremental Facility shall become effective pursuant to an amendment (each, an “Incremental Facility Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, such Additional Lender or Additional Lenders and the Administrative Agent. No Incremental Facility Amendment shall require the consent of any Lenders or any other Person other than the Borrower, the Administrative Agent and the Additional Lenders with respect to such Incremental Facility Amendment. The Lenders hereby irrevocably authorize the Administrative Agent to enter into Incremental Facility Amendments and, as appropriate, amendments to the other Loan Documents as may be necessary in order to establish new tranches or sub-tranches in respect of the existing Term Loans and such technical amendments as may be necessary or appropriate in the opinion of the Administrative Agent and the Borrower to effect the provisions of this Section 2.23 (including to provide for class voting provisions applicable to the Additional Lenders on terms comparable to the provisions of Section 9.2(b) and including, for the avoidance of doubt, to provide for and reflect junior ranking in right of payment and/or junior priority in respect of Liens on Collateral, or the unsecured nature of such Incremental Facility, as applicable and as permitted pursuant to this Section 2.23). No Lender shall be obligated to provide any Incremental Term Loans unless it so agrees. Commitments in respect of any Incremental Term Loans shall become Commitments under this Agreement. The effectiveness of any Incremental Facility Amendment shall, unless otherwise agreed to by the Administrative Agent and the Additional Lenders party thereto, be subject to (i) the payment in full of all fees and expenses owing to the Administrative Agent and the Lenders in respect of such Incremental Facility, to the extent invoiced prior to such date, and (ii) subject to Section 1.5(b), the satisfaction or waiver on the date thereof (each, an “Incremental Facility Closing Date”) of (x) compliance with the Financial Covenant on a Pro Forma Basis on the Incremental Facility Closing Date (provided that, in connection with any Incremental Facility incurred in connection with a Limited Condition Transaction and to the extent the Lenders and other investors participating in such Incremental Facility agree, such compliance shall only be required as of the time of the execution of the acquisition or other agreement related to such Limited Condition Transaction), (y) the representations and warranties made by any Loan Party in or pursuant to the Loan Documents being true and correct in all material respects on and as of Incremental Facility Closing Date as if made on and as of such date, except for representations and warranties expressly stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date (provided that in each case such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified by materiality or “Material Adverse Effect”; provided, further, that, in connection with any Incremental Facility incurred in connection with a Limited Condition Transaction, the only representations and warranties that will be required to be true and correct in all material respects as of the applicable Incremental Facility Closing Date shall be (a) the Specified Representations and (b) such of the representations and warranties made by or on behalf of the applicable acquired company or business (or the seller thereof) in the applicable acquisition agreement as are material to the interests of the Lenders, but only to the extent that the Borrower (or any Subsidiary of the

Borrower) has the right to terminate the obligations of the Borrower or such Subsidiary under such acquisition agreement or not consummate such acquisition as a result of the inaccuracy of such representations or warranties in such acquisition agreement) and (z) no Event of Default (or, in the case of any Incremental Facility incurred in connection with a Limited Condition Transaction, and to the extent agreed to by the lenders and other investors providing such Incremental Facilities, no Event of Default as of the time of the execution of the acquisition or other agreement related to such Limited Condition Transaction, and no Specified Event of Default on the Incremental Facility Closing Date) having occurred and being continuing on the Incremental Facility Closing Date or after giving effect to the Incremental Facility requested to be made on such date. To the extent reasonably requested by the Administrative Agent, the effectiveness of an Incremental Facility Amendment may be conditioned on the Administrative Agent’s receipt of customary legal opinions with respect thereto, board resolutions and officers’ certificates and/or reaffirmation agreements consistent with those delivered on the Closing Date under Section 4.1, with respect to the Borrower and the Restricted Subsidiaries. In addition, to the extent any Incremental Term Loans are not Other Term Loans, the scheduled amortization payments under Section 2.3 required to be made after the making of such Incremental Term Loans shall be ratably increased by the aggregate principal amount of such Incremental Term Loans. Upon each Incremental Revolving Increase pursuant to this Section 2.23, each Revolving Credit Lender under such Revolving Credit Facility immediately prior to such increase will automatically and without further act be deemed to have assigned to each Lender providing a portion of the Incremental Revolving Commitment (each an “Incremental Revolving Lender”) in respect of such increase, and each such Incremental Revolving Lender will automatically and without further act be deemed to have assumed, a portion of such Revolving Credit Lender’s participations hereunder in outstanding Letters of Credit under the applicable Revolving Credit Facility such that, after giving effect to each such deemed assignment and assumption of participations, the percentage of the aggregate outstanding participations hereunder in Letters of Credit held by each Revolving Credit Lender in such Revolving Credit Facility (including each such Incremental Revolving Lender) will equal the percentage of the aggregate Revolving Credit Commitments of all Revolving Credit Lenders in such Revolving Credit Facility represented by such Revolving Credit Lender’s Revolving Credit Commitment thereunder. Each of the parties hereto hereby agrees that the Administrative Agent may, in consultation with the Borrower, take any and all actions as may be reasonably necessary to ensure that, after giving effect to any Incremental Revolving Increase, the outstanding Revolving Credit Loans are held by the Revolving Credit Lenders in accordance with their respective Applicable Percentages in respect of the applicable Revolving Credit Facility. The foregoing may be accomplished at the discretion of the Administrative Agent, following consultation with the Borrower, (A) by requiring the outstanding Revolving Credit Loans to be prepaid with the proceeds of a new Revolving Credit Borrowing, (B) by causing non-increasing Revolving Credit Lenders to assign portions of their outstanding Revolving Credit Loans to new or increasing Revolving Credit Lenders, (C) by a combination of the foregoing or (D) by any other means agreed to by the Administrative Agent and the Borrower, and any such prepayment or assignment shall be without premium or penalty. The Administrative Agents and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to any of the transactions effected pursuant to the immediately preceding sentence.

(e) At any time and from time to time, subject to the terms and conditions set forth herein, the Borrower may, subject to providing notice to the Administrative Agent (whereupon the Administrative Agent shall promptly deliver a copy of such notice to each of the Lenders), issue one or more series of Incremental Equivalent Debt in an aggregate principal amount not to exceed, as of the date of and after giving effect to the issuance of any such Incremental Equivalent Debt, the aggregate amount of Incremental Facilities then permitted to be incurred under Section 2.23(a). As conditions precedent to the issuance of any Incremental Equivalent Debt pursuant to this Section 2.23, (i) the Borrower shall deliver to the Administrative Agent a certificate of the Borrower dated as of the date of issuance of the Incremental Equivalent Debt signed by a Responsible Officer of the Borrower, certifying and attaching the resolutions adopted by the Borrower approving or consenting to the execution and delivery of the applicable financing documentation in respect of such Incremental Equivalent Debt and the issuance of such Incremental Equivalent Debt, and certifying that the conditions precedent set forth in the following subclauses (ii) through (vi) have been satisfied, (ii) such Incremental Equivalent Debt shall rank pari passu or junior in right of payment, be secured or unsecured and shall not have guarantees from any Subsidiary that is not also a Guarantor and if secured, (x) shall be secured on an equal and ratable basis with the Obligations or on a junior lien basis, (y) shall not be secured by any assets not constituting Collateral and (z) shall be subject to an Intercreditor Agreement, (iii) such Incremental Equivalent Debt shall have a final maturity no earlier than the maturity date of the Initial Term Loans, (iv) the Weighted Average Life to Maturity of such Incremental Equivalent Debt shall not (A) be shorter than the Weighted Average Life to Maturity of any Initial Term Loans (determined, solely, for the purposes of this clause (A), without giving effect to prepayments that reduced amortization of such then remaining Term Loans) or (B) be subject to any mandatory redemption or prepayment provisions or rights (except customary asset sale or change of control provisions or in the case of Incremental Equivalent Debt secured by Collateral to the extent required to be applied pro rata to the Term Loans and any other First Lien Obligations), (v) such Incremental Equivalent Debt may provide for the ability to participate on a pro rata or less than pro rata basis (but not a greater than pro rata basis) in any mandatory prepayments of Term Loans; and (vi) all fees and expenses owing to the Administrative Agent and the Lenders or other financial institutions in respect of such Incremental Equivalent Debt, to the extent invoiced prior to such date, shall have been paid in full; provided that Incremental Equivalent Debt that is Permitted Early Maturity Indebtedness shall not be subject to the requirements described in clauses (iii) and (iv) above. Additionally, Incremental Equivalent Debt constituting term loans incurred on or prior to the date that is twenty-four (24) months after the Closing Date and secured on a pari passu basis with the Initial Term Loans shall be subject to the provisions of clause (A) of the proviso to Section 2.23(b) above.

2.24 Replacement Facilities. (a) At any time and from time to time, subject to the terms and conditions set forth herein, the Borrower may, by notice to the Administrative Agent (whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders), request to replace all or a portion of the Term Loans under any Facility or replace all or a portion of the Revolving Credit Facility or the Indebtedness under the Senior Secured Notes or any other Indebtedness that constitutes First Lien Obligations with (x) one or more additional tranches of term loans under this Agreement (the “Replacement Term Loans”), (y) a new revolving credit facility under this Agreement (the “Replacement Revolving Credit Facility”; together with the Replacement Term Loans, each a “Replacement Facility” and together the “Replacement Facilities”) or (z) one or more additional series of senior unsecured notes or loans or senior secured notes or loans (the “Replacement Notes”), which in each case may be equal or junior to the Obligations in right of payment and may be secured by the Collateral on a pari passu basis with the Obligations or secured by Collateral on a junior basis to the Obligations, or be unsecured. Each Replacement Facility shall be in an integral multiple of $1.0 million and be in an aggregate principal amount that is not less than $20.0 million (or such lesser minimum amount approved by the Administrative Agent, such approval not to be unreasonably withheld, conditioned or delayed) and shall not exceed the principal amount of the Term Loans, Revolving Credit Facility, Senior Secured Notes or other obligations being replaced (plus the amount of accrued interest and any premium on the Indebtedness being replaced, any swap breakage costs and other termination costs related to Hedge Agreements, any other fees and expenses actually incurred in connection with such termination, and any fees, expenses and original issue discount incurred in connection with such Replacement Facility). The Net Proceeds of any Replacement Facility shall be applied only to prepay the Term Loans of the Class of Term Loans, Revolving Credit Facility, Senior Secured Notes or other Indebtedness that that such Replacement Facility is replacing.

(b) Any Replacement Term Loans and/or Replacement Notes (i) shall rank pari passu or junior in right of payment and security (or be unsecured) with the Obligations in respect of the Revolving Credit Commitments and the other Term Loans pursuant to the relevant Replacement Facility Amendment (which shall be reasonably satisfactory to the Administrative Agent) or the documentation governing such Replacement Notes and (ii) shall have covenants and events of default (as set forth in the relevant Replacement Facility Amendment or the documentation governing such Replacement Notes) the same terms as (or, to the extent set forth in the relevant Replacement Facility Amendment or documentation governing such Replacement Notes, terms, when taken as a whole, not materially more restrictive (as determined by the Borrower in good faith) to the Borrower than the terms applicable to) the Term Loan Facility or the Revolving Credit Facility (except with respect to covenants (including any financial maintenance covenant added for the benefit of lenders providing such Replacement Term Loans) and events of default so long as such covenants or events of default (1) are also added for the benefit of all then outstanding Term Loan Facility and Revolving Credit Facility or (2) become applicable only to periods after the Latest Maturity Date of the then outstanding Term Loans and Revolving Credit Loans at the time of such incurrence of such Replacement Term Loans ); provided that Replacement Notes shall not contain prepayment provisions (other than related to customary asset sale and change of control offers) that could result in prepayments of such Replacement Notes prior to the Term Loans or other obligations being refinanced or repaid; provided, further, that (A) any Replacement Term Loans and/or Replacement Notes shall not have a final maturity date earlier than the final scheduled maturity date of the Term Loans and/or Senior Secured Notes being replaced, (B) except for any Permitted Early Maturity Indebtedness, any Replacement Term Loans and/or Replacement Notes shall not have a Weighted Average Life to Maturity that is shorter than the Weighted Average Life to Maturity of the then remaining Term Loans under the applicable Class (determined, solely, for purposes of this clause (B), without giving effect to prepayments that reduced amortization for the then remaining Term Loans under the applicable Class) or the then remaining Senior Secured Notes, (C) principal of and interest on any Term Loans being replaced with Replacement Term Loans and/or Replacement Notes shall be paid in full on the Replacement Facility Closing Date for the applicable Replacement Term Loans and/or Replacement Notes and (D) the Term Loans of each Lender under the replaced Class shall be prepaid ratably. The principal of and interest on any outstanding Revolving Credit Loans under any replaced Revolving Credit Facility, together with all fees owed by the Borrower under such Revolving Credit Facility, shall be paid in full and all outstanding Letters of Credit will be replaced, cash collateralized or continued on terms reasonably satisfactory to the Lenders under such Revolving Credit Facility, in each case on the Replacement Facility Closing Date for such Facility. Any Replacement Revolving Credit Facility (x) shall not have a final maturity date earlier than the final scheduled maturity date of the replaced Revolving Credit Facility and (y) shall be on the same terms and pursuant to the documentation applicable to the Revolving Credit Commitments under such replaced Revolving Credit Facility (other than maturity date, conditions precedent and pricing (including interest rate, fees, funding discounts and prepayment premiums)) or on such other terms that are, when taken as a whole, not materially more restrictive (as determined in good faith by the Borrower) to the Borrower than the terms and conditions, taken as a whole, applicable to the Revolving Credit Facility being replaced (except with respect to covenants (including any financial maintenance covenant added for the benefit of lenders providing such Replacement Revolving Credit Facility) and other provisions so long as such covenants or other provisions (1) are also added for the benefit of all of the then outstanding Revolving Credit Loans or (2) only become applicable after the Latest Maturity Date of the then outstanding Revolving Credit Loans at the time of such incurrence of such Replacement Revolving Credit Facility), in each case as set forth in the relevant Revolving Credit Facility Amendment. The obligations under any Replacement Facility shall not be guaranteed by any Person other than a Guarantor, and, if secured, the obligations under any Replacement Facility shall not be secured by a Lien on any Property other than Property that constitutes Collateral. In addition, the terms and conditions applicable to any Replacement Facility may provide for additional or different covenants or other provisions that are agreed between the Borrower and the Lenders under such Replacement Facility and applicable only during periods after the then Latest Maturity Date that is in effect on the date such Replacement Facility is issued, incurred or obtained or the date on which all non-refinanced Obligations (excluding Designated Hedging Obligations, Designated L/C Facilities Obligations, Cash Management Obligations and contingent reimbursement and indemnification obligations, in each case, which are not then due and payable) are paid in full. Any Replacement Term Loans and/or Replacement Notes that are junior in right of payment or security to any other Class of Term Loans will be subject to an Intercreditor Agreement.

(c) Each notice from the Borrower pursuant to this Section 2.24 shall set forth the requested amount and proposed terms of the relevant Replacement Term Loans, Replacement Revolving Credit Facility and/or Replacement Notes, including whether the proposed Replacement Term Loans and/or Replacement Notes will be pari passu with or junior to any existing Term Loans in right of payment or security (or unsecured). Any Additional Lender that elects to extend Replacement Term Loans or commitments under a Replacement Revolving Credit Facility shall be reasonably satisfactory to the Borrower and (unless such Additional Lender is already a Lender or an Affiliate of a Lender) the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed), and, if not already a Lender, shall become a Lender under this Agreement pursuant to a Replacement Facility Amendment. Each Replacement Facility shall become effective pursuant to an amendment (each, a “Replacement Facility Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, such Additional Lender or Additional Lenders and the Administrative Agent. No Replacement Facility Amendment shall require the consent of any Lenders or any other Person other than the Borrower, the Administrative Agent and the Additional Lenders with respect to such Replacement Facility Amendment. The Lenders hereby irrevocably authorize the

Administrative Agent to enter into the Replacement Facility Amendment and, as appropriate, amendments to the other Loan Documents and intercreditor arrangements as may be necessary or appropriate in order to establish new tranches or sub-tranches in respect of Revolving Credit Commitments or Term Loans so replaced and such other amendments as may be necessary or appropriate in the opinion of the Administrative Agent and the Borrower to effect the provisions of this Section 2.24 (including to provide for class voting provisions applicable to the Additional Lenders on terms comparable to the provisions of Section 9.2(b)). No Lender shall be obligated to provide any Replacement Term Loans or commitments for any Replacement Revolving Credit Facility unless it so agrees. Commitments in respect of any Replacement Term Loans or Replacement Revolving Credit Facility shall become Commitments under this Agreement. The effectiveness of any Replacement Facility Amendment shall, unless otherwise agreed to by the Administrative Agent and the Additional Lenders party thereto, be subject to the satisfaction or waiver on the date thereof (each, a “Replacement Facility Closing Date”) of (x) the representations and warranties made by any Loan Party in or pursuant to the Loan Documents being true and correct in all material respects on and as of Replacement Facility Closing Date as if made on and as of such date, except for representations and warranties expressly stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date (provided that in each case such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified by materiality or “Material Adverse Effect”) and (y) no Specified Event of Default having occurred and being continuing on the Replacement Facility Closing Date or after giving effect to the Replacement Facility requested to be made on such date. The proceeds of any Replacement Term Loans or any Replacement Revolving Credit Facility will be used solely to repay the replaced Facility (or replaced portion thereof). To the extent reasonably requested by the Administrative Agent, the effectiveness of a Replacement Facility Amendment may be conditioned on the Administrative Agent’s receipt of customary legal opinions with respect thereto, board resolutions and officers’ certificates and/or reaffirmation agreements consistent with those delivered on the Closing Date under Section 4.1, with respect to the Borrower and the Restricted Subsidiaries. No Replacement Revolving Credit Facility may be implemented unless such Facility has provisions reasonably satisfactory to the Administrative Agent and each Issuing Bank with respect to Letters of Credit then outstanding under the Revolving Credit Facility being replaced. The Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to any of the transactions effected pursuant to this Section 2.24.

(d) Notwithstanding anything to the contrary above, at any time and from time to time following the establishment of a Class of Replacement Term Loans or Commitments under a Replacement Revolving Credit Facility (“Replacement Revolving Credit Commitments”), the Borrower may offer any Lender of a Term Loan Facility or then existing Revolving Credit Facility that has previously been subject to a Replacement Facility Amendment (without being required to make the same offer to any or all other Lenders) who had not elected to participate in such Replacement Facility Amendment on the applicable Replacement Facility Closing Date the right to convert all or any portion of its Term Loans or Revolving Credit Commitments into such Class of Replacement Term Loans or Replacement Revolving Credit Commitments; provided that (i) such offer and any related acceptance shall be in accordance with such procedures, if any, as may be reasonably requested by, or acceptable to, the Administrative Agent; (ii) such additional Replacement Term Loans and additional Replacement

Revolving Credit Commitments (x) shall be on identical terms (including as to the proposed interest rates and fees payable, but excluding any arrangement, structuring or other fees payable in connection therewith that are not generally shared with the relevant Lenders) with the existing Replacement Term Loans or Replacement Revolving Credit Commitments, as applicable, and (y) with respect to any additional Replacement Term Loans, shall result in proportionate increases to the scheduled amortization payments otherwise owing with respect to any such Replacement Term Loans, (iii) any Lender which elects to participate in a Replacement Facility pursuant to this clause (d) shall enter into a joinder agreement to the respective Replacement Facility Amendment, in form and substance reasonably satisfactory to the Administrative Agent and executed by such Lender, the Administrative Agent and the Borrower and (iv) any such additional Replacement Term Loans and additional Replacement Revolving Credit Commitments shall be in an aggregate principal amount that is not less than $1.0 million (or, in the case of an outstanding Class with an entire outstanding principal amount of existing Term Loans or existing Revolving Credit Commitments less than a $1.0 million that is to be refinanced in full, such outstanding principal amount or commitments), unless each of the Borrower and the Administrative Agent otherwise consents. Notwithstanding anything to the contrary contained herein, any Loans made as provided above shall be treated as part of the Class to which such Loans are added, and shall not constitute a new Class of Replacement Term Loans or a new tranche of Replacement Revolving Credit Commitments.

2.25 Extensions of Term Loans and Revolving Commitments.

(a) Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, an “Extension Offer”) made from time to time by the Borrower to all Lenders of Term Loans with a like maturity date or Revolving Credit Commitments with a like maturity date, in each case on a pro rata basis (based on the aggregate outstanding principal amount of the respective Term Loans or Revolving Credit Commitments with a like maturity date, as the case may be) and on the same terms to each such Lender, the Borrower is hereby permitted to consummate from time to time transactions with individual Lenders that accept the terms contained in such Extension Offers to extend the maturity date of each such Lender’s Term Loans and/or Revolving Credit Commitments and otherwise modify the terms of such Term Loans and/or Revolving Credit Commitments pursuant to the terms of the relevant Extension Offer (including by increasing the interest rate or fees payable in respect of such Term Loans and/or Revolving Credit Commitments (and related outstandings) and/or modifying the amortization schedule in respect of such Term Loans) (each, an “Extension”, and each group of Term Loans or Revolving Credit Commitments, as applicable, in each case as so extended, as well as the original Term Loans and the original Revolving Credit Commitments (in each case not so extended), being a “tranche”; any Extended Term Loans shall constitute a separate tranche of Term Loans from the tranche of Term Loans from which they were extended, and any Extended Revolving Credit Commitments shall constitute a separate tranche of Revolving Credit Commitments from the tranche of Revolving Credit Commitments from which they were extended), so long as the following terms are satisfied: (i) except as to pricing (including interest rates, fees, funding discounts and prepayment premiums) and maturity (which shall be set forth in the relevant Extension Offer), the Revolving Credit Commitment of any Revolving Credit Lender that agrees to an Extension with respect to such Revolving Credit Commitment (an “Extending Revolving Credit Lender”) extended pursuant to an Extension (an “Extended Revolving Credit Commitment”, and the related outstandings, “Extended Revolving Credit

Loans”), shall be a Revolving Credit Commitment (or Revolving Credit Loan, as the case may be) with the same terms as the original Revolving Credit Commitments (and Revolving Credit Loan); provided that (1) the borrowing and repayment (except for (A) payments of interest and fees at different rates on Extended Revolving Credit Commitments (and related outstandings), (B) repayments required upon the Maturity Date of the non-extending Revolving Credit Commitments and (C) repayment made in connection with a permanent repayment and termination of commitments) of Loans with respect to Extended Revolving Credit Commitments after the applicable Extension date shall be made on a pro rata basis with all other Revolving Credit Commitments, (2) the permanent repayment of Revolving Credit Loans with respect to, and termination of, Extended Revolving Credit Commitments after the applicable Extension date shall be made on a pro rata basis with all other Revolving Credit Commitments, except that the Borrower shall be permitted to permanently repay and terminate commitments of any such Class on a better than a pro rata basis as compared to any other Class with a later maturity date than such Class and (3) assignments and participations of Extended Revolving Credit Commitments and Extended Revolving Credit Loans shall be governed by the same assignment and participation provisions applicable to Revolving Credit Commitments and Revolving Credit Loans, (ii) (1) except as to pricing (including interest rates, fees, funding discounts and prepayment premiums), amortization, maturity, required prepayment dates and participation in prepayments (which shall, subject to immediately succeeding clauses (ii)(2), (ii)(3) and (iii), be set forth in the relevant Extension Offer), the Term Loans of any Term Loan Lender that agrees to an Extension with respect to such Term Loans (an “Extending Term Lender”) extended pursuant to any Extension (“Extended Term Loans”) shall have the same terms, or on terms that are, when taken as a whole, not materially more restrictive (as reasonably determined by Borrower in good faith) to the Borrower than the terms and conditions, taken as a whole, applicable to, the tranche of Term Loans subject to such Extension Offer (except with respect to covenants (including any financial maintenance covenant added for the benefit of Extending Term Lenders) and other provisions so long as such covenants or other provisions (x) are also added for the benefit of all then outstanding Term Loans or (y) only become applicable after the Latest Maturity Date of the then outstanding Term Loans at the time of such incurrence of such Extended Term Loans), (2) the Weighted Average Life to Maturity of any Extended Term Loans shall be no less than the remaining Weighted Average Life to Maturity of the Class extended thereby and (3) any Extended Term Loans may participate on a pro rata basis or a less than pro rata basis (but not greater than a pro rata basis) in any voluntary or mandatory repayments or prepayments of Term Loans hereunder, in each case as specified in the respective Extension Offer (provided that if the applicable Extending Term Lenders have the ability to decline mandatory prepayments, any such mandatory prepayment that is not accepted by the applicable Extending Term Lenders shall be applied, subject to the right of any applicable Lender to decline mandatory prepayments (if any), to the non-extended Term Loans of the Class being extended), (iii) if the aggregate principal amount of Term Loans (calculated on the face amount thereof) or Revolving Credit Commitments, as the case may be, in respect of which Term Loan Lenders or Revolving Credit Lenders, as the case may be, shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of Term Loans or Revolving Credit Commitments, as the case may be, offered to be extended by the Borrower pursuant to such Extension Offer, then the Term Loans or Revolving Credit Loans, as the case may be, of such Term Loan Lenders or Revolving Credit Lenders, as the case may be, shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) with respect to which such Term Loan Lenders or Revolving Credit Lenders, as the case may be, have accepted such Extension Offer (but, no an aggregate basis, not to exceed the maximum amount of such Extension Offer) as agreed between the agent(s) with respect to such Extension Offer and the Borrower and (iv) all documentation in respect of such Extension shall be consistent with the foregoing.

(b) With respect to all Extensions consummated by the Borrower pursuant to this Section 2.25, (i) such Extensions shall not constitute voluntary or mandatory payments or prepayments for purposes of this Agreement and (ii) each Extension Offer shall specify the minimum amount of Term Loans or Revolving Credit Commitments to be tendered. The transactions contemplated by this Section 2.25 (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Term Loans and/or Extended Revolving Credit Commitments on such terms as may be set forth in the relevant Extension Offer) shall not require the consent of any Lender or any other Person (other than as set forth in clause (c) below), and the requirements of any provision of this Agreement (including Sections 2.12 and 2.20) or any other Loan Document that may otherwise prohibit any such Extension or any other transaction contemplated by this Section 2.25 shall not apply to any of the transactions effected pursuant to this Section 2.25.

(c) No consent of any Lender or any other Person shall be required to effectuate any Extension, other than (A) the consent of the Borrower and each Lender agreeing to such Extension with respect to one or more of its Term Loans and/or Revolving Credit Commitments (or a portion thereof) and (B) with respect to any Extension of the Revolving Credit Commitments that includes an extension of the LC Sublimit, the consent of each Issuing Bank, which consent shall not be unreasonably withheld, conditioned or delayed. All Extended Term Loans, Extended Revolving Credit Commitments and all obligations in respect thereof shall be Obligations under this Agreement and the other Loan Documents that are secured by the Collateral on a pari passu basis with all other applicable Obligations under this Agreement and the other Loan Documents. The Lenders hereby irrevocably authorize the Administrative Agent to enter into amendments to this Agreement and the other Loan Documents (an “Extension Amendment”) with the Borrower as may be necessary in order to establish new tranches or sub-tranches in respect of Revolving Credit Commitments or Term Loans so extended and such technical amendments as may be necessary or appropriate in the opinion of the Administrative Agent and the Borrower to effect the provisions of this Section 2.25 (including in connection with the establishment of such new tranches or sub-tranches or to provide for class voting provisions applicable to the Additional Lenders on terms comparable to the provisions of Section 9.2(b)) in each case on terms consistent with this Section 2.25. In addition, if so provided in such amendment and with the consent of the applicable Issuing Banks, participations in Letters of Credit expiring on or after the Revolving Credit Maturity Date shall be re-allocated from Lenders holding Revolving Credit Commitments to Lenders holding Extended Revolving Credit Commitments in accordance with the terms of such amendment; provided, however, that such participation interests shall, upon receipt thereof by the relevant Lenders holding Extended Revolving Credit Commitments, be deemed to be participation interests in respect of such Extended Revolving Credit Commitments and the terms of such participation interests (including the commission applicable thereto) shall be adjusted accordingly.

(d) In connection with any Extension, the Borrower shall provide the Administrative Agent at least five Business Days (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and shall agree to such procedures (including regarding timing, rounding and other adjustments and to ensure reasonable administrative management of the credit facilities hereunder after such Extension), if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 2.25.

(e) Notwithstanding anything to the contrary above, at any time and from time to time following the establishment of a Class of Extended Term Loans or Extended Revolving Credit Commitments, the Borrower may offer any Lender of a Term Loan Facility or Revolving Credit Facility that had been subject to an Extension Amendment (without being required to make the same offer to any or all other Lenders) who had not elected to participate in such Extension Amendment the right to convert all or any portion of its Term Loans or Revolving Credit Commitments into such Class of Extended Term Loans or Extended Revolving Credit Commitments, as applicable, provided that (i) such offer and any related acceptance shall be in accordance with such procedures, if any, as may be reasonably requested by, or acceptable to, the Administrative Agent; (ii) such additional Extended Term Loans and additional Extended Revolving Credit Commitments, (x) shall be on identical terms (including as to the proposed interest rates and fees payable, but excluding any arrangement, structuring or other fees payable in connection therewith that are not generally shared with the relevant Lenders) with the existing Extended Term Loans and Extended Revolving Credit Commitments, as applicable, and (y) with respect to any additional Extended Term Loans shall result in proportionate increases to the scheduled amortization payments otherwise owing with respect to any such Extended Term Loans, (iii) any Lender which elects to participate in an Extension Facility pursuant to this clause (e) shall enter into a joinder agreement to the respective Extension Amendment, in form and substance reasonably satisfactory to the Administrative Agent and executed by such Lender, the Administrative Agent and the Borrower and (iv) any such additional Extended Term Loans and additional Extended Revolving Credit Commitments shall be in an aggregate principal amount that is not less than $1.0 million (or, in the case of an outstanding Class with an entire outstanding principal amount of existing Term Loans or existing Revolving Credit Commitments less than a $1.0 million that is to be refinanced in full, such outstanding principal amount or commitments), unless the Borrower and the Administrative Agent otherwise consents. Notwithstanding anything to the contrary contained herein, any Loans made as provided above shall be treated as part of the Class to which such Loans are added, and shall not constitute a new Class of Extended Term Loans or new Extended Revolving Credit Commitments.

2.26 Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable lending office to make, maintain or fund Loans whose interest is determined by reference to the LIBO Rate, or to determine or charge interest rates based upon the LIBO Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, upon notice thereof by such Lender to the Borrower (through the Administrative Agent), (a) any obligation of such Lender to make or continue Eurodollar Loans or to convert ABR Loans to Eurodollar Loans shall be suspended, and (b) if such notice asserts the illegality of such Lender making or maintaining ABR Loans the interest rate on which is determined by reference to the LIBO Rate component of Alternate Base Rate, the interest rate on which ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the LIBO Rate component of the Alternate Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (i) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Loans of such Lender to ABR Loans (the interest rate on which ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the LIBO Rate component of the Alternate Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Loans and (ii) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the LIBO Rate, the Administrative Agent shall during the period of such suspension compute the Alternate Base Rate applicable to such Lender without reference to the LIBO Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the LIBO Rate. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 2.17.

SECTION 3. REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans, the Borrower hereby represents and warrants to the Administrative Agent and each Lender that:

3.1 Financial Condition.

(a) The unaudited pro forma consolidated balance sheet of Parent and its Subsidiaries as at December 31, 2019 and the related pro forma consolidated statement of income of Parent and its Subsidiaries for the 12-month period ended December 31, 2019 have been prepared in good faith, based on assumptions believed by Parent to be reasonable as of the date of delivery thereof, and fairly present in all material respects on a pro forma basis the estimated pro forma financial position of Parent and its Subsidiaries as at December 31, 2019, assuming that the consummation of the Transactions had actually occurred at such date (in the case of such balance sheet) or at the beginning of such period (in the case of such statement of income).

(b) The audited consolidated balance sheets as at December 31, 2017, December 31, 2018 and December 31, 2019 and the related consolidated statements of comprehensive income (loss), stockholders’ equity and cash flows for Parent for the fiscal years ended on December 31, 2017, December 31, 2018, and December 31, 2019, in each case reported on by and accompanied by unqualified reports from PricewaterhouseCoopers LLP, present fairly in all material respects the consolidated financial condition of Parent as of such date, and the consolidated results of its operations and its consolidated cash flows for the fiscal year then ended. All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein).

(c) The unaudited consolidated balance sheets as at December 31, 2019 and the related consolidated statements of comprehensive income (loss), stockholders’ equity and cash flows for Sprint for the fiscal quarter then ended, present fairly in all material respects the consolidated financial condition of Sprint as of such date, and the consolidated results of its operations and its consolidated cash flows for the fiscal year then ended. All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (subject to normal year end audit adjustments and the absence of footnotes) unless otherwise disclosed therein.

(d) The audited consolidated balance sheets as at March 31, 2017, March 31, 2018 and March 31, 2019 and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity and cash flows for Sprint for the fiscal year ended on March 31, 2017, March 31, 2018 and March 31, 2019, in each case reported on by and accompanied by unqualified reports from Deloitte & Touche LLP, present fairly in all material respects the consolidated financial condition of Sprint as of such date, and the consolidated results of its operations and its consolidated cash flows for the fiscal year then ended.    All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein).

3.2 No Change. Since December 31, 2019, there has been no development or event, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.

3.3 Corporate Existence; Compliance with Law. Each of Parent and each Group Member (a) is duly organized or, as the case may be, incorporated, validly existing and in good standing under the laws of the jurisdiction of its organization or incorporation (to the extent such concepts exist in such jurisdiction), (b) has all requisite organizational power and authority, and has all material governmental licenses, authorizations, consents and approvals necessary, to own its assets and to carry on its business as now conducted, (c) to the extent applicable in the relevant jurisdiction, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, and (d) in the case of each Group Member is, except as set forth on Schedule 3.3, in compliance with all Governmental Requirements applicable to it or its Property, except, in the case of the foregoing clauses (a) (except as it relates to the due organization and valid existence of Parent and the Borrower), (b), (c) and (d), as would not, in the aggregate, have or reasonably be expected to have a Material Adverse Effect.

3.4 Power; Authorization; Enforceable Obligations. The execution and delivery of this Agreement and the other Loan Documents are within the corporate, limited liability company or partnership (as applicable) powers of each of the Loan Parties party thereto, and have been duly authorized by all necessary corporate, limited liability company or partnership (as applicable) and, if required, stockholder, member or partner (as applicable) action (including, any action required to be taken by any class of directors of the Borrower, whether interested or disinterested, in order to ensure the due authorization of this Agreement) on the part of such

Loan Parties. Each Loan Document has been duly executed and delivered by each applicable Loan Party and constitutes a legal, valid and binding obligation of such Loan Party enforceable against such Loan Party in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law. The execution and delivery of this Agreement and the other Loan Documents dated as of even date herewith does not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or any other third Person (including shareholders, or any class of directors, whether interested or disinterested, of the Borrower or any other person), nor is any such consent, approval, registration, filing or other action necessary for the validity or enforceability of any such Loan Document, except (i) such as have been obtained or made and are in full force and effect, (ii) those consents, approvals, registrations and filings listed on Schedule 3.4, (iii) the filings referred to in Section 3.19, (iv) filings necessary to create or perfect Liens on the Collateral granted by the Loan Parties in favor of the Secured Parties, (v) consents and approvals from Governmental Authorities required to be obtained in the ordinary course of business, (vi) such consents, approvals, registrations, filings or other actions, other than those specified in clause (vii) below, the absence of which or failure to obtain, would not reasonably be expected to have a Material Adverse Effect, and (vii) to the extent that the exercise of certain of the rights, powers, privileges and remedies of the Administrative Agent or the Lenders may constitute a de jure or de facto voluntary or involuntary assignment of an FCC License or a voluntary or involuntary transfer of de jure or de facto control of the holder of any such FCC License, the FCC’s prior consent thereto.

3.5 No Legal Bar. The execution, delivery and performance by each Loan Party of this Agreement and the other Loan Documents to which such Person is a party, the issuance of Letters of Credit, the borrowings and guarantees hereunder and the use of the proceeds thereof (a) will not violate any applicable law, regulation or any order of any Governmental Authority (except for any violation of any applicable law, regulation or order of any Governmental Authority that would not reasonably be expected to have a Material Adverse Effect), (b) will not violate the charter, bylaws or other organizational documents of Parent or any other Loan Party, (c) will not violate or result in a default under any Material Contractual Obligation binding upon Parent or any Group Member or its Properties, or give rise to a right thereunder to require any payment to be made by Parent or such Group Member (except for any of the foregoing that would not reasonably be expected to have a Material Adverse Effect) and (d) will not result in the creation or imposition of any Lien on any Property of Parent or any Group Member (other than Permitted Liens).

3.6 Litigation. Except as disclosed to the Administrative Agent in writing (including by electronic mail) prior to the Closing Date, there are no actions, suits, investigations or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened in writing against Parent or any Group Member that would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (after giving effect to applicable insurance).

3.7 No Default. No Default or Event of Default has occurred and is continuing.

3.8 Ownership of Property; Liens. Except as disclosed on Schedule 3.8, each Group Member has good title to, or a valid leasehold interest in, or easements or other limited property interests in, all real property and other Property material to the conduct of its business except where the failure to have such title or interests would not reasonably be expected to have a Material Adverse Effect.

3.9 Intellectual Property. Except as disclosed in Schedule 3.9, each Group Member owns, or is licensed to use, all trademarks, trade names, copyrights, patents and other Intellectual Property necessary to its business, and, to the extent the Group Member holds title to such Intellectual Property, the use thereof by such Group Member, and the operation of its business by such Group Member, does not infringe upon the rights of any other Person, except for any such failure to own, be licensed or infringements that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

3.10 Taxes. Each Group Member has timely filed or caused to be filed all Tax returns and reports required to have been filed by it and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves have been set aside in accordance with GAAP or (b) to the extent that the failure to file such Tax returns or pay such Taxes would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect. The charges, accruals and reserves on the books of the Group Members in respect of Taxes are adequate (in accordance with GAAP) in all material respects. No Tax Lien has been filed that is material and does not constitute a Permitted Lien, and, to the knowledge of the Borrower, no claim is being asserted in writing with respect to any material Tax of any Group Member (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and for which adequate reserves have been set aside in accordance with GAAP).

3.11 Federal Regulations. No part of the proceeds of any Loan will be used for any purpose which violates the provisions of Regulations T, U or X of the Board.

3.12 Labor Matters. Except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against any Group Member pending; (b) hours worked by and payment made to employees of any Group Member have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters; and (c) all payments due from any Group Member on account of employee health and welfare insurance have been paid or accrued as a liability on the books of such Group Member.

3.13 ERISA.

(a) Except as would not reasonably be expected to result in a Material Adverse Effect, the Group Members and each ERISA Affiliate have complied in all respects with ERISA and, where applicable, the Code regarding each Plan.

(b) Except as would not reasonably be expected to result in a Material Adverse Effect, each Plan is, and has been, maintained in compliance with ERISA and, where applicable, the Code.

(c) Except as would not reasonably be expected to result in a Material Adverse Effect, to the knowledge of any Senior Officer of the Borrower, no act, omission or transaction has occurred which could reasonably be expected to result in imposition on any Group Member or any ERISA Affiliate (whether directly or indirectly) of (i) either a material civil penalty assessed pursuant to subsections (c), (i) or (l) of section 502 of ERISA or a material tax imposed pursuant to Chapter 43 of Subtitle D of the Code or (ii) material breach of fiduciary duty liability damages under section 409 of ERISA.

(d) No Plan or any trust created under any such Plan has been terminated in the six consecutive year period ending on the date hereof and no steps have been taken to terminate any Plan where such termination could reasonably be expected to result in a Material Adverse Effect. No liability to the PBGC (other than for the payment of current premiums which are not past due) has been or is reasonably expected to be incurred by any Group Member or any ERISA Affiliate with respect to any Plan that could reasonably be expected to result in a Material Adverse Effect. No ERISA Event with respect to any Plan has occurred where such ERISA Event could reasonably be expected to result in a Material Adverse Effect.

(e) Except as would not reasonably be expected to result in a Material Adverse Effect, (i) full payment when due has been made of all amounts which any Group Member or any ERISA Affiliate is required under the terms of each Plan or applicable law to have paid as contributions to such Plan as of the date hereof, and (ii) no failure to meet the minimum funding standard under section 303 of ERISA or section 430 of the Code, whether or not waived, exists with respect to any Plan.

(f) Except as would not reasonably be expected to result in a Material Adverse Effect, the actuarial present value of the benefit liabilities under each Plan does not, as of the end of the Borrower’s most recently ended fiscal year, exceed the current value of the assets of such Plan allocable to such benefit liabilities, computed in accordance with the actuarial assumptions used for funding such Plan pursuant to Sections 412 and 430 of the Code for the applicable plan year.

(g) No contribution failure has occurred with respect to any Plan sufficient to give rise to a material lien under section 303(k) of ERISA in an amount in excess of $100.0 million.

(h) Neither any Group Member nor any ERISA Affiliate has incurred at any time in the six-year period immediately preceding the date hereof, or is reasonably expected to incur withdrawal liability under Section 4201 of ERISA to any Multiemployer Plan, except to the extent such withdrawal liability from such Multiemployer plan would not reasonably be expected to result in a Material Adverse Effect. Neither any Group Member nor, to the knowledge of the Borrower, any ERISA Affiliate has received any notice concerning the determination that a Multiemployer Plan is, or is expected to be, insolvent or in critical or endangered status, within the meaning of Title IV of ERISA, except as would not reasonably be expected to result in a Material Adverse Effect.

(i) Except as would not reasonably be expected to result in a Material Adverse Effect, there are no going-concern unfunded actuarial liabilities, past service unfunded liabilities or solvency deficiencies with respect to any employee benefit plan that is exempt from ERISA by reason of section 4(b)(4) thereof and is sponsored, maintained, or contributed to by any Group Member or any ERISA Affiliate.

3.14 Investment Company Act. No Loan Party is an “investment company” within the meaning of, and required to register under, the Investment Company Act of 1940, as amended.

3.15 [Reserved]

3.16 Use of Proceeds.

(a) The proceeds of the Term Loans shall be used on the Closing Date, together with cash on hand and/or drawings of other Indebtedness permitted to be incurred hereunder, to consummate the Closing Date Refinancing and the other Transactions, and otherwise for working capital and general corporate purposes of the Borrower and its Subsidiaries (including, without limitation, capital expenditures, Permitted Acquisitions and other permitted Restricted Payments).

(b) The proceeds of the Revolving Credit Loans shall be used (i) on the Closing Date, together with cash on hand and/or drawings on other Indebtedness, to consummate the Closing Date Refinancing and the other Transactions and (ii) on and after the Closing Date, for working capital and general corporate purposes of the Borrower and its Subsidiaries (including, without limitation, capital expenditures, Permitted Acquisitions and other permitted Restricted Payments and, in the case of Letters of Credit, to replace or provide credit support for existing letters of credit of Sprint and its Subsidiaries (including by deeming the Existing Rollover Letters of Credit to be issued and outstanding hereunder)).

(c) The proceeds of any Incremental Loans shall be used for general corporate purposes of the Borrower and its Subsidiaries.

3.17 Environmental Matters. Except as would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect):

(a) Neither any Group Member nor, to the knowledge of the Borrower, any Property of any Group Member or the operations conducted thereon violate (i) any decree, order or requirement of any Governmental Authority arising under Environmental Law or (ii) any Environmental Laws or any related Environmental Permit;

(b) all Environmental Permits, if any, required to be obtained or filed in connection with the operation or use of any and all Property by each Group Member, including any such Environmental Permits required for the treatment, storage, disposal or Release of a Hazardous Material or solid waste into the environment, have been duly obtained or filed, and each Group Member is in compliance with the terms and conditions of all such Environmental Permits;

(c) all Hazardous Materials, if any, generated at any and all Property of any Group Member are and, to the knowledge of the Borrower, have in the past been released, stored, transported, treated and disposed of in accordance with Environmental Laws and so as not to pose an imminent and substantial endangerment to public health or welfare or the environment;

(d) no Group Member is subject to or knows of any basis for any Environmental Liability or has any known contingent liability or Remedial Work in connection with any Release or threatened Release into the environment; and

(e) there have been no Releases of Hazardous Materials on any Property of any Group Member in a manner that is reasonably likely to require any Remedial Work.

3.18 Accuracy of Information, Etc. None of the reports, certificates or other written information (other than projected financial information and other forward-looking information, and information of a general economic or industry specific nature) furnished by or on behalf of any Group Member to the Administrative Agent or any Lender or any of their Affiliates in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or under any other Loan Document (as modified or supplemented by other information so furnished), taken as a whole, as of the date so furnished and after giving effect to all supplements and updates thereto, contained any material misstatement of fact or omitted to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that with respect to financial statements other than projected financial information and other forward-looking information, the Borrower represents only that such financial statements present fairly in all material respects the consolidated financial condition of Parent or Sprint, as the case may be, as at the dates of such financial statements; provided, further, that with respect to projected financial information and any other projections and other forward-looking information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed by the Borrower to be reasonable at the time prepared (it being understood that forecasts and projections by their nature are inherently uncertain, that actual results may differ significantly from the forecasted or projected results and that such differences may be material and no assurances are being given that the results reflected in the forecasts and projections will be achieved).

3.19 Security Documents. The Collateral Agreement and each other Security Document executed and delivered by a Loan Party is effective to create in favor of the Collateral Trustee, for the benefit of the Secured Parties, a legal, valid, binding and enforceable security interest in the Collateral described therein, except as enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law. Subject to the terms of Section 5.9(c) in the case of (i) the Pledged Capital Stock described in the Collateral Agreement, when any stock certificates representing such Pledged Capital Stock (and constituting “certificated securities” within the meaning of the UCC) are delivered to the Collateral Trustee, (ii) Collateral with respect to which a security interest may be perfected only by possession or control, upon the taking of possession or control by the Collateral Trustee of such Collateral, and (iii) the other personal property Collateral described in the Security Documents as to which a security interest can be perfected by filing of a UCC financing statement, when financing statements in appropriate form are filed in the appropriate filing offices, appropriate assignments or notices are filed in the U.S. Patent and Trademark Office and such other filings as are specified by the Collateral Agreement have been completed, the Lien on the Collateral created by the Collateral Agreement shall (to the extent so required by Section 5.9(c) and the Security Documents) constitute a fully perfected Lien in favor of the Collateral Trustee for the benefit of the Secured Parties on, and security interest in, all right, title and interest of the Loan Parties in such Collateral, as security for the Obligations, in each case prior to the Liens of any other Person (except Permitted Liens).

3.20 Solvency. The Borrower, on a consolidated basis together with its Subsidiaries, giving effect to the Transactions, is Solvent as of the Closing Date.

3.21 PATRIOT Act; FCPA; OFAC; Sanctions. (a) Each Loan Party is in compliance, in all material respects, with (i) the Trading with the Enemy Act, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V) and any other enabling legislation or executive order relating thereto; (ii) the PATRIOT Act; and (iii) the FCPA. No part of the proceeds of the Loans will be used by the Loan Parties or any of their respective Subsidiaries, directly or, to the Loan Parties’ knowledge, indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the FCPA.

(b) Neither Parent nor any Group Member, nor any director or officer of Parent or any Group Member, nor, to the knowledge of Parent or the Borrower, any employee or controlled affiliate of Parent or any Group Member, (i) is a person or is owned or controlled by one or more persons on the list of “Specially Designated Nationals and Blocked Persons”; (ii) is currently the subject of (x) any US sanctions administered or enforced by the Office of Foreign Assets Control of the US Treasury Department (“OFAC”) or the U.S. Department of State or (y) any sanctions administered or enforced by the European Union, the United Nations Security Council or Her Majesty’s Treasury (“Sanctions”); or (iii) is located, organized or resident in a country, region or territory which is itself or whose government is the subject or target of any Sanctions. Except as authorized, including, but not limited to, by license, exemption or other provision of law, none of Parent or any Group Member will, directly or, to the knowledge of Parent or the Borrower, indirectly, use the proceeds of the Loans or otherwise make available such proceeds to any subsidiary, any joint venture partner or any other person to finance or facilitate the activities of any person currently the subject of any US sanctions administered by OFAC, or, in any other manner that will result in a violation of Sanctions.

SECTION 4. CONDITIONS PRECEDENT

4.1 Conditions to Closing Date. The agreement of each Lender and each Issuing Bank to make the extensions of credit requested to be made by it hereunder is subject to the satisfaction (or waiver in accordance with Section 9.2), prior to or concurrently with the making of such extension of credit (or making such commitments available) on the Closing Date, of the following conditions precedent:

(a) Loan Documents. The Administrative Agent shall have received (subject, in the case of clauses (ii), (iii) and (iv), to the last paragraph of this Section 4.1):

(i) this Agreement, executed and delivered by the Borrower;

(ii) the Guarantee Agreement, executed and delivered by the Loan Parties party thereto;

(iii) the Collateral Agreement, executed and delivered by the Loan Parties party thereto;

(iv) the Collateral Trust Agreement, executed and delivered by the Loan Parties party thereto;

(v) the US IP Security Agreements, executed and delivered by the Loan Parties party thereto;

(vi) each Note, executed and delivered by the Borrower in favor of each Lender requesting the same prior to the Closing Date; and

(vii) a Borrowing Request, executed and delivered by the Borrower at least one Business Day prior to the Closing Date.

(b) Transaction. The Acquisition shall have been consummated, or substantially concurrently with the initial borrowing hereunder shall be consummated, on substantially the terms set forth in the Business Combination Agreement.

(c) Closing Date Refinancing. The Closing Date Refinancing shall have been consummated prior to or substantially concurrently with the initial borrowing under the Facilities.

(d) Specified Representations and Business Combination Agreement Representations. The Arranger shall have received a certificate of a Responsible Officer stating that the Specified Representations and the Business Combination Agreement Representations shall be true and correct in all material respects as of the Closing Date; provided that any representation and warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such date.

(e) Historical Financial Statements. The Arrangers shall have received (a) U.S. GAAP audited consolidated balance sheets and related statements of income (loss) or operations, stockholders’ equity and cash flows of each of Parent and Sprint for the three most recently completed fiscal years ended at least 90 days prior to the Closing Date and (b) U.S. GAAP unaudited consolidated balance sheets and related statements of income (loss) or operations, stockholders’ equity and cash flows of each of Parent and Sprint for each subsequent fiscal quarter ended at least 45 days before the Closing Date (other than the fourth quarter of any fiscal year and subject to normal year-end adjustments); provided that filing of the required financial statements on Form 10-K and Form 10-Q by Parent or Sprint will satisfy the foregoing requirements and provided further that the Administrative Agent and Lenders acknowledge receipt of (i) the financial statements of Parent described in clause (a) above for the years ended December 31, 2019, December 31, 2018 and December 31, 2017 and (ii) (x) the financial statements of Sprint described in clause (a) above for the years ended March 31, 2018, March 31, 2017 and March 31, 2016 and (y) the financial statements of Sprint described in clause (b) above for the quarters ended June 30, 2019, September 30, 2019 and December 31, 2019.

(f) Pro Forma Financial Statements. The Arrangers shall have received a pro forma consolidated balance sheet and related pro forma consolidated statement of income of Parent and its subsidiaries, in a form customary for inclusion in a confidential information memorandum used to syndicate bank credit facilities, as of and for the 12-month period ending on the last day of the most recently completed four-fiscal quarter period for which financial statements have been delivered pursuant to clause (e) above, prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such statement of income).

(g) Solvency Certificate. The Administrative Agent shall have received a solvency certificate in the form of Exhibit J from the chief financial officer of the Borrower with respect to the solvency of the Borrower, on a consolidated basis together with its Subsidiaries, after giving effect to the Transactions.

(h) Closing Certificate. The Administrative Agent shall have received a certificate of the Borrower, dated the Closing Date, substantially in the form of Exhibit D, certifying that the conditions set forth in clauses (b), (c), (d) and (n) of this Section 4.1 have been satisfied.

(i) Other Certifications. The Administrative Agent shall have received the following:

(i) a copy of the charter or other similar Organizational Document of each Loan Party and each amendment thereto, certified (as of a date reasonably near the date of the initial extension of credit) as being a true and correct copy thereof by the Secretary of State or other applicable Governmental Authority of the jurisdiction in which each such Loan Party is organized or incorporated;

(ii) a copy of a certificate of the Secretary of State or other applicable Governmental Authority of the jurisdiction in which each such Loan Party is organized, dated reasonably near the Closing Date, certifying that such Person is in good standing under the laws of such jurisdiction; and

(iii) a certificate of the Secretary, Assistant Secretary or other appropriate Responsible Officer of each Loan Party dated the Closing Date and certifying (A) that attached thereto is a true and complete copy of the by-laws, or operating, management or partnership agreement of such Loan Party as in effect on the Closing Date, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors (or other applicable body) of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which such Person is a party and, in the case of the Borrower, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the certificate or articles of incorporation, partnership agreement or other constitutive document of such Loan Party have not been amended since the date the documents furnished pursuant to clause (i) above were certified, and (D) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party.

(j) Legal Opinions. The Administrative Agent shall have received the legal opinions of Fried, Frank, Harris, Shriver & Jacobson LLP and Morrison & Foerster LLP, each as counsel to certain Loan Parties, in each case in form and substance reasonably satisfactory to the Administrative Agent and executed legal opinions of each local counsel to the Loan Parties set forth on Schedule 4.1(j), each of which shall be in form and substance reasonably satisfactory to the Administrative Agent.

(k) Pledged Capital Stock; Stock Powers. Subject to the last paragraph of this Section 4.1, to the extent delivery thereof is required under the applicable Security Document, the Collateral Trustee shall have received the certificates representing the shares of Capital Stock pledged pursuant to any Security Document (if such shares are certificated), together with, in the case of Capital Stock of any Domestic Subsidiary, an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof.

(l) Security Interests, Filings, Registrations and Recordings. Each document and instrument required to be entered into or delivered by the Borrower and the Guarantors to create and perfect the security interests of the Collateral Trustee in favor of the Administrative Agent and the other Secured Parties in the Collateral shall have been executed and delivered and, if applicable, be in proper form for filing.

(m) Know Your Customer and Other Required Information. The Administrative Agent and the Lenders shall have received at least 3 Business Days prior to the Closing Date, all documentation and other information required by regulatory authorities with respect to the Borrower and the Guarantors under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act, in each case as reasonably requested by the Lenders at least 10 Business Days prior to the Closing Date.

(n) No Material Adverse Effect on Sprint. Except as (i) set forth in any Sprint Filed SEC Documents (as defined in the Business Combination Agreement), excluding any disclosures in such Sprint Filed SEC Documents (as defined in the Business Combination Agreement) contained in any risk factors section, any section related to forward-looking statements and other disclosures that are predictive, cautionary or forward-looking in nature, or (ii) disclosed in the disclosure letter delivered by Sprint to T-Mobile (as defined in the Business Combination Agreement) at or prior to the execution of the Business Combination Agreement, since March 31, 2017, there have been no Effects (as defined in the Business Combination Agreement) that, individually or in the aggregate, have had or would reasonably be expected to have a “Material Adverse Effect on Sprint” (as defined in the Business Combination Agreement).

(o) Fees. The Arrangers, the Lenders and the Administrative Agent shall have received (or substantially simultaneously with the initial funding of the Facilities on the Closing Date, shall receive) all fees and expenses required to be paid on or prior to the Closing Date, and all reasonable and documented out-of-pocket expenses required to be paid on the Closing Date for which reasonably detailed invoices have been presented pursuant to the Fee Letter, Commitment Letter and hereunder and, with respect to expenses, invoiced to the Borrower at least three (3) Business Days prior to the Closing Date.

Notwithstanding the foregoing or anything herein or in any Loan Document to the contrary, to the extent any Collateral (other than to the extent that a lien on such Collateral may be perfected by (x) the filing of a financing statement under the Uniform Commercial Code or (y) the delivery of stock certificates of the Borrower) is not or cannot be provided or perfected on the Closing Date after the Borrower’s use of commercially reasonable efforts to do so (consistent with the Business Combination Agreement), provision or perfection of a security interest in such Collateral shall not constitute a condition precedent to the availability of the Facilities and the making of the initial Loans and other extensions of credit hereunder on the Closing Date, but shall be required to be provided or perfected within 90 days after the Closing Date (in each case, subject to extensions granted by the Administrative Agent in its sole discretion).

4.2 Conditions to Each Borrowing Date. The agreement of each Lender and Issuing Bank to make any extension of credit (other than its initial extension of credit on the Closing Date, any conversion of Loans to the other Type or a continuation of Eurodollar Loans or any amendment, modification, renewal or extension of any Letter of Credit that does not increase the face amount of such Letter of Credit, or as otherwise agreed in connection with a Limited Condition Transaction) requested to be made by it on any date (except as otherwise set forth herein in the case of Incremental Term Loans and Incremental Revolving Credit Loans) is subject to the satisfaction of the following conditions precedent:

(a) Representations and Warranties. Each of the representations of the Borrower in Section 3 shall be true and correct in all material respects (provided that any representation or warranty that is qualified as to “materiality”, “material adverse effect” or similar language shall be true and correct in all respects (after giving effect to any such qualification therein) on and as of such date as if made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects (provided that any representation or warranty that is qualified as to “materiality”, “material adverse effect” or similar language shall have been true and correct in all respects (after giving effect to any such qualification therein) as of such earlier date.

(b) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

(c) Notice. The Administrative Agent and, if applicable, the Issuing Banks, shall have received a notice or request from the Borrower which, if in writing, may be in the form of a Borrowing Request.

Notwithstanding the foregoing, Section 4.1 and 4.2 or any other provision in this Agreement or any other Loan Document, (i) with respect to any Incremental Facility incurred in connection with a Limited Condition Transaction, at the request of the Borrower, the conditions set forth above in Section 4.2(a) and Section 4.2(b) shall be tested only at the time the agreement for such Limited Condition Transaction is entered into and not, for the avoidance of doubt, at the time of such incurrence and (ii) the conditions relating to the grant and perfection of security interests shall be subject to Section 5.9(c).

SECTION 5. AFFIRMATIVE COVENANTS

The Borrower hereby agrees that, so long as any Commitments remain in effect or any Loan or other amount (excluding Designated Hedging Obligations, Designated L/C Facilities Obligations, Cash Management Agreements and contingent reimbursement and indemnification obligations, in each case, that are not due and payable or Letters of Credit that have been cash collateralized) is owing to any Lender, the Administrative Agent or any Arranger hereunder, the Borrower shall and shall cause each of its Restricted Subsidiaries to:

5.1 Financial Statements. Furnish to the Administrative Agent (except for those documents or other information filed with the SEC and which are publicly available):

(a) Annual Financial Statements. As soon as available, but in any event in accordance with then applicable law and not later than 90 days after the end of each fiscal year of Parent (or such later date on which Parent is permitted to file its Form 10-K under the SEC rules), Parent’s and its Consolidated Subsidiaries’ audited consolidated balance sheet and related statements of income and comprehensive income, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by PricewaterhouseCoopers LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit (other than any such exception or explanatory paragraph that is expressly solely with respect to, or expressly resulting solely from, (x) an upcoming maturity date under any Indebtedness, (y) any potential inability to satisfy any financial maintenance covenant on a future date or in a future period or (z) any breach of any financial covenant) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of Parent and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied (except as approved by the Parent’s accountants and disclosed therein).

(b) Quarterly Financial Statements. As soon as available, but in any event in accordance with then applicable law and not later than 45 days after the end of each of the first three fiscal quarters of each fiscal year of Parent (or such later date on which Parent is permitted to file its Form 10-Q under the SEC rules), in each case, Parent’s and its Consolidated Subsidiaries’ consolidated balance sheet and related statements of income and comprehensive income and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its senior financial officers as presenting fairly in all material respects the financial condition and results of operations of Parent and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied (except as approved by Parent’s accountants and disclosed therein), subject to normal period-end audit adjustments.

(c) [Reserved].

(d) SEC Reports. Notwithstanding the foregoing, the obligations in clauses (a) and (b) of this Section 5.1 may be satisfied by furnishing (or filing with the SEC) the Form 10-K or 10-Q (or the equivalent), as applicable, of Parent or any parent thereof filed with the SEC; provided that to the extent such information relates to a parent of Parent, such information is accompanied by a description that explains in reasonable detail the differences between the information relating to such parent, on the one hand, and the information relating to Parent, the Borrower and the Consolidated Subsidiaries, on a stand-alone basis, on the other hand.

(e) Quarterly Lender Calls. Within a reasonable time after the required delivery of the financial statements referred to in clauses (a) and (b) above, the Borrower shall conduct a conference call (which may be password protected) to discuss such financial statements and the results of operations for the relevant reporting period, which conference call shall, unless otherwise elected by the Borrower and notified in advance to the Administrative Agent, be the same as the Borrower’s quarterly earnings call with holders of the Senior Unsecured Notes.

5.2 Certificates; Other Information. Furnish to the Administrative Agent in each case for further delivery to each Lender, or, in the case of clause (d), to the relevant Lender:

(a) concurrently with the delivery of any financial statements pursuant to Section 5.1(a) or (b), a Compliance Certificate of a senior financial officer (i) setting forth computations in reasonable detail satisfactory to the Administrative Agent demonstrating compliance with the financial covenant contained herein and (ii) certifying as to whether a Default or Event of Default has occurred and is continuing and, if a Default or Event of Default has occurred and is continuing, specifying the details thereof and any action taken or proposed to be taken with respect thereto;

(b) concurrently with the delivery of any financial statements pursuant to Section 5.1(a) or (b), a narrative discussion and analysis of the financial condition and results of operations of Parent and its Consolidated Subsidiaries for such fiscal quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter, as compared to the comparable periods of the previous year; provided that the obligations in this clause (b) may be satisfied by furnishing (or filing with the SEC) the Form 10-K or 10-Q (or the equivalent), as applicable, of Parent or any parent thereof filed with the SEC;

(c) written notice within 45 days thereof of any change (i) in Parent’s or any Loan Party’s (other than an Unsecured Guarantor) corporate name, (ii) in the location of Parent’s or any Loan Party’s (other than an Unsecured Guarantor) chief executive office or principal place of business, (iii) in Parent’s or any Loan Party’s (other than an Unsecured Guarantor) corporate structure, (iv) in Parent’s or any Loan Party’s (other than an Unsecured Guarantor) jurisdiction of organization or such Person’s organizational identification number in such jurisdiction of organization, and (v) in Parent’s or any Loan Party’s (other than an Unsecured Guarantor) federal taxpayer identification number; and

(d) promptly following any request therefor, such other information that is reasonably available (upon the use of commercially reasonable efforts) to the Borrower regarding the operations, business affairs and financial condition of any Loan Party (including, any Plan or Multiemployer Plan and any reports or other information required to be filed under ERISA), or compliance with the terms of this Agreement or any other Loan Document, as the Administrative Agent may reasonably request (on its own behalf or on behalf of any Lender) in a written notice given in accordance with Section 9.1.

Notwithstanding anything to the contrary in this Section 5.2, none of Parent or any Group Member will be required to disclose any document, information or other matter (i) that constitutes trade secrets or proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by any Requirement of Law or any binding agreement or (iii) that is subject to attorney-client or similar privilege or constitutes attorney work product.

5.3 Payment of Obligations. Pay, discharge or otherwise satisfy its obligations (other than Indebtedness), including Tax liabilities, before the same shall become delinquent or in default, except where (a) (i) the validity or amount thereof is being contested in good faith by appropriate proceedings and (ii) the applicable Group Member has set aside on its books adequate reserves with respect thereto in accordance with GAAP or (b) the failure to make such payment would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

5.4 Maintenance of Existence; Compliance. (a) (i) Preserve, renew and keep in full force and effect its corporate or other organizational existence (it being understood, for the avoidance of doubt, that the foregoing shall not limit any change in form of entity or organization) and (ii) take all reasonable action to maintain all rights, privileges, franchises, permits and licenses necessary in the normal conduct of its business, except, in each case, as otherwise permitted by Section 6.7 and except (other than in the case of the preservation of existence of Parent and the Borrower) to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect; (b) comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its Property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect; and (c) maintain in effect policies and procedures reasonably designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers and employees with the FCPA and Sanctions.

5.5 Maintenance of Property; Insurance. (a) Keep and maintain all Property useful and necessary in the conduct of its business in good working order and condition (ordinary wear and tear and casualty and condemnation excepted) and preserve, maintain and keep in good repair and working order (ordinary wear and tear and casualty and condemnation excepted) all of its Properties, including, all equipment, machinery and facilities, and prosecute, maintain, renew and preserve all Intellectual Property, except in each case where a failure to do so would not reasonably be expected to result in a Material Adverse Effect.

(b) Maintain, with insurance companies the Borrower believes in its reasonable business judgment to be financially sound and reputable, insurance in such amounts (after giving effect to any self-insurance) and against such risks which in the reasonable business judgment of the Borrower are appropriate for companies engaged in the same or similar businesses operating in the same or similar locations.

(c) Within 90 days following the date hereof (subject to Section 5.14) and within 90 days following any date on which a new Grantor (as defined in the Collateral Agreement) is added to the Collateral Agreement or the date the relevant policy is obtained, cause the Collateral Trustee to be included as loss payee on the property insurance policy of such Grantor and as additional insured on the commercial general liability insurance policy (excluding, for the avoidance of doubt, directors and officers, worker’s compensation, health and benefit and similar liability policies) of such Grantor. The Grantors shall use commercially reasonable efforts to cause all such insurance to provide that the relevant insurer shall endeavor to provide the Administrative Agent with at least 30 days prior notice of the cancellation of the relevant policy of insurance.

5.6 Inspection of Property; Books and Records; Discussions.

(a) Keep proper books of record and account in which full, true and in all material respects correct entries in conformity with (i) GAAP and (ii) all Requirements of Law, are made of all material dealings and transactions in relation to its business and activities; and

(b) permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior written notice, and as coordinated by such Lenders through the Administrative Agent, to visit and inspect its Properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times during normal business hours and as often as reasonably requested on an individual and aggregate basis; provided that (1) any discussions with such independent accountants shall be in the presence of the Borrower’s officers, and (2) so long as no Event of Default has occurred and is continuing, such visits, inspections and examinations shall only be conducted by the Administrative Agent and shall be limited to one per fiscal year.

Notwithstanding anything to the contrary in this Section 5.6, none of Parent or any Group Member will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter (i) that constitutes trade secrets or proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by any Requirement of Law or any binding agreement or (iii) that is subject to attorney-client or similar privilege or constitutes attorney work product.

5.7 Notices. Promptly after (or, in the case of clause (c) or (d), within 30 days after) a Responsible Officer acquires knowledge thereof, give notice to the Administrative Agent of:

(a) the occurrence of any Default or Event of Default;

(b) the filing or commencement of any action, suit, proceeding, investigation or arbitration by or before any arbitrator or Governmental Authority against any Group Member not previously disclosed in writing to the Lenders that, if adversely determined, would reasonably be expected to result in a Material Adverse Effect;

(c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect; and

(d) any other development or event that has or would reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 5.7 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action (if any) the Borrower or the relevant Group Member proposes to take with respect thereto.

5.8 Environmental Laws. (a) Comply in all respects with all applicable Environmental Laws, and obtain, maintain and comply with, any and all Environmental Permits, except to the extent the failure to so comply with Environmental Laws or obtain, maintain or comply with Environmental Permits would not reasonably be expected to have a Material Adverse Effect.

(b) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other corrective actions required pursuant to Environmental Laws and promptly comply in all respects with all lawful orders and directives of all Governmental Authorities regarding any violation of or non-compliance with Environmental Laws and any Release or threatened Release of Hazardous Materials, except, in each case, to the extent the failure to do so would not reasonably be expected to have a Material Adverse Effect or to the extent that Borrower’s obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.

5.9 Additional Collateral, New Subsidiaries, Etc. (a) Subject to Section 5.9(c), with respect to any personal Property (other than Excluded Assets) acquired or created (including the filing of any applications for the registration or issuance of any Intellectual Property) after the Closing Date by any existing Loan Party (other than an Unsecured Guarantor), no later than the next date of delivery of financial statements pursuant to Section 5.1(a) or 5.1(b) covering a period that includes the date of such acquisition or creation of such Property (subject, in each case, to any specific time frame established in the relevant Loan Documents) (or such later date as may be agreed by the Administrative Agent), (x) execute and deliver to the Administrative Agent or the Collateral Trustee, as applicable, such amendments to the Security Documents (including schedules thereto) or such other documents as the Administrative Agent or the Collateral Trustee may reasonably request to grant to the Collateral Trustee, for the benefit of the Secured Parties, a security interest in such Property and (y) take all actions reasonably necessary (as determined by the Borrower in good faith) to grant to the Collateral Trustee, for the benefit of the Secured Parties, a perfected first priority security interest (subject to Permitted Liens) in such Property to the extent required under the Security Documents, including the filing of UCC financing statements in such United States jurisdictions as may be required by Security Documents.

(b) Subject to Section 5.9(c), cause any Parent Only Subsidiary or any Subsidiary of Borrower, in each case, that is not an Excluded Subsidiary, if not already a Guarantor, promptly (and in any event within 60 days after such person becomes a Subsidiary that is not an Excluded Subsidiary, or ceases to be an Excluded Subsidiary, as the case may be, or such longer period as the Administrative Agent or the Collateral Trustee may approve in its sole discretion) (I) to become a party to the Collateral Agreement and/or the Guarantee Agreement, as the case may be, and (other than in respect of an Unsecured Guarantor) deliver to the Administrative Agent or the Collateral Trustee, as applicable, such amendments to the Security Documents (including schedules thereto) as the Administrative Agent or the Collateral Trustee reasonably deems necessary to grant to the Collateral Trustee, for the benefit of the Secured Parties, a perfected first priority security interest (subject to Permitted Liens) in the Capital Stock of such new Guarantor (other than to the extent constituting Excluded Assets and other than any Parent Only Subsidiary), (II) to deliver to the Collateral Trustee the certificates, if any, representing such Capital Stock of such new Guarantor (other than any Parent Only Subsidiary) constituting certificated securities under the UCC, together with undated stock powers, in blank, to the extent required by the Collateral Agreement and necessary to perfect the Collateral Trustee’s security interests therein and (III) (other than in respect of an Unsecured Guarantor) to take such actions necessary to grant to the Collateral Trustee, for the benefit of the Secured Parties, a perfected security interest (subject to Permitted Liens) in the Collateral described in the applicable Security Documents with respect to such new Guarantor, including the filing of UCC financing statements in such United States jurisdictions as may be required by the Security Documents.

(c) Notwithstanding the foregoing provisions of this Section 5.9 or any other provision hereof or of any other Loan Document, (i) no Loan Party shall be required to grant a security interest in any Excluded Assets, (ii) no Loan Party shall be required to perfect any pledges, security interests and mortgages in the Collateral by any means other than (A)(1) filings pursuant to the Uniform Commercial Code in the office of the Secretary of State (or similar central filing office) of the relevant State in which such Loan Party is organized, and (2) filings in the U.S. Patent and Trademark Office with respect to intellectual property as expressly required in the Security Documents, (B) subject to any relevant Intercreditor Agreements, and any other intercreditor arrangements entered into pursuant to this Agreement, delivery to the Collateral Trustee of all certificates evidencing Capital Stock in the Borrower and the Subsidiary Guarantors and their respective subsidiaries to the extent constituting Collateral and required to be delivered in order to perfect the Collateral Trustee’s security interest therein, to be held in its possession, in each case as and to the extent expressly required in the Security Documents, (iii) no Loan Party shall be required to (A) deliver deposit or securities account control agreements or lockbox or similar arrangements, (B) otherwise deliver perfection by “control” (within the meaning of the UCC) (including with respect to deposit accounts, securities accounts and commodities accounts), other than as described in clause (ii)(B) above or (C) send notices to account debtors or other contractual third parties unless an Event of Default has occurred and is continuing, (iv) no Loan Party shall be required to take any action with respect to any assets located outside of the United States, (v) no Loan Party shall be required to take any actions in any jurisdiction other than the United States (or any political subdivision thereof) in connection with pledging Collateral or enter into any collateral documents governed by the laws of any country (or any political subdivision thereof) other than the United States (or any political subdivision thereof), (vi) no Unsecured Guarantor shall be required to pledge or grant a security interest in any assets of such Unsecured Guarantor (except to the extent such entity is designated as a Subsidiary Guarantor pursuant to clause (i) of the proviso of the definition of “Excluded Subsidiary”), (vii) neither Sprint nor any Subsidiary of Sprint shall be required to become a Subsidiary Guarantor prior to the first date on or after the Closing Date on which Sprint or such Subsidiary actually guarantees the Existing T-Mobile Notes and (viii) each Subsidiary of Parent that provides a Guarantee of the Existing T-Mobile Notes shall also become a Subsidiary Guarantor hereunder in accordance with the provisions set forth above (but regardless of whether such Subsidiary is an Excluded Subsidiary).

5.10 Use of Proceeds. Use the proceeds of the Loans only for the purposes specified in Section 3.16 and not in violation of Section 3.21.

5.11 Further Assurances. Promptly execute and deliver to the Administrative Agent or the Collateral Trustee, as applicable, all such other documents, agreements and instruments and take such other actions as reasonably requested by the Administrative Agent or the Collateral Trustee (at the direction of the Administrative Agent) to comply with, cure any defects or accomplish the conditions precedent, covenants and agreements of the Parent and the other Group Members in the Loan Documents, or to more fully perfect, maintain or renew the rights of the Administrative Agent (or the Collateral Trustee, as applicable) and the Lenders with respect to the Collateral (or with respect to any additions thereto or replacements or proceeds or products thereof or with respect to any other property or assets hereafter acquired by any Loan Party which may be deemed to be part of the Collateral) pursuant hereto or thereto other than any Excluded Assets.

5.12 Maintenance of Ratings. At all times, the Borrower shall use commercially reasonable efforts (x) to maintain a public corporate credit rating from S&P and a public corporate family rating from Moody’s, in each case with respect to Parent, and (y) to cause the Term Loan Facility to be continuously rated by S&P and Moody’s (it being understood that, in each case, there shall be no obligation to maintain specific ratings from either S&P or Moody’s).

5.13 Designation of Subsidiaries.

The Borrower may designate any Restricted Subsidiary to be an Unrestricted Subsidiary and subsequently re-designate any Unrestricted Subsidiary as a Restricted Subsidiary if no Event of Default has occurred and is continuing or would result therefrom. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by the Borrower and its Restricted Subsidiaries in the Subsidiary designated as an Unrestricted Subsidiary will be deemed to be an Investment made as of the time of the designation and shall be subject to any restrictions on Investments set forth herein. The redesignation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute (x) the incurrence at the time of designation of Indebtedness or Liens of such Subsidiary existing at such time and (y) a return on any Investment by the Borrower or Restricted Subsidiary in such amount equal to the Fair Market Value of such Subsidiary on the date of such redesignation.

Notwithstanding the foregoing, the Borrower may at any time and from time to time designate any Designated Entity by written notice to the Administrative Agent, as an Unrestricted Subsidiary, and any such Subsidiary shall upon such notice immediately be designated and deemed an Unrestricted Subsidiary, without any further action by the Borrower (and, for the avoidance of doubt, shall not require delivery of a resolution of the Board of Directors or of an Officers’ Certificate) (each, a “Specified Unrestricted Subsidiary Designation”). The aggregate Fair Market Value of all outstanding Investments owned by the Borrower and its Restricted Subsidiaries in such Designated Entities so designated as Unrestricted Subsidiaries will, as calculated and to the extent permitted by clause (r) of the definition of Permitted Investments, be deemed to be an Investment made as of the time of such Specified Unrestricted Subsidiary Designation under such clause (r), and not reduce the amount available for Restricted Payments under Section 6.1 hereof. Notwithstanding the foregoing, as of the date hereof, each entity listed on Schedule 1.1(c) is an Unrestricted Subsidiary.

5.14 Post-Closing Matters. As promptly as reasonably practicable, and in any event within the time periods specified on Schedule 5.14 (or such longer period as the Administrative Agent may agree), after the Closing Date, complete, or cause the applicable Loan Party to complete, such undertakings and deliveries, in each case, as are set forth on Schedule 5.14.

SECTION 6. NEGATIVE COVENANTS

The Borrower hereby agrees that, so long as any Commitments remain in effect or any Loan or other amount is owing to any Lender, the Administrative Agent or any Arranger hereunder (excluding Designated Hedging Obligations, Designated L/C Facilities Obligations, Cash Management Agreements and contingent reimbursement and indemnification obligations, in each case, that are not due and payable or Letters of Credit that are cash collateralized):

6.1 Restricted Payments

(a) The Borrower will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(i) declare or pay (without duplication) any dividend, or make any other payment or distribution, on account of the Borrower’s or any of its Restricted Subsidiaries’ Equity Interests (including any payment in connection with any merger or consolidation involving the Borrower or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Borrower’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Borrower and other than dividends or distributions payable to the Borrower or a Restricted Subsidiary of the Borrower);

(ii) purchase, redeem or otherwise acquire or retire for value (including in connection with any merger or consolidation involving the Borrower) any Equity Interests of the Borrower or any direct or indirect parent of the Borrower;

(iii) make any principal payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Subordinated Indebtedness (excluding any intercompany Indebtedness between or among the Borrower and any of its Restricted Subsidiaries, and other the payment, redemption, repurchase, defeasance, acquisition or retirement of Subordinated Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case within one year of the date of such payment, redemption, repurchase, defeasance, acquisition or retirement), prior to any scheduled repayment or the Stated Maturity thereof; or

(iv) make any Restricted Investment,

(all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as “Restricted Payments”),

unless, at the time of and after giving effect to such Restricted Payment:

(i) no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(ii) the Borrower would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Total Net Leverage Ratio test set forth in Section 6.3(a) hereof; and

(iii) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Borrower and its Restricted Subsidiaries since the Closing Date (excluding Restricted Payments permitted by clauses (ii), (iii), (iv), (v), (vi), (vii), (viii), (ix), (xi), (xii), (xiii), (xiv), (xv), (xvi), and (xvii) of paragraph (b) of this Section 6.1), is less than the sum, without duplication, of:

(A) 100% of the Borrower’s Consolidated Cash Flow for the period (taken as one accounting period) from the beginning of the Borrower’s fiscal quarter during which the Closing Date occurs to the end of the Borrower’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment, less the product of 1.4 times the Borrower’s Consolidated Interest Expense for the same period; plus

(B) 100% of the aggregate net cash proceeds and the Fair Market Value of any property other than cash, in each case received by the Borrower after the Closing Date as a contribution to its common equity capital (other than any such contribution resulting, or deemed to result, from the Acquisition) or from the issue or sale of Equity Interests of the Borrower (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of the Borrower that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of the Borrower); plus

(C) to the extent that any Restricted Investment that was made after the Closing Date (or that any Restricted Investment that was made by MetroPCS Wireless, Inc. or any of its Restricted Subsidiaries after November 3, 2006 and prior to the Closing Date (provided that, and solely to the extent that, such Restricted Investment, at the time made, reduced the amount that would be calculated pursuant to clause (G) below)) is sold for cash or Cash Equivalents, or otherwise is liquidated or repaid for cash or Cash Equivalents, an amount equal to such cash and Cash Equivalents; plus

(D) to the extent that any Unrestricted Subsidiary of the Borrower designated as such after the Closing Date (or that was designated after November 3, 2006, to the extent that the Investment deemed to be made in connection with such designation reduced the amount that would be calculated under clause (G) below) is redesignated as a Restricted Subsidiary after the Closing Date, the Fair Market Value of the Borrower’s Investment in such Subsidiary as of the date of such redesignation, other than to the extent such Investment constituted a Permitted Investment; plus

(E) 100% of any cash dividends or cash distributions and the Fair Market Value of any property other than cash, in each case actually received directly or indirectly by the Borrower or a Restricted Subsidiary of the Borrower that is a Guarantor after the Closing Date from an Unrestricted Subsidiary of the Borrower, in each case, to the extent that such dividends, cash distributions or other property were not otherwise included in the Consolidated Net Income of the Borrower for such period and other than to the extent such Investment constituted a Permitted Investment; minus

(F) the aggregate amount of any Net Equity Proceeds (x) used for making a Restricted Investment pursuant to clause (x) of Section 6.1(b) or (y) taken into account for purposes of incurring Indebtedness pursuant to clause (xiv) of the definition of “Permitted Debt” set forth in Section 6.3(b) hereof or, after the Reference Notes Indenture Closing Date and prior to the Closing Date, clause (14) of the definition of “Permitted Debt” set forth in Section 4.09(b) of the Reference Notes Indenture; plus

(G) the amount that would be calculated on the Closing Date pursuant to clause (3) of the second paragraph of Section 4.07(a) of the Reference Notes Indenture, as in effect immediately prior to the Closing Date (provided that any calculation of cumulative Consolidated Cash Flow and Consolidated Interest Expense in subclause (A) of such clause (3) shall include the Borrower’s last fiscal quarter ending prior to the Closing Date, if internal financial statements are available for such period at the time of calculation, even if they are not available immediately prior to the Closing Date); plus

(H) the aggregate amount of any Declined Proceeds after the Closing Date.

(b) The provisions of Section 6.1(a) hereof will not prohibit:

(i) the payment of any dividend or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or redemption payment would have complied with the provisions of this Agreement;

(ii) the making of any Restricted Payment in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Borrower) of, Equity Interests of the Borrower (other than Disqualified Stock) or from the substantially concurrent contribution of common equity capital to the Borrower; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will be excluded from clause (iii)(B) of Section 6.1(a) hereof; provided, further, that any Net Equity Proceeds (x) used for making a Restricted Investment pursuant to clause (x) of this Section 6.1(b) or (y) taken into account for purposes of incurring Indebtedness pursuant to clause (xiv) of the definition of “Permitted Debt” set forth in Section 6.3(b) hereof or, after the Reference Notes Indenture Closing Date and prior to the Closing Date, clause (14) of the definition of “Permitted Debt” set forth in Section 4.09(b) of the Reference Notes Indenture, in each case, may not also be used to make a Restricted Payment pursuant to this clause (ii);

(iii) the repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Indebtedness of the Borrower or any Subsidiary Guarantor with the net cash proceeds from a substantially concurrent incurrence of Permitted Refinancing Indebtedness;

(iv) the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a Restricted Subsidiary of the Borrower to the holders of its Equity Interests (or, if applicable, its economic Equity Interests) on a pro rata basis;

(v) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Parent, the Borrower, any Restricted Subsidiary of the Borrower or any direct or indirect parent of the Borrower held by any current or former officer, director, employee or consultant of Parent, the Borrower or any of its Restricted Subsidiaries pursuant to any equity subscription agreement, stock option agreement, shareholders’ agreement or similar agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed an amount equal to the greater of $125.0 million and 0.50% of Consolidated Cash Flow determined on a Pro Forma Basis as of the most recently ended Test Period, in any fiscal year; provided, further, that such amount in any fiscal year may be increased by an amount equal to (a) the net cash proceeds contributed to the Borrower from the sale of Equity Interests of Parent to current or former members of management, directors, consultants or employees that occurs after the Reference Notes Indenture Closing Date plus (b) the net cash proceeds of key man life insurance policies received by Parent, the Borrower or its Restricted Subsidiaries after the Reference Notes Indenture Closing Date; provided, further, that such amount in any fiscal year shall be reduced by the amount of Indebtedness incurred in such fiscal year pursuant to clause (xxi) of Section 6.3(b) hereof;

(vi) the repurchase, redemption or other acquisition or retirement of Equity Interests deemed to occur upon the exercise or exchange of stock options, warrants or other similar rights to the extent such Equity Interests represent a portion of the exercise or exchange price of those stock options, warrants or other similar rights, and the repurchase, redemption or other acquisition or retirement of Equity Interests made in lieu of withholding taxes resulting from the vesting, exercise or exchange of stock options, warrants or other similar rights;

(vii) the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of the Borrower or any Restricted Subsidiary of the Borrower, or any class or series of Preferred Stock of a Subsidiary of the Borrower;

(viii) Permitted Payments to Parent;

(ix) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Parent to the extent necessary to comply with law or to prevent the loss or secure the renewal or reinstatement of any FCC License held by the Borrower or any of its Subsidiaries;

(x) Restricted Investments in an amount equal to 100% of the aggregate amount of any Net Equity Proceeds, less the aggregate amount of any Net Equity Proceeds (x) used for making a Restricted Payment pursuant to clause (ii) of this Section 6.1(b) or (y) taken into account for purposes of incurring Indebtedness pursuant to clause (xiv) of the definition of “Permitted Debt” set forth in Section 6.3(b) hereof or, after the Reference Notes Indenture Closing Date and prior to the Closing Date, clause (14) of the definition of “Permitted Debt” set forth in Section 4.09(b) of the Reference Notes Indenture;

(xi) payments made to DT or its Subsidiaries from the proceeds of the Towers Transactions or any Permitted Tower Financing;

(xii) the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness pursuant to asset sales or change of control prepayment or offer provisions; provided that all Term Loans required to be prepaid pursuant to this Agreement in connection with such asset sale or change of control have been, or concurrently will be, so prepaid;

(xiii) Restricted Payments made (or deemed made) in connection with the Transactions;

(xiv) the making of cash payments in connection with any conversion of Convertible Debt in an aggregate amount since the Closing Date not to exceed the sum of (a) the principal amount of such Convertible Debt plus (b) any payments received by the Borrower or any of its Restricted Subsidiaries pursuant to the exercise, settlement or termination of any related Permitted Bond Hedge Transactions;

(xv) the distribution, as a dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to the Borrower or a Restricted Subsidiary by, Unrestricted Subsidiaries (other than any Unrestricted Subsidiary the primary assets of which consist of cash and Cash Equivalents);

(xvi) other Restricted Payments in an aggregate amount since the Closing Date not to exceed the greater of (x) $950.0 million and 4.25% of Consolidated Cash Flow determined on a Pro Forma Basis as of the most recently ended Test Period; and

(xvii) any other Restricted Payment; provided that the Total Net Leverage Ratio calculated on a Pro Forma Basis after giving effect to such Restricted Payment would be equal to or less than 3.00 to 1.00.

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (xvi) and (xvii), no Default or Event of Default has occurred and is continuing or would be caused thereby.

The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Borrower or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment.

For purposes of determining compliance with this Section 6.1, in the event that a Restricted Payment meets the criteria of more than one of the clauses described in clause (i) through (xvii) above, the Borrower will be permitted to reclassify all or a portion of such Restricted Payment on the date it is made, or later reclassify all or a portion of such Restricted Payment, in any manner that complies with this Section 6.1.

6.2 Dividend and Other Payment Restrictions Affecting Subsidiaries

(a) The Borrower will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary (other than a Loan Party) to:

(i) pay dividends or make any other distributions on its Capital Stock to the Borrower or any of its Restricted Subsidiaries, or pay any Indebtedness owed to the Borrower or any of its Restricted Subsidiaries;

(ii) make loans or advances to the Borrower or any of its Restricted Subsidiaries; or

(iii) sell, lease or transfer any of its properties or assets to the Borrower or any of its Restricted Subsidiaries.

(b) The restrictions in Section 6.2(a) hereof will not apply to encumbrances or restrictions existing under or by reason of:

(i) agreements or instruments governing Indebtedness and Equity Interests as in effect on the Closing Date, and in each case, any amendments, restatements, modifications, renewals, increases, supplements, refundings, replacements or refinancings of those agreements or instruments; provided that the amendments, restatements, modifications, renewals, increases, supplements, refundings, replacements or refinancings are (in the good faith judgment of the Board of Directors of Parent or the Borrower or a senior financial officer of the Borrower, whose determination shall be conclusive) not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements or instruments on the Closing Date;

(ii) agreements or instruments governing any Permanent Financing, Incremental Facilities, Incremental Equivalent Debt, Replacement Facilities and Extension Facilities, in each case, expressly permitted under this Agreement, and, in each case not in effect on the Closing Date so long as (a) the encumbrances and restrictions contained therein do not impair the ability of any Restricted Subsidiary of the Borrower to pay dividends or make any other distributions or payments directly or indirectly to the Borrower in an amount sufficient to permit the Borrower to pay the principal of, or interest and premium, if any, on the Loans, (b) the encumbrances and restrictions contained therein are no more restrictive, taken as a whole, than those contained in this Agreement and (c) such Permanent Financing, Incremental Facilities, Incremental Equivalent Debt, Replacement Facilities and Extension Facilities and such agreements or instruments entered into in connection therewith are expressly permitted under this Agreement (including, for the avoidance of doubt, under Sections 2.23, 2.24, 2.25, 6.1, 6.3(b)(i), 6.4, 6.5, 6.6 and 6.7 of this Agreement);

(iii) this Agreement and the other Loan Documents;

(iv) applicable law, rule, regulation or order;

(v) agreements or instruments with respect to a Person acquired by the Borrower or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition) or as may be amended, restated, modified, renewed, extended, supplemented, refunded, replaced or refinanced from time to time (so long as the encumbrances and restrictions in any such amendment, restatement, modification, renewal, extension, supplement, refunding, replacement or refinancing are, in the good faith judgment of the Borrower’s Board of Directors or a senior financial officer of the Borrower, whose determination shall be conclusive, not materially more restrictive, taken as a whole, than those in effect on the date of the acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of agreements or instruments governing Indebtedness, such Indebtedness was permitted by the terms of this Agreement to be incurred;

(vi) customary non-assignment provisions in contracts and licenses entered into in the ordinary course of business and customary contractual restrictions on transfers of all or substantially all assets of a Person;

(vii) any instrument governing any secured Indebtedness or Financing Lease Obligation that imposes restrictions on the assets securing such Indebtedness or the subject of such lease of the nature described in clause (iii) of Section 6.2(a) hereof;

(viii) any agreement for the sale or other disposition of a Restricted Subsidiary that imposes restrictions of the nature described in clauses (i) and/or (iii) of Section 6.2(a) hereof on the Restricted Subsidiary pending the sale or other disposition;

(ix) Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(x) Liens permitted to be incurred under the provisions of Section 6.6 hereof that limit the right of the debtor to dispose of the assets subject to such Liens;

(xi) provisions limiting the disposition or distribution of assets or property in partnership and joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements, which limitation is applicable only to the assets that are the subject of such agreements;

(xii) restrictions on cash or other deposits or net worth imposed by customers, suppliers or landlords or required by insurance, surety or bonding companies, in each case, under contracts entered into in the ordinary course of business;

(xiii) restrictions in other Indebtedness, Disqualified Stock or Preferred Stock incurred or issued in compliance with Section 6.3 hereof; provided that such restrictions, taken as a whole, in the good faith judgment of the Borrower’s Board of Directors or a senior financial officer of the Borrower, whose determination shall be conclusive, (a) are not materially more restrictive than those contained in the existing agreements referenced in clauses (i), (ii) and (iii) above, or (b) do not impair the ability of any Restricted Subsidiary of the Borrower to pay dividends or make any other distributions or payments directly or indirectly to the Borrower in an amount sufficient to permit the Borrower to pay the Obligations hereunder;

(xiv) the issuance of Preferred Stock by a Restricted Subsidiary of the Borrower or the payment of dividends thereon in accordance with the terms thereof; provided that issuance of such Preferred Stock is permitted pursuant to Section 6.3 hereof and the terms of such Preferred Stock do not expressly restrict the ability of such Restricted Subsidiary to pay dividends or make any other distributions on its Capital Stock (other than requirements to pay dividends or liquidation preferences on such Preferred Stock prior to paying any dividends or making any other distributions on such other Capital Stock);

(xv) any agreement or instrument with respect to Indebtedness incurred, or Preferred Stock issued, by any Restricted Subsidiary, provided that the restrictions contained in the agreements or instruments governing such Indebtedness or Preferred Stock (a) either (i) apply only in the event of a payment default or a default with respect to a financial covenant in such agreement or instrument or (ii) will not materially affect the Borrower’s ability to pay all principal, interest and premium, if any, on the Term Loans, as determined in good faith by the Borrower’s Board of Directors or a senior financial officer of the Borrower, whose determination shall be conclusive; and (b) are not materially more disadvantageous to the Lenders than is customary in comparable financings;

(xvi) any agreement or instrument of the Borrower, Parent, or any of their respective Subsidiaries existing prior to the Closing Date, as such agreements or instruments may be amended, restated, modified, renewed or replaced from time to time; provided that the amendments, restatements, modifications, renewals, and replacements are (in the good faith judgment of the Board of Directors of the Borrower or a senior financial officer of the Borrower, whose determination shall be conclusive) not materially more restrictive, taken as a whole, with respect to such encumbrances and restrictions than those agreements or instruments as in effect as of the Closing Date; and

(xvii) encumbrances and restrictions arising from the Dish Transactions or the Consent Decree Transactions;

(xviii) encumbrances and restrictions arising from any Permitted Towers Financing, Permitted Receivables Financing or Permitted Spectrum Financing, and customary SPV undertakings by each Permitted Spectrum Financing Subsidiary, Permitted Receivables Financing Subsidiary, Permitted Tower Financing Subsidiary or any other securitization entity that is a Restricted Subsidiary.

6.3 Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock

(a) The Borrower will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and the Borrower will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of Preferred Stock; provided, however, that the Borrower may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock and the Restricted Subsidiaries may incur Indebtedness (including Acquired Debt) or issue Preferred Stock, if the Total Net Leverage Ratio for the Borrower’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or such Preferred Stock is issued, as the case may be, would have been no greater than 6.00 to 1.00, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock or the Preferred Stock had been issued, as the case may be, at the beginning of such four-quarter period (or, if incurred in connection with a Permitted Acquisition or other Investment, the Total Net Leverage Ratio would not exceed the Total Net Leverage Ratio immediately prior to such Permitted Acquisition or other Investment); provided that (i) the aggregate amount of Indebtedness incurred and Disqualified Stock and Preferred Stock issued under this Section 6.3(a) by Restricted Subsidiaries that are not Subsidiary Guarantors, together with the aggregate amount of Indebtedness incurred pursuant to Section 6.01(b)(xv) by Restricted Subsidiaries that are not Subsidiary Guarantors, shall not exceed the greater of $6,050,000,000 and 27.5% of Consolidated Cash Flow determined on a Pro Forma Basis as of the most recently ended Test Period and (ii) Indebtedness incurred under this Section 6.3(a) in the form of term loans secured on a pari passu basis with the Initial Term Loans and incurred on or prior to the date that is twenty-four (24) months after the Closing Date shall be subject to the provisions of clause (A) of the proviso to Section 2.23(b).

(b) The provisions of Section 6.3(a) hereof will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”), nor will it prohibit the Borrower from issuing the following types of Disqualified Stock or the Borrower’s Restricted Subsidiaries from issuing the following types of Preferred Stock:

(i) the incurrence by the Borrower and any Subsidiary Guarantor of (A) Indebtedness pursuant to any Loan Document (including Indebtedness under any Incremental Facility, Replacement Facility and Extension Facility) and any Incremental Equivalent Debt incurred in accordance with Section 2.23 and (B) without duplication, all Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to the foregoing clause (A);

(ii) the incurrence by the Borrower and its Restricted Subsidiaries of any Existing Debt;

(iii) the incurrence by the Borrower and the Restricted Subsidiaries of Indebtedness represented by the Senior Notes, and any related Registered Equivalent Notes to be issued in exchange therefor, and, in each case, the related Guarantees thereof;

(iv) the incurrence by the Borrower or any of its Restricted Subsidiaries of Indebtedness represented by Financing Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing (whether prior to or within 270 days after) all or any part of the purchase price or cost of design, construction, installation or improvement of property, plant or equipment or the Capital Stock of any Person owning such assets used in the business of the Borrower or any of its Restricted Subsidiaries, in an aggregate principal amount at any time outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (iv);

(v) the incurrence by the Borrower or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any Indebtedness (other than intercompany Indebtedness) that was permitted by this Agreement to be incurred under Section 6.3(a) hereof or clauses (ii), (iii), (iv), (v), (ix), (xiii), (xiv), (xv), (xviii), (xix), (xxiv), (xxv) or (xxvi) of this Section 6.3(b);

(vi) the incurrence by the Borrower or any of its Restricted Subsidiaries of intercompany Indebtedness between or among Parent, the Borrower and any of its Restricted Subsidiaries and any Guarantors; provided, however, that:

(A) if the Borrower or any Subsidiary Guarantor is the obligor on such Indebtedness and the payee is not the Borrower or a Guarantor, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the Facilities, in the case of the Borrower, or the Guarantee of the Facilities, in the case of a Subsidiary Guarantor; and

(B) (1) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than Parent, the Borrower or a Restricted Subsidiary of the Borrower, or a Guarantor and (2) any sale or other transfer of any such Indebtedness to a Person that is not either Parent, the Borrower or a Restricted Subsidiary of the Borrower, or a Guarantor, will be deemed, in each case, to constitute an incurrence of such Indebtedness by the Borrower or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (vi);

(vii) the issuance by any of the Borrower’s Restricted Subsidiaries to the Borrower or to any of its Restricted Subsidiaries of shares of Preferred Stock; provided, however, that:

(A) any subsequent issuance or transfer of Equity Interests that results in any such Preferred Stock being held by a Person other than Parent, the Borrower or a Restricted Subsidiary of the Borrower or a Guarantor; and

(B) any sale or other transfer of any such Preferred Stock to a Person that is not either Parent, the Borrower or a Restricted Subsidiary of the Borrower, or a Guarantor, will be deemed, in each case, to constitute an issuance of such Preferred Stock by such Restricted Subsidiary that was not permitted by this clause (vii);

(viii) the incurrence by the Borrower or any of its Restricted Subsidiaries of Hedging Obligations (other than for speculative purposes);

(ix) the guarantee by the Borrower or any of the Subsidiary Guarantors of Indebtedness of the Borrower or a Restricted Subsidiary of the Borrower that was permitted to be incurred by another provision of this Section 6.3; provided that if the Indebtedness being guaranteed is subordinated to or pari passu with the Obligations, then the guarantee shall be subordinated or pari passu, as applicable, to the same extent as the Indebtedness guaranteed;

(x) the incurrence by the Borrower or any of its Restricted Subsidiaries of Indebtedness in respect of workers’ compensation claims, self-insurance obligations, bankers’ acceptances, deposits, performance bonds, completion bonds, bid bonds, appeal bonds and surety bonds, indemnity bonds, specific performance or injunctive relief bonds or similar bonds or obligations in the ordinary course of business, and any Guarantees or letters of credit functioning as or supporting any of the foregoing;

(xi) the incurrence by the Borrower or any of its Restricted Subsidiaries of Indebtedness arising from (A) the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds, so long as such Indebtedness is covered within five Business Days of notice to the Borrower or any of its Restricted Subsidiaries, (B) in respect of netting, overdraft protection and other arrangements arising under standard business terms of any bank at which the Borrower or any Restricted Subsidiary maintains an overdraft, cash pooling or other similar facility or arrangement or (C) in respect of the financing of insurance premiums in the ordinary course of business;

(xii) the incurrence by the Borrower or any of its Restricted Subsidiaries of Indebtedness in respect of letters of credit required to be issued in connection with any Permitted Joint Venture Investment;

(xiii) the incurrence by the Borrower or any of its Restricted Subsidiaries of Indebtedness for relocation or clearing obligations relating to the Borrower’s or any of its Restricted Subsidiary’s FCC Licenses in an aggregate principal amount (or accreted value, as applicable), including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (xiii), at any time outstanding not to exceed the greater of (x) $1,000.0 million and 4.50% of Consolidated Cash Flow determined on a Pro Forma Basis as of the most recently ended Test Period;

(xiv) the incurrence by the Borrower or any of its Restricted Subsidiaries of Contribution Indebtedness;

(xv) the incurrence by the Borrower or any of its Restricted Subsidiaries of (A) Indebtedness (including Acquired Debt) used to finance an acquisition of or a merger with another Person, provided that, the Borrower or the Person formed by or surviving any such consolidation or merger (if other than the Borrower or a Restricted Subsidiary), on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, would either (a) be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Total Net Leverage Ratio test set forth in Section 6.3(a) hereof or (b) have a Total Net Leverage Ratio no greater than the Total Net Leverage Ratio of the Borrower immediately prior to such transaction, or (B) Indebtedness secured by Liens permitted by clauses (c) and (d) of the definition of Permitted Liens; provided that (i) the aggregate amount of Indebtedness incurred under this Section 6.3(b)(xv) by Restricted Subsidiaries that are not Subsidiary Guarantors, together with the aggregate amount of Indebtedness incurred and Disqualified Stock and Preferred Stock issued pursuant to Section 6.01(a) by Restricted Subsidiaries that are not Subsidiary Guarantors, shall not exceed the greater of $6,050,000,000 and 27.5% of Consolidated Cash Flow determined on a Pro Forma Basis as of the most recently ended Test Period and (ii) Indebtedness incurred under this Section 6.3(b)(xv) in the form of term loans secured on a pari passu basis with the Initial Term Loans and incurred on or prior to the date that is twenty-four (24) months after the Closing Date shall be subject to the provisions of clause (A) of the proviso to Section 2.23(b);

(xvi) the incurrence by the Borrower or any of its Restricted Subsidiaries of Indebtedness arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or Guarantees or letters of credit, surety bonds or performance bonds securing any obligations of the Borrower or any of its Restricted Subsidiaries pursuant to such agreements, in any case incurred in connection with the disposition of any business, assets or Restricted Subsidiary (other than Guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition), so long as the amount does not exceed the gross proceeds actually received by the Borrower or any Restricted Subsidiary thereof in connection with such disposition;

(xvii) the incurrence by the Borrower or any Restricted Subsidiary of Indebtedness constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business; provided that, upon the drawing of such letters of credit, such obligations are reimbursed within 30 days following such drawing;

(xviii) Permitted Pari Passu Secured Refinancing Debt, Permitted Junior Secured Refinancing Debt and Permitted Unsecured Refinancing Debt;

(xix) the incurrence by the Borrower or any of the Subsidiary Guarantors of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, not to exceed the greater of (x) $2,500.0 million and 11.25% of Consolidated Cash Flow determined on a Pro Forma Basis as of the most recently ended Test Period;

(xx) the incurrence by the Borrower or any Restricted Subsidiary of Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business;

(xxi) the incurrence by the Borrower or any Restricted Subsidiary of Indebtedness evidenced by promissory notes subordinated to the Obligations issued to current or former employees or directors of Parent, the Borrower or any Subsidiary (or their respective spouses or estates) in lieu of cash payments for Capital Stock being repurchased from such Persons, not to exceed, in any twelve-month period, an amount equal to the amount of Restricted Payments that could be made during such twelve-month period pursuant to clause (v) of Section 6.1(b) hereof less the amount of Restricted Payments that have been made during such twelve-month period pursuant to such clause;

(xxii) the incurrence by the Borrower or any Restricted Subsidiary of Indebtedness consisting of take-or-pay obligations contained in supply agreements entered into in the ordinary course of business;

(xxiii) to the extent that deposits with, or payments owed to, the FCC in connection with the auction or licensing of Governmental Authorizations are deemed to be Indebtedness, the incurrence by the Borrower or any Restricted Subsidiary of such Indebtedness;

(xxiv) Indebtedness incurred in connection any Permitted Receivables Financing, Permitted Tower Financing (including the Towers Transactions) or Permitted Spectrum Financing;

(xxv) Indebtedness incurred under the Designated L/C Facilities in an aggregate amount not to exceed $300.0 million;

(xxvi) Indebtedness incurred under or in connection with the Dish Transactions or the Consent Decree Transactions; and

(xxvii) the incurrence by Restricted Subsidiaries that are not Guarantors of Indebtedness; provided, however, that the aggregate principal amount (or accreted value, as applicable) of all Indebtedness incurred under this clause (xxvii), when aggregated with the principal amount (or accreted value) of all other Indebtedness then outstanding and incurred pursuant to this clause (xxvii), including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (xxvii), does not exceed the greater of (x) $625.0 million and 3.00% of Consolidated Cash Flow determined on a Pro Forma Basis as of the most recently ended Test Period.

For purposes of (x) determining compliance with this Section 6.3, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (i) through (xxvii) above, or is entitled to be incurred pursuant to Section 6.3(a) hereof, the Borrower will be permitted to classify all or a portion of such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this Section 6.3 and (y) determining the amount of Indebtedness that may be incurred pursuant to clause (i)(A) of Section 6.3(b), the Borrower may elect, pursuant to an Officers’ Certificate delivered to the Administrative Agent, to treat all or any portion of the commitment under any Indebtedness (and any refinancing with respect thereto) as being incurred at such time, in which case any subsequent incurrence of Indebtedness under such commitment or refinancing, as the case may be, shall not be deemed, for purposes of this calculation, to be an incurrence at such subsequent time. The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of Preferred Stock as Indebtedness due to a change in accounting principles or the application thereof, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this Section 6.3. Notwithstanding any other provision of this Section 6.3, the maximum amount of Indebtedness that the Borrower or any Restricted Subsidiary may incur pursuant to this Section 6.3 shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values, and in no event shall the reclassification of any lease or other liability as indebtedness due to a change in accounting principles after the Closing Date be deemed to be an incurrence of Indebtedness. In determining the amount of Indebtedness outstanding under one of the clauses of Section 6.3(b), the outstanding principal amount of any particular Indebtedness of any Person shall be counted only once and any obligation of such Person or any other Person arising under any guarantee, Lien, letter of credit or similar instrument supporting such Indebtedness shall be disregarded so long as it is permitted to be incurred by the Person or Persons incurring such obligation.

The amount of any Indebtedness outstanding as of any date will be:

(a) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(b) in the case of Hedging Obligations, the termination value of the agreement or arrangement giving rise to such obligations that would be payable (giving effect to netting) by such Person at such time;

(c) the principal amount of the Indebtedness, in the case of any other Indebtedness; and

(d) in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(i) the Fair Market Value of such assets at the date of determination; and

(ii) the amount of the Indebtedness of the other Person.

6.4 Asset Sales

The Borrower will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(a) the Borrower (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of; and

(b) at least 75% of the consideration received by the Borrower or such Restricted Subsidiary in the Asset Sale and all other Asset Sales since the Reference Notes Indenture Closing Date is in the form of cash, Cash Equivalents or Replacement Assets or a combination thereof. For purposes of this provision, each of the following will be deemed to be cash:

(i) any liabilities, as shown on the Borrower’s most recent consolidated balance sheet (or as would be shown on the Borrower’s consolidated balance sheet as of the date of such Asset Sale), of the Borrower or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated in right of payment to the Obligations or any Guarantee of the Obligations) that are repaid and discharged by the transferee of any such assets, or assumed by the transferee of any such assets in a transaction that releases the Borrower or such Restricted Subsidiary from further liability;

(ii) any securities, notes or other obligations received by the Borrower, or any such Restricted Subsidiary, from such transferee that are converted by the Borrower or such Restricted Subsidiary into cash, Cash Equivalents or Replacement Assets within 180 days after such Asset Sale, to the extent of the cash, Cash Equivalents or Replacement Assets received in that conversion;

(iii) consideration consisting of Indebtedness of the Borrower or of a Restricted Subsidiary (other than Subordinated Indebtedness) received after the Closing Date from Persons who are not the Borrower or any Restricted Subsidiary; and

(iv) any Designated Non-Cash Consideration received by the Borrower or any Restricted Subsidiary in such Asset Sale having an aggregate fair market value (as determined in good faith by the Borrower), taken together with all other Designated Non-Cash Consideration received pursuant to this clause (b)(iv) that is at any time outstanding, not to exceed 5% of Consolidated Cash Flow determined on a Pro Forma Basis as of the most recently ended Test Period (with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value).

Notwithstanding the foregoing, the 75% limitation referred to above shall be deemed satisfied with respect to any Asset Sale in which the cash, Cash Equivalents or Replacement Assets portion of the consideration received therefrom, determined in accordance with the foregoing provision on an after-tax basis, is equal to or greater than what the after-tax proceeds would have been had such Asset Sale complied with the aforementioned 75% limitation. Notwithstanding the foregoing, the requirements set forth in clauses (a) and (b) above shall be deemed satisfied with respect to any Asset Sales of any non-core assets to obtain the approval of any Governmental Authority in respect of any transaction, including any Permitted Acquisition or other Permitted Investment.

Within 365 days after the receipt of any Net Proceeds from an Asset Sale, the Borrower or a Restricted Subsidiary may apply an amount equal to such Net Proceeds:

(a) to purchase Replacement Assets;

(b) to prepay, repay, defease, redeem, purchase or otherwise retire Indebtedness and other obligations in respect of any secured Indebtedness (including Indebtedness secured by property that is subject to such Asset Sale) (provided that, if such property constitutes Collateral, such Indebtedness is secured on a pari passu basis with, or senior basis to, the Initial Term Loans with respect to such property) and, if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto; provided that if such property constitutes Collateral and such other Indebtedness is neither the Bridge Facility nor secured on a senior basis to the Obligations with respect to such property, the Initial Term Loans shall be prepaid on at least a ratable basis (based on principal amount outstanding) with such other Indebtedness; or

(c) if the assets subject to such Asset Sale are the property or assets of a Restricted Subsidiary that is not a Guarantor, to prepay, repay, defease, redeem, purchase or otherwise retire Indebtedness of any Restricted Subsidiary that is not a Guarantor, other than Indebtedness owed to the Borrower or any Restricted Subsidiary.

Notwithstanding the foregoing, if within 365 days after the receipt of any Net Proceeds from an Asset Sale, the Borrower or a Restricted Subsidiary enters into a binding written agreement committing the Borrower or such Restricted Subsidiary, subject to customary conditions, to an application of funds of the kind described above, the Borrower or such Restricted Subsidiary shall be deemed not to be in violation of the preceding paragraph so long as such application of funds is consummated within 545 days of the receipt of such Net Proceeds.

Pending the final application of any Net Proceeds of an Asset Sale, the Borrower may temporarily reduce revolving credit borrowings or otherwise use the Net Proceeds in any manner that is not prohibited by this Agreement.

An amount equal to any Net Proceeds from Asset Sales that are not applied or invested as provided in the third paragraph of this Section 6.4 will, at the end of the period provided for such application or investment, constitute “Excess Proceeds.”

6.5 Transactions with Affiliates

(a) The Borrower will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Borrower (each, an “Affiliate Transaction”), in any one or series of related transactions involving aggregate payments or consideration in excess of the greater of $125.0 million and 0.50% of Consolidated Cash Flow determined on a Pro Forma Basis as of the most recently ended Test Period, unless:

(i) the Affiliate Transaction is on terms that, taken as a whole, are no less favorable to the Borrower or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Borrower or such Restricted Subsidiary with an unrelated Person; and

(ii) the Borrower delivers to the Administrative Agent:

(A) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of the greater of $250.0 million and 1.00% of Consolidated Cash Flow, an Officers’ Certificate certifying that such Affiliate Transaction complies with this Section 6.5(a); and

(B) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of the greater of $625.0 million and 2.75% of Consolidated Cash Flow, a resolution of the Board of Directors of the Borrower or Parent set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with this Section 6.5 and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of the Borrower or Parent.

(b) The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of Section 6.5(a) hereof:

(i) any employment agreement, employee benefit plan, agreement or plan relating to employee, officer or director compensation or severance, officer or director indemnification agreement or any similar arrangement entered into by the Borrower, any of its Restricted Subsidiaries or a direct or indirect parent of the Borrower existing on the Closing Date, or entered into thereafter in the ordinary course of business, and any indemnities or other transactions permitted or required by bylaw, statutory provisions or any of the foregoing agreements, plans or arrangements and payments pursuant thereto;

(ii) transactions between or among Parent, the Borrower and/or its Restricted Subsidiaries;

(iii) transactions with a Person (other than an Unrestricted Subsidiary of the Borrower) that is an Affiliate of the Borrower solely because the Parent or Borrower owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(iv) any issuance of Equity Interests (other than Disqualified Stock) of the Borrower to, or receipt of any capital contribution from, any Affiliate of the Borrower;

(v) transactions in connection with any Permitted Joint Venture Investment;

(vi) any Permitted Receivables Financings, Permitted Tower Financing (in each case including Standard Securitization Undertakings) and any transactions related to or entered into in connection with such financings that are not otherwise prohibited by this Agreement, Permitted Investments or Restricted Payments that do not violate Section 6.1 hereof;

(vii) any contracts, agreements or understandings existing as of the Closing Date and any amendments to, replacements of, or orders pursuant to such contracts, agreements or understandings so long as any such amendments, replacements, or orders, taken as a whole, are not (in the good faith judgment of the Borrower’s Board of Directors or a senior financial officer of the Borrower, whose determination shall be conclusive) more disadvantageous to the Borrower or to the Lenders in any material respect than the original contracts, agreements or understandings as in effect on the Closing Date;

(viii) transactions with customers, clients, suppliers, purchasers or sellers of goods or services, or licensees of intellectual property in each case in the ordinary course of business and otherwise in compliance with the terms of this Agreement, provided that in the good faith determination of the Borrower’s Board of Directors or a senior financial officer of the Borrower, which determination shall be conclusive, such transactions are on terms, taken as a whole, not materially less favorable to the Borrower or the applicable Restricted Subsidiary than those that could reasonably be expected to be obtained in a comparable transaction at such time on an arm’s length basis from a Person that is not an Affiliate of the Borrower;

(ix) issuances, exchanges, purchases or repurchases of Senior Notes or other Indebtedness of the Borrower or its Restricted Subsidiaries or solicitations of amendments, waivers or consents in respect of Senior Notes or such other Indebtedness, if such issuance, purchase, repurchase or solicitation is approved by a majority of the disinterested members of the Board of Directors of Parent or the Borrower;

(x) reasonable payments made for any financial advisory, financing, underwriting, placement or syndication services approved by the Parent’s or Borrower’s Board of Directors or a senior financial officer of the Borrower in good faith;

(xi) any Permitted Spectrum Financing (including any Standard Securitization Undertakings) and any transactions related to or entered into in connection with such Permitted Spectrum Financings that are not otherwise prohibited by this Agreement;

(xii) amendments, extensions, replacements and other modifications of transactions with Affiliates otherwise permitted by this Agreement, provided that in the good faith determination of the Borrower’s Board of Directors or a senior financial officer of the Borrower, which determination shall be conclusive, such amendments, extensions, replacements or other modifications, taken as a whole, are no less favorable in any material respect to the Borrower or the applicable Restricted Subsidiary than the transaction or transactions being amended, extended, replaced or modified;

(xiii) transactions under or in connection with the Dish Transactions or the Consent Decree Transactions; and

(xiv) (i) the Business Combination Agreement and any ancillary agreement referred to therein, in each case as the same may be amended, modified, supplemented modified or replaced from time to time on terms that, taken as a whole, in the good faith determination of the Borrower’s Board of Directors or a senior financial officer of Borrower, which determination shall be conclusive, are not materially less favorable to Borrower or the applicable Restricted Subsidiary than those of the agreement being amended, modified, supplemented or replaced, (ii) transactions or agreements relating to the Senior Unsecured Notes, as may be amended, modified, or supplemented from time to time, and any indebtedness incurred in connection with the refinancing of the foregoing, on terms that, taken as a whole, in the good faith determination of the Borrower’s Board of Directors or a senior financial officer of the Borrower, which determination shall be conclusive, are not materially less favorable to the Borrower than those of the Senior Unsecured Notes, and (iii) transactions between the Borrower and its Restricted Subsidiaries, on the one hand, and any Designated Tower Entities that have been designated as Unrestricted Subsidiaries, on the other hand, in connection with any Permitted Tower Financing.

6.6 Liens. The Borrower will not, and will not permit any Guarantor to, directly or indirectly, create, incur, or assume any Lien securing Indebtedness upon any asset now owned or hereafter acquired, except Permitted Liens. Any Liens permitted pursuant to clauses (a), (l), (dd), (hh) and (jj) (and any Permitted Refinancing Indebtedness or Permitted Credit Agreement Refinancing Indebtedness in respect of the foregoing) of the definition of Permitted Liens may be pari passu with or junior to the liens securing the Obligations and other indebtedness permitted to be incurred under this Agreement, pursuant to a Senior Pari Passu Intercreditor Agreement (or Senior/Junior Intercreditor Agreement, as applicable) or, if requested by the Borrower, other customary intercreditor arrangements reasonably satisfactory to the Administrative Agent, and the Administrative Agent shall enter into such Senior Pari Passu Intercreditor Agreement (or Senior/Junior Intercreditor Agreement, as applicable) or other intercreditor arrangements with respect to the obligations secured by such Liens if requested by the Borrower.

For purposes of determining compliance with this Section 6.6, in the event that a Lien meets the criteria of more than one of the clauses described in the definition of “Permitted Liens”, the Borrower will be permitted to reclassify all or a portion of such Lien on the date it is made, or later reclassify all or a portion of such Lien, in any manner that complies with this Section 6.6.

Notwithstanding anything to the contrary in this Section 6.6, and solely to the extent any Spectrum SPV Equity Interests constitute Excluded Assets pursuant to clause (6) of the definition of “Excluded Assets”, the Borrower will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur or assume any Lien on such Spectrum SPV Equity Interests securing Indebtedness unless (i) such Lien is otherwise permitted under this Section 6.6 and (ii) a first priority Lien on such Equity Interests (which may be pari passu with such other Lien) is promptly granted to the Collateral Trustee for the benefit of the Secured Parties and any perfection requirements with respect thereto are satisfied within the time periods required by Section 5.9 hereof.

6.7 Merger, Consolidation, or Sale of Assets. The Borrower will not: (i) consolidate or merge with or into another Person (whether or not the Borrower is the surviving corporation); or (ii) directly or indirectly sell, assign, lease, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Borrower and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person (including, in the case of both clauses (i) and (ii), pursuant to a Delaware LLC Division), unless:

(a) either:

(i) the Borrower is the surviving corporation; or

(ii) the Person formed by or surviving any such consolidation or merger (if other than the Borrower) or to which such sale, assignment, lease, transfer, conveyance or other disposition has been made is a corporation, limited liability company or partnership organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

(b) the Person formed by or surviving any such consolidation or merger (if other than the Borrower) or the Person to which such sale, assignment, lease, transfer, conveyance or other disposition has been made expressly assumes, (x) by an assumption and joinder agreement, executed and delivered to the Administrative Agent, the payment of the principal of and any premium and interest on the Obligations and the performance or observance of every covenant of this Agreement on the part of the Borrower to be performed or observed, and (y) by amendment, supplement or other instrument (in form reasonably satisfactory to the Administrative Agent), executed and delivered to the Administrative Agent, all obligations of the Borrower under the Security Documents, and in connection therewith shall cause such instruments to be filed and recorded in such jurisdictions and take such other actions as may be required by applicable law to perfect or continue the perfection of the Liens (to the extent such collateral agreements require such Liens to be perfected) created under the Security Documents on the Collateral owned by or transferred to the surviving entity;

(c) immediately after such transaction, no Default or Event of Default exists; and

(d) the Borrower or the Person formed by or surviving any such consolidation or merger (if other than the Borrower), or to which such sale, assignment, lease, transfer, conveyance or other disposition has been made would, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, either (a) be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Total Net Leverage Ratio test set forth in Section 6.3(a) hereof or (b) have a Total Net Leverage Ratio no greater than the Total Net Leverage Ratio of the Borrower immediately prior to such transaction.

This Section 6.7 will not apply to (and the following shall be permitted notwithstanding this Section 6.7):

(a) a merger of the Borrower with a direct or indirect Subsidiary of Parent solely for the purpose of reincorporating the Borrower in another jurisdiction in the United States so long as the amount of Indebtedness of the Borrower and its Restricted Subsidiaries is not increased thereby; or

(b) any consolidation or merger, or any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among the Borrower and its Restricted Subsidiaries.

Upon any consolidation or merger, or any sale, transfer, assignment, lease, conveyance or other disposition of all or substantially all of the properties or assets of the Borrower and its Restricted Subsidiaries, taken as a whole, in a transaction that is subject to, and that complies with the provisions of, Section 6.7 hereof, the successor Person formed by such consolidation or into or with which the Borrower is merged or to which such sale, transfer, assignment, lease, conveyance or other disposition is made, shall succeed to, and be substituted for the Borrower (so that from and after the date of such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition, the provisions of this Agreement referring to the “Borrower” shall refer instead to the successor Person and not to the Borrower), and may exercise every right and power of the Borrower under this Agreement with the same effect as if such successor Person had been named as the Borrower herein. When the successor Person assumes all of the Borrower’s obligations under this Agreement and the other Loan Documents, the Borrower shall be discharged from those obligations.

6.8 Financial Covenant. The Borrower shall not, without the written consent of the Required Revolving Lenders, permit the Total First Lien Net Leverage Ratio determined on a Pro Forma Basis as of the last day of any Test Period, commencing with the Test Period ending September 30, 2020, to exceed 3.30 to 1.00.

SECTION 7. EVENTS OF DEFAULT

7.1 Events of Default. An Event of Default shall occur if any of the following events shall occur and be continuing; provided that any requirement for the giving of notice, the lapse of time, or both has been satisfied:

(a) (i) the Borrower shall fail to pay any principal of any Loan or Reimbursement Obligation when due in accordance with the terms hereof; or (ii) the Borrower shall fail to pay any interest on any Loan, or any Loan Party shall fail to pay any fee or other amount payable hereunder or under any other Loan Document, within five Business Days after any such interest, fee or other amount becomes due in accordance with the terms hereof or thereof;

(b) any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement required to be furnished by such Loan Party at any time under this Agreement or any such other Loan Document shall prove to have been incorrect in any material respect on or as of the date made or deemed made or furnished;

(c) any Loan Party shall default in the observance or performance of any agreement contained in clause (i) of Section 5.4(a) (with respect to the Borrower only), Section 5.7(a) (provided that the delivery of the notice referred to in such Section 5.7(a) at any time will cure any such Event of Default arising from the failure to timely deliver such notice of default, except where a Responsible Officer had actual knowledge both that the underlying Default or Event of Default had occurred and that delivery of notice of such underlying Default or Event of Default was required, and such Responsible Officer failed to cause such notice to be delivered in accordance with Section 5.7(a)), Section 5.10 or Section 6 (provided that the failure to observe or perform the Financial Covenant shall not constitute an Event of Default with respect to any Term Facility hereunder until the date on which the Required Revolving Lenders accelerate payment of the Revolving Credit Loans and terminate their Revolving Credit Commitments or foreclose upon the Collateral; provided, further, that prior to the time it becomes an Event of Default with respect to any Term Facility, any Event of Default under this paragraph (c) based on the failure to observe or perform the Financial Covenant may be waived, amended, terminated or otherwise modified from time to time by the Required Revolving Lenders and the Administrative Agent);

(d) any Loan Party shall default in the observance or performance of any covenant or other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section 7.1), and such default shall continue unremedied for a period of 30 days following delivery of written notice thereof to the Borrower by the Administrative Agent;

(e) Parent, the Borrower or any of its Restricted Subsidiaries that is a Significant Subsidiary (or any Restricted Subsidiaries that together would constitute a Significant Subsidiary) shall default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Parent, the Borrower or any of its Restricted Subsidiaries that is a Significant Subsidiary (or any Restricted Subsidiaries that together would constitute a Significant Subsidiary) (or the payment of which Indebtedness for borrowed money is guaranteed by Parent, the Borrower or any of its Restricted Subsidiaries that together would constitute a Significant Subsidiary), whether such Indebtedness or Guarantee now exists, or is created hereafter, if that default:

(i) is caused by a failure to pay principal of, or interest or premium, if any, on, such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or

(ii) results in the acceleration of such Indebtedness prior to its express maturity;

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates an amount equal to the greater of $250.0 million and 1.00% of Consolidated Cash Flow determined on a Pro Forma Basis as of the most recently ended Test Period, or more, in each case for so long as such failure or acceleration is continuing; provided that upon becoming an Event of Default, such Event of Default shall be deemed to have been remedied and shall no longer be continuing if any such defaults, events or conditions are remedied or waived prior to any acceleration of the Loans pursuant to the below provisions of this Section 7.1 by any of the holders or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holders or beneficiaries) and, after giving effect thereto, at such time, one or more defaults, events or conditions of the type described in clause (i) or (ii) of this paragraph (e) shall no longer be continuing with respect to such Indebtedness; provided, further, that the failure to observe or perform the Financial Covenant shall not constitute an Event of Default with respect to any Term Facility hereunder until the date on which the Required Revolving Lenders accelerate payment of the Revolving Credit Loans and terminate their Revolving Credit Commitments or foreclose upon the Collateral; provided, further, that prior to the time it becomes an Event of Default with respect to any Term Facility, any Event of Default under this paragraph (e) based on the failure to observe or perform the Financial Covenant may be waived, amended, terminated or otherwise modified from time to time by the Required Revolving Lenders and the Administrative Agent;

(f) Parent, the Borrower or any of its Restricted Subsidiaries that is a Significant Subsidiary (or any Restricted Subsidiaries that together would constitute a Significant Subsidiary) shall fail to pay or discharge final judgments entered by a court or courts of competent jurisdiction aggregating in excess of an amount equal to the greater of $250.0 million and 1.00% of Consolidated Cash Flow determined on a Pro Forma Basis as of the most recently ended Test Period (to the extent not covered by insurance), which judgments are not paid, discharged or stayed for a period of 60 consecutive days following entry of such final judgment or decree during which a stay of enforcement of such final judgment or decree, by reason of pending appeal or otherwise, is not in effect;

(g) Parent, the Borrower or any of its Restricted Subsidiaries that is a Significant Subsidiary (or any Restricted Subsidiaries that together would constitute a Significant Subsidiary) shall:

(i) commence a voluntary case under any Bankruptcy Law,

(ii) consent to the entry of an order for relief against it in an involuntary case under any Bankruptcy Law,

(iii) consent to the appointment of a custodian of it or for all or substantially all of its property,

(iv) make a general assignment for the benefit of its creditors, or

(v) generally not be paying its debts as they become due;

(h) a court of competent jurisdiction shall enter a final order or decree under any Bankruptcy Law that:

(i) is for relief against Parent, the Borrower or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Borrower that, taken together, would constitute a Significant Subsidiary in an involuntary case;

(ii) appoints a custodian of Parent, the Borrower or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Borrower that, taken together, would constitute a Significant Subsidiary or for all or substantially all of the property of Parent, the Borrower or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Borrower that, taken together, would constitute a Significant Subsidiary; or

(iii) orders the liquidation of Parent, the Borrower or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Borrower that, taken together, would constitute a Significant Subsidiary;

and the final order or decree remains unstayed and in effect for 90 consecutive days (in respect of clause (i) above) or 60 consecutive days (in respect of clause (ii) and (iii) above);

(i) (x) any Security Document that creates a Lien with respect to a material portion of the Collateral shall cease, for any reason (other than by reason of the release or termination thereof pursuant to the provisions of the Loan Documents), to be in full force and effect, or any Loan Party (or any of its Affiliates that has the power, directly or indirectly, to direct or cause the direction of the management and policies of such Loan Party) shall so assert in writing (other than by reason of the release or termination thereof pursuant to the provisions of the Loan Documents), except to the extent that any lack of full force and effect or enforceability or such loss of perfection or priority results solely from the failure of the Collateral Trustee to maintain possession of certificates actually delivered to it representing securities pledged under the Collateral Agreement or otherwise solely as a result of acts or omissions by the Administrative Agent or any Lender or (y) any Lien created or purported to be created by the Security Documents shall cease to have the lien priority established or purported to be established by the Collateral Trust Agreement (other than in accordance with its terms);

(j) any Change of Control Triggering Event shall occur;

(k) there shall occur one or more ERISA Events which individually or in the aggregate results in or could reasonably be expected to result in liability of any Loan Party or any of their respective ERISA Affiliates that would reasonably be expected to result in a Material Adverse Effect during the term hereof or there shall be a lien in favor of any Plan as provided under Section 430(k) of the Code or under Section 303(k) of ERISA in an amount that would result in a Material Adverse Effect; and

(l) the guarantee contained in the Guarantee Agreement shall cease, for any reason (other than by reason of the express release thereof pursuant to the provisions of the Loan Documents), to be in full force and effect or any Loan Party shall so assert in writing (other than by reason of the express release thereof pursuant to the provisions of the Loan Documents).

7.2 Action in Event of Default.

(a) Upon the occurrence of any Event of Default, (A) if such event is an Event of Default specified in paragraph (g) or (h) above with respect to the Borrower, the Commitments hereunder shall automatically and immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents shall immediately become due and payable, and (B) if such event is any other Event of Default (subject to Sections 7.2(b) and 8.2(c)), then with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, (i) declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan

Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable and (ii) subject to the terms and conditions of any applicable Intercreditor Agreements and any other intercreditor arrangement entered into in connection with this Agreement, commence foreclosure actions with respect to the Collateral in accordance with the terms and procedures set forth in the Security Documents. Notwithstanding the foregoing provisions of this Section 7 or any other provision in this Agreement, any unfunded Commitments outstanding at any time in respect of any Incremental Facility established to finance a Limited Condition Transaction may be terminated only by the Lenders holding more than 50% of the aggregate amount of the Commitments in respect of such Incremental Facility (or by the Administrative Agent at the request of such Lenders) and not, for the avoidance of doubt, automatically or by the Required Lenders or any other Lenders (or by the Administrative Agent acting at the request of the Required Lenders or any other Lenders).

(b) Upon the occurrence of an Event of Default occurring as a result of a failure to observe or perform the Financial Covenant (a “Financial Covenant Event of Default”) that is uncured or unwaived, the Required Revolving Lenders (and, for the avoidance of doubt, not the Administrative Agent (except acting at the direction of such Required Revolving Lenders), the Required Lenders or any other Lenders) may either (x) terminate the Revolving Credit Commitments and/or (y) take the actions specified in Section 7.2(a) in respect of the Revolving Credit Commitments, the Revolving Credit Loans and Letters of Credit.

(c) In respect of a Financial Covenant Event of Default that is continuing, the Required Lenders may take the actions specified in Section 7.2(a) on or after the date that the Required Revolving Lenders terminate the Revolving Credit Commitments and accelerate all Obligations in respect of the Revolving Credit Commitments; provided, however, that the Required Lenders may not take such actions if either (i) the Revolving Credit Loans have been repaid in full (other than contingent indemnification and reimbursement obligations for which no claim has been made and Letters of Credit that have been cash collateralized) and the Revolving Credit Commitments have been terminated or (ii) such specific instance of a Financial Covenant Event of Default has been waived by the Required Revolving Lenders.

7.3 Clean Up Period.

(a) Notwithstanding anything in Section 7 or elsewhere in this Agreement to the contrary, during the period from the Closing Date until the date that is 60 days after the Closing Date (the “Clean-Up Period”), any breach of a covenant, inaccuracy of or inability to make a representation or warranty (other than a Specified Representation) or other Default or Event of Default (other than an Event of Default of the Borrower under Section 7.1(g) or (h)) by reason of any matter or circumstance relating to Sprint or its Subsidiaries will be deemed not to be a breach of a covenant, an inaccuracy of or failure to make a representation or warranty or a Default or Event of Default so long as the circumstances giving rise thereto:

(i) do not have a material adverse effect on the consolidated results of operations or financial condition of the Borrower and its Subsidiaries (including Sprint and its Subsidiaries) taken as a whole, such that the Borrower and its Subsidiaries (including Sprint and its Subsidiaries) taken as a whole would be unable to perform the payment obligations under the Facilities;

(ii) were not knowingly procured or approved by the Borrower;

(iii) are capable of remedy and reasonable steps are being taken to remedy it; and

(iv) do not constitute a breach of the covenants relating to the accession of Guarantors beyond the earlier of thirty (30) days after the Closing Date or the date on which any required Guarantor actually guarantees the Existing T-Mobile Notes.

(b) For the avoidance of doubt, if any breach of representation shall be deemed to not exist due to Section 7.3(a), then such breach of representation shall be deemed not to exist for purposes of Section 4.2 for so long as (but in no event later than the end of the Clean-Up Period) such breach of representation shall be deemed not to exist due to the provisions of Section 7.3(a).

7.4 Application of Proceeds.

(a) Subject to the Collateral Trust Agreement or any other Intercreditor Agreement, if an Event of Default shall have occurred and be continuing, at any time at the Collateral Trustee’s election, the Administrative Agent may apply all or any part of the net proceeds (after deducting all reasonable out-of-pocket costs, fees and expenses of the Collateral Trustee) of Collateral realized through the exercise by the Collateral Trustee of its remedies hereunder, whether or not held in any Collateral Account (as defined in the Collateral Agreement), and any proceeds of the guarantee set forth in the Guarantee Agreement, in payment of the Obligations in the following order (provided that if the terms of any Permitted Amendment provide for application of such Proceeds to the payment of any Obligations in a less favorable order, then the terms of such Permitted Amendment shall govern with respect to such Obligations and the Administrative Agent shall apply such Proceeds in such different order):

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal, interest, and fees under Section 2.13(a) and Section 2.13(b), but including attorneys’ fees payable under the Credit Agreement and amounts payable under the Guarantee Agreement) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest, fees in respect of Letters of Credit that are payable pursuant to Section 2.13(b), Cash Management Obligations, Designated L/C Facilities Obligations and Obligations under Designated Hedge Agreements and, to the extent payable under clause First, attorneys’ fees) payable to the Secured Parties (including attorneys’ fees payable hereunder and amounts payable under the Guarantee Agreement), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid fees in respect of Letters of Credit that are payable pursuant to Section 2.13(b) and interest on the Loans, LC Exposure and other Obligations, ratably among the holders of such Obligations in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, LC Disbursements, Cash Management Obligations, Designated L/C Facilities Obligations, Designated Hedging Obligations, Obligations owing to the Administrative Agent for the account of the Issuing Banks, to cash collateralize (in a manner consistent with Section 2.7(k)) that portion of LC Exposure comprised of the aggregate undrawn amount of Letters of Credit, ratably among the holders of such Obligations in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the payment of all other Obligations of the Loan Parties that are then due and payable to the Administrative Agent and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agent and the other Secured Parties on such date; and

Last, the balance, if any, after all of the Obligations have been paid in full, to the Borrower or as otherwise required by applicable law.

(a) Subject to Section 2.7(k), amounts used to cash collateralize the undrawn amount of Letters of Credit pursuant to clause Fourth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as cash collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

(b) The Administrative Agent shall have absolute discretion as to the time of application of any such proceeds, moneys or balances in accordance with this Agreement. Upon any sale of Collateral by the Administrative Agent (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of proceeds in the amount agreed upon by the Administrative Agent or by the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Administrative Agent or such officer or be answerable in any way for the misapplication thereof.

SECTION 8. THE AGENTS

8.1 Appointment. Each Lender hereby irrevocably designates and appoints Deutsche Bank AG New York Branch (in its capacity as the Administrative Agent) as the administrative agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes the Administrative Agent and the Collateral Trustee, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent and the Collateral Trustee by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Without limiting the generality of the foregoing, each Lender hereby authorizes the Collateral Trustee to enter into each Security Document and any other intercreditor or subordination agreements contemplated hereby (including any Senior Pari Passu Intercreditor Agreement) on behalf of and for the benefit of the Lenders and the other Secured Parties and agrees to be bound by the terms thereof. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent and the Collateral Trustee shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent or the Collateral Trustee.

Each of the Lenders (including in its capacity as a Qualified Counterparty) hereby irrevocably appoints Deutsche Bank Trust Company Americas to act on its behalf as the Collateral Trustee hereunder and under the other Loan Documents and authorizes the Collateral Trustee to take such actions on its behalf and to exercise such powers as are delegated to the Collateral Trustee by the terms hereof or thereof for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted under the Security Documents to secure any of the Obligations, together with such actions and powers as are reasonably incidental thereto. In this connection, the Collateral Trustee and any co-agents, sub-agents and attorneys-in-fact appointed by the Collateral Trustee pursuant to Section 8.3 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of the Collateral Trustee, shall be entitled to the benefits of all provisions of this Section 8 and Section 9 (including Section 9.3), as though the Collateral Trustee or such co-agents, sub-agents and attorneys-in-fact were the “Collateral Trustee” under the Loan Documents and as if set forth in full herein with respect thereto.

8.2 Delegation of Duties. Each Agent may perform any and all of its duties and exercise its rights and powers under this Agreement and the other Loan Documents by or through agents or attorneys in fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. No Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in fact selected by it with reasonable care. The exculpatory provisions of this Section 8 shall apply to any agent or attorney-in-fact, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as each Agent.

8.3 Exculpatory Provisions. None of any Agent or any of their respective officers, directors, employees, agents, advisors, attorneys-in-fact or affiliates shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, no Agent shall (i) be subject to any fiduciary or other implied duty, regardless of whether a Default has occurred and is continuing, (ii) be liable to any other Credit Party for any action (x) taken with the consent of the Required Lenders or (y) otherwise lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct), (iii) have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that no Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent to liability or that is contrary to any Loan Document or applicable law, (iv) except as expressly set forth herein and in the other Loan

Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Agent or any of its Affiliates in any capacity or (v) responsible in any manner to any other Credit Party for (w) any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document, (x) the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or any other agreement, instrument or document or the creation, perfection or priority of any Lien purported to be created by the Security Documents (or that the Liens granted to the Collateral Trustee pursuant to any Security Documents have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority) or the value or the sufficiency of any Collateral, (y) any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder or (z) the satisfaction of any condition set forth in Section 4 or elsewhere herein, other than to confirm receipt of items required to be delivered to the Administrative Agent or the Collateral Trustee. None of the Agents shall be under any obligation to any other Credit Party to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.

8.4 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall not incur any liability for relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, facsimile or email message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to Parent or the Borrower), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all affected Lenders or all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all affected Lenders or all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

8.5 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received written notice from a Lender, Parent or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all affected Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

8.6 Non-Reliance on Agents and Other Lenders; Certain ERISA Matters.

(a) Each Lender expressly acknowledges that neither the Agents nor any of their respective officers, directors, employees, agents, advisors, attorneys-in-fact or Affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Loan Party or any Affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender. Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of, and investigation into, the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any Affiliate of a Loan Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, advisors, attorneys-in-fact or Affiliates.

(b) (i) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(A) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement,

(B) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(C) (1) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (2) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (3) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (4) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(D) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(ii) In addition, unless either (1) sub-clause (A) in the immediately preceding clause (i) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (D) in the immediately preceding clause (i), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

8.7 Indemnification. The Lenders agree to indemnify each Agent and its officers, directors, employees, Affiliates, agents, advisors and controlling persons (each, an “Agent Indemnitee”) (to the extent not reimbursed by Parent or the Borrower and without limiting any obligation of Parent or the Borrower to do so), ratably according to their respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought under this Section 8.7 (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs and expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent Indemnitee in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent Indemnitee under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent Indemnitee’s gross negligence, bad faith or willful misconduct. The agreements in this Section 8.7 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

8.8 Agent in Its Individual Capacity. Each Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though such Agent were not an Agent. With respect to its Loans made or renewed by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

8.9 Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 30 days’ notice to the Lenders and the Borrower. If the Administrative Agent shall resign as Administrative Agent, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall be subject to written approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has been appointed as Administrative Agent by the date that is 30 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders, subject to written approval by the Borrower (which approval shall not be unreasonably withheld or delayed), appoint a successor agent as provided for above. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 8 and of Section 9.5 shall continue to inure to its benefit. For purposes of this Section 8.9, it shall be reasonable for the Borrower to withhold its approval of any successor agent that is not a “United States person” as defined in Section 7701(a)(30) of the Code and not entitled to assume primary withholding responsibility for U.S. federal income tax purposes.

8.10 [Reserved].

8.11 Withholding Tax. To the extent required by any applicable Requirements of Law (including for this purpose, pursuant to any agreements entered into with a Governmental Authority), the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If the IRS or any other authority of the United States or other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender for any reason (including, without limitation, because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of, withholding Tax ineffective), such Lender shall indemnify and hold harmless the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by the Loan Parties and without limiting the obligation of the Loan Parties to do so) for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including any interest, additions to Tax or penalties thereto, together with all expenses incurred, including legal expenses and any other out-of-pocket expenses, whether or not such Tax was correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by an Administrative Agent shall be deemed presumptively correct absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this Section 8.11. The agreements in this Section 8.11 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other obligations. Unless required by applicable Requirements of Law, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender any refund of Taxes withheld or deducted from funds paid for the account of such Lender. For purposes of this Section 8.11, the term “Lender” shall include any Issuing Bank.

8.12 Proofs of Claim. In case of the pendency of any proceeding under any Bankruptcy Laws relative to any Credit Party, the Administrative Agent and the Collateral Trustee shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Administrative Agent and the Collateral Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of Administrative Agent and the Collateral Trustee and their respective agents and counsel and all other amounts due Administrative Agent under Sections 2.13 and 9.3) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to Administrative Agent and, in the event that Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Administrative Agent and its agents and counsel, and any other amounts due Administrative Agent under Sections 2.13 and 9.3. To the extent that the payment of any such compensation, expenses, disbursements and advances of Administrative Agent, its agents and counsel, and any other amounts due Administrative Agent under Sections 2.13 and 9.3 out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Lenders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise.

Nothing contained herein shall be deemed to authorize the Administrative Agent or the Collateral Trustee to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

SECTION 9. MISCELLANEOUS

9.1 Notices. All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or other electronic transmission, as follows:

(i)	if to any of Parent or the Borrower, to it at:

12920 SE 38th Street

Bellevue, Washington 98006

Attention: General Counsel

E-mail: David.Conroy@T-Mobile.com

with copies (which shall not constitute notice) to:

Fried, Frank, Harris, Shriver & Jacobson LLP

One New York Plaza

New York, NY 10004

Attention: Daniel Bursky

Facsimile: (212) 859-8000

E-mail: Daniel.Bursky@friedfrank.com

(ii)	if to the Administrative Agent, to it at:

Deutsche Bank AG New York Branch

60 Wall Street, New York, New York 10005

Attention: Michael Strobel

Facsimile: 212-250-0939

E-mail: michael-p.strobel@db.com

(iii) if to any other Lender or Issuing Bank, to it at its address (or facsimile number) set forth in its Administrative Questionnaire.

All notices and other communications given to any party hereto, in accordance with the provisions of this Agreement, shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service, or sent by fax or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 9.1, or in accordance with the latest unrevoked direction from such party given in accordance with this Section 9.1. As agreed to among Parent, the Borrower, the Administrative Agent and the applicable Lenders from time to time, notices and other communications may also be delivered by e-mail to the e-mail address of a representative of the applicable Person provided from time to time by such Person.

Each of Parent and the Borrower hereby agrees, unless directed otherwise by the Administrative Agent or unless the electronic mail address referred to below has not been provided by the Administrative Agent to Parent and the Borrower, that it will, and will cause its Subsidiaries to, provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to the Loan Documents or to the Lenders under Section 5, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (a) is or relates to a Borrowing Request, a notice pursuant to Section 2.9, or a notice requesting the issuance, amendment, extension or renewal of a Letter of Credit pursuant to Section 2.7, (b) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (c) provides notice of any Default or Event of Default under this Agreement or any other Loan Document or (d) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any Borrowing or other extension of credit hereunder (all such nonexcluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium that is properly identified in a format acceptable to the Administrative Agent to an electronic mail address as directed by the Administrative Agent. In addition, Parent and the Borrower agree, and the Borrower agrees to cause its Subsidiaries, to continue to provide the Communications to the Administrative Agent or the Lenders, as the case may be, in the manner specified in the Loan Documents but only to the extent requested by the Administrative Agent.

Each of Parent and the Borrower hereby acknowledges that (a) the Administrative Agent will make available to the Lenders and the Issuing Banks materials and/or information provided by, or on behalf of, the Borrower hereunder (collectively, the “Borrower Materials”) by posting the Borrower Materials on Intralinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that wish to receive information and documentation that (x) is publicly available and (y) does not contain MNPI (collectively, “Public Lender Information”)) (each, a “Public Lender”). Each of Parent and the Borrower hereby agrees that (i) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (ii) by marking Borrower Materials “PUBLIC”, the Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Borrower Materials as not containing any Private Lender Information (as defined below) (provided that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 9.12); (iii) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Investor”; and (iv) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not marked as “Public Investor”. Notwithstanding the foregoing, the following Borrower Materials shall be deemed to be marked “PUBLIC” unless the Borrower notifies the Administrative Agent promptly that any such document contains Private Lender Information: (A) the Loan Documents, (B) notification of changes in the terms of the Facilities and (C) all information delivered pursuant to Section 5.1 and Section 5.2(a). “Private Lender Information” means any information and documentation that is not Public Lender Information.

Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States Federal and state securities laws, to make reference to Communications that are not made available through the “Public Side Information” portion of the Platform and that may contain MNPI.

THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” NEITHER THE ADMINISTRATIVE AGENT NOR ANY OF ITS RELATED PARTIES WARRANTS THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS OR THE ADEQUACY OF THE PLATFORM AND EACH EXPRESSLY DISCLAIMS LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT OF THIRD-PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS IS MADE BY THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER OR ANY OTHER PERSON FOR DAMAGES OF ANY KIND, WHETHER OR NOT BASED ON STRICT LIABILITY AND INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY SUCH PERSON IS FOUND IN A FINAL RULING BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED FROM SUCH PERSON’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its electronic mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents. Each Lender agrees that receipt of notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender agrees to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s electronic mail address to which the foregoing notice may be sent by electronic transmission and that the foregoing notice may be sent to such e-mail address. Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

9.2 Waivers; Amendments. (a) No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, each Issuing Bank and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by Parent or the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 9.2, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of such Default at the time.

(b) None of this Agreement, any other Loan Document or any provision hereunder or thereunder may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that, notwithstanding the foregoing, (x) solely with the written consent of each Lender directly and adversely affected thereby (but without the necessity of obtaining the consent of the Required Lenders, except for clause (1) below which shall also require the consent of the Required Lenders unless effectuated pursuant to Sections 2.23, 2.24 or 2.25), any such agreement may:

(1) increase the Commitment of any Lender;

(2) reduce or forgive the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees or premiums payable hereunder (except in connection with the waiver of applicability of any post-Default increase in interest rates (which waiver shall be effective with the consent of the Required Lenders of each directly and adversely affected Facility));

(3) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement or any interest thereon, or any fees or premiums payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment; it being understood that the waiver of any Default, mandatory prepayment or mandatory reduction of Commitments shall not constitute a postponement of the scheduled date of payment of principal of any Loan or expiration of any Commitment of any Lender;

(4) impose additional restrictions on the ability of any Lender to assign any of its rights and obligations hereunder;

and (y) only with the written consent of each Lender, any such agreement may:

(1) change Section 2.20(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, or change the application of proceeds provision in any of Section 7.4 of this Agreement or any corresponding provision in any intercreditor agreement (including any Senior Pari Passu Intercreditor Agreement or Senior/Junior Intercreditor Agreement));

(2) change any of the provisions of this Section 9.2 or the definition of “Required Lenders”, “Required Revolving Lenders”, or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or grant any consent hereunder; or

(3) except as otherwise expressly provided in Section 9.15 or in the Collateral Agreement, the Collateral Trust Agreement or the Guarantee Agreement, release all or substantially all of the Collateral or release Guarantors from their guarantee obligations under the Guarantee Agreement representing all or substantially all of the value of such guarantees, taken as a whole;

provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or any Issuing Bank hereunder in a manner adverse to the Administrative Agent or such Issuing Bank without the prior written consent of the Administrative Agent or such Issuing Bank, as the case may be. Notwithstanding the foregoing, (i) amendments, waivers or other modifications may be made to any condition precedent to the extension of Revolving Credit Loans (or deemed extensions of Revolving Credit Loans) under the Revolving Credit Facility of the same Class with only the written consent of the Required Revolving Lenders (or by the Borrower and the Administrative Agent with the consent of the Required Revolving Lenders) (and for clarity such amendments may not be made solely with the written consent of the Required Lenders), (ii) amendments, waivers and other modifications may be made to Sections 6.8, 7.1(c) (with respect to a Financial Covenant Event of Default) or 7.2(b) or (c) (and definitions to the extent relating to such Sections) (including, for the avoidance of doubt, the amendment, waiver, termination or other modification of the Financial Covenant or any Financial Covenant Event of Default) with only the written consent of the Required Revolving Lenders (and for clarity such amendments may not be made solely with the written consent of the Required Lenders) and (iii) amendments, waivers and other modifications to the provisions of any Loan Document in a manner that by its terms adversely affects the rights or obligations of Lenders holding Loans or Commitments of a particular Class (but not the rights or obligations of Lenders holding Loans or Commitments of any other Class) will require only the prior written consent of Lenders holding the requisite percentage under this Section 9.2(b) of the outstanding Loans and unused Commitments of such Class (as if such Class were the only Class of Loans and Commitments then outstanding under this Agreement), and the Borrower.

(c) Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent and the Borrower, in their sole discretion and without the consent or approval of any other party, may amend, modify or supplement any provision of this Agreement or any other Loan Document to (i) amend, modify or supplement such provision or cure any ambiguity, omission, mistake, error, defect or inconsistency jointly identified by the Administrative Agent and the Borrower, and such amendment, modification or supplement shall become effective without any further action or consent of any other party to any Loan Documents if the same is not objected to in writing by the Required Lenders within five Business Days following receipt of notice thereof (provided that, if the Required Lenders make such objection in writing, such amendment, modification or supplement shall not become effective without the consent of the Required Lenders), and (ii) to permit additional affiliates of the Borrower to guarantee the Obligations and/or provide Collateral therefor. Such amendments shall become effective without any further action or consent of any other party to any Loan Document.

(d) Notwithstanding anything to the contrary contained herein or in any other Loan Document, no Lender consent is required to effect any amendment or supplement to any Senior Pari Passu Intercreditor Agreement or any Senior/Junior Intercreditor Agreement or any other intercreditor arrangements or to any Security Documents entered into pursuant to this Agreement (i) that is for the purpose of adding the holders of any Permitted Pari Passu Secured Refinancing Debt or Permitted Junior Secured Refinancing Debt, any Incremental Equivalent Debt or any Permitted Refinancing Indebtedness in respect of any of the foregoing (or a Senior Representative with respect thereto) as parties thereto, as expressly contemplated by the terms of any Intercreditor Agreement or such other intercreditor arrangement, as applicable (it being understood that any such amendment or supplement may make such other changes to the applicable intercreditor agreement as, in the good faith determination of the Administrative Agent, are required to effectuate the foregoing; provided that such other changes are not adverse, in any material respect, to the interests of the Lenders) or (ii) that is for any other purpose to the extent such amendment is expressly contemplated by such Senior Pari Passu Intercreditor Agreement or such Senior/Junior Intercreditor Agreement or any such other intercreditor arrangements, as applicable (it being understood that any such amendment or supplement may make such other changes to the applicable intercreditor agreement as, in the good faith determination of the Administrative Agent, are required to effectuate the foregoing; provided that such other changes are not adverse, in any material respect, to the interests of the Lenders); provided, further, that no such agreement shall directly and adversely amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder or under any other Loan Document without the prior written consent of the Administrative Agent.

(e) Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Borrower may enter into Incremental Facility Amendments in accordance with Section 2.23, Replacement Facility Amendments in accordance with Section 2.24 and Extension Amendments in accordance with Section 2.25 and joinder agreements with respect thereto in accordance with such Sections, and such Incremental Facility Amendments, Replacement Facility Amendments and Extension Amendments and joinder agreements may effect such amendments to the Loan Documents or such Intercreditor Agreements as may be necessary or appropriate, in the opinion of the Administrative Agent and the Borrower, to give effect to the existence and the terms of the Incremental Facility, Replacement Facility or Extension, as applicable, and will be effective to amend the terms of this Agreement and the other applicable Loan Documents (including to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other applicable Loan Documents with the other Term Loans and the accrued interest and fees in respect thereof and to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders), in each case, without any further action or consent of any other party to any Loan Document.

(f) Notwithstanding anything to the contrary contained herein or in any other Loan Document, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (and no other party to this Agreement) (i) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share in the benefits of this Agreement and the other Loan Documents with the Term Loans and the Revolving Credit Exposure and the accrued interest and fees in respect thereof and (ii) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders as conclusively determined by the Administrative Agent in consultation with the Borrower.

(g) Notwithstanding anything to the contrary contained herein or in any other Loan Document, guarantees, collateral security documents and related documents executed by Subsidiaries in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be, together with this Agreement, amended and waived with the consent of the Administrative Agent at the request of the Borrower without the need to obtain the consent of any other Lender if such amendment or waiver is delivered in order (i) to comply with local Requirements of Law or advice of local counsel, (ii) to cure ambiguities or defects or (iii) to cause such guarantee, collateral security document or other document to be consistent with this Agreement or any other Loan Documents. In addition, if the Administrative Agent and the Borrower shall have jointly identified an obvious error or any error or omission of a technical nature in this Agreement or any other Loan Document, then the Administrative Agent and the Borrower shall be permitted to amend such provision without further action or consent by any other party; provided that the Required Lenders shall not have objected to such amendment within five Business Days after receiving a copy thereof.

(h) Notwithstanding anything to the contrary contained herein or in any other Loan Document, this Agreement may be amended (or amended and restated) without the written consent of any Lender (except for any Lender that will hold any portion of such new Term Loans) in order to effect any Repricing Event described in clause (a) of the definition thereof in the form of a new tranche of Term Loans under this Agreement.

(i) Notwithstanding anything to the contrary contained herein or in any other Loan Document, this Agreement may be amended to increase the LC Sublimit with the written consent of the Issuing Banks and the Administrative Agent.

9.3 Expenses; Indemnity; Damage Waiver. (a) The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Arrangers and their respective Affiliates, including the reasonable fees, disbursements and other charges of legal counsel for the aforementioned parties, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement or any amendments, modifications or waivers of the provisions hereof and (ii) all reasonable out-of-pocket expenses incurred by any Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses of the Administrative Agent or any Lender or Issuing Bank or their respective Affiliates, including the fees, charges and disbursements of legal counsel for the Administrative Agent or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section 9.3(a), including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit; provided that the Borrower’s obligations under this Section 9.3(a) for fees and expenses of legal counsel shall be limited to fees and expenses of (x) one primary outside legal counsel for all Persons described in clauses (i), (ii) and (iii) above, taken as a whole, (y) in the case of any actual or perceived conflict of interest, one outside legal counsel for each group of affected Persons similarly situated, taken as a whole, in each appropriate jurisdiction and, if reasonably necessary, one firm of regulatory counsel in each appropriate jurisdiction and (z) if necessary, one regulatory counsel and one local or foreign legal counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions).

(b) The Borrower shall indemnify the Administrative Agent, each other Agent, each Arranger, each institution listed as a bookrunner or manager on the cover page hereof, each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities, costs and related expenses (including the reasonable out-of-pocket fees, charges and disbursements of (i) one primary outside legal counsel to the Indemnitees, taken as a whole, (ii) in the case of any actual or perceived conflict of interest, one additional outside legal counsel for each group of affected Indemnitees similarly situated, taken as a whole, in each appropriate jurisdiction and, if reasonably necessary, one firm of regulatory counsel in each appropriate jurisdiction and (iii) if necessary, one regulatory counsel and one local or foreign legal counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions)), which may at any time be imposed on, incurred by or asserted or awarded against any such Indemnitee arising out of, in connection with, or as a result of (w) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (x) any Loan or Letter of Credit or the use of the proceeds therefrom, (y) any actual or alleged presence or

Release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries or any Environmental Liability relating to the Borrower or any of its Subsidiaries (including any predecessor entities), or (z) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto and whether or not such claim, litigation, investigation or proceeding is brought by Parent, the Borrower or any of their respective Affiliates, their respective creditors or any other Person; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (1) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or its Related Parties or a material breach of this Agreement or any other Loan Document by such Indemnitee or its Related Parties, (2) arise out of any claim, litigation, investigation or proceeding that does not involve an act or omission by the Borrower or any of its Subsidiaries and that is brought by an Indemnitee against any other Indemnitee (provided that in the event of such a claim, litigation, investigation or proceeding involving a claim or proceeding brought against any Agent or Arranger (in either case, in its capacity as such) by other Indemnitees, such Agent or Arranger, as the case may be (in its capacity as such), shall be entitled (subject to the other limitations and exceptions set forth above) to the benefit of the indemnities set forth above), (3) arise from any settlement entered into by any Indemnitee or any of its Related Parties in connection with the foregoing without the Borrower’s prior written consent (such consent not to be unreasonably withheld or delayed), or (4) are in respect of indemnification payments made pursuant to Section 8.7, to the extent the Borrower would not have been or was not required to make such indemnification payments directly pursuant to the provisions of this Section 9.3(b). This Section 9.3(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc., arising from any non-Tax claim.

(c) To the extent permitted by applicable law, none of Parent, the Borrower or any Indemnitee shall assert, and each of Parent, the Borrower and each Indemnitee hereby waives, any claim against Parent, the Borrower or any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and, to the extent permitted by applicable law, Parent and the Borrower and each Indemnitee hereby waive, release and agree not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor; provided that nothing contained in this paragraph shall limit the obligations of the Borrower under Section 9.3(b) in respect of any such damages claimed against the Indemnitees by Persons other than Indemnitees.

(d) All amounts due under this Section 9.3 shall be payable not later than 30 days after written demand therefor.

(e) Notwithstanding the foregoing, each Indemnitee shall be obligated to refund and return all amounts paid to such Indemnitee for fees, expenses or damages to the extent such Indemnitee is not entitled to payment of such amounts in accordance with the terms hereof, as determined by a final, non-appealable judgment of a court of competent jurisdiction.

9.4 Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliates of any Issuing Bank that issues any Letter of Credit), except that (i) except as otherwise expressly provided in Section 6.7, the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 9.4. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliates of any Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section 9.4) and, to the extent expressly contemplated hereby, the Agents and Arrangers and the Related Parties of each of the Agents, Arrangers, each Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) of this Section 9.4, any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (each such consent not to be unreasonably withheld, delayed or conditioned) of:

(A) the Borrower; provided that no consent of the Borrower shall be required (i) for an assignment to a Lender, an Affiliate of a Lender or an Approved Fund (in the case of an assignment of Revolving Credit Commitments or Revolving Credit Loans, only if such Lender, Affiliate of a Lender or Approved Fund is a Revolving Credit Lender, an Affiliate of a Revolving Credit Lender or an Approved Fund in respect of a Revolving Credit Lender) or a Purchasing Borrower Party (subject to Section 9.4(g)) or, if a Specified Event of Default has occurred and is continuing, any other Eligible Assignee and (ii) for any assignment during the primary syndication of the Term Loans to Persons identified to, and approved by, the Borrower prior to the date hereof; provided, further, that (x) the Borrower shall be deemed to have consented to any such assignment unless the Borrower shall have objected thereto by written notice to the Administrative Agent not later than the tenth Business Day following the date a written request for such consent is received and (y) the withholding of consent by the Borrower to any assignment to any Disqualified Lender shall be deemed reasonable (for the avoidance of doubt, it being understood and agreed that the Administrative Agent shall not have any responsibility or obligation to determine or notify the Borrower with respect to whether any Lender or potential Lender is a Disqualified Lender and the Administrative Agent shall have no liability with respect to any assignment made to a Disqualified Lender);

(B) the Administrative Agent; and

(C) each Issuing Bank, provided that the consent of the Issuing Bank shall not be required for an assignment of all or any portion of a Term Loan.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Loans or Commitments of any Class, the amount of the Loans or Commitments of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1.0 million unless each of the Borrower and the Administrative Agent otherwise consent; provided that no such consent of the Borrower shall be required if a Specified Event of Default has occurred and is continuing;

(B) each partial assignment with respect to a Class shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to such Class; provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;

(C) the parties to each assignment shall (1) execute and deliver to the Administrative Agent via an electronic settlement system acceptable to the Administrative Agent or (2) if previously agreed with the Administrative Agent, manually execute and deliver to the Administrative Agent an Assignment and Assumption, in each case together with (unless waived by the Administrative Agent in its sole discretion) a processing and recordation fee of $3,500 (treating, for purposes of such fee, multiple, simultaneous assignments by or to two or more Approved Funds as a single assignment);

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about Parent, the Borrower, the Loan Parties and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws and any applicable tax forms; and

(E) any assignment of any Loans to a Purchasing Borrower Party or Affiliated Lender shall be subject to the requirements of Sections 9.4(e) through (h), as applicable, and, in the case of Purchasing Borrower Parties, with respect to Dutch Auctions, Section 2.12(f).

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section 9.4, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits, and subject to the obligations, of Sections 2.17, 2.18, 2.19 and 9.3). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.4 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section 9.4.

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices in the United States a copy of each Assignment and Assumption and each Affiliated Lender Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and related interest amounts) of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, each Issuing Bank and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption or Affiliated Lender Assignment and Assumption, in each case executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless such assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section 9.4 and any written consent to such assignment required by paragraph (b) of this Section 9.4, the Administrative Agent shall accept such Assignment and Assumption or Affiliated Lender Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.8(b), 2.20(d) or 8.7, the Administrative Agent shall have no obligation to accept such Assignment and Assumption or Affiliated Lender Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) (i) Any Lender may, without the consent of or notice to the Borrower or the Administrative Agent or any issuing Bank, sell participations to one or more banks or other entities (other than any natural Person (or a holding company, investment vehicle or trust for, or owned and operated by or for the primary benefit of a natural Person) or any Disqualified Lender) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, each Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in subclauses (1) through (3) of clause (x) of Section 9.2(b) or subclause (1) of clause (y) of Section 9.2(b) that adversely affects the Participant. The Borrower agrees that, subject to paragraph (c)(ii) and (c)(iii) of this Section 9.4, each Participant shall be entitled to the benefits of Sections 2.17, 2.18 and 2.19 (and subject to the requirements and limitations of such Sections, including the requirements under Section 2.19(e) (it being understood that the documentation required under Section 2.19(e) shall be delivered solely to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 9.4. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.8 as though it were a Lender; provided that such Participant shall be subject to Section 2.20(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and related interest amounts) of each Participant’s interest in the Loans or other obligations under this Agreement or any other Loan Document (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and each Lender shall treat each Person whose name is recorded in such Lender’s Participant Register as the owner of such participation for all purposes of this Agreement, including payments of interest and principal, notwithstanding any notice to the contrary. The portion of the Participant Register relating to any Participant requesting payment from the Borrower under the Loan Documents shall be made available to the Borrower upon reasonable request. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.17, 2.18 or 2.19, with respect to any participation sold to such Participant, than its participating Lender would have been entitled to receive absent such participation (except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired such participation).

(iii) A Participant shall be subject to the provisions of Section 2.21 as if it were an assignee under paragraph (b) of this Section 9.4.

(iv) Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.21(b) with respect to any Participant.

(v) No participation may be sold to an Affiliated Lender, Defaulting Lender, Disqualified Lender or any Purchasing Borrower Party.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central bank, and this Section 9.4 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e) Notwithstanding anything to the contrary contained herein, any Lender may assign all or any portion of its Term Loans hereunder to any Person who, after giving effect to such assignment, would be an Affiliated Lender; provided that:

(i) the assigning Lender and the Affiliated Lender purchasing such Lender’s Term Loans, as applicable, shall execute and deliver to the Administrative Agent an Affiliated Lender Assignment and Assumption in lieu of an Assignment and Assumption;

(ii) at the time of such assignment and after giving effect to such assignment, the Affiliated Lenders shall not, in the aggregate, hold Term Loans with an aggregate principal amount in excess of 25.0% of the principal amount of all Term Loans then outstanding; and

(iii) the applicable Affiliated Lender Assignment and Assumption shall include a customary “big boy” representation from the assignor or assignee, as the case may be (it being agreed that no Affiliated Lender shall be required to make a representation that, as of the date of any such purchase or assignment, it is not in possession of any MNPI with respect to Parent, the Borrower, their respective Subsidiaries or their respective securities).

To the extent not previously disclosed to the Administrative Agent, the Borrower shall, upon reasonable request of the Administrative Agent (but not more frequently than once per calendar quarter), report to the Administrative Agent the amount and Class of Term Loans held by Affiliated Lenders and the identity of such holders.

(f) Notwithstanding anything in Section 9.2 or the definition of “Required Lenders” to the contrary, for purposes of determining whether the Required Lenders have (but, for the avoidance of doubt, not for purposes of determining whether all Term Loan Lenders, or all affected Term Loan Lenders, have) (i) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Loan Party therefrom, (ii) otherwise acted on any matter related to any Loan Document or (iii) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document (collectively, “Required Lender Consent Items”), an Affiliated Lender shall be deemed to have voted its interest as a Term Loan Lender in the same proportion as the allocation of voting with respect to such matter by Term Loan Lenders who are not Affiliated Lenders, unless the result of such Required Lender Consent Item would reasonably be expected to deprive such Affiliated Lender of its pro rata share (compared to Term Loan Lenders which are not Affiliated Lenders) of any payments to which such Affiliated Lender is entitled under the Loan Documents without such Affiliated Lender providing its consent or such Affiliated Lender is otherwise adversely affected thereby compared to Term Loan Lenders which are not Affiliated Lenders (in which case for purposes of such vote such Affiliated Lender shall have the same voting rights as other Term Loan Lenders which are not Affiliated Lenders).

No Affiliated Lender shall have any right to make or bring (or participate in, other than as a passive participant in or recipient of its pro rata benefits of) any claim, in its capacity as a Lender, against the Administrative Agent or any other Lender with respect to any duties or obligations or alleged duties or obligations of such Agent or any other such Lender under the Loan Documents in the absence, with respect to any such Person, of the gross negligence, bad faith or willful misconduct by such Person and its Related Parties (as determined by a court of competent jurisdiction by final and nonappealable judgment), except with respect to any claims that the Administrative Agent or any other such Lender is treating such Affiliated Lender, in its capacity as a Lender, in a disproportionate manner relative to the other Lenders.

Additionally, the Loan Parties and each Affiliated Lender hereby agree that each Affiliated Lender Assignment and Assumption by an Affiliated Lender shall provide a confirmation that, if a case under any Bankruptcy Law is commenced against any Loan Party, such Loan Party shall seek (and each Affiliated Lender shall consent) to provide that the vote of any Affiliated Lender (in its capacity as a Lender) with respect to any plan of reorganization of such Loan Party shall not be counted except that such Affiliated Lender’s vote (in its capacity as a Lender) may be counted to the extent any such plan of reorganization proposes to treat the Obligations or claims held by such Affiliated Lender in a manner that is less favorable to such Affiliated Lender than the proposed treatment of the Term Loans or claims held by Lenders that are not Affiliates of the Borrower.

(g) Notwithstanding anything else to the contrary contained in this Agreement, any Lender may assign all or a portion of its Term Loans to any Purchasing Borrower Party in accordance with Section 9.4(b); provided that:

(i) the assigning Lender and the Purchasing Borrower Party purchasing such Lender’s Term Loans, as applicable, shall execute and deliver to the Administrative Agent an Affiliated Lender Assignment and Assumption in lieu of an Assignment and Assumption;

(ii) such assignment shall be made (x) pursuant to a Dutch Auction open to all Lenders of the applicable Class on a pro rata basis pursuant to the Dutch Auction Procedures set forth in Section 2.12(f) or (y) by way of an open market purchase;

(iii) any Term Loans assigned to any Purchasing Borrower Party shall be automatically and permanently cancelled upon the effectiveness of such assignment and will thereafter no longer be outstanding for any purpose hereunder;

(iv) immediately after giving effect to any such purchase, no Default or Event of Default shall exist;

(v) the applicable Affiliated Lender Assignment and Assumption shall include a customary “big boy” representation from each of the Purchasing Borrower Party and the assignee or assignor, as the case may be (it being agreed that no Purchasing Borrower Party shall be required to make a representation that, as of the date of any such purchase or assignment, it is not in possession of any MNPI with respect to Parent, the Borrower, their respective Subsidiaries or their respective securities); and

(vi) the aggregate outstanding principal amount of the Term Loans of the applicable Class shall be deemed reduced by the full par value of the aggregate principal amount of the Term Loans purchased pursuant to this Section 9.4(g) and each principal repayment installment with respect to the Term Loans of such Class shall be reduced pro rata by the aggregate principal amount of Term Loans purchased.

(h) Notwithstanding anything to the contrary contained herein, no Affiliated Lender nor any Purchasing Borrower Party shall have any right (in their capacity as a Lender) to (i) attend (including by telephone) any meeting or discussions (or portion thereof) attended solely by the Administrative Agent and any Lenders or (ii) receive any information or material prepared by the Administrative Agent or any Lender or any communication by or among Administrative Agent and one or more Lenders, except to the extent such information or materials have been made available to the Borrower or its representatives (and in any case, other than the right to receive notices of prepayments and other administrative notices in respect of its Loans required to be delivered to Lenders pursuant to this Agreement).

9.5 Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.17, 2.18, 2.19 and 9.3 and Section 8 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and Commitments or the termination of this Agreement or any provision hereof.

9.6 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.1, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic transmission (e.g., “PDF” or “TIFF”) shall be effective as delivery of a manually executed counterpart of this Agreement.

9.7 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

9.8 Right of Setoff. If an Event of Default pursuant to Section 7.1(a), (g) or (h) (in the case of clauses (g) or (h), with respect to the Borrower only) shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time with the prior written consent of the Administrative Agent, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) (excluding any Exempt Account) at any time held and other obligations at any time owing by such Lender to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section 9.8 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have. Each Lender shall notify the Administrative Agent and the Borrower promptly after any such setoff.

9.9 Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement and the transactions contemplated hereby shall be construed in accordance with and governed by the law of the State of New York; provided that (i) the interpretation of “Material Adverse Effect on Sprint” and whether a “Material Adverse Effect on Sprint” has occurred, (ii) the accuracy of any Business Combination Agreement Representations and whether as a result thereof the Borrower (or any of the Borrower’s subsidiaries) has the right under the Business Combination Agreement not to consummate the Acquisition as a result of such representations in the Business Combination Agreement being inaccurate and (iii) whether the Acquisition has been consummated in accordance with the terms of the Business Combination Agreement, shall be governed by, and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

(b) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York sitting in New York County, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Notwithstanding the foregoing, any party hereto may bring an action or proceeding in other jurisdictions in respect of its rights under any Security Document governed by a law other than the laws of the State of New York or, with respect to the Collateral, in a jurisdiction where such Collateral is located.

(c) Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section 9.9. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.1. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

9.10 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

9.11 Headings. Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

9.12 Confidentiality. (a) Each of the Administrative Agent, the Syndication Agents, each Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its and its Affiliates’ employees, legal counsel, independent auditors, professionals and other experts or agents (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested or demanded by any regulatory authority claiming jurisdiction over it or its Affiliates (provided that such Agent, Issuing Bank or Lender, as applicable, shall notify the Borrower as soon as practicable in the event of any such disclosure by such Person (except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising routine examination or regulatory authority) to the extent practicable and not prohibited by applicable law, rule or regulation), (iii) pursuant to the order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law or compulsory legal process based on the advice of counsel (provided that such Agent, Issuing Bank or Lender, as applicable, shall notify the Borrower promptly thereof prior to any such disclosure by such Person (except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising routine examination or regulatory authority) to the extent practicable and not prohibited by applicable law, rule or regulation), (iv) to any other party to this Agreement, (v) as reasonably determined to be necessary, in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (vi) to bona fide or potential assignee, transferee or participant in connection with the contemplated assignment, transfer or participation of any Loans or any participations therein or by any direct or indirect contractual counterparties (or the professional advisors thereto) to any swap or derivative transaction relating to the Borrower and its obligations, but in any event not to any Disqualified Lender (provided that such assignees, transferees, participants, counterparties and advisors are advised of and agree to be bound by either the provisions of this Section 9.12 or other provisions at least as restrictive as this Section 9.12), (vii) to the extent that such information is independently developed by it, (viii) with the prior written consent of the

Borrower, (ix) to the extent such Information (A) becomes available other than as a result of a breach of this Section 9.12 to the Administrative Agent, the Syndication Agents, any Issuing Bank or any Lender on a nonconfidential basis from a source other than the Borrower or any of its Affiliates or (B) to the extent that such information becomes publicly available other than by reason of improper disclosure by the Administrative Agent or any Lender or any of their Affiliates or any related parties thereto in violation of any confidentiality obligations owing to Parent, the Borrower, Sprint or any of their respective affiliates, (x) on a confidential basis to (1) any rating agency in connection with rating Parent, the Borrower or their Subsidiaries or the Facilities, (2) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Facilities or (3) market data collectors, similar services, providers to the lending industry and service providers to the Administrative Agent in connection with the administration and management of this Agreement and the Loan Documents, (xi) to the extent necessary or customary for inclusion in league table measurement, and (xii) for purposes of establishing a “due diligence” defense. For the purposes of this Section 9.12, “Information” means all information received from Parent, the Borrower or any of their Affiliates relating to Parent or the Borrower or any of their Subsidiaries or businesses, other than any such information that is available other than as a result of a breach of this Section 9.12 to the Administrative Agent, the Syndication Agents, any Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the Borrower; provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified on or before the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 9.12 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information which shall in no event be less than commercially reasonable care.

(b) EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 9.12(a) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MNPI, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL, STATE, PROVINCIAL AND TERRITORIAL SECURITIES LAWS.

(c) ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MNPI. ACCORDINGLY, EACH LENDER REPRESENTS AND WARRANTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

9.13 PATRIOT Act; “Know Your Customer” Checks. Each Lender that is subject to the requirements of the PATRIOT Act and the Beneficial Ownership Regulation hereby notifies each Loan Party that pursuant to the requirements of the PATRIOT Act and the Beneficial Ownership Regulation, it may be required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender to identify each Loan Party in accordance with the PATRIOT Act and the Beneficial Ownership Regulation.

9.14 Acknowledgment and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

9.15 Release of Liens and Guarantees; Secured Parties. (a) In the event that any Loan Party conveys, sells, leases (under a financing lease), assigns, transfers or otherwise disposes of all or any portion of any of the Capital Stock or assets of any Loan Party to a Person that is not (and is not required hereunder to become) a Loan Party in a transaction permitted under this Agreement (including the sale, transfer, conveyance or other disposal of any FCC Licenses, Spectrum or related property or assets to a Permitted Spectrum Financing Subsidiary in connection with the incurrence of Indebtedness by such Permitted Spectrum Financing Subsidiary permitted hereunder), or in the event that any SPV Holdco becomes an Unsecured SPV Holdco pursuant to an Unsecured SPV Holdco Election permitted hereunder, the Liens created by the Loan Documents in respect of such Capital Stock or assets (or, in the case of an SPV Holdco, the Liens created by the Loan Documents in respect of the assets of such SPV Holdco) shall automatically terminate and be released, without the requirement for any further action by any Person and the Administrative Agent and the Collateral Trustee shall, without recourse or warranty, promptly (and the Lenders hereby authorize the Administrative Agent and the Collateral Trustee to) take such action and execute any such documents as may be reasonably requested by Parent or the Borrower and at the Borrower’s expense to further document and evidence such termination and release of Liens created by any Loan Document in respect of such Capital Stock or assets. In the event that any Capital Stock or other asset previously constituting Collateral has become or is becoming an Excluded Asset, then, at the request of Parent or the Borrower, the Collateral Trustee agrees, without recourse or warranty, to promptly (and the Lenders hereby authorize the Collateral Trustee to) take such action and execute such documents (including mortgage release documents) as may be reasonably requested by Parent or the Borrower and at the Borrower’s expense to terminate and release (or to further document and evidence the termination and release of) the Liens created by any Security Document in respect of such assets upon it becoming an Excluded Asset. In the case of a transaction permitted under this Agreement the result of which is that a Loan Party would cease to be a Restricted Subsidiary or would become an Excluded Subsidiary (or in case any Restricted Subsidiary otherwise becomes an Excluded Subsidiary), the Guarantee obligations created by the Loan Documents in respect of such Loan Party (and all security interests granted by such Guarantor under the Loan Documents) shall automatically terminate and be released, without the requirement for any further action by any Person and the Administrative Agent and the Collateral Trustee shall promptly (and the Lenders hereby authorize the Administrative Agent and the Collateral Trustee to) take such action and execute any such documents as may be reasonably requested by Parent or the Borrower and at the Borrower’s expense to further document and evidence such termination and release of such security interests and such Loan Party’s Guarantee obligations in respect of the Obligations (including its Guarantee obligations under the Guarantee Agreement); provided that any Guarantor that ceases to constitute a Loan Party or becomes an Excluded Subsidiary solely by virtue of no longer being a Wholly Owned Subsidiary (a “Partially Disposed Subsidiary”) shall only be released from its Guarantee to the extent that the other person taking an equity interest in such Partially Disposed Subsidiary is not an Affiliate of the Borrower that is controlled by Parent, DT or their respective Subsidiaries or any employee of any of the foregoing and (y) at the time of such release, the Borrower would have been permitted to make an Investment in such Partially Disposed Subsidiary, and is deemed to have made a new Investment in such Partially Disposed Subsidiary for purposes of Section 6.1 (as if such Person were then newly acquired) in an amount equal to the portion of the fair market value (as determined by the Borrower in good faith) of the net assets of such Partially Disposed Subsidiary attributable to the Borrower’s equity interests therein. In connection with any request by the Parent or the Borrower for the Administrative Agent or the Collateral Trustee to take any action or execute any documents pursuant to this Section 9.15, the Parent and the Borrower shall deliver to the Administrative Agent and the Collateral Trustee an officer’s certificate of the Parent and the Borrower certifying that any such transaction has been consummated in compliance with this Agreement and the other Loan Documents, and such releases are permitted hereunder. Any representation, warranty or covenant contained in any Loan Document relating to any such Capital Stock, asset or Subsidiary of any Loan Party shall no longer be deemed to be made with respect thereto once such Capital Stock or asset or Subsidiary is so conveyed, sold, leased, assigned, transferred or disposed of to a Person that is not (and is not required hereunder to become) a Loan Party in a transaction permitted under this Agreement.

(b) Upon the payment in full of the Obligations (excluding Designated Hedging Obligations, Designated L/C Facilities Obligations, Cash Management Agreements and contingent reimbursement and indemnification obligations, in each case, that are not due and payable or Letters of Credit that have been cash collateralized) and the termination or expiration of the Commitments, all Liens created by the Loan Documents shall automatically terminate and be released, without the requirement for any further action by any Person and the Administrative Agent and the Collateral Trustee shall promptly (and the Lenders hereby authorize the Administrative Agent and the Collateral Trustee to) take such action and execute any such documents as may be reasonably requested by Parent or the Borrower and at the Borrower’s expense to further document and evidence such termination and release of Liens created by the Loan Documents (including by way of assignment), and the Guarantee obligations created by the Loan Documents in respect of the Guarantors shall automatically terminate and be released, without the requirement for any further action by any Person and the Administrative Agent shall promptly (and the Lenders hereby authorize the Administrative Agent to) take such action and execute any such documents as may be reasonably requested by Parent or the Borrower and at the Borrower’s expense to further document and evidence such termination and release of the Guarantors’ Guarantee obligations in respect of the Obligations (including the Guarantee obligations under the Guarantee Agreement). Upon request by the Administrative Agent or the Collateral Trustee at any time, the Required Lenders will confirm in writing the Collateral Trustee’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guarantee pursuant to this Section 9.15.

(c) Except with respect to the exercise of setoff rights of any Lender in accordance with Section 9.8 or with respect to a Lender’s right to file a proof of claim in an insolvency proceeding, no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any guarantee of the Obligations, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Collateral Trustee or the Administrative Agent on behalf of the Secured Parties in accordance with the terms thereof. In the event of a foreclosure by the Collateral Trustee on any of the Collateral pursuant to a public or private sale or other disposition, the Collateral Trustee, the Administrative Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition, and the Collateral Trustee, as agent for and representative of the Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Collateral Trustee on behalf of the Secured Parties at such sale or other disposition.

(d) In furtherance of the foregoing and not in limitation thereof, no Designated L/C Facility, Hedge Agreement or Cash Management Agreement, the obligations under which constitute Designated L/C Facilities Obligations, Designated Hedging Obligations or Cash Management Obligations, as applicable, will create (or be deemed to create) in favor of any Secured Party that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Loan Party under this Agreement or any other Loan Document. By accepting the benefits of the Collateral, each Secured Party that is a party to any such Designated L/C Facility, Designated Hedge Agreement or Cash Management Agreement shall be deemed to have appointed the Administrative Agent to serve as administrative agent, and the Collateral Trustee to serve as collateral trustee, under the Loan Documents and agreed to be bound by the Loan Documents as a Secured party thereunder, subject to the limitations set forth in this paragraph.

9.16 No Fiduciary Duty. Each Agent, each Arranger and each Lender and their respective Affiliates (collectively, solely for purposes of this paragraph, the “Lender Parties”) may have economic interests that conflict with those of the Loan Parties, their stockholders and/or their affiliates. Each Loan Party agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender Parties, on the one hand, and such Loan Party, its stockholders or its affiliates, on the other. The Loan Parties acknowledge and agree that (i) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lender Parties, on the one hand, and the Loan Parties, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender Parties have assumed any advisory or fiduciary responsibility in favor of any Loan Party, its stockholders or its affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender Parties have advised, are currently advising or will advise any Loan Party, its stockholders or its Affiliates on other matters) or any other obligation to any Loan Party except the obligations expressly set forth in the Loan Documents and (y) the Lender Parties are acting solely as principals, and not as the agents or fiduciaries of any Loan Party, its management, stockholders, creditors or any other Person. Each Loan Party acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Each Loan Party agrees that it will not claim that the Lender Parties have rendered advisory services of any nature or respect, or owe a fiduciary or similar duty to such Loan Party, in connection with such transaction or the process leading thereto.

9.17 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”). If any Agent, Issuing Bank or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by an Agent, Issuing Bank or Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

9.18 Intercreditor Agreements. The Administrative Agent and the Collateral Trustee are authorized and directed to, to the extent required or permitted by the terms of the Loan Documents, (x) enter into (i) any Security Document, (ii) the Collateral Trust Agreement, (iii) any other Senior Pari Passu Intercreditor Agreement, (iv) any Senior/Junior Intercreditor Agreement or (v) any other intercreditor, subordination or collateral trust agreement, in each case, contemplated hereunder (including, without limitation, any Intercreditor Agreement or other intercreditor, subordination or collateral trust agreement contemplated by Section 6.6) (each, an “Additional Agreement”) and (y) make or consent to any filings or take any other actions (including directing the Collateral Trustee under the Collateral Trust Agreement) in connection therewith (and any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to, such agreements in connection with the incurrence by any Loan Party of any Indebtedness of such Loan Party that is permitted to be incurred and secured pursuant to Sections 6.2 and 6.3, in order to permit such Indebtedness to be secured by a valid, perfected lien on the Collateral (with such priority as may be designated by such Loan Party, to the extent such priority is permitted by the Loan Documents)), and the parties hereto acknowledge that any Additional Agreement contemplated hereunder, any Security Document, and any consent, filing or other action will be binding upon them. Each of the Lenders (including in its capacity as a Qualified Counterparty) and each of the Secured Parties (a) hereby agrees that it will be bound by and will take no actions contrary to the provisions of any Additional Agreement contemplated hereunder (if entered into) and (b) hereby authorizes and instructs the Administrative Agent and the Collateral Trustee to enter into any Additional Agreement contemplated hereunder or Security Document (and any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to, such agreements in connection with the incurrence by any Loan Party of any Indebtedness of such Loan Party that is permitted to be incurred and secured pursuant to Sections 6.2 and 6.3, in order to permit such Indebtedness to be secured by a valid, perfected lien on the Collateral (with such priority as may be designated by such Loan Party, to the extent such priority is permitted by the Loan Documents)), and to subject the Liens on the Collateral securing the Obligations to the provisions thereof. The Secured Parties agree that in the event of a conflict between the Loan Documents (other than any Additional Agreement) and the Additional Agreement, the Additional Agreement shall control. References in any Loan Document relating to the delivery of collateral to or collateral held by the Administrative Agent (or references of similar effect), shall as applicable be deemed to be references to the Collateral Trustee or such other Person designated by the Administrative Agent to hold the Liens securing the Obligations pursuant to any Additional Agreement, as applicable.

9.19 Conflicts. Except as set forth in Section 9.18 above, in the event of any conflict between the terms of this Agreement and the terms of any other Loan Document, the terms of this Agreement shall control.

9.20 Execution of Assignments and Certain Other Documents The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that, in respect of documents to be signed by entities established within the European Union, the Electronic Signature qualifies as a “qualified electronic signature” within the meaning of the Regulation (EU) n°910/2014 of the European parliament and of the Council of 23 July 2014 on electronic identification and trust services for electronic transaction in the internal market as amended from time to time and provided that nothing herein shall require the Administrative Agent to accept Electronic Signatures in any form or format without its prior written consent.

9.21 Acknowledgment Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Hedge Agreement or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a) In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b) As used in this Section 9.21, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D). (signature pages follow)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

BORROWER:

T-MOBILE USA, INC.

/s/ J. Braxton Carter
Name:	J. Braxton Carter
Title:	Executive Vice President and Chief Financial Officer

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ADMINISTRATIVE AGENT:

DEUTSCHE BANK AG NEW YORK BRANCH

/s/ Michael Strobel
Name:	Michael Strobel
Title:	Vice President

/s/ Alicia Schug
Name:	Alicia Schug
Title:	Vice President

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ISSUING BANK:

BARCLAYS BANK PLC

/s/ Martin Corrigan
Name:	Martin Corrigan
Title:	Vice President

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ISSUING BANK:

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH

/s/ William O’Daly
Name:	William O’Daly
Title:	Authorized Signatory

/s/ D. Andrew Maletta
Name:	D. Andrew Maletta
Title:	Authorized Signatory

[Signature Page – Project Lakes Credit Agreement]

ISSUING BANK:

DEUTSCHE BANK AG NEW YORK BRANCH

/s/ Michael Strobel
Name:	Michael Strobel
Title:	Vice President

/s/ Alicia Schug
Name:	Alicia Schug
Title:	Vice President

[Signature Page – Project Lakes Credit Agreement]

GOLDMAN SACHS BANK USA

/s/ Robert Ehudin
Name:	Robert Ehudin
Title:	Authorized Signatory

ISSUING BANK:

MORGAN STANLEY BANK, N.A.

/s/ Andrew Earls
Name:	Andrew Earls
Title:	Authorized Signatory

ISSUING BANK:

MORGAN STANLEY SENIOR FUNDING, INC.

/s/ Andrew Earls
Name:	Andrew Earls
Title:	Authorized Signatory

[Signature Page – Project Lakes Credit Agreement]

ISSUING BANK:

ROYAL BANK OF CANADA

/s/ Kevin Quan
Name:	Kevin Quan
Title:	Authorized Signatory

[Signature Page – Project Lakes Credit Agreement]

ISSUING BANK:

BNP PARIBAS CORP.

/s/ Christopher Sked
Name:	Christopher Sked
Title:	Managing Director

/s/ Nicole Rodriguez
Name:	Nicole Rodriguez
Title:	Director

[Signature Page – Project Lakes Credit Agreement]

ISSUING BANK:

COMMERZBANK AG, NEW YORK BRANCH

/s/ Mathew Ward
Name:	Mathew Ward
Title:	Director

/s/ Robert Sullivan
Name:	Robert Sullivan
Title: Vice President

[Signature Page – Project Lakes Credit Agreement]

ISSUING BANK:

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK

/s/ Gordon Yip
Name:	Gordon Yip
Title:	Director

/s/ Rose Mary Perez
Name:	Rose Mary Perez
Title:	Director

[Signature Page – Project Lakes Credit Agreement]

ISSUING BANK:

THE TORONTO-DOMINION BANK, NEW YORK BRANCH

/s/ Brian MacFarlane
Name:	Brian MacFarlane
Title:	Authorized Signatory

[Signature Page – Project Lakes Credit Agreement]

ISSUING BANK:

WELLS FARGO BANK, NATIONAL ASSOCIATION

/s/ Monica Trautwein
Name:	Monica Trautwein
Title:	Director

[Signature Page – Project Lakes Credit Agreement]

ISSUING BANK:

BANCO SANTANDER, S.A., NEW YORK BRANCH

/s/ Pablo Urgoiti
Name:	Pablo Urgoiti
Title:	Managing Director

/s/ Rita Walz-Cuccioli
Name:	Rita Walz-Cuccioli
Title:	Executive Director

ISSUING BANK:

SOCIETÉ GENERALE

/s/ Shelley Yu
Name:	Shelley Yu
Title:	Director

[Signature Page – Project Lakes Credit Agreement]

ISSUING BANK:

TRUIST BANK

/s/ Mark Kelley
Name:	Mark Kelley
Title:	Managing Director

[Signature Page – Project Lakes Credit Agreement]

ISSUING BANK:

NATIONAL WESTMINSTER BANK PLC

/s/ Richard Bradbury
Name:	Richard Bradbury
Title:	Director

[Signature Page – Project Lakes Credit Agreement]

ISSUING BANK:

U.S. BANK NATIONAL ASSOCIATION

/s/ Daniel Damon
Name:	Daniel Damon
Title:	Managing Director

[Signature Page – Project Lakes Credit Agreement]

LENDER:

BARCLAYS BANK PLC

/s/ Martin Corrigan
Name:	Martin Corrigan
Title:	Vice President

[Signature Page – Project Lakes Credit Agreement]

LENDER:

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH

/s/ William O’Daly
Name:	William O’Daly
Title:	Authorized Signatory

/s/ D. Andrew Maletta
Name:	D. Andrew Maletta
Title:	Authorized Signatory

[Signature Page – Project Lakes Credit Agreement]

LENDER:

DEUTSCHE BANK AG NEW YORK BRANCH

/s/ Michael Strobel
Name:	Michael Strobel
Title:	Vice President

/s/ Alicia Schug
Name:	Alicia Schug
Title:	Vice President

[Signature Page – Project Lakes Credit Agreement]

GOLDMAN SACHS BANK USA

/s/ Robert Ehudin
Name:	Robert Ehudin
Title:	Authorized Signatory

LENDER:

MORGAN STANLEY BANK, N.A.

/s/ Andrew Earls
Name:	Andrew Earls
Title:	Authorized Signatory

LENDER:

MORGAN STANLEY SENIOR FUNDING, INC.

/s/ Andrew Earls
Name:	Andrew Earls
Title:	Authorized Signatory

[Signature Page – Project Lakes Credit Agreement]

LENDER:

ROYAL BANK OF CANADA

/s/ Charles D. Smith
Name:	Charles D. Smith
Title:	Co-Head, U.S. Leveraged Finance

[Signature Page – Project Lakes Credit Agreement]

LENDER:
BNP PARIBAS CORP.

/s/ Christopher Sked
Name:	Christopher Sked
Title:	Managing Director

/s/ Nicole Rodriguez
Name:	Nicole Rodriguez
Title:	Director

[Signature Page – Project Lakes Credit Agreement]

LENDER:

COMMERZBANK AG, NEW YORK BRANCH

/s/ Mathew Ward
Name:	Mathew Ward
Title:	Director

/s/ Robert Sullivan
Name:	Robert Sullivan
Title:	Vice President

[Signature Page – Project Lakes Credit Agreement]

LENDER:
CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK

/s/ Gordon Yip
Name:	Gordon Yip
Title:	Director

/s/ Rose Mary Perez
Name:	Rose Mary Perez
Title:	Director

[Signature Page – Project Lakes Credit Agreement]

LENDER:

THE TORONTO-DOMINION BANK, NEW YORK BRANCH

/s/ Brian MacFarlane
Name:	Brian MacFarlane
Title:	Authorized Signatory

[Signature Page – Project Lakes Credit Agreement]

LENDER:

WELLS FARGO BANK, NATIONAL ASSOCIATION

/s/ Monica Trautwein
Name:	Monica Trautwein
Title:	Director

[Signature Page – Project Lakes Credit Agreement]

LENDER:

BANCO SANTANDER, S.A., NEW YORK BRANCH

/s/ Pablo Urgoiti
Name:	Pablo Urgoiti
Title:	Managing Director

/s/ Rita Walz-Cuccioli
Name:	Rita Walz-Cuccioli
Title:	Executive Director

LENDER:

SOCIETÉ GENERALE

/s/ Shelley Yu
Name:	Shelley Yu
Title:	Director

[Signature Page – Project Lakes Credit Agreement]

LENDER:

TRUIST BANK

/s/ Mark Kelley
Name:	Mark Kelley
Title:	Managing Director

[Signature Page – Project Lakes Credit Agreement]

REVOLVING CREDIT LENDER:

NATIONAL WESTMINSTER BANK PLC

/s/ Richard Bradbury
Name:	Richard Bradbury
Title:	Director

[Signature Page – Project Lakes Credit Agreement]

TERM LENDER:

NATWEST MARKETS PLC

/s/ Richard Bradbury
Name:	Richard Bradbury
Title:	Director

[Signature Page – Project Lakes Credit Agreement]

LENDER:

U.S. BANK NATIONAL ASSOCIATION

/s/ Daniel Damon
Name:	Daniel Damon
Title:	Managing Director

[Signature Page – Project Lakes Credit Agreement]